As filed with the Securities and Exchange Commission on September 9, 2008

Registration Statement No. 333-152151

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE
AMENDMENT NO. 3
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CENTRAL VALLEY COMMUNITY BANCORP
(Exact Name of Registrant as Specified in its Charter)

California	6022	77-0539125
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7100 N. Financial Drive, Suite 101
Fresno, California 93720
(559) 298-1775
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Daniel J. Doyle
President and Chief Executive Officer
Central Valley Community Bancorp
7100 N. Financial Drive, Suite 101
Fresno, California 93720
(559) 298-1775 / Fax: (559) 323-3310
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Bruce F. Dravis, Esq. James K. Dyer, Jr., Esq. Downey Brand LLP 555 Capitol Mall, 10th Floor Sacramento, California 95814 Tel: (916) 444-1000 Fax: (916) 444-2100	Glenn T. Dodd, Esq. Joseph G. Mason, Esq. Dodd•Mason•George LLP 1740 Technology Drive, Suite 205 San Jose, CA 95110 Tel: (408) 452-1476 Fax: (408) 452-1487

          Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the Merger described in the Proxy statement-prospectus.

          If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Calculation of Registration Fee

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common stock, no par value	1,628,685(1)	$12,856,685	$506

(1)
Represents an estimate of the maximum number of shares of Central Valley Community Bancorp common stock to be issuable upon consummation of the merger as described herein.

(2)
Calculated in accordance with Rule 457(c) and Rule 457(f) under the Securities Act by multiplying the number of securities of Service 1st Bancorp to be received by Central Valley Community Bancorp by $6.50 (the average of the high and low bid prices) for Service 1st Bancorp common stock, as reported on the OTC Bulletin Board on September 4, 2008, and then subtracting the approximate minimum amount of cash to be paid by Central Valley Community Bancorp.

          The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement becomes effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Proxy statement-prospectus

Shareholders' Special Meeting

For each of:

Central Valley Community Bancorp 7100 N. Financial Drive, Suite 101 Fresno, California 93720 (559) 298-1775	Service 1st Bancorp 60 W. 10th Street Tracy, California 95376 (209) 830-6995

        The Board of Directors of each of Central Valley Community Bancorp and Service 1st Bancorp have scheduled a shareholders' special meeting for each company for the purpose of approving a merger transaction. Members of the Board of Directors of each company have agreed to vote their shares in favor of the merger. The merger will result in Service 1st Bancorp being merged with and into Central Valley Community Bancorp. In connection with the merger, Service 1st Bank, the wholly owned subsidiary of Service 1st Bancorp, will merge with and into Central Valley Community Bank, the wholly owned subsidiary of Central Valley Community Bancorp.

        Service 1st Bancorp and Central Valley Community Bancorp entered into a merger agreement on May 28, 2008. A copy of that agreement, as amended, is attached as Appendix A to this proxy statement-prospectus.

        The Board of Directors of Service 1st Bancorp unanimously recommends that you vote "FOR" the merger. The Board of Directors of Central Valley Community Bancorp unanimously recommends that you vote "FOR" the merger.

        Under the merger agreement, Central Valley Community Bancorp shall pay merger consideration to shareholders of Service 1st Bancorp consisting of 0.681818 of a share of Central Valley Community Bancorp common stock (the "Per Share Common Stock Component") and cash (the "Per Share Cash Component") for each share of Service 1st Bancorp common stock. The Per Share Cash Component shall consist of (a) approximately $1.17, which shall be paid immediately in connection with the consummation of the merger, and (b) approximately $1.33, which shall be deposited into an escrow account (the "Escrow Fund") to indemnify Central Valley Community Bancorp and Central Valley Community Bank from and against certain litigation and credit-related costs, losses and other damages in connection with a loan participation agreement. After payments, if any, are made from the Escrow Fund in connection with the resolution of such litigation and credit-related matters, Service 1st Bancorp shareholders shall receive the remaining balance of the Per Share Cash Component from the Escrow Fund. The aggregate Per Share Cash Component is subject to reduction for payments for any dissenting shares, with the Per Share Cash Component and Per Share Common Stock Component payable to non-dissenting shareholders to be adjusted proportionately to account for such dissenting shares. Any adjustment for dissenting shares will not result in an increase in the total number of shares of Central Valley Community Bancorp shares issued as merger consideration. See the section of the proxy statement-prospectus entitled "The Merger—Calculation of Consideration to be Paid to Service 1st Bancorp Shareholders."

        Central Valley Community Bancorp will issue an aggregate of 1,628,685 shares of common stock to Service 1st Bancorp shareholders in the merger, and will pay cash merger consideration aggregating approximately $5,971,847, subject to the adjustment discussed above. Based on the closing sales price of Central Valley Community Bancorp common stock of $10.29 per share on May 27, 2008, the aggregate value of the Per Share Common Stock Component would be $16,759,171.

        In limited circumstances, changes in the stock price of Central Valley Community Bancorp common stock that vary materially from the performance of the NASDAQ Bank Index could permit either Central Valley Community Bancorp or Service 1st Bancorp to terminate the merger agreement, unless the other party elects to adjust the merger consideration and continue the transaction as described below. Any such adjustment to the merger consideration by either party would occur after the respective shareholders' meetings approving the merger.

        Service 1st Bancorp has the right to nullify termination of the merger agreement by Central Valley Community Bancorp within 2 days of receipt of termination notice by accepting the "Service 1st Adjusted Per Share Merger Consideration" which shall equal no more than the greater of (i) $10.49 or (ii) the sum of (a) the product of $6.95 multiplied by the Index Change Ratio, plus (b) the Per Share Cash Component. The Index Change Ratio means the ratio of the average 20-day NASDAQ Bank Index trading price at the Determination Date, divided by the 20-day NASDAQ Bank Index trading price ending on May 23, 2008. The Determination Date means the date that is the later of ten days before the closing date or the date on which Service 1st Bancorp shareholders approve the merger.

        The Service 1st Adjusted Per Share Merger Consideration can be effected by a decrease in the Per Share Cash Component, the Per Share Stock Component or a combination of the Per Share Cash Component and the Per Share Stock Component, at Service 1st Bancorp's discretion; provided, however, that any such adjustment shall not result in the payment of an aggregate amount of cash that would prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        Central Valley Community Bancorp has the right to nullify termination of the merger agreement by Service 1st Bancorp within 2 days of receipt of termination notice by accepting the obligation to pay to Service 1st Bancorp shareholders the "Central Valley Adjusted Per Share Merger Consideration" which shall equal no less than the lesser of (i) $8.41 or (ii) the sum of (a) the product of $6.95 multiplied by the Index Change Ratio, plus (b) the Per Share Cash Component. The Central Valley Adjusted Per Share Merger Consideration can be effected by an increase in the Per Share Cash Component, the Per Share Stock Component or a combination of the Per Share Cash Component and the Per Share Stock Component, at Central Valley Community Bancorp's discretion; provided, however, that any such adjustment shall not result in the payment of an aggregate amount of cash that would prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. See the section of the proxy statement-prospectus entitled "The Merger Agreement—Termination and Remedies."

        Central Valley Community Bancorp's common stock is quoted on the NASDAQ Capital Market, under the symbol "CVCY." Market makers for Service 1st Bancorp common stock sometimes trade such shares on the OTC Bulletin Board under the symbol "SVCF."

        Please read the section entitled "Risk Factors" beginning on page 13 for a discussion of certain factors that you should consider when deciding on how to vote on the merger.

        This proxy statement-prospectus is dated September 9, 2008 and is first being mailed to shareholders on or about September 10, 2008.

        Neither the Securities and Exchange Commission, or SEC, nor any state securities regulators have approved either the merger described in this proxy statement-prospectus or the Central Valley Community Bancorp common stock to be issued in the merger, nor have they determined if this proxy statement-prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

        The shares of Central Valley Community Bancorp common stock offered through this proxy statement-prospectus are not deposits and are not insured by the Federal Deposit Insurance Corporation. Central Valley Community Bancorp and Service 1st Bancorp do not guarantee the investment value of the transaction described in this proxy statement-prospectus.

        The information contained in this proxy statement-prospectus speaks only as of its date unless the information specifically indicates that another date applies. The information contained in this proxy statement-prospectus regarding Service 1st Bancorp has been furnished by Service 1st Bancorp, and the information contained in this proxy statement-prospectus regarding Central Valley Community Bancorp has been furnished by Central Valley Community Bancorp.

SERVICE 1st BANCORP
60 W. 10th Street,
Tracy, California 95376
(209) 830-6995

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
October 10, 2008

To:
The Shareholders of
Service 1st Bancorp

        Notice is hereby given that, pursuant to its Bylaws and the call of its Board of Directors, the special meeting of shareholders of Service 1st Bancorp will be held at Service 1st Bank's branch office located at 1901 W. Kettleman Lane, Suite 100, Lodi, California, on Friday, October 10, 2008 at 7:00 p.m., for the purpose of considering and voting upon the following matters:

  1.
  Approval of the Merger Agreement.    To approve the principal terms of the Reorganization Agreement and Plan of Merger dated May 28, 2008 by and among Central Valley Community Bancorp, Service 1st Bancorp, Central Valley Community Bank and Service 1st Bank, as amended, attached as Appendix A to the proxy statement-prospectus, providing for the merger of Service 1st Bancorp with and into Central Valley Community Bancorp, the merger of Service 1st Bank with and into Central Valley Community Bank, and the transactions contemplated by the merger agreement.

  2.
  Transaction of Other Business.    To transact such other business as may properly come before the special meeting and any proposal to adjourn or postpone the special meeting.

        The merger is more fully described in the enclosed proxy statement-prospectus and in the merger agreement.

        The Board of Directors has fixed the close of business on September 2, 2008 as the record date for determination of shareholders entitled to notice of, and the right to vote at, the special meeting of shareholders.

        The affirmative vote of shareholders holding at least a majority of the outstanding shares of Service 1st Bancorp common stock is required to approve the merger agreement as amended and related transactions. The directors of Service 1st Bancorp are parties to a shareholder agreement under which they have agreed to vote their shares in favor of the merger. Their aggregate shareholdings represent approximately 19% of the outstanding shares. You are urged to vote in favor of the principal terms of the merger agreement as amended and the transactions contemplated by the merger agreement, including the merger, by signing and returning the enclosed proxy as promptly as possible, whether or not you plan to attend the special meeting of shareholders in person. If you submit a proxy and then decide to attend the special meeting in person, you need not vote at the special meeting unless you wish to change your proxy voting instructions. The proxy may be revoked at any time prior to its exercise.

By Order of the Board of Directors
Dated: September 9, 2008	Corporate Secretary

Central Valley Community Bancorp
7100 N. Financial Drive, Suite 101
Fresno, California 93720

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
October 10, 2008

To:
The Shareholders of
Central Valley Community Bancorp

        Notice is hereby given that, pursuant to its Bylaws and the call of its Board of Directors, the special meeting of shareholders of Central Valley Community Bancorp will be held at Central Valley Community Bancorp's head office located at 7100 N. Financial Drive, Suite 101, Fresno, California 93720, on Friday, October 10, 2008 at 10:00 a.m., for the purpose of considering and voting upon the following matters:

  1.
  Approval of the Merger Agreement To approve the principal terms of the Reorganization Agreement and Plan of Merger dated May 28, 2008 by and among Central Valley Community Bancorp, Service 1st Bancorp, Central Valley Community Bank and Service 1st Bank, as amended, attached as Appendix A to the proxy statement-prospectus, providing for the merger of Service 1st Bancorp with and into Central Valley Community Bancorp, the merger of Service 1st Bank with and into Central Valley Community Bank, and the transactions contemplated by the merger agreement.

  2.
  Transaction of Other Business.    To transact such other business as may properly come before the special meeting and any proposal to adjourn or postpone the special meeting.

        The merger is more fully described in the enclosed proxy statement-prospectus and in the merger agreement.

        The Board of Directors has fixed the close of business on September 2, 2008 as the record date for determination of shareholders entitled to notice of, and the right to vote at, the special meeting of shareholders.

        The affirmative vote of shareholders holding at least a majority of the outstanding shares of Central Valley Community Bancorp common stock is required to approve the merger agreement as amended, and related transactions. The directors of Central Valley Community Bancorp are parties to a shareholder agreement under which they have agreed to vote their shares in favor of the merger. Their aggregate shareholdings represent approximately 33% of the outstanding shares. You are urged to vote in favor of the principal terms of the merger agreement, as amended, and the transactions contemplated by the merger agreement, including the merger, by signing and returning the enclosed proxy as promptly as possible, whether or not you plan to attend the special meeting of shareholders in person. If you submit a proxy and then decide to attend the special meeting in person, you need not vote at the special meeting unless you wish to change your proxy voting instructions. The proxy may be revoked at any time prior to its exercise.

By Order of the Board of Directors
Dated: September 9, 2008	Corporate Secretary

References to Additional Information

        This document incorporates important business and financial information about Central Valley Community Bancorp, Central Valley Community Bank, Service 1st Bancorp and Service 1st Bank from documents that are not included in or delivered with this document. This information is available to you without charge upon written or oral request. You can obtain documents relating to Central Valley Community Bancorp and Central Valley Community Bank that are incorporated by reference in this document but not otherwise accompanying this document through the website of the SEC at www.sec.gov or by requesting them in writing or by telephone from Central Valley Community Bancorp as follows:

Central Valley Community Bancorp
7100 N. Financial Drive, Suite 101
Fresno, California 93720
Attention: David Kinross
559-298-1775

        You will not be charged for any of these documents that you request. If you would like to request documents, please do so by September 30, 2008 in order to receive them before the special meeting.

        You can obtain documents relating to Service 1st Bancorp and Service 1st Bank that are incorporated by reference in this document but not otherwise accompanying this document through the website of the SEC at www.sec.gov or by requesting them in writing or by telephone from Service 1st Bancorp as follows:

Service 1st Bancorp
60 W. 10th Street,
Tracy, California 95376
Attention: Bryan Hyzdu
(209)-333-5018

        You will not be charged for any of these documents that you request. If you would like to request documents, please do so by September 30, 2008 in order to receive them before the special meeting.

        All website addresses given in this document are for information only and are not intended to be an active link or to incorporate any website information into this document.

        Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this document.

i

List of Appendices

Reorganization Agreement and Plan of Merger dated May 28, 2008 by and among Central Valley Community Bancorp, Service 1st Bancorp, Central Valley Community Bank and Service 1st Bank, as amended (without Exhibits)	Appendix A
Excerpt from Chapter 13 of the California Corporations Code	Appendix B
Fairness Opinion of Sandler O'Neill & Partners, L.P.	Appendix C
Fairness Opinion of Keefe, Bruyette & Woods, Inc.	Appendix D

Questions and Answers About the Merger

        This question and answer summary highlights selected information contained in other sections of this proxy statement-prospectus. To understand the merger more fully, you should carefully read this entire proxy statement-prospectus, including all appendices and financial statements.

Q:    Why am I receiving these materials?

A:    We are sending you these materials to help you decide how to vote your shares of Central Valley Community Bancorp or Service 1st Bancorp common stock with respect to their proposed merger.

        The merger cannot be completed unless Central Valley Community Bancorp shareholders approve the merger and the Service 1st Bancorp shareholders approve the merger. Each of Central Valley Community Bancorp and Service 1st Bancorp is holding its special meeting of shareholders to vote on the proposals necessary to complete the merger. Information about these special meetings, the merger and the other business to be considered by shareholders is contained in this proxy statement-prospectus.

        We are delivering this document to you as both a joint proxy statement of Central Valley Community Bancorp and Service 1st Bancorp and a prospectus of Central Valley Community Bancorp. It is a joint proxy statement because each of our boards of directors is soliciting proxies from its shareholders. It is a prospectus because Service 1st Bancorp shareholders will receive shares of Central Valley Community Bancorp common stock in exchange for their Service 1st Bancorp common stock in the merger.

Q:    What will Service 1st Bancorp shareholders receive in the merger?

A:    Under the merger agreement, Central Valley Community Bancorp shall pay merger consideration to shareholders of Service 1st Bancorp consisting of 0.681818 of a share of Central Valley Community Bancorp common stock (the "Per Share Common Stock Component") and cash (the "Per Share Cash Component") for each share of Service 1st Bancorp common stock. The Per Share Cash Component shall consist of (a) approximately $1.17, which shall be paid immediately in connection with the consummation of the merger, and (b) approximately $1.33, which shall be deposited into an escrow account (the "Escrow Fund") to indemnify Central Valley Community Bancorp and Central Valley Community Bank from and against certain litigation and credit-related costs, losses and other damages in connection with a loan participation agreement. After payments, if any, are made from the Escrow Fund in connection with the resolution of such litigation and credit-related matters, Service 1st Bancorp shareholders shall receive the remaining balance of the Per Share Cash Component from the Escrow Fund. The aggregate Per Share Cash Component is subject to reduction for payments for any dissenting shares, with the Per Share Cash Component and Per Share Common Stock Component payable to non-dissenting shareholders to be adjusted proportionately to account for such dissenting shares. Any adjustment for dissenting shares will not result in an increase in the total number of shares of Central Valley Community Bancorp shares issued as merger consideration. See the section of the proxy statement-prospectus entitled "The Merger—Calculation of Consideration to be Paid to Service 1st Bancorp Shareholders."

        Central Valley Community Bancorp will issue an aggregate of 1,628,685 shares of common stock to Service 1st Bancorp shareholders in the merger. The aggregate Per Share Cash Component of the merger consideration is approximately $5,971,847.

        In limited circumstances, changes in the stock price of Central Valley Community Bancorp common stock that vary materially from the performance of the NASDAQ Bank Index could permit either Central Valley Community Bancorp or Service 1st Bancorp to terminate the merger agreement, unless the other party elects to adjust the merger consideration and continue the transaction. See the section of the proxy statement-prospectus entitled "The Merger Agreement—Termination and Remedies."

        The shareholders of Central Valley Community Bancorp will continue to own their existing shares, which will not be affected by the merger.

Q:    When do Central Valley Community Bancorp and Service 1st Bancorp expect to complete the merger?

A:    Central Valley Community Bancorp and Service 1st Bancorp expect to complete the merger after all conditions to the merger in the merger agreement are satisfied or waived, including after shareholder approvals are received at the special meetings of Central Valley Community Bancorp and Service 1st Bancorp and all required regulatory approvals are received. Central Valley Community Bancorp and Service 1st Bancorp currently expect to complete the merger during the third quarter of 2008. However, it is possible that factors outside of either company's control could require Central Valley Community Bancorp and Service 1st Bancorp to complete the merger at a later time or not to complete it at all.

Q:    How do the boards of directors of Central Valley Community Bancorp and Service 1st Bancorp recommend that I vote?

A:    The Central Valley Community Bancorp board of directors unanimously recommends that holders of Central Valley Community Bancorp common stock vote FOR the proposal to approve the merger.

        The Service 1st Bancorp board of directors unanimously recommends that Service 1st Bancorp shareholders vote FOR the proposal to approve the merger.

Q:    What do I need to do now?

A:    After carefully reading and considering the information contained in this proxy statement-prospectus, please vote your shares as soon as possible so that your shares will be represented at your respective company's special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker, bank or other nominee.

Q:    How do I vote?

A:    You may vote before your company's special meeting by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, or you may cast your vote in person at your company's special meeting.

        If your shares are held in "street name" through a broker, bank or other nominee, that entity will send you separate instructions describing the procedure for voting your shares. "Street name" shareholders who wish to vote at the special meeting will need to obtain a proxy form from the entity that holds their shares.

Q:    When and where are the Central Valley Community Bancorp and Service 1st Bancorp special meetings of shareholders?

A:    The special meeting of Central Valley Community Bancorp shareholders will be held at 7100 N. Financial Drive, Suite 101, Fresno, California on October 10, 2008 at 10:00 a.m., local time. Subject to space availability, all shareholders as of the record date, or their duly appointed proxies, may attend the special meeting. Seating is limited and will be on a first-come, first-served basis. Registration and seating will begin at 9:30 a.m., local time.

        The special meeting of Service 1st Bancorp shareholders will be held at 1901 W. Kettleman Lane, Suite 100, Lodi, California on October 10, 2008 at 7:00 p.m., local time. Subject to space availability, all shareholders as of the record date, or their duly appointed proxies, may attend the special meeting. Seating is limited and will be on a first-come, first-served basis. Registration and seating will begin at 6:30 p.m. local time.

Q:    If my shares are held in "street name" by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:    Your broker, bank or other nominee does not have authority to vote on the proposed merger. Your broker, bank or other nominee will vote your shares held by it in "street name" with respect to these matters ONLY if you provide instructions to it on how to vote. You should follow the directions your broker, bank or other nominee provides.

Q:    What constitutes a quorum?

        Shareholders who hold a majority in voting power of the Central Valley Community Bancorp common stock issued and outstanding as of the close of business on the record date and who are entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the Central Valley Community Bancorp special meeting.

        Shareholders who hold a majority in voting power of the Service 1st Bancorp common stock issued and outstanding as of the close of business on the record date and who are entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the Service 1st Bancorp special meeting.

Q:    What vote is required to approve each proposal?

A:    For Central Valley Community Bancorp Shareholders:

        The affirmative vote of a majority of the outstanding shares of Central Valley Community Bancorp common stock is required to approve the merger.

        For Service 1st Bancorp Shareholders:

        The affirmative vote of a majority of the outstanding shares of Service 1st Bancorp common stock is required to approve the merger.

Q:    What if I do not vote on the merger?

A:    If you are a Central Valley Community Bancorp shareholder and you fail to vote or fail to instruct your broker, bank or other nominee how to vote on the merger, it will have the same effect as a vote against the merger. If you respond with an "abstain" vote, your proxy will have the same effect as a vote against the merger. If you submit a proxy but do not indicate how you want to vote on the merger, your proxy will be counted as a vote in favor of the merger in accordance with the recommendation of the Central Valley Community Bancorp Board of Directors.

        If you are a Service 1st Bancorp shareholder and you fail to vote or fail to instruct your broker, bank or other nominee how to vote on the merger, it will have the same effect as a vote against the merger. If you respond with an "abstain" vote on the merger, your proxy will have the same effect as a vote against the merger. If you submit a proxy but do not indicate how you want to vote on the merger, your proxy will be counted as a vote in favor of the merger in accordance with the recommendation of the Service 1st Bancorp Board of Directors.

Q:    What if I hold shares in both Central Valley Community Bancorp and Service 1st Bancorp?

A.    If you are a shareholder of both Central Valley Community Bancorp and Service 1st Bancorp, you will receive two separate packages of proxy materials. A vote as a Central Valley Community Bancorp shareholder approving the merger will not constitute a vote as an Service 1st Bancorp shareholder for the merger, or vice versa. Therefore, please sign, date and return all proxy cards that you receive, whether from Central Valley Community Bancorp or Service 1st Bancorp.

Q:    May I change my vote after I have delivered my proxy or voting instruction card?

A:    Yes. You may change your vote at any time before your proxy is voted at the applicable special meeting. You may do this:

  •
  by sending a notice of revocation to the corporate secretary of Central Valley Community Bancorp or Service 1st Bancorp, as applicable;

  •
  by sending a completed proxy card bearing a later date than your original proxy card; or

  •
  by attending the applicable special meeting and voting in person. Your attendance alone will not revoke any proxy.

        If you choose either of the first two methods, you must take the described action no later than the beginning of the applicable special meeting.

        If your shares are held in an account at a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Q:    What are the material United States federal income tax consequences of the merger?

A:    Central Valley Community Bancorp and Service 1st Bancorp intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, for United States federal income tax purposes. Accordingly, a holder of Service 1st Bancorp common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of the holder's shares of Service 1st Bancorp common stock for the shares of Central Valley Community Bancorp common stock pursuant to the merger. For a taxpayer recognizing gain as a result of the merger, the aggregate $2.50 Per Share Cash Component of the merger consideration (including the fair market value of the future distributions of approximately $1.33 per share to be deposited into the Escrow Fund) is expected to be taxed at the shareholder's applicable capital gains tax rate, even though the cash portion that is in escrow will not be immediately distributed. In addition, a Service 1st Bancorp shareholder will recognize a gain or loss with respect to any cash received in lieu of a fractional share of Central Valley Community Bancorp common stock.

        Please review the various factors that can affect the merger consideration discussed in the sections of the attached proxy statement-prospectus entitled "The Merger—Calculation of Consideration to be Paid to Service 1st Bancorp Shareholders" and "The Merger—Certain Federal Income Tax Consequences."

Q:    Should I send in my common stock certificates now?

A:    No. Please do not send your common stock certificates with your proxy card.

        If you are a holder of Service 1st Bancorp common stock, you will receive written instructions from the exchange agent after the merger is completed on how to exchange your common stock certificates for Central Valley Community Bancorp common stock. Central Valley Community Bancorp shareholders will not be exchanging their common stock certificates in connection with the merger.

Accordingly, Central Valley Community Bancorp shareholders holding common stock certificates should keep their common stock certificates both now and after the merger is completed.

Q:    Why are Central Valley Community Bancorp and Service 1st Bancorp merging?

A:    Management of Central Valley Community Bancorp and Service 1st Bancorp believe that:

  •
  their respective shareholders will benefit from the merger because the business potential for the combined companies exceeds what each company could individually accomplish

  •
  their similar and complementary financial products and services in the Central Valley of California market will contribute to enhanced future performance, as well as providing a larger shareholder base

  •
  a larger shareholder base will increase shareholder liquidity and provide for increased shareholder value

        Please read the section entitled "The Merger—Background and Reasons for the Merger; Recommendation of the Board of Directors" for additional information.

Q:    How do the directors of Central Valley Community Bancorp and Service 1st Bancorp plan to vote?

A:    All of Central Valley Community Bancorp's directors have agreed to vote their shares in favor of the merger. Central Valley Community Bancorp's directors collectively hold, as of the record date for the special meeting, 1,976,535 shares, or approximately 33%, of Central Valley Community Bancorp common stock eligible to vote. As of the record date, the directors and executive officers of Central Valley Community Bancorp and their affiliates owned and were entitled to vote 2,017,051 shares of Central Valley Community Bancorp common stock, or approximately 34% of the shares outstanding on that date.

        All of Service 1st Bancorp's directors have agreed to vote their shares in favor of the merger. Service 1st Bancorp's directors collectively hold, as of the record date for the shareholders' special meeting, 447,813 shares, or approximately 19%, of Service 1st Bancorp common stock eligible to vote. As of the record date, the directors and executive officers of Service 1st Bancorp and their affiliates owned and were entitled to vote 477,877 shares of Service 1st Bancorp common stock, or approximately 20% of the shares outstanding on that date.

Q:    What regulatory approvals are required to complete the merger?

A:    In order to complete the merger, Central Valley Community Bancorp must notify the Board of Governors of the Federal Reserve System and, unless notified otherwise by the Board of Governors of the Federal Reserve System within ten days following such notice, the prior written approval of the merger from the Board of Governors of the Federal Reserve System is not required. In addition, the acquisition of Service 1st Bank is subject to the receipt of prior approval from the Federal Deposit Insurance Corporation and the California Department of Financial Institutions. Applications for prior approval of the bank merger by the Federal Deposit Insurance Corporation and the California Department of Financial Institutions were filed by Central Valley Community Bancorp on July 2, 2008. The application for approval of the bank merger by the California Department of Financial Institutions was approved on August 6, 2008. The Federal Deposit Insurance Corporation application was approved on September 5, 2008. Notice to the Board of Governors of the Federal Reserve System was transmitted on August 21, 2008.

Q:    What do I do if I do not agree with the merger? Do I have appraisal or dissenter's rights?

A:    If you are a shareholder in either company and do not agree with the merger, vote against the merger, and take certain other actions required by California law, you will have dissenter's rights under

California law. Exercise of these rights will result in the purchase of your shares at "fair market value," as determined in accordance with California law. Please read the section entitled "The Merger—Dissenters' Rights of Central Valley Community Bancorp and Service 1st Bancorp Shareholders" and Appendix B for additional information.

Q:    Has Service 1st Bancorp obtained a fairness opinion with respect to the merger?

A:    Yes. Service 1st Bancorp retained Sandler O'Neill & Partners, L.P. ("Sandler O'Neill"), a nationally recognized investment banking firm whose principal business specialty is financial institutions, to act as its financial advisor. Sandler O'Neill delivered its opinion dated May 28, 2008, to the board of directors of Service 1st Bancorp that, subject to certain assumptions, limitations and qualifications stated therein, the merger consideration to be received by Service 1st Bancorp shareholders was fair to Service 1st Bancorp shareholders from a financial point of view. Sandler O'Neill has updated its fairness opinion as of the date of this proxy statement-prospectus, and a copy of the updated opinion is attached to this proxy statement-prospectus as Appendix C. Sandler O'Neill will receive a transaction fee, plus expenses, in connection with its issuance of the fairness opinion and other related financial services rendered. See "The Merger—Opinion of Service 1st Bancorp Financial Advisor."

Q:    Has Central Valley Community Bancorp obtained a fairness opinion with respect to the merger?

A:    Yes. Central Valley Community Bancorp retained Keefe, Bruyette & Woods, Inc. ("KBW"), a nationally recognized investment banking firm whose principal business specialty is financial institutions, to act as its financial advisor. KBW delivered its opinion dated May 28, 2008, to the board of directors of Central Valley Community Bancorp that, subject to certain assumptions, limitations and qualifications stated therein, the consideration to be paid for Service 1st Bancorp shareholders was fair to Central Valley Community Bancorp shareholders from a financial point of view. KBW has updated its fairness opinion as of the date of this proxy statement-prospectus, and a copy of the updated opinion is attached to this proxy statement-prospectus as Appendix D. KBW will receive a transaction fee, plus expenses, in connection with its issuance of the fairness opinion and other related financial services rendered. See "The Merger—Opinion of Central Valley Community Bancorp's Financial Advisor."

Q:    Whom should I contact with questions or to obtain additional copies of this document?

A:	Central Valley Community Bancorp 7100 N. Financial Drive, Suite 101 Fresno, California 93720 Attn: Cathy Ponte (559) 298-1775	Service 1st Bancorp 60 W. 10th Street Tracy, CA 95376 Attn: Bryan Hyzdu (209) 333-5018

Summary

        This summary highlights selected information contained in this joint proxy statement-prospectus, referred to as this proxy statement-prospectus, and does not contain all the information that may be important to you. Central Valley Community Bancorp and Service 1st Bancorp urge you to read carefully this proxy statement-prospectus in its entirety, including the Appendices. Unless stated otherwise, all references in this proxy statement-prospectus to the merger agreement refer to the Reorganization Agreement and Plan of Merger dated May 28, 2008 by and among Central Valley Community Bancorp, Service 1st Bancorp, Central Valley Community Bank and Service 1st Bank, as amended, a copy of which is attached as Appendix A to this proxy statement-prospectus.

General

        This proxy statement-prospectus relates to the proposed merger of Service 1st Bancorp with and into Central Valley Community Bancorp. Service 1st Bancorp and Central Valley Community Bancorp believe that the merger will create opportunities to apply their similar community banking philosophies to realize enhanced revenues through asset growth and market penetration.

Parties to the Merger

  Central Valley Community Bancorp

  Central Valley Community Bancorp
  7100 N. Financial Drive, Suite 101
  Fresno, California 93720
  (559) 298-1775

        Central Valley Community Bancorp is a bank holding company headquartered in Fresno, California. Central Valley Community Bancorp has one subsidiary bank, Central Valley Community Bank. Through its subsidiary, Central Valley Community Bancorp serves the California communities in Fresno County, Madera County and the Sacramento area. Central Valley Community Bank also operates a loan production office in Modesto, California.

        Please read the section on page 87 entitled "Information Regarding Central Valley Community Bancorp" for additional information.

  Service 1st Bancorp

  Service 1st Bancorp
  60 W. 10th Street,
  Tracy, California 95376
  (209) 830-6995

        Service 1st Bancorp is a bank holding company headquartered in Tracy, California. Service 1st Bancorp has one subsidiary bank, Service 1st Bank, and one consulting services company, Charter Services Group, Inc. Through its subsidiaries, Service 1st Bancorp serves the California communities in the San Joaquin County area.

        Please read the section on page 88 entitled "Information Regarding Service 1st Bancorp" for additional information.

The Merger Agreement

        A copy of the merger agreement, as amended, is attached as Appendix A to this proxy statement-prospectus. Central Valley Community Bancorp and Service 1st Bancorp encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see "The Merger Agreement" beginning on page 78.

What Service 1st Bancorp Shareholders Will Receive in the Merger

        Under the merger agreement, Central Valley Community Bancorp shall pay merger consideration to shareholders of Service 1st Bancorp consisting of the Per Share Common Stock Component and the Per Share Cash Component for each share of Service 1st Bancorp common stock. Together, the Per Share Common Stock Component and the Per Share Cash Component constitute the "Per Share Merger Consideration." The Per Share Cash Component shall consist of (a) approximately $1.17, which shall be paid immediately in connection with the consummation of the merger, and (b) approximately $1.33, which shall be deposited into the Escrow Fund to indemnify Central Valley Community Bancorp and Central Valley Community Bank from and against certain litigation and credit-related costs, losses and other damages in connection with a loan participation agreement. After payments, if any, are made from the Escrow Fund in connection with the resolution of such litigation and credit-related matters, Service 1st Bancorp shareholders shall receive the remaining balance of the Per Share Cash Component from the Escrow Fund. The aggregate Per Share Cash Component is subject to reduction for payments for any dissenting shares, with the Per Share Cash Component and Per Share Common Stock Component payable to non-dissenting shareholders to be adjusted proportionately to account for such dissenting shares. Any adjustment for dissenting shares will not result in an increase in the total number of shares of Central Valley Community Bancorp shares issued as merger consideration. See the section of the proxy statement-prospectus entitled "The Merger—Calculation of Consideration to be Paid to Service 1st Bancorp Shareholders."

        Holders of Service 1st Bancorp common stock will not receive any fractional shares of Central Valley Community Bancorp common stock in the merger. Instead, the total number of shares that each holder of Service 1st Bancorp common stock will receive in the merger will be rounded down to the nearest whole number, and Central Valley Community Bancorp will pay cash for any resulting fractional share that a Service 1st Bancorp shareholder otherwise would be entitled to receive. The amount of cash payable for a fractional share of Central Valley Community Bancorp common stock will be determined by multiplying the fraction by the average closing price for Central Valley Community Bancorp common stock on The NASDAQ Capital Market during a consecutive twenty trading day period prior to the date that is the later of ten days before the closing date or the date on which Service 1st Bancorp shareholders approve the merger.

        Central Valley Community Bancorp will issue an aggregate of 1,628,685 shares of common stock to Service 1st Bancorp shareholders in the merger. The aggregate Per Share Cash Component of the merger consideration is approximately $5,971,847.

        In limited circumstances, changes in the stock price of Central Valley Community Bancorp common stock that vary materially from the performance of the NASDAQ Bank Index could permit either Central Valley Community Bancorp or Service 1st Bancorp to terminate the merger agreement, unless the other party elects to adjust the merger consideration and continue the transaction. Any such adjustment to the merger consideration by either party would occur after the respective shareholders' meetings approving the merger. See the section of the proxy statement-prospectus entitled "The Merger Agreement—Termination and Remedies."

        The merger agreement provides for adjustments to the exchange ratio to reflect the effect of any common stock split, common stock dividend, reverse common stock split, reclassification, recapitalization or other similar transaction with respect to Central Valley Community Bancorp common stock or Service 1st Bancorp common stock that occurs prior to the effective date of the merger.

        For a more complete description of the merger consideration, see "The Merger—Calculation of Consideration to be Paid to Service 1st Bancorp Shareholders" beginning on page 41.

Treatment of Service 1st Bancorp Common Stock Options

        All outstanding Service 1st Bancorp common stock options will become fully vested prior to the effective time of the merger, and Service 1st Bancorp shall purchase each outstanding and unexercised common stock option for an amount equal to the Per Share Merger Consideration less the exercise price in respect of each such common stock option, with a portion of such purchase price to be paid into and subject to the Escrow Fund. For purposes of purchasing the Service 1st Bancorp common stock options, the Per Share Common Stock Component will be valued at the average of the daily closing prices of Central Valley Community Bancorp common stock on the twenty (20) consecutive trading days ending on and including the date that is the later of (a) the date that is ten (10) business days before the closing date of the merger and (b) the date immediately following the date of approval of the merger by Service 1st Bancorp shareholders at the Service 1st Bancorp shareholders' meeting. The portion of the option purchase price that will be paid into and subject to the Escrow Fund will be an amount determined by multiplying $3,500,000 by a fraction, the numerator of which will be the total number of in-the-money Service 1st Bancorp common stock options and the denominator of which will be the sum of non-dissenting shares plus the total number of in-the-money Service 1st Bancorp common stock options. The term "in-the-money" means any option that has an exercise price per share that is less than the Per Share Merger Consideration.

Directors and Executive Management Following the Merger

        The directors and executive management of Central Valley Community Bancorp will remain unchanged at the effective time of the merger. One current executive of Service 1st Bancorp and one current executive of Service 1st Bank are expected to retain positions with Central Valley Community Bank, but are not expected to be officers of Central Valley Community Bancorp. As for the remaining employees of Service 1st Bancorp and Service 1st Bank, Central Valley Community Bancorp has evaluated its employment needs and communicated its initial thoughts and expectations to Service 1st Bancorp. Central Valley Community Bancorp will continue to monitor its employment needs on an ongoing basis and communicate any such needs to Service 1st Bancorp. The parties understand, and the Service 1st Bancorp employees have been informed, that not all of the Service 1st Bancorp employees will remain as long-term employees of the combined company. See "The Merger—Interests of Certain Persons in the Merger."

        For a more complete discussion of the directors and management of Central Valley Community Bancorp, see "The Merger—Certain Effects of the Merger" beginning on page 49.

Recommendations of the Central Valley Community Bancorp Board of Directors

        After careful consideration, the Central Valley Community Bancorp board of directors unanimously recommends that holders of Central Valley Community Bancorp common stock vote FOR the merger.

        For a more complete description of the Central Valley Community Bancorp reasons for the merger and the recommendations of the Central Valley Community Bancorp board of directors, see "The Merger—Reasons of Central Valley Community Bancorp for the Merger and Recommendation of the Central Valley Community Bancorp Board of Directors" beginning on page 38.

Recommendations of the Service 1st Bancorp Board of Directors

        After careful consideration, the Service 1st Bancorp board of directors unanimously recommends that holders of Service 1st Bancorp common stock vote FOR the merger.

        For a more complete description of Service 1st Bancorp's reasons for the merger and the recommendation of the Service 1st Bancorp board of directors, see "The Merger—Reasons of Service 1st Bancorp for the Merger and Recommendation of the Service 1st Bancorp Board of Directors" beginning on page 35.

Opinions of Financial Advisors

Service 1st Bancorp Financial Advisor

        Service 1st Bancorp retained Sandler O'Neill, a nationally recognized investment banking firm whose principal business specialty is financial institutions, to act as its financial advisor. Sandler O'Neill delivered its opinion dated May 28, 2008, to the board of directors of Service 1st Bancorp that, subject to certain assumptions, limitations and qualifications stated therein, the merger consideration to be received by Service 1st Bancorp shareholders was fair to Service 1st Bancorp shareholders from a financial point of view. Sandler O'Neill has updated its fairness opinion as of the date of this proxy statement-prospectus, and a copy of the updated opinion is attached to this proxy statement-prospectus as Appendix C. Sandler O'Neill will receive a transaction fee, plus expenses, in connection with its issuance of the fairness opinion and other related financial services rendered. For a more complete description of Sandler O'Neill's opinion, see "The Merger—Opinion of Service 1st Bancorp Financial Advisor" beginning on page 58. See also Appendix C to this proxy statement-prospectus.

Central Valley Community Bancorp Financial Advisor

        Central Valley Community Bancorp retained Keefe, Bruyette & Woods, Inc. ("KBW"), a nationally recognized investment banking firm whose principal business specialty is financial institutions, to act as its financial advisor. KBW delivered its opinion dated May 28, 2008, to the board of directors of Central Valley Community Bancorp that, subject to certain assumptions, limitations and qualifications stated therein, the consideration to be paid to Service 1st Bancorp shareholders was fair to Central Valley Community Bancorp shareholders from a financial point of view. KBW has updated its fairness opinion as of the date of this proxy statement-prospectus, and a copy of the updated opinion is attached to this proxy statement-prospectus as Appendix D. KBW will receive a transaction fee, plus expenses, in connection with its issuance of the fairness opinion.

        For a more complete description of KBW's opinion, see "The Merger—Opinion of Central Valley Community Bancorp's Financial Advisor" beginning on page 71. See also Appendix D to this proxy statement-prospectus.

Interests of Service 1st Bancorp Directors and Executive Officers in the Merger

        When you consider the unanimous recommendation of Service 1st Bancorp's board of directors that Service 1st Bancorp shareholders approve the merger agreement, as amended, including the merger, you should be aware that some Service 1st Bancorp officers and directors may have interests in the transaction that may be different from, or in addition to, their interests as shareholders of Service 1st Bancorp.

        For a further discussion of interests of directors and executive officers in the merger, see "The Merger—Interests of Certain Persons in the Merger" beginning on page 50.

Material United States Federal Income Tax Consequences of the Merger

        Tax matters are very complicated and the tax consequences of the merger to you, if you are a Service 1st Bancorp shareholder, will depend upon the facts of your situation. In addition, you may be subject to state, local or foreign tax laws that are not addressed in this proxy statement-prospectus. You are urged to consult with your own tax advisors for a full understanding of the tax consequences of the merger to you.

        For a more complete description of the material U.S. federal income tax consequences of the merger, see "The Merger—Certain Federal Income Tax Consequences" beginning on page 44.

Accounting Treatment of the Merger

        The merger will be accounted for as an acquisition by Central Valley Community Bancorp of Service 1st Bancorp under the purchase method of accounting according to accounting principles generally accepted in the United States of America.

Dissenters' Rights and Appraisal Rights

        Central Valley Community Bancorp and Service 1st Bancorp shareholders are entitled to dissenters' rights under the California General Corporation Law in connection with the merger if the specific conditions set forth in the section entitled "The Merger—Dissenters' Rights of Central Valley Community Bancorp and Service 1st Bancorp Shareholders," which begins on page 56, are met.

Conditions to Completion of the Merger

        Central Valley Community Bancorp and Service 1st Bancorp expect to complete the merger after all the conditions to the merger in the merger agreement are satisfied or waived, including the receipt of shareholder approvals at the special meeting of Central Valley Community Bancorp and at the special meeting of Service 1st Bancorp and the receipt of all applicable regulatory approvals. The conditions to the merger are set out in detail in the section entitled "The Merger Agreement—Conditions to the Parties' Obligations," which begins on page 83.

Timing of the Merger

        The merger is expected to be completed during the fourth quarter of 2008, subject to the receipt of shareholder and regulatory approvals and the satisfaction or waiver of other closing conditions. For a discussion of the timing of the merger, see "The Merger Agreement—The Closing" beginning on page 78.

Comparison of the Rights of Central Valley Community Bancorp and Service 1st Bancorp Shareholders

        The rights of Service 1st Bancorp shareholders as Central Valley Community Bancorp shareholders after the merger will be governed by Central Valley Community Bancorp's articles of incorporation and bylaws, each as amended, and the laws of the State of California. Those rights differ from the rights of Service 1st Bancorp shareholders under Service 1st Bancorp's articles of incorporation and bylaws and the laws of the State of California. See "Comparison of Shareholder Rights" beginning on page 89.

Voting by Central Valley Community Bancorp and Service 1st Bancorp Directors and Executive Officers

        On September 2, 2008, the record date set by the Central Valley Community Bancorp board of directors, the directors and executive officers of Central Valley Community Bancorp and their affiliates owned and were entitled to vote 2,017,051 shares of Central Valley Community Bancorp common stock, or approximately 34%, of the total voting power of the shares of Central Valley Community Bancorp common stock outstanding on that date. To approve and adopt the merger, the holders of a majority (greater than 50%) of the outstanding shares of Central Valley Community Bancorp common stock entitled to vote must vote in favor of the merger. If all the directors and executive officers of Central Valley Community Bancorp use their shares to vote in favor of the merger, an additional amount greater than approximately 16% of shares must vote in favor of the merger to approve and adopt the merger.

        On September 2, 2008, the record date set by the Service 1st Bancorp board of directors, the directors and executive officers of Service 1st Bancorp and their affiliates owned and were entitled to vote 477,877 shares of Service 1st Bancorp common stock, or approximately 20%, of the total voting power of the shares of Service 1st Bancorp common stock outstanding on that date. To approve and adopt the merger, the holders of a majority (greater than 50%) of the outstanding shares of Service 1st Bancorp common stock entitled to vote must vote in favor of the merger. If all the directors and executive officers of Service 1st Bancorp use their shares to vote in favor of the merger, an additional amount greater than approximately 30% of shares must vote in favor of the merger to approve and adopt the merger.

Comparative Market Price Information

        Central Valley Community Bancorp's common stock is quoted on the NASDAQ Capital Market, under the symbol "CVCY." Market makers for Service 1st Bancorp common stock sometimes trade such shares on the OTC Bulletin Board under the symbol "SVCF." The following table shows the closing sale prices of Central Valley Community Bancorp and Service 1st Bancorp as reported on the NASDAQ Capital Market and the OTC Bulletin Board, respectively, on May 27, 2008, the date preceding the public announcement of the merger and on September 2, 2008, the last practicable trading day before the distribution of this document.

	Central Valley Community Bancorp Common Stock	Service 1st Bancorp Common Stock
At May 27, 2008	$10.29	$6.50
At September 2, 2008	$8.99	$6.50

Risk Factors

        In addition to the other information included or incorporated by reference in this proxy statement-prospectus, you are urged to carefully consider the following factors before making a decision to approve the merger.

Risks Regarding the Merger

        Because the market price of Central Valley Community Bancorp common stock will fluctuate, Service 1st Bancorp shareholders cannot be sure of the value of the merger consideration they will receive.

        Upon completion of the merger, each share of Service 1st Bancorp common stock will be converted into the right to receive merger consideration equal to 0.681818 of a share of Central Valley Community Bancorp common stock and the Per Share Cash Component pursuant to the terms of the merger agreement. Any change in the market price of Central Valley Community Bancorp common stock prior to completion of the merger will affect the value of the merger consideration that Service 1st Bancorp shareholders will receive upon completion of the merger. In limited circumstances, changes in the stock price of Central Valley Community Bancorp common stock that vary materially from the performance of the NASDAQ Bank Index could permit either Central Valley Community Bancorp or Service 1st Bancorp to terminate the merger agreement, unless the other party elects to adjust the merger consideration and continue the transaction. Any such adjustment to the merger consideration by either party would occur after the respective shareholders' meetings approving the transaction. Accordingly, at the time of the Service 1st Bancorp special meeting and prior to the closing of the merger, Service 1st Bancorp shareholders will not necessarily know or be able to calculate the actual value of the merger consideration they would receive upon completion of the merger. Although Service 1st Bancorp will have the right to terminate the merger agreement in the event of a specified decline in the market value of Central Valley Community Bancorp common stock and a specified decline relative to the performance of a designated market index unless Central Valley Community Bancorp elects to increase the aggregate merger consideration (see "The Merger Agreement—Termination and Remedies"), Service 1st Bancorp is not otherwise permitted to unilaterally terminate the merger agreement or resolicit the vote of Service 1st Bancorp's shareholders solely because of changes in the market prices of either company's common stock. Common stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of our companies. You should obtain current market prices for shares of Central Valley Community Bancorp common stock and for shares of Service 1st Bancorp common stock.

        Please read the section entitled "The Merger—Calculation of Consideration to be Paid to Service 1st Bancorp Shareholders."

        Service 1st Bancorp shareholders will own approximately 21.3% of the outstanding shares of Central Valley Community Bancorp common stock after the merger and will have less influence over management

        Central Valley Community Bancorp expects to issue 1,628,685 shares of Central Valley Community Bancorp common stock in the merger. Based on the number of shares of Central Valley Community Bancorp common stock outstanding as of August 21, 2008, and assuming no adjustment to the number of Central Valley Community Bancorp shares issued in the merger, Service 1st Bancorp shareholders will collectively own up to approximately 21.3% of the outstanding shares of Central Valley Community Bancorp common stock after the merger, compared to 100% ownership of Service 1st Bancorp. See the section entitled "The Merger—Calculation of Consideration to be Paid to Service 1st Bancorp Shareholders." None of the directors of Service 1st Bancorp or Service 1st Bank will be a director of Central Valley Community Bancorp or Central Valley Community Bank after the merger.

        Material United States federal income tax considerations of the merger

        Central Valley Community Bancorp and Service 1st Bancorp intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, for United States federal income tax purposes. Accordingly, a holder of Service 1st Bancorp common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of the holder's shares of Service 1st Bancorp common stock for the shares of Central Valley Community Bancorp common stock pursuant to the merger. For a taxpayer recognizing gain as a result of the merger, the $2.50 Per Share Cash Component of the merger consideration (including the fair market value of the future distributions of approximately $1.33 per share to be deposited into the Escrow Fund) is expected to be taxed at the shareholder's applicable capital gains tax rate, even though the cash portion that is in escrow will not be immediately distributed. In addition, a Service 1st Bancorp shareholder will recognize a gain or loss with respect to any cash received in lieu of a fractional share of Central Valley Community Bancorp common stock.

        Please review the various factors that can affect the merger consideration discussed in the section entitled "The Merger—Calculation of Consideration to be Paid to Service 1st Bancorp Shareholders."

        For further information concerning U.S. federal income tax consequences of the merger, please see the section entitled "The Merger—Certain Federal Income Tax Consequences" beginning on page 44 of this proxy statement-prospectus.

        Tax matters are very complicated and the consequences of the merger to any particular Service 1st Bancorp shareholder will depend on that shareholder's particular facts and circumstances. Service 1st Bancorp shareholders are urged to consult their own tax advisors to determine their own tax consequences from the merger.

        Cash deposited into the Escrow Fund may never be distributed to the Service 1st Bancorp shareholders.

        The parties expect that Service 1st Bancorp shareholders will be taxed on the fair market value of future distributions of the approximately $1.33 per share of merger consideration that is deposited into the Escrow Fund, notwithstanding that the full value, or even any portion, of the Escrow Fund may not be distributed during calendar 2008 or at all. Accordingly, Service 1st Bancorp shareholders would bear tax on cash that they did not receive during calendar 2008 and may never receive. Whether a shareholder receives a distribution from the Escrow Fund, and the timing of any such distribution, will depend upon the outcome of the litigation the Escrow Fund was created to address.

        The Escrow Fund will consist of cash in the amount of $3,500,000, representing approximately 15% of the value of the total consideration to be paid to the Service 1st Bancorp shareholders calculated as of the date of the merger agreement. There is a possibility that Service 1st Bancorp shareholders will not receive any part of the Escrow Fund amount. In addition, there is a possibility that after payment of the dissenting shares, the remaining total cash consideration will be placed into the Escrow Fund and that Service 1st Bancorp shareholders will only receive Central Valley Community Bancorp common stock in exchange for their Service 1st Bancorp common stock.

        The Escrow Fund will be used, if necessary, to indemnify Central Valley Community Bancorp and Central Valley Community Bank from all losses and liabilities that are caused by or arise from or in connection with: (i) the loan participation agreement between Service 1st Bancorp and First Bank, dated January 3, 2006 (the "Loan Participation Agreement"); (ii) the loan covered by the Loan Participation Agreement; and/or (iii) the complaint entitled Regent Hotel, LLC v. First Bank et al. filed in Superior Court of California, County of Sacramento, Case Number 34-2008-00009879 (the "Regent Litigation"). Plaintiff Regent Hotel LLC, a California limited liability company and subsidiary of Regent Development, Inc., a California corporation, filed the Regent Litigation naming as defendants, First Bank in its capacity as the lead bank in a loan participation and East West Bank and Service 1st Bank in their capacities as loan participant banks. The plaintiff claims that First Bank refused to fund a construction loan draw request and that East West Bank and Service st Bank interfered in the relationship between the plaintiff and First Bank which affected the decision by First Bank not to fund the draw request. Service 1st Bank is a participant to the extent of a 9.915 percentage share equal to $4,000,000 in First Bank's $40,342,000 construction loan to the plaintiff. Plaintiff's prayer for damages includes general, consequential and incidental damages according to proof in an amount in excess of $10 million, punitive damages, pre-judgment interest, costs of suit including reasonable attorneys fees and such other relief as the Court deems just and proper. As Service 1st Bank's participation share of the loan amount is $4,000,000 and the Escrow Fund amount will be $3,500,000, if the entire amount of the loan is written off, Central Valley Community Bancorp will be exposed to a loss of $500,000 that will not be covered by the Escrow Fund.

        Under the provisions of the Loan Participation Agreement, each of the participants has the obligation to pay a pro rata share of the Regent Litigation legal expenses, subject to limited exceptions. It is highly probable that at least some part of this legal expense payment obligation will come out of the Escrow Fund, and, as such, a amount less than $1.33 per share will be distributed to the Service 1st Bancorp shareholders upon the termination of the Escrow Fund.

        Please review the discussion of the Escrow Fund in the sections entitled "The Merger—Calculation of Consideration to be Paid to Service 1st Bancorp Shareholders."

Risks Regarding the Businesses of Central Valley Community Bancorp and Central Valley Community Bank Following the Merger

        If Central Valley Community Bancorp is Unable to Integrate the Acquisitions Successfully, its Future Business and Earnings May be Negatively Affected

        Central Valley Community Bancorp may be unable to integrate effectively the operations of Service 1st Bancorp without encountering difficulties, such as the loss of key employees and customers, the disruption of ongoing businesses, or possible inconsistencies in standards, controls, procedures and policies. Moreover, the projected efficiencies which the parties expect from the merger or from any future acquisitions may not result in significant cost savings or revenue enhancements. If Central Valley Community Bancorp experiences difficulties with the integration, it may not achieve the economic benefits expected to result from the merger, and this would likely hurt business and earnings.

        The Banking Business is Subject to Interest Rate Risk, and Variations in Interest Rates May Negatively Affect Financial Performance

        Changes in the interest rate environment may reduce net interest income for the combined entity. It is expected that Central Valley Community Bank will continue to realize income from the differential or "spread" between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. Interest rate risk can not be eliminated. In addition, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially and adversely affect Central Valley Community Bancorp's and Central Valley Community Bank's net interest spread, asset quality, loan origination volume and overall profitability.

        Declines in Real Estate Values Could Materially Impair Profitability and Financial Condition

        As of June 30, 2008 approximately 62% and 60% respectively, of Central Valley Community Bank's and Service 1st Bank's loans were secured by real estate collateral. A substantial portion of the real estate securing these loans is located in Central California. Real estate values are generally affected by factors such as:

  •
  the socioeconomic conditions of the area where real estate collateral is located;

  •
  fluctuations in interest rates;

  •
  property and income tax laws;

  •
  local zoning ordinances governing the manner in which real estate may be used; and

  •
  federal, state and local environmental regulations.

        Management and the Boards of Directors of Central Valley Community Bank and Service 1st Bank monitor the concentrations of loans secured by real estate, which are within pre-approved limits. However, declines in real estate values could significantly reduce the value of the real estate collateral securing Central Valley Community Bank's and Service 1st Bank's loans, increasing the likelihood of defaults. Moreover, if the value of real estate collateral declines to a level that is not enough to provide adequate security for the underlying loans, Central Valley Community Bank and Service 1st Bank may need to make additional loan loss provisions which, in turn, will reduce their profits. Also, if a borrower defaults on a real estate secured loan, Central Valley Community Bank and Service 1st Bank may be forced to foreclose on the property and carry it as a nonearning asset which, in turn, may reduce net interest income.

        Community Banks Face Strong Competition from Financial Service Companies and Other Companies that Offer Alternatives to Banking Services, which Can Hurt Central Valley Community Bancorp's and Central Valley Community Bank's Business

        Both Central Valley Community Bancorp and Service 1st Bancorp conduct their banking operations principally in the non-metropolitan areas of Central California. Increased competition in this market may result in reduced loans and deposits. The combined company may not be able to compete successfully against current and future competitors.

        Many competitors offer the banking services that Central Valley Community Bancorp, Central Valley Community Bank, Service 1st Bancorp and Service 1st Bank offer in their service areas. These competitors include national and super-regional banks, finance companies, investment banking and brokerage firms, credit unions, government-assisted farm credit programs, mutual funds, other community banks and technology-oriented financial institutions offering online services. In particular, competitors of both companies include several major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns. Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the credit needs of larger customers. Areas of competition include interest rates for loans and deposits, efforts to obtain deposits, and a diverse range and quality of products and services provided, including new technology-driven products and services. Technological innovation continues to contribute to greater competition in domestic and international financial services markets as technological advances, such as Internet-based banking services that cross traditional geographic bounds, enable more companies to provide financial services. If Central Valley Community Bancorp and Central Valley Community Bank are unable to attract and retain banking customers, they may be unable to continue loan growth and levels of deposits, and results of operations and financial condition may otherwise be adversely affected.

        Changes in Economic Conditions, in Particular, an Economic Slowdown in the Central Valley of California, Could Hurt the Banking Business Materially

        Central Valley Community Bancorp's, Central Valley Community Bank's, Service 1st Bancorp's and Service 1st Bank's businesses are directly affected by factors such as economic, political and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in government monetary and fiscal policies and inflation, all of which are beyond their control. A deterioration in economic conditions, in particular an economic slowdown in the Central Valley of California, could result in the following consequences, any of which could hurt business materially:

  •
  loan delinquencies may increase;

  •
  problem assets and foreclosures may increase;

  •
  demand for banking products and services may decline;

  •
  low cost or noninterest-bearing deposits may decrease; and

  •
  collateral for loans made, especially real estate, may decline in value, in turn reducing customers' borrowing power, and reducing the value of assets and collateral associated with existing loans.

        Central Valley Community Bank Could be Held Responsible for Environmental Liabilities of Properties Acquired through Foreclosure

        If Central Valley Community Bank is forced to foreclose on a defaulted mortgage loan to recover its investment, under certain circumstances it could be subject to environmental liabilities related to the underlying real property. Hazardous substances or wastes, contaminants, pollutants or sources thereof may be discovered on properties during its ownership or after a sale to a third party. The amount of environmental liability could exceed the value of real property. There can be no assurance that Central Valley Community Bank would not be fully liable for the entire cost of any removal and clean-up on an acquired property, that the cost of removal and clean-up would not exceed the value of the property, or that costs could be recovered from any third party. In addition, Central Valley Community Bank may find it difficult or impossible to sell the property prior to or following any environmental remediation.

A Warning about Forward Looking Statements

        Central Valley Community Bancorp, Central Valley Community Bank, Service 1st Bancorp and Service 1st Bank make forward-looking statements in this proxy statement-prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results after the merger. These forward-looking statements are based on the beliefs and assumptions of the management of each of Central Valley Community Bancorp, Central Valley Community Bank, Service 1st Bancorp and Service 1st Bank, as well as on information currently available to them. While Service 1st Bancorp, and Service 1st Bank, Central Valley Community Bancorp, and Central Valley Community Bank believe that the expectations reflected in these forward-looking statements are reasonable, and have based these expectations on their beliefs as well as assumptions they have made, those expectations may ultimately prove to be incorrect.

        When words such as "anticipates," "believes," "estimates," "seeks," "expects," "plans," "intends," "forecasts," predicts," "assumes" or similar expressions are used, forward-looking statements are being made.

        Many possible events or factors could affect Central Valley Community Bancorp's and Central Valley Community Bank's future results and performance after the merger. The events or factors that could cause results or performance to materially differ from those expressed in the forward-looking statements include:

  •
  lower than expected consolidated revenues for Central Valley Community Bancorp;

  •
  higher than expected merger related costs;

  •
  losses of deposit and loan customers resulting from the merger;

  •
  greater than expected operating costs and/or loan losses;

  •
  significant increases in competition;

  •
  unexpected difficulties or delays in obtaining regulatory approvals for the merger;

  •
  the inability to achieve expected cost savings from the merger, or the inability to achieve those savings as soon as expected;

  •
  adverse changes in interest rates and economic or business conditions;

  •
  adverse legislative or regulatory changes affecting Central Valley Community Bancorp's businesses;

  •
  unexpected costs and difficulties in adapting to technological changes and integrating systems;

  •
  adverse changes in the securities markets; and

  •
  general economic trends, nationally or internationally, that affect business.

        Due to the uncertainties surrounding these events or factors, you should not unduly rely on the forward-looking statements made in this proxy statement-prospectus. Actual results may materially differ from those currently expected or anticipated.

        Forward-looking statements are not guarantees of performance. Instead, they involve risks, uncertainties and assumptions. Many of the factors described under the section of this proxy statement-prospectus entitled "Risk Factors" will determine the results and common stock prices for Central Valley Community Bancorp, and are beyond Central Valley Community Bancorp's or Service 1st Bancorp's ability to control or predict. As a result, Central Valley Community Bancorp, Central Valley Community Bank, Service 1st Bancorp and Service 1st Bank claim the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995 for the forward-looking statements contained and incorporated by reference in this proxy statement-prospectus.

Markets; Market Prices and Dividends

        The Central Valley Community Bancorp common stock currently is traded on the NASDAQ Capital Market under the symbol "CVCY." Market makers for Service 1st Bancorp common stock sometimes trade such shares on the OTC Bulletin Board under the symbol "SVCF."

        As of August 21, 2008, there were 6,006,119 shares of Central Valley Community Bancorp common stock outstanding, which were held by approximately 353 holders of record. As of August 21, 2008, there were 2,388,739 shares of Service 1st Bancorp common stock outstanding, which were held by approximately 993 holders of record.

        The following chart summarizes the approximate high and low sales prices and dividends declared per share for Central Valley Community Bancorp common stock on the NASDAQ Capital Market.

	Central Valley Community Bancorp
	High	Low	Dividends
2006
First Quarter	$19.25	$14.11
Second Quarter	$16.69	$14.75
Third Quarter	$16.74	$14.50
Fourth Quarter	$15.64	$14.50
2007
First Quarter	$15.50	$13.81
Second Quarter	$15.22	$13.80
Third Quarter	$14.95	$10.70	$0.10
Fourth Quarter	$13.03	$10.25
2008
First Quarter	$12.50	$9.75	$0.10
Second Quarter	$10.98	$9.69

        The following chart summarizes the limited trading information relating to bid and ask quotations for Service 1st Bancorp's common stock on the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. As of the record date, there were 2,388,739 shares of the Service 1st Bancorp's common stock outstanding. Pershing LLC and Wells Fargo Van Kasper have facilitated trades in the Service 1st Bancorp's common stock. The high and low bid quotations for the Service 1st Bancorp's common stock for each full quarterly period of the Service 1st Bancorp's operations since 2006 (of which management of Service 1st Bancorp has knowledge) are listed in the chart shown below.

	Service 1st Bancorp
	High Bid	Low Bid
2006
First Quarter	$23.00	$15.25
Second Quarter	$18.00	$17.00
Third Quarter	$27.00	$17.65
Fourth Quarter	$22.00	$19.25
2007
First Quarter	$20.42	$18.00
Second Quarter	$18.00	$14.00
Third Quarter	$14.75	$10.75
Fourth Quarter	$13.15	$7.00
2008
First Quarter	$8.28	$6.50
Second Quarter	$8.90	$5.05

        You should obtain current market quotations for Central Valley Community Bancorp common stock. The market price of Central Valley Community Bancorp common stock will probably fluctuate between the date of this proxy statement-prospectus, the date on which the merger is completed and after the merger.

        On May 27, 2008, the day preceding the public announcement of the proposed merger, the closing price of Central Valley Community Bancorp common stock was $10.29. On May 27, 2008, the closing price of Service 1st Bancorp common stock was $6.50. Prices for dissenting shares will be set based on the stock price on the date prior to the entry into the merger agreement. See "Dissenters' Rights of Central Valley Community Bancorp and Service 1st Bancorp Shareholders".

Selected Financial Data
Central Valley Community Bancorp

        Central Valley Community Bancorp is providing the following information to aid you in your analysis of the financial aspects of the merger. The following charts show financial results actually achieved by Central Valley Community Bancorp. Central Valley Community Bancorp derived its annual historical financial data for the five years ended December 31, 2007 from its historical audited consolidated financial statements for these fiscal years. The historical consolidated financial data for the six months ended June 30, 2008 and 2007 is derived from unaudited consolidated financial statements. In the opinion of Central Valley Community Bancorp's management, all adjustments, consisting solely of recurring adjustments, necessary to fairly present the data at those dates and for those periods have been made. All share and per share data has been retroactively restated to give effect to the 2003 and 2005 stock splits. Information from 2005 forward reflects the acquisition of Bank of Madera County by Central Valley Community Bancorp.

        The operating results for the six months ended June 30, 2008 are not necessarily indicative of the operating results that may be expected for any future interim period or for the year ending December 31, 2008. This information is only a summary and you should read it in conjunction with Central Valley Community Bancorp's consolidated financial statements and notes thereto contained in Central Valley Community Bancorp's 2007 Annual Report on Form 10-K, which has been incorporated by reference into this proxy-statement prospectus. See the section entitled "Where You Can Find More Information" on page 106.

Historical Financial
Data for Central Valley Community Bancorp

	Six Months Ended June 30,*
			Year Ended December 31,
(Dollars in thousands, except per share amounts)
	2008	2007	2007	2006	2005	2004	2003
SUMMARY OF EARNINGS:
Net interest income	$11,575	$12,098	$24,508	$24,373	$21,931	$14,821	$12,680
Provision for credit losses	$270	$240	$480	$800	$510	$0	$0
Non-interest income	$2,512	$2,275	$4,518	$5,177	$4,009	$4084	$4,559
Non-interest expense	$9,938	$9,461	$19,099	$18,541	$16,042	$13,266	$12,368
Net income	$2,620	$3,071	$6,280	$6,911	$6,044	$3,695	$3,372
FINANCIAL POSITION:
Total assets	$522,510	$483,685	$483,685	$500,059	$483,677	$368,147	$327,930
Total net loans	$348,177	$337,241	$337,241	$318,853	$298,463	$206,582	$183,849
Total deposits	$417,047	$402,562	$402,562	$440,627	$430,989	$326,186	$290,565
Total shareholders' equity	$54,142	$54,194	$54,194	$49,778	$41,523	$29,606	$26,720
PER SHARE DATA:
Net income—basic	$0.44	$0.51	$1.05	$1.16	$1.03	$0.71	$0.65
Net income—diluted	$0.42	$0.48	$0.99	$1.07	$0.94	$0.64	$0.60
Book value per share	$9.01	$9.07	$9.07	$8.24	$7.05	$5.63	$5.14
SELECTED FINANCIAL RATIOS:
Return on average assets	1.06%	1.29%	1.32%	1.47%	1.33%	1.07%	1.10%
Return on average shareholders' equity	9.63%	12.11%	12.13%	15.17%	15.63%	13.10%	13.23%

*
Selected financial ratios for June 30 have been annualized.

Selected Financial Data
Service 1st Bancorp

        Service 1st Bancorp is providing the following information to aid you in your analysis of the financial aspects of the merger. The following charts show financial results actually achieved by Service 1st Bancorp. Service 1st Bancorp derived its annual historical financial data for the five years ended December 31, 2007 from its historical audited consolidated financial statements for these fiscal years. The historical consolidated financial data for the six months ended June 30, 2008 and 2007 is derived from unaudited consolidated financial statements. In the opinion of Service 1st Bancorp's management, all adjustments, consisting solely of recurring adjustments, necessary to fairly present the data at those dates and for those periods have been made. All share and per share data has been retroactively restated to give effect to the 2004 stock dividend and 2005 stock split.

        The operating results for the six months ended June 30, 2008 are not necessarily indicative of the operating results that may be expected for any future interim period or for the year ending December 31, 2008. This information is only a summary and you should read it in conjunction with Service 1st Bancorp's consolidated financial statements and notes thereto contained in Service 1st Bancorp's 2007 Annual Report on Form 10-K, which has been incorporated by reference into this proxy-statement prospectus. See the section entitled "Where You Can Find More Information" on page 106.

Historical Financial
Data for Service 1st Bancorp

	Six Months Ended June 30,*
			Year Ended December 31,
(Dollars in thousands, except per share amounts)
	2008	2007	2007	2006	2005	2004	2003
SUMMARY OF EARNINGS:
Net interest income	$3,733	$3,455	$6,907	$6,951	$5,625	$4,307	$3,071
Provision for credit losses	$703	$50	$935	$300	$165	$125	$250
Non-interest income	$543	$538	$889	$806	$687	$981	$777
Non-interest expense	$3,143	$3,548	$6,880	$6,311	$4,579	$3,999	$3,223
Net income	$518	$297	$337	$847	$1,423	$1,414	$373
FINANCIAL POSITION:
Total assets	$237,346	$231,076	$231,076	$227,220	$169,329	$137,173	$110,528
Total net loans	$126,020	$113,169	$113,169	$113,508	$82,533	$68,322	$52,500
Total deposits	$208,719	$202,406	$202,406	$199,955	$151,142	$122,109	$101,621
Total shareholders' equity	$17,275	$17,648	$17,648	$16,967	$15,574	$14,102	$8,283
PER SHARE DATA:
Net income—basic	$0.22	$0.12	$0.14	$0.35	$0.60	$0.81	$0.21
Net income—diluted	$0.22	$0.12	$0.14	$0.33	$0.56	$0.78	$0.21
Book value per share	$7.23	$7.39	$7.39	$7.10	$6.53	$6.10	$4.78
SELECTED FINANCIAL RATIOS:
Return on average assets	0.43%	0.28%	0.15%	0.44%	0.90%	1.12%	0.38%
Return on average shareholders' equity	5.85%	3.45%	1.95%	5.37%	9.42%	15.76%	4.59%

*
Selected financial ratios for June 30 have been annualized.

Unaudited Pro Forma Condensed Combined Financial Statements

        The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of Central Valley Community Bancorp and Service 1st Bancorp, giving effect to the merger as if it had been consummated on June 30, 2008. The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2008 and the year ended December 31, 2007, combine the Central Valley Community Bancorp consolidated statements of income for the six months ended June 30, 2008 and the year ended December 31, 2007 with the Service 1st Bancorp statement of income for the same periods. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statements of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information includes the following assumptions: (i) that no shareholder of Service 1st Bancorp or Central Valley Community Bancorp perfects dissenters' rights, (ii) that all outstanding Service 1st Bancorp common stock options will be redeemed for cash by Service 1st Bancorp prior to the consummation of the merger, (iii) that the exchange ratio used for purposes of the pro forma calculations was 0.681818 of a Central Valley Community Bancorp common stock (based on the closing sales price of $10.29 at the time of the signing of the merger agreement) plus $2.50 in cash to be exchanged for each Service 1st Bancorp common share outstanding, and (iv) that Service 1st Bancorp conform its allowance methodology and required level of reserves to be consistent with the Central Valley Bancorp methodology prior to the consummation of the Merger.

        These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical audited and unaudited consolidated financial information and accompanying notes of Central Valley Community Bancorp and Service 1st Bancorp, which have been incorporated by reference in this proxy statement-prospectus. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed at the dates indicated.

        The unaudited pro forma condensed combined financial statements were prepared using the purchase method of accounting with Central Valley Community Bancorp treated as the acquiring entity. Accordingly, consideration expected to be paid by Central Valley Community Bancorp to complete the merger with Service 1st Bancorp will be allocated to Service 1st Bancorp's assets and liabilities based upon their estimated fair values as of the date of completion of the merger. The allocation is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a final allocation. Additionally, a final determination of the fair value of Service 1st Bancorp's assets and liabilities, which cannot be made prior to the completion of the transaction, will be based on the actual fair values of the net tangible and intangible assets of Service 1st Bancorp that exist as of the date of completion of the merger. Accordingly, the pro forma purchase price adjustments are preliminary, subject to further adjustments as additional information becomes available and as additional analyses are performed and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information presented below. Central Valley Community Bancorp estimated the fair value of Service 1st Bancorp's assets and liabilities based on discussions with Service 1st Bancorp's management, due diligence and information presented in public filings. Valuations of tangible and intangible assets and liabilities and related pro forma adjustments are based on Central Valley Community Bancorp management's good faith estimates of fair value. Upon completion of the merger, final valuations will be performed. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the unaudited pro forma condensed combined balance sheet and/or statement of operations. There can be no assurance that the final determination will not result in material changes.

        In addition, the unaudited pro forma condensed combined financial statements do not include the realization of any cost savings from operating efficiencies, synergies or other restructurings resulting from the acquisition. Therefore, the actual amounts recorded as of the completion of the merger and thereafter may differ materially from the information presented herein.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
June 30, 2008
(In thousands)

	Central Valley Community Bancorp	Service 1st Bancorp	Pro Forma Adjustments	Pro Forma Combined
ASSETS:
Cash and cash equivalents:
Cash and due from banks	$26,911	$3,548	$(8,129)	$22,330
Federal funds sold	17,369	1,712	—	19,081

Total cash and cash equivalents	44,280	5,260	(8,129)	41,411
Investment securities:
Available for sale	96,635	75,855	—	172,490
Held to maturity	—	17,589	—	17,589
Loans, less allowance for credit losses	348,177	126,020	(4,500)	469,697
Bank premises and equipment, net	6,043	1,170	—	7,213
Goodwill	8,934	—	9,911	18,845
Core deposit intangibles, net	750	—	1,776	2,526
Accrued interest receivable and other assets	17,691	11,452	2,114	31,257

TOTAL ASSETS	$522,510	$237,346	$1,172	$761,028

LIABILITIES AND SHAREHOLDERS' EQUITY:
LIABILITIES:
Deposits:
Noninterest-bearing	$127,499	$25,388	$—	$152,887
Interest-bearing	289,548	183,331	—	472,879

Total deposits	417,047	208,719	—	825,766
Short-term borrowings	19,900	4,000	—	23,900
Long-term debt	19,000	—	—	19,000
Junior subordinated debentures	—	5,155	—	5,155
Accrued interest payable and other liabilities	12,421	2,197	1,678	16,296

Total liabilities	468,368	220,071	1,678	690,117

SHAREHOLDERS' EQUITY:
Preferred stock, no par value: authorized 10,000,000 shares, none outstanding	—	—	—	—
Common stock, no par value: authorized 80,000,000 shares, 7,634,804 pro forma shares outstanding as of June 30, 2008	13,900	16,435	334	30,669
				—
Retained Earnings	42,189	2,002	(2,002)	42,189
Accumulated other comprehensive (loss) income, net of tax	(1,947)	(1,162)	1,162	(1,947)

Total stockholders' equity	54,142	17,275	(506)	70,911

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$522,510	$237,346	$1,172	$761,028

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
For the six months ended June 30, 2008
(In thousands)

	Central Valley Community Bancorp	Service 1st Bancorp	Pro Forma Adjustments	Pro Forma Combined
Net interest income before provision for credit losses	$11,575	$3,733	$—	$15,308
Provision for credit losses	270	703	—	973

Net interest income after provision for credit losses	11,305	3,030	—	14,335
Non-interest income	2,512	543	—	3,055
Non-interest expenses	9,938	3,143	223	13,304

Income before provision for income taxes	3,879	430	(223)	4,087
Provision (benefit) for income taxes	1,259	(88)	(77)	1,094

Net income	$2,820	$518	$(146)	$2,993

Basic earnings per share	$0.44	$0.22		$0.39

Diluted earnings per share	$0.42	$0.22		$0.38

Weighted average shares outstanding				7,612,710

Weighted average shares of common stock and common stock equivalents outstanding				7,905,700

Cash dividends per share	$0.10	$—	$—	$0.08

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
For the year ended December 31, 2007
(In thousands)

	Central Valley Community Bancorp	Service 1st Bancorp	Pro Forma Adjustments	Pro Forma Combined
Net interest income before provision for credit losses	$24,508	$6,907	$—	$31,415
Provision for credit losses	480	935	—	1,415

Net interest income after provision for credit losses	24,028	5,972	—	30,000
Non-interest income	4,518	889	—	5,407
Non-interest expenses	19,099	6,880	445	26,424

Income before provision for income taxes	9,447	(19)	(445)	8,983
Provision (benefit) for income taxes	3,167	(356)	(154)	2,657

Net income	$6,280	$337	$(291)	$6,326

Basic earnings per share	$1.05	$0.14		$0.83

Diluted earnings per share	$0.99	$0.14		$0.79

Weighted average shares outstanding				7,619,497

Weighted average shares of common stock and common stock equivalents outstanding				7,995,935

Cash dividends per share	$0.10	$—	$—	$0.08

The Service 1st Bancorp Special Meeting

General

        Service 1st Bancorp will hold a special meeting of shareholders on Friday, October 10, 2008 at 7:00 p.m., local time, at 1901 W. Kettleman Lane, Suite 100, Lodi, California 95376. At the special meeting you will be asked to consider and vote on the approval of the merger agreement, as amended, and the merger, and any other matters that may properly come before the special meeting or any adjournment or postponement of the special meeting.

Record Date; Common Stock Entitled to Vote; Quorum

        Only holders of record of Service 1st Bancorp common stock at the close of business on September 2, 2008, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, Service 1st Bancorp had 2,388,739 shares of its common stock issued, outstanding and eligible to vote at the special meeting. A majority of the shares of Service 1st Bancorp common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at the special meeting in order for a quorum to be present for purposes of transacting business. In the event that a quorum is not present, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies.

Number of Votes

        Each holder of Service 1st Bancorp common stock will be entitled to one vote, in person or by proxy, for each share of Service 1st Bancorp common stock held on the record date.

Votes Required

        Approval of the merger agreement, as amended, and the merger requires the affirmative vote of a majority of Service 1st Bancorp common stock outstanding on the record date.

        The directors of Service 1st Bancorp are parties to a shareholder agreement under which they have agreed to vote their shares in favor of the merger agreement, as amended, and the merger. As of the record date, Service 1st Bancorp's directors owned 447,813 shares, representing approximately 19%, of Service 1st Bancorp's issued and outstanding shares of common stock entitled to vote. As of the record date, the directors and executive officers of Service 1st Bancorp and their affiliates owned and were entitled to vote 477,877 shares of Service 1st Bancorp common stock, or approximately 20% of the shares outstanding on that date.

Voting of Proxies

  Submitting Proxies

        Service 1st Bancorp shareholders may vote their shares in person by attending the special meeting or they may vote their shares by proxy. In order to vote by proxy, Service 1st Bancorp shareholders must complete the enclosed proxy card, sign and date it and mail it in the enclosed postage pre-paid envelope.

        If a written proxy card is signed by a shareholder and returned without instructions, the shares represented by the proxy will be voted "FOR" approval of the merger agreement, as amended, and the merger. Service 1st Bancorp shareholders whose shares are held in "street name" (i.e., in the name of a broker, bank or other record holder) must either direct the record holder of their shares as to how to vote their shares or obtain a proxy from the record holder to vote at the special meeting. It is important that you follow the directions provided by your broker or other record holder. Your failure to do so will have the same effect as voting against the proposal to approve the merger agreement, as amended, and the merger.

  Revoking Proxies

        Service 1st Bancorp shareholders of record may revoke their proxies at any time before the time their proxies are voted at the special meeting. Proxies may be revoked by written notice, including by telegram or telecopy, to the Corporate Secretary of Service 1st Bancorp, by a later-dated proxy signed and returned by mail or by attending the special meeting and voting in person. Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. Instead, Service 1st Bancorp shareholders who wish to revoke their proxies must inform Service 1st Bancorp's Corporate Secretary at the special meeting, prior to the vote, that he or she wants to revoke his or her proxy and vote in person. Written notices of proxy revocations must be sent so that they will be received before the taking of the vote at the special meeting as follows:

  Service 1st Bancorp
  60 W. 10th Street,
  Tracy, California 95376
  Attention: Corporate Secretary

  Abstentions and Broker Nonvotes

        The presence, in person or by properly executed proxy, of the holders of a majority of Service 1st Bancorp's outstanding shares entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions and broker nonvotes will be counted in determining whether a quorum is present. Under the applicable rules of the National Association of Securities Dealers, Inc., brokers who hold shares in street name for customers who are the beneficial owners of Service 1st Bancorp common stock are prohibited from giving a proxy to vote those shares in the absence of specific instructions from beneficial owners. We refer to the shares for which brokers fail to receive voting instructions as "broker nonvotes." Abstentions and broker nonvotes will not be counted as a vote "FOR" or "AGAINST" the merger agreement, as amended, and the merger at the special meeting. However, abstentions and broker nonvotes will have the same effect as a vote "AGAINST" the merger agreement, as amended, and the merger.

  Other Matters

        In addition to voting for approval of the merger agreement, as amended, and the merger, any other matters that are properly presented at the special meeting will be acted upon. Service 1st Bancorp's management does not presently know of any other matters to be presented at the special meeting or any adjournment or postponement of the special meeting, other than those set forth in this proxy statement-prospectus. If other matters come before the special meeting, the persons named in the accompanying proxy intend to vote according to the recommendations of Service 1st Bancorp's Board of Directors.

  Solicitation of Proxies

        Service 1st Bancorp's Board of Directors is soliciting the proxies for the special meeting. Service 1st Bancorp will pay for the cost of solicitation of proxies. In addition to solicitation by mail, Service 1st Bancorp's directors, officers and employees may also solicit proxies from shareholders by telephone, facsimile, telegram or in person. If Service 1st Bancorp's management deems it advisable, the services of individuals or companies that are not regularly employed by Service 1st Bancorp may be used in connection with the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. Service 1st Bancorp will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses in so doing.

  Security Ownership of Service 1st Bancorp Management

        Management of Service 1st Bancorp knows of no person who owns, beneficially or of record, either individually or together with associates, five percent or more of the outstanding shares of Service 1st Bancorp common stock, except as set forth in the table below. The following table sets forth, as of August 21, 2008, the number and percentage of shares of Service 1st Bancorp common stock beneficially owned, directly or indirectly, by each of Service 1st Bancorp's directors, principal shareholders, the executive officers(1) and all of the individuals named in the table as a group. Beneficial ownership generally includes shares over which a person named below has sole or shared voting or investment power and shares which such person has the right to acquire within 60 days of August 21, 2008. Unless otherwise indicated, the persons listed below have sole voting and investment powers respecting the shares beneficially owned.

        Each of these individuals has agreed not to exercise any unexercised options. All outstanding Service 1st Bancorp common stock options will become fully vested prior to the effective time of the merger, and Service 1st Bancorp shall purchase each outstanding and unexercised common stock option for an amount equal to the Per Share Merger Consideration less the exercise price in respect of each such common stock option, with a portion of such purchase price to be paid into and subject to the Escrow Fund.

Title of Class	Name and Address of Beneficial Owner(2)	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock, No Par Value	Dean F. Andal	35,512	(3)	1.48%
Common Stock, No Par Value	Robert E. Bloch	33,954	(4)	1.40%
Common Stock, No Par Value	John O. Brooks	54,675	(5)	2.65%
Common Stock, No Par Value	Patrick Carman	44,635	(6)	1.85%
Common Stock, No Par Value	Eugene C. Gini	125,129	(7)	5.20%
Common Stock, No Par Value	Bryan R. Hyzdu	67,762	(8)	2.78%
Common Stock, No Par Value	Robert D. Lawrence	73,626	(9)	3.08%
Common Stock, No Par Value	Susan H. Lenz	786	(10)	0.03%
Common Stock, No Par Value	Frances C. Mizuno	38,367	(11)	1.60%
Common Stock, No Par Value	Richard R. Paulsen	47,561	(12)	1.98%
Common Stock, No Par Value	Toni Marie Raymus	47,337	(13)	1.97%
Common Stock, No Par Value	Shannon Reinard	28,350	(14)	1.18%
Common Stock, No Par Value	Michael K. Repetto	37,509	(15)	1.56%
Common Stock, No Par Value	Anthony F. Souza	98,536	(16)	4.10%
Common Stock, No Par Value	Donald L. Walters	39,888	(17)	1.66%
All named individuals as a group (15 persons)		783,627	(18)	29.08%

(1)
As used herein, the term "executive officer" of Service 1st Bancorp includes the Chief Executive Officer, President, Executive Vice President and Chief Financial Officer, and Executive Vice President and Chief Operating Officer/Chief Credit Officer of Service 1st Bank and Executive Vice President and Operations Manager of Service 1st Bank.

(2)
The address for beneficial owners is c/o Service 1st Bancorp, 60 W. 10th Street, Tracy, California 95376.

(3)
Mr. Andal has shared voting and investment powers as to 20,137 shares. Includes 15,375 shares subject to stock options exercisable within 60 days of August 21, 2008. In connection with the merger, Service 1st Bancorp will cash out unexercised in-the-money stock options, as shown in the table under the section titled "The Merger—Interests of Certain Persons in the Merger."

(4)
Mr. Bloch has shared voting and investment powers as to 2,829 shares. Includes 31,125 shares subject to stock options exercisable within 60 days of August 21, 2008. In connection with the merger, Service 1st Bancorp will cash out unexercised in-the-money stock options, as shown in the table under the section titled "The Merger—Interests of Certain Persons in the Merger."

(5)
Mr. Brooks has shared voting and investment powers as to 10,300 shares. Includes 54,375 shares subject to stock options exercisable within 60 days of August 21, 2008. In connection with the merger, Service 1st Bancorp will cash out unexercised in-the-money stock options, as shown in the table under the section titled "The Merger—Interests of Certain Persons in the Merger."

(6)
Mr. Carman has shared voting and investment powers as to 21,385 shares. Includes 23,250 shares subject to stock options exercisable within 60 days of August 21, 2008. In connection with the merger, Service 1st Bancorp will cash out unexercised in-the-money stock options, as shown in the table under the section titled "The Merger—Interests of Certain Persons in the Merger."

(7)
Mr. Gini has shared voting and investment powers as to 109,754 shares. Includes 15,375 shares subject to stock options exercisable within 60 days of August 21, 2008. In connection with the merger, Service 1st Bancorp will cash out unexercised in-the-money stock options, as shown in the table under the section titled "The Merger—Interests of Certain Persons in the Merger."

(8)
Mr. Hyzdu has shared voting and investment powers as to 21,262 shares. Includes 46,500 shares subject to stock options exercisable within 60 days of August 21, 2008. In connection with the merger, Service 1st Bancorp will cash out unexercised in-the-money stock options, as shown in the table under the section titled "The Merger—Interests of Certain Persons in the Merger."

(9)
Dr. Lawrence has shared voting and investment powers as to 68,626 shares. Includes 5,000 shares subject to stock options exercisable within 60 days of August 21, 2008. In connection with the merger, Service 1st Bancorp will cash out unexercised in-the-money stock options, as shown in the table under the section titled "The Merger—Interests of Certain Persons in the Merger."

(10)
Ms. Lenz has shared voting and investment powers as to 786 shares.

(11)
Ms. Mizuno has shared voting and investment powers as to 22,992 shares. Includes 15,375 shares subject to stock options exercisable within 60 days of August 21, 2008. In connection with the merger, Service 1st Bancorp will cash out unexercised in-the-money stock options, as shown in the table under the section titled "The Merger—Interests of Certain Persons in the Merger."

(12)
Mr. Paulsen has shared voting and investment powers as to 32,186 shares. Includes 15,375 shares subject to stock options exercisable within 60 days of August 21, 2008. In connection with the merger, Service 1st Bancorp will cash out unexercised in-the-money stock options, as shown in the table under the section titled "The Merger—Interests of Certain Persons in the Merger."

(13)
Ms. Raymus has shared voting and investment powers as to 31,962 shares. Includes 15,375 shares subject to stock options exercisable within 60 days of August 21, 2008. In connection with the merger, Service 1st Bancorp will cash out unexercised in-the-money stock options, as shown in the table under the section titled "The Merger—Interests of Certain Persons in the Merger."

(14)
Ms. Reinard has shared voting and investment powers as to 5,850 shares. Includes 22,500 shares subject to stock options exercisable within 60 days of August 21, 2008. In connection with the merger, Service 1st Bancorp will cash out unexercised in-the-money stock options, as shown in the table under the section titled "The Merger—Interests of Certain Persons in the Merger."

(15)
Mr. Repetto has shared voting and investment powers as to 22,134 shares. Includes 15,375 shares subject to stock options exercisable within 60 days of August 21, 2008. In connection with the merger, Service 1st Bancorp will cash out unexercised in-the-money stock options, as shown in the table under the section titled "The Merger—Interests of Certain Persons in the Merger."

(16)
Mr. Souza has shared voting and investment powers as to 83,161 shares. Includes 15,375 shares subject to stock options exercisable within 60 days of August 21, 2008. In connection with the merger, Service 1st Bancorp will cash out unexercised in-the-money stock options, as shown in the table under the section titled "The Merger—Interests of Certain Persons in the Merger."

(17)
Mr. Walters has shared voting and investment powers as to 24,513 shares. Includes 15,375 shares subject to stock options exercisable within 60 days of August 21, 2008. In connection with the merger, Service 1st Bancorp will cash out unexercised in-the-money stock options, as shown in the table under the section titled "The Merger—Interests of Certain Persons in the Merger."

(18)
Includes 305,750 shares subject to stock options exercisable within 60 days of August 21, 2008.

The Central Valley Community Bancorp Special Meeting

General

        Central Valley Community Bancorp will hold a special meeting of shareholders on Friday, October 10, 2008 at 10:00 a.m., local time, at 7100 N. Financial Drive, Suite 101, Fresno, California 93720. At the special meeting you will be asked to consider and vote on the approval of the merger agreement, as amended, and the merger, and any other matters that may properly come before the special meeting or any adjournment or postponement of the special meeting.

Record Date; Common Stock Entitled to Vote; Quorum

        Only holders of record of Central Valley Community Bancorp common stock at the close of business on September 2, 2008, the record date for Central Valley Community Bancorp's special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, Central Valley Community Bancorp had 6,006,119 shares of its common stock issued, outstanding and eligible to vote at the special meeting. A majority of the shares of Central Valley Community Bancorp common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at the special meeting in order for a quorum to be present for purposes of transacting business. In the event that a quorum is not present, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies.

Number of Votes

        Each holder of Central Valley Community Bancorp common stock will be entitled to one vote, in person or by proxy, for each share of Central Valley Community Bancorp common stock held on the record date.

Votes Required

        Approval of the merger agreement, as amended, and the merger requires the affirmative vote of a majority of Central Valley Community Bancorp common stock outstanding on the record date.

        The directors of Central Valley Community Bancorp are parties to a shareholder agreement under which they have agreed to vote their shares in favor of the merger agreement, as amended, and the merger. As of the record date, Central Valley Community Bancorp's directors owned 1,976,535 shares, representing approximately 33%, of Central Valley Community Bancorp's issued and outstanding shares of common stock entitled to vote. As of the record date, the directors and executive officers of Central Valley Community Bancorp and their affiliates owned and were entitled to vote 2,017,051 shares of Central Valley Community Bancorp common stock, or approximately 34% of the shares outstanding on that date.

Voting of Proxies

  Submitting Proxies

        Central Valley Community Bancorp shareholders may vote their shares in person by attending the special meeting or they may vote their shares by proxy. In order to vote by proxy, Central Valley Community Bancorp shareholders must complete the enclosed proxy card, sign and date it and mail it in the enclosed postage pre-paid envelope.

        If a written proxy card is signed by a shareholder and returned without instructions, the shares represented by the proxy will be voted "FOR" approval of the merger agreement, as amended, and the merger. Central Valley Community Bancorp shareholders whose shares are held in "street name" (i.e., in the name of a broker, bank or other record holder) must either direct the record holder of their shares as to how to vote their shares or obtain a proxy from the record holder to vote at the Central Valley Community Bancorp special meeting. It is important that you follow the directions provided by your broker or other record holder. Your failure to do so will have the same effect as voting against the proposal to approve the merger agreement, as amended, and the merger.

  Revoking Proxies

        Central Valley Community Bancorp shareholders of record may revoke their proxies at any time before the time their proxies are voted at the Central Valley Community Bancorp special meeting. Proxies may be revoked by written notice, including by telegram or telecopy, to the Corporate Secretary of Central Valley Community Bancorp, by a later-dated proxy signed and returned by mail or by attending the special meeting and voting in person. Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. Instead, Central Valley Community Bancorp shareholders who wish to revoke their proxies must inform Central Valley Community Bancorp's Corporate Secretary at the special meeting, prior to the vote, that he or she wants to revoke his or her proxy and vote in person. Written notices of proxy revocations must be sent so that they will be received before the taking of the vote at Central Valley Community Bancorp's special meeting as follows:

  Central Valley Community Bancorp
  7100 N. Financial Drive, Suite 101
  Fresno, California 93720
  Attention: Cathy Ponte
  Assistant Corporate Secretary

  Abstentions and Broker Nonvotes

        The presence, in person or by properly executed proxy, of the holders of a majority of Central Valley Community Bancorp's outstanding shares entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions and broker nonvotes will be counted in determining whether a quorum is present. Under the applicable rules of the National Association of Securities Dealers, Inc., brokers who hold shares in street name for customers who are the beneficial owners of Central Valley Community Bancorp common stock are prohibited from giving a proxy to vote those shares in the absence of specific instructions from beneficial owners. We refer to the shares for which brokers fail to receive voting instructions as "broker nonvotes." Abstentions and broker nonvotes will not be counted as a vote "FOR" or "AGAINST" the merger agreement, as amended, and the merger at the Central Valley Community Bancorp special meeting. However, abstentions and broker nonvotes will have the same effect as a vote "AGAINST" the merger agreement, as amended, and the merger.

  Other Matters

        In addition to voting for approval of the merger agreement, as amended, and the merger, any other matters that are properly presented at the special meeting will be acted upon. Central Valley Community Bancorp's management does not presently know of any other matters to be presented at the Central Valley Community Bancorp special meeting or any adjournment or postponement of the special meeting, other than those set forth in this proxy statement-prospectus. If other matters come before the special meeting, the persons named in the accompanying proxy intend to vote according to the recommendations of Central Valley Community Bancorp's Board of Directors.

  Solicitation of Proxies

        Central Valley Community Bancorp's Board of Directors is soliciting the proxies for the Central Valley Community Bancorp special meeting. Central Valley Community Bancorp will pay for the cost of solicitation of proxies. In addition to solicitation by mail, Central Valley Community Bancorp's directors, officers and employees may also solicit proxies from shareholders by telephone, facsimile, telegram or in person. If Central Valley Community Bancorp's management deems it advisable, the services of individuals or companies that are not regularly employed by Central Valley Community Bancorp may be used in connection with the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. Central Valley Community Bancorp will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses in so doing.

The Merger

        This section of the proxy statement-prospectus describes certain aspects of the proposed merger. Because this is a summary, it does not contain all the information that may be important to you. You should read this entire proxy statement-prospectus, including the appendices. A copy of the merger agreement, as amended, is attached as Appendix A to this proxy statement-prospectus. The following discussion, and the discussion under the subsection entitled "The Merger Agreement," describes important aspects of the merger and the material terms of the merger agreement. These descriptions are qualified by reference to Appendix A.

Background and Reasons for the Merger; Recommendation of the Board of Directors

General

        The boards of directors of Central Valley Community Bancorp and Service 1st Bancorp have unanimously approved the merger agreement, as amended, providing for the merger of Service 1st Bancorp with and into Central Valley Community Bancorp, with Central Valley Community Bancorp being the surviving entity, and the merger of Service 1st Bank with and into Central Valley Community Bank, with Central Valley Community Bank being the surviving institution. We expect to complete the merger of Service 1st Bancorp with and into Central Valley Community Bancorp during the fourth quarter of 2008, subject to receipt of required regulatory approvals, the approvals of shareholders of Central Valley Community Bancorp and Service 1st Bancorp, and satisfaction of the conditions to closing specified in the merger agreement.

Background of the Merger

        Service 1st Bancorp was incorporated as a California corporation on January 23, 2003 for the purpose of becoming a bank holding company for Service 1st Bank, a California corporation which had been operating as a California state-chartered commercial bank since 1999. Service 1st Bancorp maintains its headquarters office in Tracy, California and Service 1st Bank maintains its headquarters office in Stockton, California. Service 1st Bancorp is registered under the Bank Holding Company Act of 1956, as amended, and is subject to regulation and supervision by the Board of Governors of the Federal Reserve System. In addition to Service 1st Bank, Service 1st Bancorp owns 100% of Charter Services Group, Inc., incorporated as a California corporation on May 23, 2006 to provide consulting services to start-up bank organizing groups, and Service 1st Capital Trust I (a Delaware business trust affiliate formed to issue trust preferred securities for capital purposes).

        Service 1st Bank was incorporated as a California corporation on May 13, 1999 and commenced operations as a California state-chartered commercial bank on November 10, 1999. Service 1st Bank is principally supervised and regulated by the California Department of Financial Institutions. Service 1st Bank conducts a commercial and retail banking business through its three banking offices in San Joaquin County in the cities of Lodi, Stockton and Tracy, California. Its operations include accepting demand, savings, and money market rate deposit accounts and time deposits, and making commercial, real estate, consumer, and agricultural loans and leases. Service 1st Bank also issues cashier's checks and money orders, sells travelers' checks and provides safe deposit boxes and other customary banking services. Service 1st Bank's deposits are insured by the FDIC up to the applicable legal limits. As a state-chartered, insured non-member bank, Service 1st Bank is also subject to supervision and regulation by the Federal Deposit Insurance Corporation.

        In the normal course of its business, Service 1st Bancorp has from time to time received unsolicited oral inquiries from various sources regarding possible interest in a business combination transaction. In the context of its annual budgeting and planning process, the board of directors has periodically discussed and evaluated strategic alternatives including consideration of whether a business combination transaction would be in the best interests of shareholders compared with the alternative of remaining independent. These discussions have included the possibility of strategic acquisitions to enhance shareholder value. Discussion of these topics has typically involved a review of current and projected market conditions, the results of operations of Service 1st Bancorp and Service 1st Bank, certain peer group performance comparisons, reported merger and acquisition activity, and selected industry information and analysis.

        At the annual strategic planning session of the board of directors, held at the Lodi branch office of Service 1st Bank on November 7, 2007, the board of directors discussed these strategic alternatives in connection with consideration of the 2008 operating budget for Service 1st Bancorp. Representatives of Sandler O'Neill, a nationally recognized investment banking firm whose principal business specialty is advising financial institutions, attended the strategic planning session and provided certain information and data regarding market conditions, peer performance and the merger and acquisition environment in order to facilitate discussion by the directors and executive management present at the meeting. Sandler O'Neill has consulted with Service 1st Bancorp's board of directors and executive management from time to time regarding strategic planning alternatives as part of a periodic analysis of the banking environment.

        Discussions at the strategic planning session were principally focused on the highly competitive banking market in which Service 1st Bancorp and Service 1st Bank currently operate in regard to deposits and loans in particular, the current and projected interest rate environment for commercial banks and the worsening economic conditions nationally, regionally and in the market areas served by Service 1st Bancorp and Service 1st Bank, the potential effect of such matters on the current and projected results of operations of Service 1st Bancorp and Service 1st Bank and the importance of operational scale and financial resources in the current banking environment.

        Service 1st Bancorp's directors also considered the possibility that a business combination with another financial institution could result in a larger financial institution, having more resources, higher lending limits, a more geographically diversified customer base and product offerings, and with potentially more liquidity in its common stock, which could produce a stronger financial institution and increase value for Service 1st Bancorp's shareholders compared with the prospects as an independent entity. In connection with discussion of the business combination alternative, the board of directors discussed possible candidates for a business combination transaction and identified six financial institutions as candidates for evaluation, with the advice of the Sandler O'Neill representatives. This initial list did not include Central Valley Community Bancorp.

        After further discussion, the board of directors authorized engaging Sandler O'Neill to make discreet inquiries to the six candidates and to provide a form of confidentiality agreement to be executed by any candidate that expressed interest in receiving selected financial information regarding the financial condition and results of operations of Service 1st Bancorp to evaluate the possibility of a business combination transaction with Service 1st Bancorp. The board of directors authorized and directed the executive committee and executive management to manage the inquiry process, including consideration of additional candidates, monitor the results of the inquiries made by Sandler O'Neill, and to periodically report the results and material developments to the board of directors.

        Accordingly, Sandler O'Neill was engaged on December 4, 2007, and pursued the inquiries as authorized. Meetings of the executive committee were held on December 5, 2007, December 14, 2007, January 9, 2008, and February 12, 2008 to review the results of the inquiries with Sandler O'Neill. Of the six original candidates, two expressed interest in continued discussions and four did not. The executive committee, executive management and Sandler O'Neill reviews of the responses to the initial inquiries resulted in the expansion of the list of candidates by the addition of five more candidates known to executive management which Sandler O'Neill was authorized to contact.

        Meetings were held on March 6, 2008 and March 12, 2008, among the executive committee, executive management, Sandler O'Neill and with attendance of legal counsel at the March 12 meeting, to discuss the results of the inquiries. As a result of the review and analysis of financial factors and evaluation of the respective levels of interest expressed by the remaining candidates, three candidates were identified as potential candidates for further discussion about a business combination with Service 1st Bancorp. Sandler O'Neill was instructed to prepare an analysis of the three candidates and present the analysis at a meeting of the executive committee scheduled for March 19, 2008.

        On March 13, 2008, a representative of Central Valley Community Bancorp contacted Sandler O'Neill and expressed interest in a potential acquisition. They discussed Central Valley Community Bancorp as a potential candidate for consideration by Service 1st Bancorp. Sandler O'Neill subsequently discussed the addition of Central Valley Community Bancorp as a candidate with Service 1st Bancorp executive management and the executive committee. Sandler O'Neill was instructed to provide Central Valley Community Bancorp with a confidentiality agreement and determine Central Valley Community Bancorp's level of interest. Central Valley Community Bancorp and Service 1st Bancorp entered into the confidentiality agreement on March 14, 2008. On March 19, 2008, Central Valley Community Bancorp was provided with material relating to Service 1st Bancorp that had been provided to the other candidates. Sandler O'Neill also followed up with the remaining candidates and on March 19, 2008, the executive committee, executive management, Sandler O'Neill and legal counsel met to discuss the current status of the inquiries made by Sandler O'Neill and to evaluate the remaining candidates. After review of various financial and other factors, including, but not limited to, the (i) amount and form of consideration offered, (ii) potential candidates' ability to receive required regulatory and other approvals for completion of the transaction, (iii) financial and operating performance of potential candidates; (iv) future business and financial prospects of potential candidates and (v) common stock price performance and valuation metrics of potential candidates, the discussion focused on two candidates that represented potentially attractive business combination alternatives, compared with remaining independent, one of which was Central Valley Community Bancorp.

        The initial discussions of the potential merger were held by the executives of Central Valley Community Bancorp in order to evaluate the potential opportunities presented by the proposed merger. On March 19, 2008, the Board of Directors of Central Valley Community Bancorp was advised of the executive team's initial contacts and authorized management to continue to conduct evaluation of the opportunity and to negotiate on behalf of Central Valley Community Bancorp. In connection with its evaluation of the potential merger and the terms of the proposed merger, Central Valley Community Bancorp engaged KBW on April 28, 2008.

        At the Service 1st Bancorp board meeting held on March 20, 2008, Sandler O'Neill reviewed the inquiry process including responses by candidates, meetings and discussions regarding candidates with the executive committee and executive management, and their evaluation of the interest levels expressed by the candidates. The review and discussions at the meeting focused on a comparison of the financial factors expressed by the two candidates and concluded with preliminary determination that the expression of interest from Central Valley Community Bancorp was superior to the other candidate's expression of interest based upon the financial and other factors including, but not limited to, the (i) amount and form of consideration offered, (ii) potential candidates' ability to receive required regulatory and other approvals for completion of the transaction, (iii) financial and operating performance of potential candidates; (iv) future business and financial prospects of potential candidates and (v) common stock price performance and valuation metrics of potential candidates. Sandler O'Neill was instructed to contact both candidates to discuss improvement to the financial factors expressed by each. Thereafter, both candidates requested the opportunity to conduct off-site due diligence reviews of Service 1st Bancorp in order to refine their expressions of interest.

        The executive committee determined to authorize the conduct of due diligence reviews. Central Valley Community Bancorp conducted its due diligence reviews on April 3, 4, 5 and 6, 2008. Central Valley Community Bancorp also conducted interviews with executive management of Service 1st Bancorp on April 7, 2008, and conducted an evaluation of the results of due diligence on April 11, 2008. On April 9, 2008, the executive committee, executive management, Sandler O'Neill and legal counsel met to discuss the improvement of the financial factors expressed by the two candidates and to discuss the status of due diligence reviews which remained a contingency to improvement of their expression of interest proposals. On April 14, 2008, Central Valley Community Bancorp removed its due diligence contingency from its expression of interest and confirmed the terms of its proposal. There remained several issues requiring clarification and Sandler O' Neill was instructed to contact Central Valley Community Bancorp to clarify those issues before the next board meeting on April 17, 2008. On April 16, 2008, the other candidate communicated to Sandler O'Neill its decision to withdraw its expression of interest as it declined to increase its proposal to match or exceed Central Valley Community Bancorp's proposal.

        At the board meeting on April 17, 2008, Sandler O'Neill reviewed the status of the inquiry process and indicated that Central Valley Community Bancorp had removed the due diligence contingency and improved their expression of interest proposal and had a high level of interest in pursuing negotiations for a possible business combination transaction. The board of directors requested that Central Valley Community Bancorp provide a written expression of their interest so that the board could evaluate the proposal. An expression of interest letter outlining some of the key terms of their proposal was subsequently received from Central Valley Community Bancorp on April 18, 2008. Sandler O'Neill indicated a need to further clarify some issues remaining in the expression of interest letter. The board of directors authorized Sandler O'Neill to continue discussions with Central Valley Community Bancorp and to report to the executive committee. On April 21, 2008, the executive committee, executive management, Sandler O'Neill and legal counsel met to discuss the remaining issues identified in the expression of interest letter and to provide direction for Sandler O'Neill to discuss those issues with Central Valley Community Bancorp.

        On April 24, 2008, following further discussions with Central Valley Community Bancorp, an initial draft of a form of merger agreement reflecting the proposal of Central Valley Community Bancorp was received by Service 1st Bancorp. Executive management, Sandler O'Neill and legal counsel began a review of the draft merger agreement and conducted due diligence reviews of Central Valley Community Bancorp on April 24, 25, 28, and 29, 2008.

        On May 8, 2008, Central Valley Community Bancorp was apprised of summons served on Service 1st Bancorp on May 6, 2008 in connection with the Regent Litigation. The parties conducted discussions relating to the Regent Litigation and negotiated the Escrow Fund provisions in the merger agreement in response to the Regent Litigation. Factors considered by the parties in determining the amount to be deposited into the Escrow Fund include the potential litigation expense, potential exposure for damages, potential insurance coverage, credit quality regarding the participation, Service 1st Bancorp's existing allowance for loan and lease losses, as well as its obligation to conform its allowance methodology with Central Valley Community Bank and accrue an additional $4,500,000 to the allowance under the merger agreement, public relations, likelihood of settlement, the value of the collateral, disruption to the organization and the possibility that the loan would be set on a non-accrual basis. Central Valley Community Bancorp proposed that the Escrow Fund should be set at $4,000,000, and after negotiations, the parties agreed to set the aggregate Escrow Fund amount at $3,500,000.

        On May 14, 2008, the Central Valley Community Bancorp board of directors, together with management, representatives of KBW, and counsel, reviewed the transaction and the transaction terms as revised. The board of directors considered KBW's analysis of the financial aspects of the transaction, the results of additional due diligence, the Regent Litigation, and the terms of the draft merger agreement.

        On May 15, 2008, the Service 1st Bancorp board of directors, executive management, Sandler O'Neill and legal counsel met and discussed the proposed transaction with Central Valley Community Bancorp including a report of the due diligence of Central Valley Community Bancorp and the status of the review of the draft merger agreement. The board of directors authorized and directed executive management, Sandler O'Neill and legal counsel to attempt to negotiate revisions to the draft merger agreement based on the discussions during the meeting.

        On May 23, 2008, a teleconference was held initially with the Service 1st Bancorp compensation committee followed immediately afterward with the executive committee, in each case including executive management, Sandler O'Neill and legal counsel. The compensation committee portion of the teleconference reviewed various taxation and employee benefit issues related to the draft merger agreement. Thereafter, the executive committee and advisors reviewed various unresolved issues related to the draft merger agreement and appropriate follow-up discussions to be pursued with Central Valley Community Bancorp.

        On May 28, 2008, the board of directors of Service 1st Bancorp and Service 1st Bank met in a joint special meeting with executive management, Sandler O'Neill and legal counsel to review the proposed final form of the merger agreement and exhibits thereto. After extensive review and discussion of the proposed final form of the merger agreement and exhibits, followed by an updated review of the financial results and projections of Service 1st Bancorp and its available strategic alternatives of remaining independent compared to a business combination transaction with Central Valley Community Bancorp, an evaluation of various factors relevant to consummation of the proposed business combination, and based upon the advice of legal counsel and the opinion of Sandler O'Neill that the merger consideration was fair from a financial point of view to the holders of Service 1st Bancorp common stock, the boards of directors of Service 1st Bancorp and Service 1st Bank adopted resolutions to, among other matters, approve the merger agreement and authorize its execution.

        The Central Valley Community Bancorp and Central Valley Community Bank boards of directors also met on May 28, 2008 in a joint special meeting with executive management to review the proposed final form of the merger agreement and related exhibits. KBW and legal counsel participated in the special meeting by teleconference. After extensive review and discussion of the proposed final form of the merger agreement and exhibits, and an evaluation of various factors relevant to consummation of the proposed business combination, and based upon the advice of legal counsel and the opinion of KBW that the merger and the terms of the merger were fair to Central Valley Community Bancorp shareholders, the boards of directors Central Valley Community Bancorp and Central Valley Community Bank adopted resolutions to, among other matters, approve the merger agreement and authorize its execution.

        Following the approvals of the respective boards of directors of Central Valley Community Bancorp, Central Valley Community Bank, Service 1st Bancorp and Service 1st Bank, the chief executive officers of each company met and executed the merger agreement. A joint press release to announce the execution of the merger agreement was also approved for use at the meetings of the respective boards of directors and was issued following the close of the market on May 28, 2008. On August 21, 2008, the parties approved an amendment to the merger agreement to clarify typographical errors, to conform the provisions respecting employee benefits, and to ensure compliance with Internal Revenue Code Section 409A.

Reasons of Service 1st Bancorp for the Merger and Recommendation of the Service 1st Bancorp Board of Directors

        The board of directors of Service 1st Bancorp believes the proposed merger with Central Valley Community Bancorp is fair and in the best interests of the shareholders, as well as its employees and the communities served by Service 1st Bank. In reaching this conclusion, the board of directors discussed the proposed merger with its executive management and with its financial and legal advisors and considered the relative advantages and disadvantages of remaining independent rather than entering into the merger. The directors unanimously recommend that Service 1st Bancorp shareholders vote in favor of the merger agreement, as amended, and consummation of the merger and the other transactions contemplated by the merger agreement.

        In approving the merger with Central Valley Community Bancorp, the Service 1st Bancorp board of directors considered numerous factors. The primary factors that favor the merger include, but are not limited to, the following:

        Future Prospects of Service 1st Bancorp.    Based on its understanding of the business, operations, financial condition, earnings, management and future prospects of Service 1st Bancorp, and in consultation with its financial advisor, the Service 1st Bancorp board of directors, believes that a business combination with Central Valley Community Bancorp will enable Service 1st Bancorp shareholders to participate in a combined company that would have enhanced future prospects compared to those that Service 1st Bancorp is likely to achieve on a stand-alone basis. The board believes that a larger company will provide additional products and services to better grow and retain Service 1st Bancorp's customers, that the combined, more diversified, customer base will improve and diversify future revenue sources, and that future earnings prospects will be stronger on a combined basis, in a financial institution that combines Central Valley Community Bancorp Community Bank's offices in Clovis, Fresno, Kerman, Madera, Oakhurst, Prather, Sacramento, and a loan production office in Modesto, California with Service 1st Bank's three offices in Lodi, Stockton, and Tracy, California.

        Results of Due Diligence by Service 1st Bancorp.    The Service 1st Bancorp board's understanding of the business, operations, financial condition, earnings, management and future prospects of Central Valley Community Bancorp, taking into account Service 1st Bancorp's due diligence investigation of Central Valley Community Bancorp, including, but not limited to, debt service and other existing financial obligations, the financial obligations to be incurred in connection with the proposed transaction and other likely financial obligations of Central Valley Community Bancorp and the possible effect of such obligations.

        Competitive Issues.    The current and prospective economic and competitive environment facing the financial services industry generally, including the continued consolidation in the industry and the increased importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long-term.

        Impact on Constituencies.    The economic effects of the proposed transaction on Service 1st Bancorp and Service 1st Bank, their employees, loan and deposit customers, creditors, and other elements of the communities in which Service 1st Bank operates.

        Complementary Business.    The complementary nature of the respective markets, customers and asset/liability mix of Service 1st Bancorp and Central Valley Community Bancorp.

        Continuity of Operations and Personnel.    The likelihood of Central Valley Community Bancorp retaining certain key officers and employees and the resulting continuity of banking operations after the merger because Central Valley Community Bancorp and Service 1st Bank do not have overlapping branches.

        Products and Services.    Service 1st Bank customers would be afforded new or enhanced products and services not previously available. Examples of enhancements include larger credit relationships, Spanish-language ATMs, enhanced agribusiness services, enhanced cash management services, enhanced quick business products for small business, investment products and services, enhanced merchant deposit services, insurance services, branch remote capture, and community development funding.

        Financial Presentations.    The reports of Service 1st Bancorp's executive management and the financial presentation by Sandler O'Neill to the Service 1st Bancorp board of directors concerning the operations, financial condition and prospects of Central Valley Community Bancorp and the expected financial impact of the merger on the combined company, including pro forma assets, earnings, deposits and other financial metrics.

        Value.    The value to be received by holders of Service 1st Bancorp common stock pursuant to the merger agreement in relation to the historical trading prices of Service 1st Bancorp common stock, as compared to other similar transactions of a comparable nature in the view of Sandler O'Neill, as compared to the future prospects of Service 1st Bancorp, as well as the possibility of a more active trading market, providing increased liquidity for holders of Central Valley Community Bancorp common stock relative to the current trading liquidity of Service 1st Bancorp common stock.

        Cash Dividends.    Central Valley Community Bancorp has historically distributed to its shareholders a cash dividend. Receiving Central Valley Community Bancorp common stock as consideration in the merger, Service 1st Bancorp shareholders would benefit from anticipated future cash dividends paid by Central Valley Community Bancorp.

        Fairness Opinion.    The opinion delivered to the Service 1st Bancorp board of directors by Sandler O'Neill that, as of the date of the opinion and based upon and subject to the considerations in its opinion, the merger consideration was fair, from a financial point of view, to holders of Service 1st Bancorp common stock.

        Terms of the Merger.    The review by the Service 1st Bancorp board of directors with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement, including the exchange ratio and cash consideration offered by Central Valley Community Bancorp and, depending upon the outcome of a certain litigation matter, the possibility that some or all of the portion of the cash consideration deposited into the holdback escrow account may not be distributed to Service 1st Bancorp shareholders.

        Approvals.    The likelihood of receiving regulatory approvals in a timely fashion and the likelihood that the merger would be completed.

        Corporate Values.    The belief of the Service 1st Bancorp board of directors that the two companies share a common vision of the importance of customer service and that executive management and employees of Service 1st Bancorp and Central Valley Community Bancorp possess complementary skills and expertise.

        Reorganization.    The expectation that the merger will constitute a reorganization under Section 368(a) of the Code.

        In the course of its deliberations regarding the merger, the Service 1st Bancorp board of directors also considered the following factors, which the board of directors determined did not outweigh the expected benefits to Service 1st Bancorp and its shareholders:

        Integration Issues.    The challenges of combining the businesses, assets and workforces of Service 1st Bancorp and Central Valley Community Bancorp, which could affect our post-merger success, and the ability to achieve anticipated cost savings and other potential synergies.

        Fixed Exchange Ratio.    The fixed exchange ratio component of the merger consideration will not adjust to compensate for potential declines in the common stock price of Central Valley Community Bancorp prior to completion of the merger except under certain circumstances which would require that, among other things, there is a change in Central Valley Community Bancorp's common stock to a greater extent than the NASDAQ Bank Index.

        Insider Interests.    The interests of Service 1st Bancorp executive officers and directors with respect to the merger apart from their interests as holders of Service 1st Bancorp common stock, and the risk that these interests might influence their decision with respect to the merger, as described below in "The Merger—Interests of Certain Persons in the Merger."

        Competing Transactions.    The risk that the terms of the merger agreement, including provisions relating to the payment of a termination fee under specified circumstances, although required by Central Valley Community Bancorp as a condition to its willingness to enter into a merger agreement, could have the effect of discouraging other parties that might be interested in a transaction with Service 1st Bancorp from proposing such a transaction.

        Operational Restrictions.    The restrictions contained in the merger agreement on the operation of Service 1st Bancorp's business during the period between the signing of the merger agreement and completion of the merger.

        Risk of Termination.    The possibility that the merger might not be completed and the impact of a public announcement of the termination of the merger agreement on, among other things, the market price of Service 1st Bancorp common stock and Service 1st Bancorp operating results, particularly in light of the costs incurred in connection with the transaction.

        The foregoing discussion of the information and factors considered by the Service 1st Bancorp board of directors is not exhaustive, but includes all material factors considered by the board. In view of the wide variety of factors considered by the Service 1st Bancorp board of directors in connection with its evaluation of the merger and the complexity of these matters, the board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Service 1st Bancorp board of directors evaluated the factors described above, including asking questions of its executive management, Sandler O'Neill, and its legal advisors, and reached a consensus that the merger was in the best interests of Service 1st Bancorp and its shareholders. In considering the factors described above, individual members of the board of directors may have given different weights to different factors. The Service 1st Bancorp board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support its determination. It should be noted that this explanation of the board's reasoning (and all other information presented in this section) is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section of this proxy statement-prospectus entitled "A Warning about Forward-Looking Statements."

        After carefully evaluating the above factors, the board of directors of Service 1st Bancorp has determined that the merger, the merger agreement as amended, and the transactions contemplated by the merger agreement are advisable and in the best interests of Service 1st Bancorp and its shareholders. The board of directors has also determined that the merger agreement as amended, and the transactions contemplated by the merger agreement are consistent with, and in furtherance of, the long-term best interests of Service 1st Bancorp and its shareholders. Accordingly, the Service 1st Bancorp board of directors unanimously approved the merger agreement as amended, and unanimously recommends that the Service 1st Bancorp shareholders vote "FOR" approval of the principal terms of the merger agreement as amended, including the merger and the other transactions contemplated by the merger agreement.

Reasons of Central Valley Community Bancorp for the Merger and Recommendation of the Central Valley Community Bancorp Board of Directors

        The board of directors of Central Valley Community Bancorp believes the proposed merger with Service 1st Bancorp is fair and in the best interests of the shareholders, as well as its employees and the communities it serves. In reaching this conclusion, the board of directors discussed the proposed merger with its executive management and with its financial and legal advisors and considered the relative advantages and disadvantages of remaining independent rather than entering into the merger. The directors unanimously recommend that Central Valley Community Bancorp shareholders vote in favor of the merger agreement as amended, and consummation of the merger and the other transactions contemplated by the merger agreement.

        In approving the merger with Service 1st Bancorp, the Central Valley Community Bancorp board of directors considered numerous factors. The primary factors that favor the merger include, but are not limited to, the following:

        Future Prospects of Central Valley Community Bancorp.    Based on its understanding of the business, operations, financial condition, earnings, management and future prospects of Service 1st Bancorp, and in consultation with its financial advisor, the Central Valley Community Bancorp board of directors, believes that a business combination with Service 1st Bancorp will enable Central Valley Community Bancorp shareholders to participate in a combined company that would have enhanced future prospects compared to those that Central Valley Community Bancorp is likely to achieve on a stand-alone basis. In particular, Central Valley Community Bancorp believes that the geographic expansion resulting from the acquisition of Service 1st Bank's three offices in Lodi, Stockton, and Tracy, California, will provide Central Valley Community Bancorp with growth in a contiguous geographic region, with an entity that provides services and products that are consistent with those offered by Central Valley Community Bancorp to its customers. Had Central Valley Community Bancorp undertaken such expansion in the absence the merger, it would have incurred significant costs and risks in conducting such expansion. Central Valley Community Bancorp believes that its shareholders are better served by obtaining an established banking entity at a reasonable price.

        Competitive Issues.    The Board of Directors of Central Valley Community Bancorp considered the current and prospective economic and competitive environment facing the financial services industry generally, including the continued consolidation in the industry and the increased importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long-term. The Board of Directors of Central Valley Community Bancorp took into account the decline in equity prices of financial institutions, including Central Valley Community Bancorp and Service 1st Bancorp.

        Impact on Constituencies.    The economic effects of the proposed transaction on Central Valley Community Bancorp and Service 1st Bancorp, their employees, loan and deposit customers, creditors, and other elements of the communities in which Service 1st Bancorp operates.

        Complementary Business.    The complementary nature of the respective markets, customers and asset/liability mix of Central Valley Community Bancorp and Service 1st Bancorp.

        Financial Presentations.    The reports of Central Valley Community Bancorp's executive management and the financial presentation by KBW to the Central Valley Community Bancorp board of directors concerning the operations, financial condition and prospects of Service 1st Bancorp and the expected financial impact of the merger on the combined company, including pro forma assets, earnings, deposits and other financial metrics.

        Fairness Opinion.    The opinion delivered to the Central Valley Community Bancorp board of directors by KBW that, as of the date of the opinion and based upon and subject to the considerations in its opinion, the merger and the merger agreement are fair, from a financial point of view, to holders of Central Valley Community Bancorp common stock.

        Terms of the Merger.    The review by the Central Valley Community Bancorp board of directors with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement, including the exchange ratio and cash consideration offered by Central Valley Community Bancorp.

        Approvals.    The likelihood of receiving regulatory approvals in a timely fashion and the likelihood that the merger would be completed.

        Corporate Values.    The belief of the Central Valley Community Bancorp board of directors that the two companies share a common vision of the importance of customer service and that executive management and employees of Central Valley Community Bancorp and Service 1st Bancorp possess complementary skills and expertise.

        Reorganization.    The expectation that the merger will constitute a reorganization under Section 368(a) of the Code.

        In the course of its deliberations regarding the merger, the Central Valley Community Bancorp board of directors also considered the risks attendant to the merger, including without limitation, such factors as:

        Integration Issues.    The challenges of combining the businesses, assets and workforces of Central Valley Community Bancorp and Service 1st Bancorp, which could affect post-merger success, and the ability to achieve anticipated cost savings and other potential synergies.

        Fixed Exchange Ratio.    The fixed exchange ratio component of the merger consideration will not adjust to compensate for potential mismatches in the relative public pricing of the shares of stock of Central Valley Community Bancorp, except under certain circumstances which would require that, among other things, Central Valley Community Bancorp's common stock decreases in value to a greater extent than the NASDAQ Bank Index.

        Continued Risks in the Financial Services Industry Generally or Relating to California Real Estate Specifically.    The combination of Central Valley Community Bancorp and Service 1st Bancorp results in a larger combined entity that remains exposed to economic factors that have been unfavorable over the recent term for financial institutions and for lenders to real estate in California. Rather than diversifying away from such risks, the merger increases the exposure of Central Valley Community Bancorp to such risks.

        Risk of Termination.    The possibility that the merger might not be completed and the impact of a public announcement of the termination of the merger agreement on, among other things, the market price of Central Valley Community Bancorp common stock and Central Valley Community Bancorp operating results, particularly in light of the costs incurred in connection with the transaction.

        The foregoing discussion of the information and factors considered by the Central Valley Community Bancorp board of directors is not exhaustive, but includes all material factors considered by the board. In view of the wide variety of factors considered by the Central Valley Community Bancorp board of directors in connection with its evaluation of the merger and the complexity of these matters, the board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Central Valley Community Bancorp board of directors evaluated the factors described above, including asking questions of its executive management, KBW, and its legal advisors, and agreed the merger was in the best interests of Central Valley Community Bancorp and its shareholders.

        In considering the factors described above, individual members of the board of directors may have given different weights to different factors. The Central Valley Community Bancorp board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support its determination. It should be noted that this explanation of the board's reasoning (and all other information presented in this section) is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section of this proxy statement-prospectus entitled "A Warning about Forward-Looking Statements."

        After carefully evaluating the above factors, the board of directors of Central Valley Community Bancorp has determined that the merger, the merger agreement as amended, and the transactions contemplated by the merger agreement are advisable and in the best interests of Central Valley

Community Bancorp and its shareholders. The board of directors has also determined that the merger agreement as amended, and the transactions contemplated by the merger agreement as amended, are consistent with, and in furtherance of, the long-term best interests of Central Valley Community Bancorp and its shareholders. Accordingly, the Central Valley Community Bancorp board of directors unanimously approved the merger agreement as amended, and unanimously recommends that the Central Valley Community Bancorp shareholders vote "FOR" approval of the principal terms of the merger agreement as amended, including the merger and the other transactions contemplated by the merger agreement.

Structure of the Merger

        The merger agreement by and among Central Valley Community Bancorp, Central Valley Community Bank, Service 1st Bancorp and Service 1st Bank provides that Service 1st Bancorp will merge with and into Central Valley Community Bancorp, with Central Valley Community Bancorp as the surviving entity. Immediately following this merger, Service 1st Bank will be merged with and into Central Valley Community Bank, with Central Valley Community Bank as the surviving entity. After the merger, the headquarters and other offices of Central Valley Community Bancorp will be the headquarters and other offices of Central Valley Community Bancorp immediately prior to the mergers plus the banking offices of Service 1st Bancorp. Each share of Service 1st Bancorp common stock issued and outstanding (other than shares with respect to which dissenters' rights have been perfected) will be converted into the right to receive shares of Central Valley Community Bancorp common stock and cash. Each share of Central Valley Community Bancorp common stock outstanding will remain outstanding after the merger. Each share of Service 1st Bank common stock issued and outstanding immediately prior to the merger of Service 1st Bank with and into Central Valley Community Bank will be cancelled. Please read the sections entitled "The Merger—Calculation of Consideration to be Paid to Service 1st Bancorp Shareholders" and "The Merger—Dissenters' Rights of Central Valley Community Bancorp and Service 1st Bancorp Shareholders" for additional information.

Calculation of Consideration to be Paid to Service 1st Bancorp Shareholders

        Each share of Service 1st Bancorp common stock will be entitled to receive a pro rata amount of the aggregate merger consideration described below.

        Under the merger agreement, Central Valley Community Bancorp shall pay merger consideration to shareholders of Service 1st Bancorp consisting of the the Per Share Common Stock Component and Per Share Cash Component for each share of Service 1st Bancorp common stock. The Per Share Cash Component shall consist of (a) approximately $1.17, which shall be paid immediately in connection with the consummation of the merger, and (b) approximately $1.33, which shall be deposited into the Escrow Fund to indemnify Central Valley Community Bancorp and Central Valley Community Bank from and against certain litigation and credit-related costs, losses and other damages in connection with a loan participation agreement. After payments, if any, are made from the Escrow Fund in connection with the resolution of such litigation and credit-related matters, Service 1st Bancorp shareholders shall receive the remaining balance of the Per Share Cash Component from the Escrow Fund.

        In addition, the merger agreement provides that the total value of the merger consideration would be reduced by $250,000 (approximately $0.10 per share) if, prior to the effective time of the merger, certain real property owned by Service 1st Bancorp and Service 1st Bank (the "OREO Property") is sold for less than $1,364,000, or by $500,000 (approximately $0.21 per share) if, prior to the effective time of the merger, the OREO Property is not sold or is sold for less than $1,114,000, with any such reductions being pro rated between the Per Share Common Stock Component and Per Share Cash Component. The OREO Property was sold for over $1,800,000 by Service 1st Bank on June 30, 2008, and, consequently, such adjustment to the merger consideration will not apply.

        For purposes of this summary of the merger agreement, the Per Share Cash Component multiplied by the total number of issued and outstanding shares of Service 1st Bancorp common stock at the effective time of the merger is referred to as the "Total Cash Consideration"; the Per Share Common Stock Component multiplied by the total number of issued and outstanding shares of Service 1st Bancorp common stock at the effective time of the merger is referred to as the "Total Common Stock Consideration."

        In limited circumstances, changes in the stock price of Central Valley Community Bancorp common stock that vary materially from the performance of the NASDAQ Bank Index could permit either Central Valley Community Bancorp or Service 1st Bancorp to terminate the merger agreement, unless the other party elects to adjust the merger consideration and continue the transaction. See the section of this proxy statement-prospectus entitled "The Merger Agreement—Termination and Remedies."

        In addition, payments for any Service 1st Bancorp dissenting shares shall be deducted from the Total Cash Consideration, and the Per Share Cash Component and Per Share Common Stock Component will be adjusted proportionately, provided that the adjustment shall not increase the Total Common Stock Consideration. Specifically, after payment of the dissenting shares, each non-dissenting share will receive a proportionate value of the Total Common Stock Consideration and a proportionate value of the Total Cash Consideration less the payment for dissenting shares. As an example, if 10,000 Service 1st Bancorp shares were dissenting shares, and were paid cash of $6.50 per share (a total of $65,000), the Total Cash Consideration to be paid to non-dissenting shareholders would be reduced by $65,000 (approximately $0.03 per share of Service 1st Bancorp stock). The Per Share Common Stock Component payable to Service 1st Bancorp shareholders would be adjusted upward (in this example, to approximately 0.68468 share of Central Valley Community Bancorp stock per share of Service 1st Bancorp stock).

        Of the Total Cash Consideration of approximately $5,971,847, a total of $3,500,000 will be placed in the Escrow Fund. Accordingly, if dissenting shares are paid $2,471,847 or more in cash, it is possible that Service 1st Bancorp shareholders would receive immediate payment consisting solely of Central Valley Community Bancorp common stock in exchange for their Service 1st Bancorp common stock.

  Escrow Fund

        All or a portion of the remaining Total Cash Consideration, after payment for any dissenting shares, will be placed into the Escrow Fund up to a maximum of $3,500,000, provided that if the remaining cash consideration is less than this amount, then a portion of the common stock consideration shall be deposited into the Escrow Fund to make up the difference. Central Valley Community Bank and one or more representatives of the former shareholders of Service 1st Bancorp will appoint a bank or trust company to administer the Escrow Fund in accordance with the terms of an escrow agreement signed among the parties.

        The Escrow Fund will be used, if necessary, to indemnify Central Valley Community Bancorp and Central Valley Community Bank from all losses and liabilities that are caused by or arise from or in connection with: (i) Loan Participation Agreement; (ii) the loan covered by the Loan Participation Agreement; and/or (iii) the Regent Litigation. The Regent Litigation is described in detail in a Service 1st Bancorp's report on Form 8-K filed with the Securities and Exchange Commission on May 15, 2008. In summary, subject to the disclosure contained in such Form 8-K (including the complaint filed as an exhibit thereto), the plaintiff, Regent Hotel LLC, a California limited liability company and subsidiary of Regent Development, Inc., a California corporation, filed the Regent Litigation naming as defendants, First Bank in its capacity as the lead bank in a loan participation and East West Bank and Service 1st Bank in their capacities as loan participant banks. The plaintiff claims that First Bank refused to fund a construction loan draw request and that East West Bank and Service 1st Bank interfered in the relationship between the plaintiff and First Bank which affected the decision by First Bank not to fund the draw request. Service 1st Bank is a participant to the extent of a 9.915 percentage share equal to $4,000,000 in First Bank's $40,342,000 construction loan to the plaintiff. Plaintiff's prayer for damages includes general, consequential and incidental damages according to proof in an amount in excess of $10 million, punitive damages, pre-judgment interest, costs of suit including reasonable attorneys fees and such other relief as the Court deems just and proper. Under the provisions of the Loan Participation Agreement, each of the participants has the obligation to pay a pro rata share of the Regent Litigation legal expenses, subject to limited exceptions.

        There has been no substantive change in the Regent Litigation since it was filed on May 1, 2008 in Sacramento Superior Court. No discovery has been taken, and none is scheduled. On July 3, 2008, First Bank filed its action for judicial foreclosure, appointment of receiver, and breach of guaranties against the plaintiff, John Thomas, Darrell Petray, Regent Development, Inc., and Thomas Holdings, LLC. in San Joaquin Superior Court. On July 10, 2008, First Bank obtained an ex parte order for the appointment of a receiver to operate the hotel, which was not opposed by the plaintiff, and the receiver is in place operating the hotel. On or around July 14, 2008, the plaintiff and First Bank stipulated to transfer the lender liability action from Sacramento County to the San Joaquin County, and a hearing on that stipulation to obtain court approval for a change of venue is scheduled for August 27, 2008. We anticipate that the parties will commence discovery once the lender liability action is transferred to San Joaquin Superior Court.

        Factors considered by the parties in determining the amount to be deposited into the Escrow Fund include the potential litigation expense, potential exposure for damages, potential insurance coverage, credit quality regarding the participation, Service 1st Bancorp's existing allowance for loan and lease losses, as well as its obligation to conform its allowance methodology with Central Valley Community Bank's methodology and accrue an additional $4,500,000 to the allowance under the merger agreement, public relations, likelihood of settlement, the value of the collateral, disruption to the organization and the possibility that the loan would be set on a non-accrual basis. Central Valley Community Bancorp proposed that the Escrow Fund should be set at $4,000,000, and after negotiations, the parties agreed to set the aggregate Escrow Fund amount at $3,500,000.

        The Escrow Fund will terminate upon the later of (a) the date upon which the Regent Litigation is resolved completely by written settlement agreement or judgment, and all appeals have been finally decided and/or all applicable time periods for appeals have expired, and (b) either (i) the date upon which all amounts owed under the Loan Participation Agreement are irrevocably received by Central Valley Community Bank (as successor to Service 1st Bank by virtue of the merger) or (ii) the date that is six (6) months immediately following any revision to the loan by written agreement between the parties provided that all required payments are made by the borrower during such six (6)-month period. Upon termination of the Escrow Fund, the remaining funds will be proportionately distributed from the Escrow Fund to the former Service 1st Bancorp shareholders (other than those who perfected dissenters rights) and holders of in-the-money common stock options. Central Valley Community Bancorp will provide annual reports to beneficiaries of the Escrow Fund, showing assets and disbursements from the Escrow Fund, prepared in accordance with generally accepted accounting principles, together with a summary of the actions taken by the Escrow Agent during the year.

        The parties expect that Service 1st Bancorp shareholders will be taxed on the fair market value of the approximately $1.33 per share of merger consideration that is deposited into the Escrow Fund, notwithstanding that the full value, or even any portion, of the Escrow Fund may not be distributed during calendar 2008 or at all. Accordingly, Service 1st Bancorp shareholders would bear tax on cash that they did not receive during calendar 2008 and may never receive. See the section of this proxy statement-prospectus entitled "The Merger—Certain Federal Income Tax Consequences."

  Fractional Shares

        It is very likely that most of Service 1st Bancorp's shareholders will be entitled to receive a fractional interest of a share of Central Valley Community Bancorp common stock in addition to a whole number of shares of Central Valley Community Bancorp common stock. The merger agreement provides that, in lieu of receiving a fractional share, Service 1st Bancorp's shareholders entitled to a fractional share will receive cash equal to the value of the fractional interest, calculated by reference to the average closing price for Central Valley Community Bancorp common stock on the NASDAQ Capital Market during a consecutive twenty trading day period prior to the date that is the later of ten days before the closing date or the date on which Service 1st Bancorp shareholders approve the merger. No holder of a fractional interest will be entitled to dividends, voting rights or any other rights in respect of the fractional share interest.

Certain Federal Income Tax Consequences

        The following discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the merger. Service 1st Bancorp and Central Valley Community Bancorp will not bear any expenses incurred by any shareholder arising from disputes with the IRS or any state or foreign tax agency over the tax consequences of the merger.

        The following discussion summarizes the material U.S. federal income tax consequences of the merger generally applicable to "U.S. holders" (as defined below) of Service 1st Bancorp common stock. This discussion is based upon the provisions of the Internal Revenue Code of 1986 (the "Code"), applicable current and proposed United States Treasury Regulations, judicial authorities and administrative rulings and practice, all as in effect as of the date of this proxy statement-prospectus, and all of which are subject to change, possibly on a retroactive basis.

        This discussion assumes that the U.S. holders hold Service 1st Bancorp common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of United States federal income taxation that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special treatment under the United States federal income tax laws. For example, this discussion does not address the different impacts on insurance companies, dealers or brokers in securities or currencies, traders in securities who elect mark-to-market treatment, tax-exempt organizations, financial institutions, mutual funds, entities or arrangements treated as partnerships for United States federal income tax purposes (and holders holding Service 1st Bancorp common stock through such entities or arrangements), United States expatriates, holders liable for the alternative minimum tax, holders who hold Service 1st Bancorp common stock as part of a hedging, "straddle," constructive sale, conversion or other integrated transaction, non-U.S. holders, and holders who acquired their Service 1st Bancorp common stock through the exercise of employee stock options or other compensation arrangements. In addition, the discussion does not address any aspects of foreign, state, local, estate or gift taxation that may be applicable to a U.S. holder.

        Holders of Service 1st Bancorp common stock are urged to consult with their own tax advisors as to the particular tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of Service 1st Bancorp common stock that is for United States federal income tax purposes (i) a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (iii) a trust if it (a) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person; or (iv) an estate the income of which is subject to United States federal income tax regardless of its source.

        The United States federal income tax consequence to a partner in an entity or arrangement treated as a partnership, for United States federal income tax purposes, that holds Service 1st Bancorp common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Service 1st Bancorp common stock are urged to consult their own tax advisors.

        Central Valley Community Bancorp and Service 1st Bancorp have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to Central Valley Community Bancorp's obligation and Service 1st Bancorp's obligations to complete the merger that each receive an opinion of counsel, dated the closing date of the merger, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that each of Central Valley Community Bancorp and Service 1st Bancorp will be a party to the reorganization within the meaning of Section 368(b) of the Code. These opinions will be based on facts, representations and assumptions set forth or referred to in the opinions and on representation letters from Central Valley Community Bancorp and Service 1st Bancorp.

        While receipt of opinions of counsel on the tax consequences of the merger is a condition to the closing, an opinion of counsel is not a guaranty of a result as it merely represents counsel's best legal judgment and is not binding on the Internal Revenue Service or any court. Neither Central Valley Community Bancorp nor Service 1st Bancorp intends to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

  Tax Consequences of the Merger Generally

        A legal opinion by Downey Brand LLP, counsel to Central Valley Community Bancorp, stating that (subject to the assumptions and qualifications set forth therein) the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code is filed with the registration statement of which this proxy statement-prospectus is part and Central Valley Community Bancorp bases its disclosures herein on such opinion. In a reorganization, neither Service 1st Bancorp nor Central Valley Community Bancorp will recognize gain or loss as a result of the merger, and the material United States federal income tax consequences of the merger to U.S. holders of Service 1st Bancorp common stock are, in general, as follows.

        A U.S. holder that pursuant to the merger exchanges its shares of Service 1st Bancorp common stock for a combination of Central Valley Community Bancorp common stock and cash (other than cash received in lieu of a fractional share) will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the excess, if any, of the sum of the amount of cash (plus the value of the shareholder's right to receive escrowed cash if the open transaction doctrine or any other applicable gain recognition deferral technique do not apply as described below; and the fair market value of the Central Valley Community Bancorp common stock received, over the adjusted tax basis of the Service 1st Bancorp common stock surrendered in exchange therefor and (2) the amount of cash (plus the escrowed cash) received by the U.S. holder.

        Gain or loss will be determined separately for each block of Service 1st Bancorp shares (i.e., shares acquired at the same price per share in a single transaction) surrendered pursuant to the merger. If a U.S. holder of Service 1st Bancorp common stock acquired different blocks of Service 1st Bancorp common stock at different times or different prices, the holder should consult the holder's tax advisor regarding the manner in which gain or loss should be determined. Gain recognized upon the exchange generally will be capital gain, unless the receipt of cash by a U.S. holder has the effect of a distribution of a dividend, in which case the gain will be treated as dividend income to the extent of the U.S. holder's ratable share of Service 1st Bancorp's current or accumulated earnings and profits as calculated for U.S. federal income tax purposes. Any recognized gain generally will be long-term capital gain if, as of the effective date of the merger, the U.S. holder's holding period with respect to the Service 1st Bancorp common stock surrendered exceeds one year. The maximum federal income tax rate on net long-term capital gain recognized by individuals is 15% under current law. There are currently no preferential tax rates for long-term capital gains recognized by corporations.

        In general, the determination as to whether the receipt of cash has the effect of a distribution of a dividend depends upon whether and to what extent the transactions related to the merger will be deemed to meaningfully reduce a U.S. holder's percentage ownership of the companies following the merger. For purposes of that determination, a U.S. holder will be treated as if it first exchanged all of the U.S. holder's Service 1st Bancorp common stock solely for Central Valley Community Bancorp common stock, and then a portion of that stock was immediately redeemed by Central Valley Community Bancorp for the cash (plus escrowed cash) that the U.S. holder actually received in the merger. In most cases the Internal Revenue Service has indicated that a reduction in the interest of a minority stockholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment.

        In determining whether or not the receipt of cash has the effect of a distribution of a dividend, certain constructive ownership rules must be taken into account. A U.S. holder is urged to consult its tax advisors about the possibility that all or a portion of any cash (including the escrowed cash) received in exchange for Service 1st Bancorp common stock will be treated as a dividend.

        The aggregate tax basis of the Central Valley Community Bancorp common stock received (including any fractional shares deemed received and exchanged for cash) by a U.S. holder that exchanges its shares of Service 1st Bancorp common stock for a combination of Central Valley Community Bancorp common stock and cash will be equal to the aggregate adjusted tax basis of the shares of Service 1st Bancorp common stock surrendered, reduced by the amount of cash received by the holder (including the escrowed cash but excluding any cash received instead of fractional shares of Central Valley Community Bancorp common stock) and increased by the amount of gain, if any, recognized by the holder (excluding any gain recognized with respect to cash received instead of fractional shares of Central Valley Community Bancorp common stock) on the exchange.

        The holding period of the Central Valley Community Bancorp common stock received (including any fractional shares deemed received and exchanged for cash) will include the holding period of the Service 1st Bancorp common stock surrendered. U.S. holders should consult their tax advisors regarding the manner in which cash and Central Valley Community Bancorp common stock should be allocated among the holder's shares of Service 1st Bancorp common stock and the manner in which the above rules would apply in the U.S. holder's particular circumstances.

  Treatment of the Escrow Fund

        A U.S. holder's share of the Escrow Fund should not be reported as an installment sale because the Service 1st Bancorp common stock is considered to be traded on an "established securities market" under Section 453(k)(2)(A) of the Code and is thus not eligible for the installment method. Instead, the U.S. holder may report the receipt of its share of the Escrow Fund, for the taxable year encompassing the Effective Time, either by (1) determining the fair market value of its pro rata share of the expected Escrow Fund distributions and adding it to the cash consideration actually received (the "Fair Market Value Method"), or (2) only reporting its pro rata share of the Escrow Fund by determining that the Escrow Fund distributions are so contingent and speculative so as to make it impossible to value them, and thus qualify for the "open transaction" doctrine (the "Open Transaction

Method"). The ability of a U.S. holder to use the Open Transaction Method is generally limited to rare and extraordinary cases.

        If a U.S. holder reports its pro rata share of the Escrow Fund under the Fair Market Value Method, then to the extent that actual distributions from the Escrow Fund differ from their estimated value, then U.S. holder (1) will be required report a gain in future years if the actual amounts received are in excess of the original estimated value, and (2) may be able to either (A) report a capital loss or (B) increase the basis in its Central Valley Community Bancorp common stock received in the merger if the actual amounts received are less than the original estimated value. If a U.S. holder reports its pro rata shares of the Escrow Fund under the Open Transaction Method, then subsequent distributions from the Escrow Fund are reportable when received. It is possible that the IRS may not agree that the Open Transaction Method is available and assess penalties and interest plus additional taxes for the year that includes the Effective Time.

        The U.S. holders should be considered the owners of their pro rata share of the escrowed funds and should be taxed on their pro rata share of the periodic earnings (including, but not limited to, interest income) on the escrowed funds on an annual basis. A portion of any escrowed cash and/or earnings thereon may be characterized as ordinary interest income for United States federal income tax purposes under the imputed interest rules of the Code. As a result, a portion of any payments made to the U.S. holders from the escrow at a date later than the merger may be recharacterized as interest income; applicable tax law may allocate payments between interest and sales proceeds, whether or not the parties have done so. Generally, the amount of imputed interest income, if any, on the escrowed cash should be determined by comparing the actual interest earned by the U.S. holders with respect to the escrowed cash to the applicable federal rate in effect for the month in which the Effective Time of the merger occurs.

        The taxation of cash escrow arrangements and the interest (both actual and imputed) is complex and uncertain. Each U.S. holder is urged to consult its tax advisor regarding the tax consequences of the Escrow Fund.

  Dissenting Shares

        A U.S. holder who receives cash in respect of dissenting Service 1st Bancorp common shares will generally recognize capital gain or loss equal to the difference between the amount of cash received and such shareholder's basis in the dissenting shares unless such shareholder actually or constructively owns Central Valley Community Bancorp common stock before the merger and the payment to such shareholder has the effect of a distribution of a dividend. In such case, some or all of the payment could be taxed as dividend income. U.S. holders who dissent from the merger are urged to consult their own tax advisors.

  Cash Instead of Fractional Shares

        A U.S. holder who receives cash instead of a fractional share of Central Valley Community Bancorp common stock generally will be treated as having received such fractional share pursuant to the merger and then as having received cash in exchange for such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the tax basis allocated to such fractional share of Central Valley Community Bancorp common stock. Such gain or loss generally will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the fractional share (including the holding period for the shares of Service 1st Bancorp common stock surrendered therefor) is greater than one year.

  Backup Withholding

        Non-corporate U.S. holders may be subject to backup withholding (currently at a rate of 28%), on cash payments received in the merger. Backup withholding will not apply, however, to a U.S. holder who:

  (a)
  furnishes to a correct taxpayer identification number and certifies, under penalties of perjury, that such U.S. holder is not subject to backup withholding on a Form W-9 (or appropriate substitute), and otherwise complies with applicable requirements of the backup withholding rules; or

  (b)
  is a corporation or otherwise exempt from backup withholding and, when required, demonstrates this fact.

        A U.S. holder who fails to provide the correct taxpayer identification number on Form W-9 (or appropriate substitute) may be subject to penalties imposed by the IRS. Each U.S. holder should complete and sign the substitute Form W-9 that is part of the letter of transmittal to be returned to the exchange agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner acceptable to the exchange agent. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. holder's United States federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

  Reporting Requirements

        Certain significant U.S. holders (generally those who own at least five percent of Service 1st Bancorp's common stock) may be required to attach a statement to their tax returns for the taxable year in which the merger is completed that contains the information set forth in Section 1.368-3(b) of the Treasury regulations. The statement would include the fair market value of, and such U.S. holder's tax basis in, the Service 1st Bancorp common stock surrendered in the merger. U.S. holders are urged to consult their own tax advisors as to the necessity of attaching such a statement to their tax returns.

        This summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Holders are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Regulatory Approvals

        The merger of Central Valley Community Bancorp and Service 1st Bancorp is subject to receipt of certain regulatory approvals and the filing of certain related notices, including the following:

  •
  The merger requires the notification of the Board of Governors of the Federal Reserve System, or the Federal Reserve Board, pursuant to 12 C.F.R. Section 225.12(d)(2).

  •
  The bank merger requires the approval of the Federal Deposit Insurance Corporation under the Bank Merger Act pursuant to 12 U.S.C. Section 1828(c).

  •
  The bank merger requires the approval of the California Department of Financial Institutions pursuant to Section 4880 et seq. of the California Financial Code.

        Applications for prior approval of the bank merger by the Federal Deposit Insurance Corporation and the California Department of Financial Institutions were mailed on July 2, 2008. The application for approval of the bank merger by the California Department of Financial Institutions was approved on August 6, 2008. The Federal Deposit Insurance Corporation application was approved September 5, 2008. Notice to the Board of Governors of the Federal Reserve System was transmitted on August 21, 2008. The Federal Deposit Insurance Corporation approval is subject to an additional 15 days to give the Department of Justice the opportunity to complete its review of the bank merger on antitrust grounds. No assurance can be provided that the Department of Justice will not challenge the bank merger. The absence of any unduly burdensome conditions relating to the bank merger that would materially adversely affect the economic benefits of the merger is a condition to the consummation of the bank merger.

  Statutory Waiting Period

        Under federal banking laws, a 30-day waiting period (15 days with the concurrence of the Department of Justice) must expire following the Federal Deposit Insurance Corporation's approval of the merger. Within that waiting period, the Department of Justice may file objections to the merger under federal antitrust laws. The Department of Justice could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger unless divestiture of an acceptable number of branches to a competitively suitable purchaser can be made. If the Department of Justice commences an action challenging the merger on antitrust grounds during either the 30-day or 15-day waiting periods, commencement of that action would stay the effectiveness of the regulatory approvals, unless a court of competent jurisdiction specifically orders otherwise.

        The merger cannot proceed prior to the expiration of the statutory waiting period, but all regulatory approvals have been received.

Resale of Central Valley Community Bancorp Common Stock

        The shares of Central Valley Community Bancorp common stock that you receive as a result of the merger will be registered under the Securities Act of 1933 as amended, or the Securities Act. You may freely trade these shares of Central Valley Community Bancorp common stock if you are not considered an "affiliate" of Service 1st Bancorp, as that term is defined in the federal securities laws. Generally, an "affiliate" of Service 1st Bancorp is any person or entity directly or indirectly controlling or who is controlled by or is under common control with Service 1st Bancorp. Service 1st Bancorp's affiliates generally include directors, certain executive officers and holders of 10% or more of Service 1st Bancorp's common stock.

        Service 1st Bancorp's affiliates may not sell their shares of Central Valley Community Bancorp common stock acquired in the merger, unless those shares are registered pursuant to an effective registration statement under the Securities Act, or by complying with Securities Act Rule 144 or Rule 145 or another applicable exemption from the registration requirements of the Securities Act. Central Valley Community Bancorp may also place restrictive legends on certificates representing shares of Central Valley Community Bancorp common stock issued to all persons considered "affiliates" of Service 1st Bancorp.

Certain Effects of the Merger

        The merger agreement requires Service 1st Bancorp to merge into Central Valley Community Bancorp, with Central Valley Community Bancorp as the surviving entity. Immediately following this merger, Service 1st Bank will be merged with and into Central Valley Community Bank, with Central Valley Community Bank as the surviving entity. After the mergers, the headquarters and other offices of Central Valley Community Bancorp shall be the headquarters and other offices of Central Valley Community Bancorp immediately prior to the merger plus the banking offices of Service 1st Bancorp.

        The directors and officers of Central Valley Community Bancorp immediately prior the merger shall be the directors and officers of Central Valley Community Bancorp after the merger. The directors and officers of Central Valley Community Bank immediately prior the merger shall be the directors and officers of Central Valley Community Bank after the merger.

        One current executive of Service 1st Bancorp and one current executive of Service 1st Bank are expected to retain positions with Central Valley Community Bank, but are not expected to be officers of Central Valley Community Bancorp. As for the remaining employees of Service 1st Bancorp and Service 1st Bank, Central Valley Community Bancorp has evaluated its employment needs and communicated its initial thoughts and expectations to Service 1st Bancorp. Central Valley Community Bancorp will continue to monitor its employment needs on an ongoing basis and communicate any such needs to Service 1st Bancorp. The parties understand, and the Service 1st Bancorp employees have been informed, that not all of the Service 1st Bancorp employees will remain as long-term employees of the combined company.

Interests of Certain Persons in the Merger

        Service 1st Bancorp's directors and executive officers have interests in the merger in addition to their interests as Service 1st Bancorp shareholders. Information regarding the number of shares of Service 1st Bancorp common stock owned by the directors and executive officers, plus their stock options, is provided under "Security Ownership of Service 1st Bancorp Management" at page 27. Service 1st Bancorp's Directors were aware of these interests and considered them, among other matters, in approving the merger agreement.

        The directors of Service 1st Bancorp entered into agreements to vote their shares in favor of the merger. The Service 1st Bancorp and Service 1st Bank executive officers ("Service 1st Executives") entered into non-solicitation agreements. Under the foregoing agreements, those individuals who were also holders of Service 1st Bancorp options also agreed not to exercise those options prior to the merger.

        All outstanding Service 1st Bancorp common stock options will become fully vested prior to the effective time of the merger, and Service 1st Bancorp shall purchase each outstanding and unexercised common stock option for an amount equal to the Per Share Merger Consideration less the exercise price in respect of each such common stock option, with a portion of such purchase price to be paid into and subject to the Escrow Fund. All option holders, including the Service 1st Bancorp directors and Service 1st Executives, have agreed to accept a cash payment in return for all of their rights in and to their options.

        Of the outstanding Service 1st Bancorp common stock options outstanding on May 28, 2008, options for 305,750 shares of common stock were held by Service 1st Bancorp directors and executive officers, of which options for 188,250 shares of common stock were in-the-money. The estimated cash out value of those options to each of the Service 1st Bancorp directors and executive officers (except Susan H. Lenz who holds no options) is set out in the table below. The calculations in this table assume the Per Share Merger Consideration is $9.52 (composed of $2.50 as the Per Share Cash

Component and 0.681818 shares of Central Valley Community Bancorp Common Stock with an assumed value of $10.29, the closing sale price on May 27, 2008, as the Per Share Stock Component).

Option Holder	Total Option Shares	In-the-Money Options	Total Cash Payable for In-the Money Option Shares	Cash Allocated to Escrow Fund
Dean F. Andal	15,375	7,875	$1,733	$1,733
Robert E. Bloch	31,125	23,625	$82,451	$31,421
John O. Brooks	54,375	39,375	$124,819	$52,369
Patrick Carman	23,250	15,750	$49,928	$20,948
Eugene C. Gini	15,375	7,875	$24,964	$10,474
Bryan R. Hyzdu	46,500	31,500	$99,855	$41,895
Robert D. Lawrence	5,000	—	—	—
Frances C. Mizuno	15,375	7,875	$24,964	$10,474
Richard R. Paulsen	15,375	7,875	$24,964	$10,474
Toni Marie Raymus	15,375	7,875	$24,964	$10,474
Shannon Reinard	22,500	15,000	$3,300	—
Michael K. Repetto	15,375	7,875	$24,964	$10,474
Anthony F. Souza	15,375	7,875	$24,964	$10,474
Donald L. Walters	15,375	7,875	$24,964	$10,474
All named individuals as a group (14 persons)	305,750	188,250	$536,834	$221,684

        The Service 1st Executives, John O. Brooks, Bryan R. Hyzdu, Robert E. Bloch, Patrick Carman, and Shannon Reinard, have compensation arrangements with Service 1st Bancorp or Service 1st Bank that will be affected by the merger, or whose payment provisions will be triggered by the merger. Messrs. Brooks and Bloch and Ms. Reinhard are expected to terminate employment at or immediately following the effective date of the merger; Messrs. Hyzdu and Carman are expected to remain with Central Valley Community Bank.

        The terms of the existing Service 1st Executive compensation arrangements are summarized below, followed by a discussion of the expected impact of the merger on those compensation arrangements, including amendments specified in the merger agreement:

  Executive Employment Agreements

        Service 1st Bancorp has entered into employment agreements with the Service 1st Executives. Each such employment agreement includes the following terms:

  •
  an annual base salary that includes an auto allowance, which is subject to annual adjustment increase;

  •
  an annual bonus payment in an amount to be determined in the discretion of the Board of Directors based upon Service 1st Bancorp's profitability and implementation of strategic plans;

  •
  four (4) weeks annual vacation;

  •
  group life, health and disability insurance benefits;

  •
  reimbursement of business expenses incurred on behalf of Service 1st Bancorp; and

  •
  continuation of group insurance coverage for the executive officer and his or her dependents at the expense of Service 1st Bancorp for a period of one hundred eighty (180) days from the date of termination without cause or upon termination or the occurrence of certain events deemed to be the equivalent of termination following a change in control.

        John Brooks Employment Agreement.    Service 1st Bancorp and John O. Brooks entered into an employment agreement dated July 15, 2004, which replaced a prior employment agreement dated November 1, 2000. Mr. Brooks currently serves as the Chairman of the Board of Directors and Chief Executive Officer of Service 1st Bancorp and the Bank, and Chairman of the Board of Directors of Charter Services Group, Inc. The employment agreement has a two (2) year term, subject to renewal and termination rights of Service 1st Bancorp and Mr. Brooks. In addition to the terms described above, Mr. Brooks' employment agreement provides:

  •
  severance payments upon involuntary termination without cause equal to twelve (12) months of base salary, payable in bi-monthly installments, commencing with the month immediately following the termination; and

  •
  severance payments upon involuntary termination or certain events deemed to be the equivalent of termination occurring within twenty-four (24) months following a change in control, or upon voluntary resignation at any time during the period commencing on the expiration of six (6) months following a change in control through the expiration of twelve (12) months following a change in control, equal to twenty-four (24) months of base salary, payable in lump sum within thirty (30) days of any such termination, event or resignation.

        Bryan Hyzdu Employment Agreement.    Service 1st Bancorp and Bryan R. Hyzdu entered into an employment agreement dated July 15, 2004, which replaced a prior severance agreement dated November 1, 2002. Mr. Hyzdu currently serves as the President of Service 1st Bancorp and President and Chief Executive Officer of Charter Services Group, Inc. The employment agreement has a three (3) year term, subject to renewal and termination rights of Service 1st Bancorp and Mr. Hyzdu. In addition to the terms described above, Mr. Hyzdu's employment agreement provides:

  •
  severance payments upon involuntary termination without cause equal to twelve (12) months of base salary, payable in bi-monthly installments, commencing with the month immediately following the termination; and

  •
  severance payments upon involuntary termination or certain events deemed to be the equivalent of termination occurring within twenty-four (24) months following a change in control, or upon voluntary resignation at any time during the period commencing on the expiration of six (6) months following a change in control through the expiration of twelve (12) months following a change in control, equal to twenty-four (24) months of base salary, payable in lump sum within thirty (30) days of any such termination, event or resignation.

        Robert Bloch Employment Agreement.    Service 1st Bancorp and Robert E. Bloch entered into an employment agreement dated July 15, 2004, which replaced a prior offer of employment letter by the Bank dated February 26, 2001. Mr. Bloch currently serves as Executive Vice President and Chief Financial Officer of Service 1st Bancorp, the Bank and Charter Services Group, Inc. The employment agreement has a three (3) year term, subject to renewal and termination rights of Service 1st Bancorp and Mr. Bloch. In addition to the terms described above, Mr. Bloch's employment agreement provides:

  •
  severance payments upon involuntary termination without cause equal to six (6) months of base salary, payable in bi-monthly installments, commencing with the month immediately following the termination; and

  •
  severance payments upon involuntary termination or certain events deemed to be the equivalent of termination occurring within twenty-four (24) months following a change in control, or upon voluntary resignation at any time during the period commencing on the expiration of six (6) months following a change in control through the expiration of twelve (12) months following a change in control, equal to twelve (12) months of base salary, payable in lump sum within thirty (30) days of any such termination, event or resignation.

        Patrick Carman Employment Agreement.    Service 1st Bancorp and Patrick Carman entered into an employment agreement dated July 15, 2004, which replaced a prior offer of employment letter by the Bank dated May 26, 2000. Mr. Carman currently serves as President and Chief Operating Officer/Chief Credit Officer of the Bank. The employment agreement has a three (3) year term, subject to renewal and termination rights of Service 1st Bancorp and Mr. Carman. In addition to the terms described above, Mr. Carman's employment agreement provides:

  •
  severance payments upon involuntary termination without cause equal to six (6) months of base salary, payable in bi-monthly installments, commencing with the month immediately following the termination; and

  •
  severance payments upon involuntary termination or certain events deemed to be the equivalent of termination occurring within twenty-four (24) months following a change in control, or upon voluntary resignation at any time during the period commencing on the expiration of six (6) months following a change in control through the expiration of twelve (12) months following a change in control, equal to twelve (12) months of base salary, payable in lump sum within thirty (30) days of any such termination, event or resignation.

        Shannon Reinard Employment Agreement.    Service 1st Bancorp and Shannon Reinard entered into an employment agreement dated July 15, 2004, which replaced an offer letter dated February 7, 2002. Ms. Reinard currently serves as Executive Vice President and Operations Manager of the Bank. The employment agreement has a three (3) year term, subject to renewal and termination rights of Service 1st Bancorp and Ms. Reinard. In addition to the terms described above, Ms. Reinard's employment agreement provides:

  •
  severance payments upon involuntary termination without cause equal to six (6) months of base salary, payable in bi-monthly installments, commencing with the month immediately following the termination; and

  •
  severance payments upon involuntary termination or certain events deemed to be the equivalent of termination occurring within twenty-four (24) months following a change in control, or upon voluntary resignation at any time during the period commencing on the expiration of six (6) months following a change in control through the expiration of twelve (12) months following a change in control, equal to twelve (12) months of base salary, payable in lump sum within thirty (30) days of any such termination, event or resignation.

  Executive Salary Continuation Agreements

        Recognizing the importance of building and retaining a competent management team, additional agreements were entered into with Messrs. Brooks, Hyzdu, Bloch and Carman effective as of September 10, 2003, and with Ms. Reinard effective as of June 1, 2005, in each case to provide supplemental retirement benefits to the Service 1st Executives. The agreements for Messrs. Hyzdu, Bloch and Carman were amended on August 8, 2005, among other matters, to:

  •
  conform certain benefit factors among the agreements for Messrs. Hyzdu, Bloch, Carman and Ms. Reinard including age, service and compensation factors;

  •
  adjust the annual retirement benefit payments to the amounts specified below to reflect such factors and cost of living adjustments based thereon; and

  •
  change the normal retirement age from sixty-six (66) to age sixty-five (65).

        The terms of the Salary Continuation Agreements include the amounts that each Service 1st Executive will receive upon the occurrence of certain specified events, including normal retirement and, in the case of Mr. Hyzdu and Ms. Reinard, early retirement on or after a specified age coinciding with fifteen (15) years of service. The Salary Continuation Agreements provide for the following annual retirement benefit payments:

  •
  forty thousand dollars ($40,000) for Mr. Brooks at age sixty-six (66);

  •
  one hundred thirty-three thousand dollars ($133,000) for Mr. Hyzdu at age sixty-five (65) and a reduced amount upon early retirement beginning at age fifty-six (56) or thereafter and prior to normal retirement ranging from seventy-seven thousand nine hundred seventy-four dollars ($77,974) to one hundred twenty-six thousand eight hundred eighty-six dollars ($126,886);

  •
  seventy-one thousand dollars ($71,000) for Mr. Bloch at age sixty-five (65);

  •
  seventy-seven thousand dollars ($77,000) for Mr. Carman at age sixty-five (65); and

  •
  sixty-four thousand dollars ($64,000) for Ms. Reinard at age sixty-five (65) and a reduced amount upon early retirement beginning at age fifty-nine (59) or thereafter and prior to normal retirement ranging from thirty eight thousand one hundred eighteen dollars ($38,118) to fifty-eight thousand eight hundred thirty-eight dollars ($58,838).

        Supplemental retirement benefits payable under the Salary Continuation Agreements are to be paid in equal monthly installments over a fifteen (15) year period. In the event of a Service 1st Executive's death, all remaining amounts due are paid to the Service 1st Executive's designated beneficiary over the remaining payout period. Other events which may affect the timing of benefit payments or the amount to be paid include the following:

  •
  Upon disability prior to normal retirement, or early termination other than for cause, death, disability or a change in control, the executive officer is entitled to a lesser benefit amount which is payable in one lump sum payment within thirty (30) days following the event. The amount of the benefit is based upon an accrual balance representing the liability accrued to satisfy the benefit payments due to the executive officer;

  •
  Upon termination within a specified period following a change in control, the executive officer is entitled to receive the normal retirement benefit described above, in equal monthly installments for fifteen (15) years beginning in the month following the executive officer's attainment of normal retirement age; and

  •
  To the extent that any payments (when combined with other payments triggered by a change in control) would be "excess parachute payments" for purposes of the Code, the Service 1st Executive's supplemental retirement benefits are reduced.

        In addition, Service 1st Bank entered into endorsement split dollar insurance agreements and executive bonus agreements with Messrs. Brooks, Hyzdu, Bloch and Carman and with Ms. Reinard. The split dollar agreements provide for the payment of certain death benefits to the Service 1st Executives' beneficiaries. The executive bonus agreements provide for the payment of annual bonuses to the Service 1st Executives for payment of taxes on income recognized by the Service 1st Executives in connection with the split dollar agreements.

        Service 1st Bank acquired whole life insurance policies on the lives of the Service 1st Executives to provide the promised death benefits under the split dollar agreements and to provide cash for the payment of retirement benefits under the Salary Continuation Agreements. Service 1st Bank made a lump-sum premium payment of approximately $3,194,000 to acquire the insurance policies. Service 1st Bank is the owner and beneficiary of the policies, subject to the rights of the Service 1st Executives' beneficiaries to receive specified death benefits. Increases in cash surrender values are accrued monthly and reflected in Service 1st Bancorp's consolidated financial statements as a category under "Other income."

Changes to Salary Continuation Agreements Under the Merger Agreement and Severance Payments Resulting from the Merger

        The merger agreement provides for certain changes to existing Salary Continuation Agreements, described below. In addition, severance payments are expected to become due to Service 1st Executives upon consummation of the merger, as described below.

  Changes to Salary Continuation Agreements and the Split Dollar Agreements

        Prior to being amended as required by the Merger, the supplemental retirement benefits under the Salary Continuation Agreements for the Service 1st Executives become fully vested upon a change in control of Service 1st Bancorp which is followed by termination of the executive's employment within 12 months. In addition, the Salary Continuation Agreements provide that, to the extent any payments (when combined with other payments triggered by a change in control) would be "excess parachute payments" for purposes of the Code, the triggered benefits will be reduced to eliminate any "excess parachute payments," reducing benefits as provided under any other plan or program before reducing benefits under the Salary Continuation Agreements.

        The merger agreement provides that the Salary Continuation Agreements for Messrs. Brooks, Hyzdu, Bloch and Carman and Ms. Reinhard will be amended to fully vest supplemental retirement benefits upon the consummation of the merger, regardless of whether the Service 1st Executives terminate employment. In addition, the Salary Continuation Agreements will be amended to provide that, to the extent any payments (when combined with other payments triggered by a change in control) would be "excess parachute payments" for purposes of the Code, the triggered benefits will be reduced to eliminate any "excess parachute payments," reducing benefits under the Salary Continuation Agreements before reducing the benefits under any other plan or program.

        Pursuant to the merger agreement, the split dollar agreements will be modified to reduce the benefits in proportion to any reduction of supplemental retirement benefits that are determined to be excess parachute payments and to coordinate with benefits that may become payable under the amended Salary Continuation Agreements (i.e., the Service 1st Executives will get Salary Continuation payments during lifetime or death benefits, but not both).

  Severance Payments Resulting from the Merger

        Severance benefits payable to Messrs. Brooks and Bloch and Ms. Reinard under their Employment Agreements will be triggered by the combination of a change in control and termination of employment. Severance payments to Messrs. Hyzdu and Carman may be triggered in the 24 months following the effective date of the merger if there is a termination of their employment, or any adverse change in the nature and scope of their position, responsibilities, duties, base salary, benefits or location of their employment.

        The expected payments under these arrangements to the Service 1st Executives resulting from the merger will be:

Name	Severance Payable Now	Cash for Option Payable Now	Acceleration Portion of Severance Benefits Payable After Age 65**		Aggregate Payment Resulting from Merger*
John O. Brooks	$290,460	$124,819	—		$415,279
Bryan R. Hyzdu	$384,148	$99,855	$93,932	**	$577,935	**
Robert E. Bloch	$130,775	$82,451	$217,041	**	$430,267	**
Patrick Carman	$160,000	$49,928	$188,682	**	$398,610	**
Shannon Reinard	$93,000	$3,300	$150,898	**	$247,198	**

*
Assuming a $9.52 value to the Per Share Merger Consideration, the value of in-the-money unexercised stock options that are settled in cash would be: John O. Brooks, $124,819; Bryan R. Hyzdu, $99,855; Robert E. Bloch, $82,451; Patrick Carman, $49,928; and Shannon Reinard, $3,300.
**
Includes the net present value of supplemental executive retirement plan payments for which vesting is accelerated as a result of the merger.

        Service 1st Bancorp's bylaws provide Service 1st Bancorp's directors and officers with mandatory rights to indemnification. Please read the section entitled "Comparison of Shareholder Rights—Indemnification of Directors and Officers" for additional information.

Dissenters' Rights of Central Valley Community Bancorp and Service 1st Bancorp Shareholders

        Dissenters' rights will be available to the shareholders of both Service 1st Bancorp and Central Valley Community Bancorp in accordance with Division 1, Chapter 13 of the California Corporations Code. The required procedure set forth in Division 1, Chapter 13 of the California Corporations Code must be followed exactly or any dissenters' rights may be lost.

        The information set forth below is a general summary of dissenters' rights as they apply to shareholders of either company, and is qualified in its entirety by reference to Division 1, Chapter 13 of the California Corporations Code, the majority of which is attached to this proxy statement-prospectus as Appendix B.

        Except where this discussion of dissenters' rights is specifically made applicable to shareholders of only one company, the information below is applicable to shareholders of both Central Valley Community Bancorp and Service 1st Bancorp.

  Fair Market Value of Shares

        If the merger is approved, shareholders who dissent from the merger by complying with the procedures set forth in Division 1, Chapter 13 of the California Corporations Code will be entitled to receive an amount equal to the fair market value of their shares as of May 27, 2008, the last business day before the public announcement of the merger.

        Service 1st Bancorp believes that the fair market value for dissenters' rights purposes is $6.50 per share, the closing price for Service 1st Bancorp stock on May 27, 2008. Central Valley Community Bancorp believes that the fair market value for dissenters' rights purposes is $10.29 per share, the closing price for Central Valley Community Bancorp shares on May 27, 2008.

  Voting Procedure

        In order to be entitled to exercise dissenters' rights, the shares of common stock which are outstanding on the record date and entitled to vote at the special meeting must not have been voted "FOR" the merger by the holder of such shares.

        Thus, any shareholder who wishes to dissent and executes and returns a proxy in the accompanying form or votes at the shareholders' special meeting must not vote "FOR" the merger. If the shareholder returns a proxy without voting instructions or with instructions to vote "FOR" the merger, or votes in person at the shareholders' special meeting "FOR" the merger, his or her shares will be counted as votes in favor of the merger and the shareholder will lose any dissenters' rights.

  Written Demand

        Furthermore, in order to preserve his or her dissenters' rights, a shareholder must make a written demand for the purchase of dissenting shares and payment to the shareholder of their fair market value, specifying the number of shares held of record by the shareholder and a statement of what the shareholder claims to be the fair market value of those shares as of May 27, 2008.

        A Service 1st Bancorp shareholder must make a written demand for the purchase of dissenting shares to Service 1st Bancorp, 60 W. 10th Street, Tracy, California 95376; Attention: Corporate Secretary.

        A Central Valley Community Bancorp shareholder must make a written demand for the purchase of dissenting shares to Central Valley Community Bancorp, 7100 N. Financial Drive, Suite 101, Fresno, California 93720; Attention: Corporate Secretary.

        In each case, the company against which the demand is made must receive the demand by not later than 30 days after the date on which the written notice of approval, described below, is sent to shareholders who have not voted "FOR" approval of the merger. Merely casting a vote "AGAINST" the merger does not constitute the written demand.

  Notice of Approval

        If the merger is approved by the shareholders, each company will have 10 days after the approval to send to their respective shareholders who did not vote "FOR" approval of the merger a written notice of the approval accompanied by a copy of sections 1300 through 1312 of the California Corporations Code, a statement of the price determined by the company to represent the fair market value of the dissenting shares as of May 27, 2008, and a brief description of the procedure to be followed if a shareholder desires to exercise dissenters' rights.

  Surrender of Certificates

        Within 30 days after the date on which the notice of the approval of the merger is mailed, the dissenting shareholder must surrender to the company, at the office designated in that company's notice of approval, both the written demand and the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Any shares of common stock that are transferred prior to their submission for endorsement lose their status as dissenting shares.

  Agreement on Price and Payment

        If either company and its respective dissenting shareholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement between the company and the dissenting shareholder.

        Payment of the fair market value of the dissenting shares will be made within 30 days after the amount thereof has been agreed upon or 30 days after any statutory or contractual conditions to the merger have been satisfied, whichever is later, subject to the surrender of the certificates therefor, unless provided otherwise by agreement.

  Disagreement on Price and Court Determination

        If either company denies that the shares surrendered are dissenting shares, or either company and the dissenting shareholder fail to agree upon a fair market value of the shares of common stock, then the dissenting shareholder must, within six months after the notice of approval is mailed, file a complaint at the Superior Court of the proper county requesting the court to make the determinations or intervene in any pending action brought by any other dissenting shareholder. If the complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenters' rights are lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, the fair market value.

  Withdrawal of Demand

        A dissenting shareholder may not withdraw his or her dissent or demand for payment unless the company against which the demand is made consents to the withdrawal.

  Limited Exercise of Dissenters Rights is a Condition of Closing for Central Valley Community Bancorp

        Under the merger agreement, Central Valley Community Bancorp will not be required to complete the merger if shareholders holding 5% or more in the aggregate of all issued and outstanding Central Valley Community Bancorp common stock have exercised dissenters' rights.            As a result, exercise of dissenters' rights by holders of 5% or more of the Central Valley Community Bancorp shares could prevent the merger from going forward, although Central Valley Community Bancorp is entitled to waive this requirement and permit the merger to proceed.

Opinion of Service 1st Bancorp Financial Advisor

        Opinion of Sandler O'Neill & Partners, L.P.    By letter dated December 4, 2007, Service 1st Bancorp retained Sandler O'Neill to act as its financial advisor in connection with a possible business combination. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        Sandler O'Neill acted as financial advisor to Service 1st Bancorp in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of a definitive merger agreement on May 28, 2008. At the May 28, 2008 meeting at which Service 1st Bancorp's board considered and approved the merger agreement Sandler O'Neill delivered to the board its oral opinion, that, as of such date, the merger consideration was fair to Service 1st Bancorp shareholders from a financial point of view. The full text of Sandler O'Neill's opinion is attached as Appendix C to this proxy statement-prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Service 1st Bancorp's shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

        Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion was directed to the Service 1st Bancorp board and is directed only to the fairness of the merger consideration to Service 1st Bancorp shareholders from a financial point of view. It does not address the underlying business decision of Service 1st Bancorp to engage in the merger or any other aspect of the merger and is not a recommendation to any Service 1st Bancorp shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

        In connection with rendering its May 28, 2008 opinion, Sandler O'Neill reviewed and considered, among other things:

        (1)   the merger agreement;

        (2)   certain publicly available financial statements and other historical financial information of Service 1st Bancorp that Sandler O'Neill deemed relevant;

        (3)   certain publicly available financial statements and other historical financial information of Central Valley Community Bancorp that Sandler O'Neill deemed relevant;

        (4)   an internal budget for the year ending December 31, 2008 and an estimated earnings per share and balance sheet growth rate for the years ending December 31, 2009 through 2012 for Service 1st Bancorp as provided by and discussed with senior management of Service 1st Bancorp;

        (5)   an internal budget for the year ending December 31, 2008 and an estimated earnings per share and balance sheet growth rate for the years ending December 31, 2009 through 2012 for Central Valley Community Bancorp as provided by and discussed with senior management of Central Valley Community Bancorp;

        (6)   the pro forma financial impact of the merger on Central Valley Community Bancorp based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior managements of Service 1st Bancorp and Central Valley Community Bancorp;

        (7)   the publicly reported historical price and trading activity for the stock of Service 1st Bancorp and Central Valley Community Bancorp respectively, including a comparison of certain financial and common stock market information for Service 1st Bancorp and Central Valley Community Bancorp with similar publicly available information for certain other companies the securities of which are publicly traded;

        (8)   the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

        (9)   the current market environment generally and the banking environment in particular; and

        (10) such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

        Sandler O'Neill also discussed with certain members of senior management of Service 1st Bancorp the business, financial condition, results of operations and prospects of Service 1st Bancorp and held similar discussions with certain members of senior management of Central Valley Community Bancorp regarding the business, financial condition, results of operations and prospects of Central Valley Community Bancorp.

        In performing its reviews and analyses and in rendering its opinion, Sandler O'Neill relied upon the accuracy and completeness of all the financial and other information that was available to them from public sources, that was provided to Sandler O'Neill by Service 1st Bancorp or Central Valley Community Bancorp or their respective representatives or that was otherwise reviewed by Sandler O'Neill and has assumed such accuracy and completeness for purposes of rendering the opinion. Sandler O'Neill further relied on the assurances of the management of each Service 1st Bancorp and

Central Valley Community Bancorp that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O'Neill was not asked to undertake, and did not undertake, an independent verification of any of such information and Sandler O'Neill does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing the assets or the liabilities (contingent or otherwise) of Service 1st Bancorp or Central Valley Community Bancorp or any of their subsidiaries, or the collectibility of any such assets, nor has Sandler O'Neill been furnished with any such evaluations or appraisals. Sandler O'Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Service 1st Bancorp or Central Valley Community Bancorp nor has Sandler O'Neill reviewed any individual credit files relating to Service 1st Bancorp or Central Valley Community Bancorp. Sandler O'Neill assumed, with Service 1st Bancorp's consent, that the respective allowances for loan losses for both Service 1st Bancorp and Central Valley Community Bancorp were adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        The internal budgets and estimated growth rates used and relied upon by Sandler O'Neill in its analyses of Service 1st Bancorp and Central Valley Community Bancorp were discussed with Service 1st Bancorp senior management and Central Valley Community Bancorp, respectively who confirmed to Sandler O'Neill that those budgets and estimates reflected the best currently available estimates and judgments of the future financial performance of Service 1st Bancorp and Central Valley Community Bancorp. With respect to the internal budgets and estimated growth rates for Service 1st Bancorp and Central Valley Community Bancorp, Sandler O'Neill used and relied on the budgets provided by the senior management of Central Valley Community Bancorp and Service 1st Bancorp. All projections of transaction costs, purchase accounting adjustments and expected cost savings related to the merger were provided by or reviewed with senior managements of Central Valley Community Bancorp and Service 1st Bancorp and such senior managements confirmed to Sandler O'Neill that those projections reflected the best currently available estimates and judgments of such senior managements. Sandler O'Neill assumed that the financial performances reflected in all budgets, estimates and projections used by it in its analyses would be achieved. Sandler O'Neill expressed no opinion as to such budgets, estimates or projections or the assumptions on which they were based. Sandler O'Neill also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of Service 1st Bancorp or Central Valley Community Bancorp since the date of the last financial statements made available to them and that Service 1st Bancorp and Central Valley Community Bancorp will remain as going concerns for all periods relevant to the analyses.

        With respect to the merger agreement, Sandler O'Neill assumed that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the merger agreement are not waived and that the merger will qualify as a tax-free reorganization for federal income tax purposes and we render no opinion and make no statement herein as to the tax liabilities of individual shareholders. Sandler O'Neill's opinion was approved by Sandler O'Neill's fairness opinion committee. Sandler O'Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by Service 1st Bancorp's officers, directors, or employees, or class of such persons, relative to the compensation to be received in the merger by any other shareholders of Service 1st Bancorp. Finally, with Service 1st Bancorp's consent, Sandler O'Neill relied upon the advice received from Service 1st Bancorp's legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger agreement and the other transactions contemplated by the agreement.

        Sandler O'Neill's opinion was necessarily based upon financial, economic, market and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Events occurring after the date of the opinion could materially affect the opinion. Sandler O'Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date hereof. Sandler O'Neill expressed no opinion as to what the value of Service 1st Bancorp's common stock will be when issued to Central Valley Community Bancorp's shareholders pursuant to the agreement or the prices at which the common stock of Service 1st Bancorp or Central Valley Community Bancorp may trade at any time.

        In rendering its May 28, 2008 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to Service 1st Bancorp or Central Valley Community Bancorp and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Service 1st Bancorp and Central Valley Community Bancorp and the companies to which they are being compared.

        In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Service 1st Bancorp, Central Valley Community Bancorp and Sandler O'Neill. The analysis performed by Sandler O'Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Service 1st Bancorp's board at the board's May 28, 2008 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of the Service 1st Bancorp common stock or the prices at which Service 1st Bancorp common stock may be sold at any time. The combined analysis of Sandler O'Neill and the opinions provided by each were among a number of factors taken into consideration by Service 1st Bancorp's board in making its determination to adopt the plan of merger contained in the merger agreement and the analyses described below should not be viewed as determinative of the decision of Service 1st Bancorp's board or management with respect to the fairness of the merger.

        At the May 28, 2008 special meeting of Service 1st Bancorp's board of directors, Sandler O'Neill presented certain financial analyses of the merger. The summary below is not a complete description of the analyses underlying the opinions of Sandler O'Neill or the presentation made by Sandler O'Neill to Service 1st Bancorp's board, but is instead a summary of the material analyses performed and presented in connection with the opinion.

        In arriving at its opinion Sandler O'Neill did not attribute any particular weight to any analysis or factor that it considered. Rather it made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Sandler O'Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support their respective opinions; rather Sandler O'Neill made its determination as to the fairness of the per share consideration on the basis of its experience and professional judgment after considering the results of all their analyses taken as a whole. Accordingly, Sandler O'Neill believes that the analysis and the summary of the analysis must be considered as a whole and that selecting portions of the analysis and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying their analyses and opinions. The tables alone do not constitute complete descriptions of the financial analyses presented in such tables.

        Summary of Proposal.    Sandler O'Neill reviewed the financial terms of the proposed transaction. Using an exchange ratio of 0.681818 of a share of Central Valley Community Bancorp common stock for each share of Service 1st Bancorp common stock and based upon the closing price of Central Valley Community Bancorp's common stock on May 27, 2008 of $10.29, and a per share cash value of $2.50, Sandler O'Neill calculated an implied transaction value of $9.52 per share, or an aggregate transaction value of approximately $23.4 million. Based upon financial information for Service 1st Bancorp as of and for the twelve month period ended March 31, 2008, Sandler O'Neill calculated the following transaction ratios:

Transaction Ratios(1)

Transaction Value/Last Twelve Months' Net Income	59.5	x
Transaction Value/Tangible Book Value	129%
Tangible Book Premium/ Core Deposits(2)	3.1%
Premium over Current Market Price(3)	46.4%

    (1)
    Assumes entire holdback amount is received and no adjustments are made for OREO property.

    (2)
    Core deposits exclude time deposits with account balances greater than $100,000. Tangible book premium/core deposits calculated by dividing the excess of the aggregate transaction value over tangible book value by core deposits.

    (3)
    Based upon Service 1st Bancorp's closing stock price of $6.50 as of May 27, 2008.

        The aggregate transaction value was approximately $23.4 million, based upon the offer price per share of $9.52, 2,388,739 Service 1st Bancorp common shares outstanding and 233,363 in-the-money common stock options of Service 1st Bancorp common stock at a weighted-average exercise price of $6.75.

        Alternatively, Sandler O'Neill calculated implied transaction values, aggregate transaction values and the following transaction ratios assuming varying levels of the Escrow Fund are received:

Adjusted Transaction Ratios

	Escrow Fund Received ($)
	$3,500,000		$1,750,000		$0
Per Share Offer Price	$9.52		$8.85		$8.18
Aggregate Transaction Value ($ Million)	$23.4		$21.6		$19.8
Transaction Value/Last Twelve Month's Net Income	59.5	x	55.3	x	51.1	x
Transaction Value/Tangible Book Value	129%		120%		111%
Transaction Value/Tangible Book Value, Adjusted(1)	129%		129%		128%
Tangible Book Premium/ Core Deposits(2)	3.1%		2.2%		1.2%
Tangible Book Premium/ Core Deposits, Adjusted(1)(2)	3.1%		2.8%		2.4%
Premium over Current Market Price(3)	46.4%		36.1%		25.9%

(1)
Tangible book value adjusted for holdback

(2)
Core deposits exclude time deposits with account balances greater than $100,000. Tangible book premium/core deposits calculated by dividing the excess of the aggregate transaction value over tangible book value by core deposits.

(3)
Based upon Service 1st Bancorp's closing stock price of $6.50 as of May 27, 2008.

        Comparable Company Analysis.    Sandler O'Neill used publicly available information to perform a comparison of selected financial and market trading information for Service 1st Bancorp and selected financial information and market trading information for Central Valley Community Bancorp.

        Sandler O'Neill used publicly available information to compare selected financial and market trading information for Service 1st Bancorp and a group of financial institutions selected by Sandler O'Neill. The Service 1st Bancorp peer group consisted of the following publicly traded commercial banks headquartered in Alameda, Contra Costa, Placer, Sacramento, San Joaquin, Yolo counties with total assets between $100 million and $500 million:

Pacific State Bancorp	Granite Bancshares Inc.
Greater Sacramento Bancorp	Bank On It Inc.
Norcal Community Bancorp	Community Business Bank.
Summit Bancshares Inc	Bay Commercial Bank
Valley Community Bank

        The analysis compared publicly available financial information for Service 1st Bancorp and the median financial and market trading data for the Service 1st Bancorp peer group as of and for the twelve months ended March 31, 2008. The table below sets forth the data for Service 1st Bancorp as of and for the twelve months ended March 31, 2008 and the median data for the Service 1st Bancorp's peer group as of and for the twelve months ended March 31, 2008 if available, otherwise as of and for the twelve month period ended December 31, 2007, with pricing data as of May 27, 2008.

Comparable Group Analysis

Service 1st Bancorp	Comparable Group Median Result
Total Assets (in millions)	$244	$165
Tangible Equity / Tangible Assets	7.22%	11.48%
NPAs/Assets	1.00%	0.49%
LLR/Loans	1.62%	1.29%
Return on Average Assets	0.17%	1.03%
Return on Average Tangible Equity	2.2%	9.2%
Net Interest Margin	3.20%	4.70%
Efficiency Ratio	84.7%	68.0%
MRQ Cost of Funds	3.19%	2.81%
C&D/Loans	21.0%	27.0%
Market Capitalization (in millions)	$16	$27
Price / Tangible Book Value	88%	109%
Price / Last Twelve Months Earnings per Share	40.6	x	11.6	x

Central Valley Community Bancorp's peer group consisted of the following publicly traded commercial banks headquartered in California with total assets between $240 million and $800 million:

United Security Bancshares	San Luis Trust Bank FSB
Heritage Oaks Bancorp	Valley Commerce Bancorp
American River Bankshares	Northern California Bancorp
Premier Valley Bank	Santa Lucia Bancorp
Oak Valley Community Bank	Greater Sacramento Bancorp
Pacific State Bancorp

        The analysis compared publicly available financial and market trading information for Central Valley Community Bancorp and the high, low, mean, and median data for Central Valley Community Bancorp peer group as of and for the twelve months ended March 31, 2008. The table below sets forth the data for Central Valley Community Bancorp and the median data for the Central Valley Community Bancorp peer group as of and for the twelve months ended March 31, 2008, with pricing data as of May 27, 2008.

Comparable Group Analysis

	Central Valley Community Bancorp		Comparable Group Median Result
Total Assets (in millions)	$496		$444
Tangible Equity / Tangible Assets	9.24%		8.69%
NPAs/Assets	0.02%		0.85%
LLR/Loans	1.16%		1.19%
Return on Average Assets	1.28%		1.04%
Return on Average Tangible Equity	14.6%		13.6%
Net Interest Margin	5.68%		4.75%
Efficiency Ratio	64.9%		64.5%
MRQ Cost of Funds	1.73%		2.39%
C&D/Loans	11.9%		21.3%
Market Capitalization (in millions)	$62		$44
Price / Tangible Book Value	137%		131%
Price / Last Twelve Months Earnings per Share	10.6	x	11.2	x
Price / Estimated 2008 Earnings per Share(1)	11.2	x	10.4	x
Price / Estimated 2009 Earnings per Share(1)	9.7	x	9.1	x

(1)
Based on Thomson First Call consensus estimates outstanding

        Stock Trading History.    Sandler O'Neill reviewed the history of the publicly reported trading prices of Service 1st Bancorp common stock for the one-year and three-year periods ended May 27, 2008. Sandler O'Neill also reviewed the history of the reported trading prices and volume of Central Valley Community Bancorp common stock for the one-year and three-year period ended May 27, 2008. Sandler O'Neill then compared the relationship between the movements in the price of Service 1st Bancorp common stock against the movements in the prices of the Standard & Poor's 500 Index, the NASDAQ Bank Index, the Standard & Poor's Bank Index and the median performance of a composite peer group—a weighted average (by market capitalization) composite of publicly traded comparable depository institutions selected by Sandler O'Neill. Sandler O'Neill also compared the relationship between the movements in the prices of Central Valley Community Bancorp common stock to movements in the prices of the NASDAQ Bank Index, Standard & Poor's Bank Index, Standard & Poor's 500 Index, and the median performance of a composite peer group—a weighted average (by market capitalization) composite of publicly traded comparable depository institutions selected by Sandler O'Neill. The composition of the peer group for Service 1st Bancorp is discussed under the relevant section under "Comparable Group Analysis" above. The composition of the peer group for Central Valley Community Bancorp is discussed under the relevant section under "Comparable Group Analysis" above.

        During the one-year period ended May 27, 2008, Service 1st Bancorp common stock underperformed the various indices and the composite peer group to which it was compared. During the three-year period ended May 27, 2008, Service 1st Bancorp common stock underperformed the various indices and the composite peer group to which it was compared.

Service 1st Bancorp's One-Year Stock Performance

	Beginning Index Value May 25, 2007	Ending Index Value May 27, 2008
Service 1st Bancorp	100.0%	44.1%
Selected Peer Group(1)	100.0	68.9
NASDAQ Bank Index	100.0	77.1
Standard & Poor's Bank Index	100.0	64.1
Standard & Poor's 500 Index	100.0	91.4

    (1)
    Refers to the peer group outlined in the Comparable Group Analysis section above.

Service 1st Bancorp's Three-Year Stock Performance

	Beginning Index Value May 27, 2005	Ending Index Value May 27, 2008
Service 1st Bancorp	100.0%	45.4%
Selected Peer Group(1)	100.0	97.9
NASDAQ Bank Index	100.0	84.0
Standard & Poor's Bank Index	100.0	71.3
Standard & Poor's 500 Index	100.0	115.6

    (1)
    Refers to the peer group outlined in the Comparable Group Analysis section above.

        During the one-year period ended May 27, 2008, CVCY common stock outperformed both the composite peer group and Standard & Poor's Bank Index, but underperformed when compared to the NASDAQ Bank Index and Standard & Poor's 500 Index. During the three-year period ended May 27, 2008, CVCY common stock outperformed when compared to the composite peer group, Standard and Poor's Bank Index, and the NASDAQ Bank Index, but underperformed compared to the Standard & Poor's 500 Index.

Central Valley Community Bancorp's One-Year Stock Performance

	Beginning Index Value May 25, 2007	Ending Index Value May 27, 2008
Central Valley Community Bancorp	100.0%	70.07%
Selected Peer Group(1)	100.0	68.4
NASDAQ Bank Index	100.0	77.1
Standard & Poor's Bank Index	100.0	64.1
Standard & Poor's 500 Index	100.0	91.4

    (1)
    Refers to the peer group outlined in the Comparable Group Analysis section above.

Central Valley Community Bancorp's Three-Year Stock Performance

	Beginning Index Value May 27, 2005	Ending Index Value May 27, 2008
Central Valley Community Bancorp	100.0%	84.3%
Selected Peer Group(1)	100.0	79.6
NASDAQ Bank Index	100.0	84.0
Standard & Poor's Bank Index	100.0	71.3
Standard & Poor's 500 Index	100.0	115.6

    (1)
    Refers to the peer group outlined in the Comparable Group Analysis section above.

        Analysis of Selected Merger Transactions.    Sandler O'Neill reviewed 10 merger transactions announced nationwide from January 1, 2008 through May 27, 2008 involving community banks as acquired institutions with announced transaction values less than $50 million and seller NPAs/Assets greater than 1%. Sandler O'Neill also reviewed 153 merger transactions announced nationwide from January 1, 2007 through May 27, 2008 involving community banks as acquired institutions with announced transaction values less than $50 million. In addition, Sandler O'Neill also reviewed 11 merger transactions involving Western-based commercial banks as the acquired institution with a transaction value less than $50 million. Sandler O'Neill reviewed the following multiples: transaction price at announcement to last twelve months' net income, transaction value to tangible book value, tangible book premium to core deposits and premium to market price and then computed high, low, mean, median multiples and premiums for the transactions. The median multiples were applied to Service 1st Bancorp's financial information as of and for the twelve months ended March 31, 2008. As illustrated in the following tables, Sandler O'Neill derived an imputed range of values for a share of Service 1st Bancorp common stock of $5.97 to $16.44 based upon the median multiples for the Nationwide transactions involving sellers with NPAs/Assets greater than 1%, an imputed range of values for a share of Service 1st Bancorp common stock of $3.68 to $16.23 based upon the median multiples for the Nationwide transactions, and an imputed range of values for a share of Service 1st Bancorp common stock of $4.20 to $20.82 based upon the median multiples for the Western transactions. The implied transaction value of the merger as calculated by Sandler O'Neill was $9.52 per share.

Transaction Multiples

	Nationwide(1)			Nationwide(2)			Western(3)
	Median Multiple		Implied Value	Median Multiple		Implied Value	Median Multiple		Implied Value
Price per Share / Last twelve months Net Income	38.4	x	$5.97	23.7	x	$3.68	27.0	x	$4.20
Price per Share / Tangible Book Value	169%		$12.41	192%		$14.11	191%		$14.03
Core Deposit Premium(4)	12.8%		$16.44	12.5%		$16.23	18.9%		$20.82
Market Premium(5)	58.1%		$10.28	36.0%		$8.84	28.8%		$8.37

(1)
Nationwide commercial bank deals announced since Jan. 1, 2008 with deal value < $50 million and seller's NPAs/Assets > 1%

(2)
Nationwide commercial bank deals announced since Jan. 1, 2007 with deal value < $50 million

(3)
Western commercial bank deals announced since Jan. 1, 2007 with deal value < $50 million

(4)
Core deposits are defined as total deposits less time deposits over $100,000. The core deposit premium is calculated by taking transaction value, less tangible book value, divided by core deposits.

(5)
Based upon Service 1st Bancorp's closing stock price of $6.50 as of May 27, 2008.

        Net Present Value Analysis.    Sandler O'Neill performed an analysis that estimated the net present value per share of Service 1st Bancorp common stock under various circumstances. In the analysis, Sandler O'Neill assumed Service 1st Bancorp performed in accordance with the 2008 net income projection and estimated growth rate for the years ended December 31, 2009 through 2012 provided by Service 1st Bancorp management. To approximate the terminal value of Service 1st Bancorp common stock at December 31, 2012, Sandler O'Neill applied price to last twelve months earnings multiples of 9.0x to 17.0x and multiples of tangible book value ranging from 75% to 175%. The terminal values were then discounted to present values using different discount rates ranging from 12.5% to 15.5% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Service 1st Bancorp's common stock. In addition, the net present value of Service 1st Bancorp common stock at December 31, 2012 was calculated using the same range of price to last twelve months earnings multiples (9.0x-17.0x) applied to a range of discounts and premiums to budget projections. The range applied to the budgeted net income was 25% under budget to 25% over budget, using a discount rate of 14.16% for the analysis.

        As illustrated in the following tables, the analysis indicated an imputed range of values per share for Service 1st Bancorp common stock of $3.98 to $8.53 when applying the price/earnings multiples to the matched budget, $4.12 to $10.90 when applying multiples of tangible book value to the matched budget, and $3.15 to $9.93 when applying the price/earnings multiples to the -25% / +25% budget range.

Earnings Per Share Multiples

Discount Rate	9.0x	11.0x	13.0x	15.0x	17.0x
12.50%	$4.51	$5.52	$6.52	$7.52	$8.53
13.00%	$4.42	$5.40	$6.39	$7.37	$8.35
13.50%	$4.33	$5.29	$6.25	$7.21	$8.18
14.00%	$4.24	$5.18	$6.12	$7.07	$8.01
14.50%	$4.15	$5.07	$6.00	$6.92	$7.84
15.00%	$4.07	$4.97	$5.87	$6.78	$7.68
15.50%	$3.98	$4.87	$5.75	$6.64	$7.53

Earnings Per Share Multiples

Budget Variance	9.0x	11.0x	13.0x	15.0x	17.0x
(25.0%)	$3.15	$3.86	$4.56	$5.26	$5.96
(20.0%)	$3.36	$4.11	$4.86	$5.61	$6.36
(15.0%)	$3.58	$4.37	$5.16	$5.96	$6.75
(10.0%)	$3.79	$4.63	$5.47	$6.31	$7.15
(5.0%)	$4.00	$4.88	$5.77	$6.66	$7.55
0.0%	$4.21	$5.14	$6.08	$7.01	$7.94
5.0%	$4.42	$5.40	$6.38	$7.36	$8.34
10.0%	$4.63	$5.65	$6.68	$7.71	$8.74
15.0%	$4.84	$5.91	$6.99	$8.06	$9.14
20.0%	$5.05	$6.17	$7.29	$8.41	$9.53
25.0%	$5.26	$6.43	$7.59	$8.76	$9.93

Tangible Book Value Per Share Multiples

Discount Rate	75%	100%	125%	150%	175%
12.50%	$4.67	$6.23	$7.79	$9.34	$10.90
13.00%	$4.57	$6.10	$7.62	$9.15	$10.67
13.50%	$4.48	$5.97	$7.47	$8.96	$10.45
14.00%	$4.39	$5.85	$7.31	$8.77	$10.24
14.50%	$4.30	$5.73	$7.16	$8.59	$10.03
15.00%	$4.21	$5.61	$7.02	$8.42	$9.82
15.50%	$4.12	$5.50	$6.87	$8.25	$9.62

        Sandler O'Neill also performed an analysis that estimated the net present value per share of Central Valley Community Bancorp common stock under various circumstances. In the analysis Sandler O'Neill assumed Central Valley Community Bancorp performed in accordance with the 2008 net income projection and estimated growth rate for the years ended December 31, 2009 through 2012 provided by Central Valley Community Bancorp management. To approximate the terminal value of Central Valley Community Bancorp common stock at December 31, 2012, Sandler O'Neill applied price to last twelve months earnings multiples of 8.0x to 16.0x and multiples of tangible book value ranging from 100% to 200%. The terminal values were then discounted to present values using different discount rates ranging from 12.50% to 15.50% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Central Valley Community Bancorp common stock. In addition, the net present value of Central Valley Community Bancorp common stock at December 31, 2012 was calculated using the same range of price to last twelve months earnings multiples (8.0x—16.0x) applied to a range of underperformance and outperformance to budget projections. The range applied to the budgeted net income was 25% under budget to 25% over budget, using a discount rate of 14.16% for the analysis.

        As illustrated in the following tables, the analysis indicated an imputed range of values per share for Central Valley Community Bancorp common stock of $6.16 to $13.29 when applying the price/earnings multiples to the matched budget, $6.53 to $14.14 when applying multiples of tangible book value to the matched budget, and $5.01 to $15.37 when applying the price/earnings multiples to the -25% / +25% budget range.

Earnings Per Share Multiples

Discount Rate	8.0x	10.0x	12.0x	14.0x	16.0x
12.50%	$6.94	$8.53	$10.12	$11.70	$13.29
13.00%	$6.80	$8.36	$9.91	$11.46	$13.01
13.50%	$6.67	$8.19	$9.71	$11.23	$12.75
14.00%	$6.54	$8.02	$9.51	$11.00	$12.49
14.50%	$6.41	$7.86	$9.32	$10.78	$12.24
15.00%	$6.28	$7.71	$9.14	$10.57	$11.99
15.50%	$6.16	$7.56	$8.96	$10.35	$11.75

Earnings Per Share Multiples

Budget Variance	8.0x	10.0x	12.0x	14.0x	16.0x
(25.0%)	$5.01	$6.12	$7.23	$8.34	$9.45
(20.0%)	$5.31	$6.49	$7.68	$8.86	$10.04
(15.0%)	$5.61	$6.86	$8.12	$9.38	$10.64
(10.0%)	$5.90	$7.23	$8.56	$9.90	$11.23
(5.0%)	$6.20	$7.60	$9.01	$10.41	$11.82
0.0%	$6.49	$7.97	$9.45	$10.93	$12.41
5.0%	$6.79	$8.34	$9.90	$11.45	$13.00
10.0%	$7.09	$8.71	$10.34	$11.97	$13.59
15.0%	$7.38	$9.08	$10.78	$12.48	$14.19
20.0%	$7.68	$9.45	$11.23	$13.00	$14.78
25.0%	$7.97	$9.82	$11.67	$13.52	$15.37

Tangible Book Value Per Share Multiples

Discount Rate	100%	125%	150%	175%	200%
12.50%	$7.37	$9.06	$10.75	$12.45	$14.14
13.00%	$7.22	$8.88	$10.53	$12.19	$13.85
13.50%	$7.08	$8.70	$10.32	$11.94	$13.57
14.00%	$6.94	$8.52	$10.11	$11.70	$13.29
14.50%	$6.80	$8.35	$9.91	$11.47	$13.02
15.00%	$6.66	$8.19	$9.71	$11.24	$12.76
15.50%	$6.53	$8.03	$9.52	$11.01	$12.51

        In connection with its analyses, Sandler O'Neill considered and discussed with the Service 1st Bancorp board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O'Neill noted that the terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results

        Pro Forma Merger Analysis.    Sandler O'Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes in the 3rd quarter of 2008; (2) the deal value per share is equal to a $9.52 per Service 1st Bancorp share; (3) options for Service 1st Bancorp common stock will be converted into cash; (4) Service 1st Bancorp performed in accordance with an estimated earnings per share growth rate for the year ending December 31, 2008 as discussed with senior management of Service 1st Bancorp and an estimated growth rate for the years ended December 31, 2009 through 2012 as discussed with senior management of Service 1st Bancorp; and (5) Central Valley Community Bancorp performed in accordance with an estimated earnings per share growth rate for the year ending December 31, 2008 as discussed with senior management of Central Valley Community Bancorp and an estimated growth rate for the years ended December 31, 2009 through 2012 as discussed with senior management of Central Valley Community Bancorp. The analyses indicated that for the year ending December 31, 2009, the merger would be accretive to Central Valley Community Bancorp's projected earnings per share and, at December 31, 2008 the merger would be dilutive to Central Valley Community Bancorp's tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

        Miscellaneous.    Prior to its engagement by Service 1st Bancorp to render the fairness opinion in connection with the merger, Sandler O'Neill had not performed any investment banking services and did not receive any investment banking fees from Service 1st Bancorp in the previous two years. In the ordinary course of its business, Sandler O'Neill met with Service 1st Bancorp during the previous two years to discuss the general state of the banking industry and the performance and prospects of Service 1st Bancorp. Service 1st Bancorp has agreed to pay Sandler O'Neill a transaction fee in connection with the merger of approximately $327,284, of which $100,000 became due when Sandler O'Neill rendered its opinion, and the balance of which is contingent, and payable, upon closing of the merger. Service 1st Bancorp has also agreed to reimburse certain of Sandler O'Neill's reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under the securities laws.

        In the ordinary course of its respective broker and dealer businesses, Sandler O'Neill may purchase securities from and sell securities to Service 1st Bancorp and Central Valley Community Bancorp and their affiliates. Sandler O'Neill may also actively trade the debt and/or equity securities of Service 1st Bancorp and Central Valley Community Bancorp or their affiliates for its own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Opinion of Central Valley Community Bancorp's Financial Advisor

        Central Valley Community Bancorp engaged KBW to render a fairness opinion in connection with the merger. KBW agreed to render a fairness opinion to Central Valley Community Bancorp in connection with its transaction with Service 1st Bancorp. Central Valley Community Bancorp selected KBW because KBW is a nationally recognized investment-banking firm with substantial experience in transactions similar to the Merger and is familiar with Central Valley Community Bancorp and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

        Prior to its engagement by Central Valley Community Bancorp to render the fairness opinion in connection with the merger, KBW had no material relationship with Central Valley Community Bancorp in the previous two years. Central Valley Community Bancorp and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger. Central Valley Community Bancorp has paid KBW $25,000 at the time of their engagement and will pay KBW a cash fee of $50,000 upon the mailing of this proxy statement-prospectus.

        On May 28, 2008, Central Valley Community Bancorp's board held a meeting to evaluate the proposed merger of Service 1st Bancorp with and into Central Valley Community Bancorp. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an oral opinion to Central Valley Community Bancorp as to the fairness from a financial point of view of the consideration to be offered in the merger. For the purposes of the oral opinion, the consideration to be paid by Central Valley Community Bancorp for all outstanding shares of Service 1st Bancorp's common stock shall equal $23.6 million subject to certain adjustments set forth in the merger agreement.

        The text of KBW's written opinion is attached as Appendix D to this document and is incorporated herein by reference. Central Valley Community Bancorp's shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW.

        KBW's opinion is directed to the Central Valley Community Bancorp board and addresses only the fairness, from a financial point of view, of the consideration offered in the merger. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any Central Valley Community Bancorp shareholder as to how the shareholder should vote at the special meeting on the merger or any related matter.

        In rendering its opinion, KBW:

  •
  reviewed, among other things:

  •
  the merger agreement,

  •
  Annual Reports to shareholders and Annual Reports on Form 10-K of Central Valley Community Bancorp,

  •
  Annual Reports to shareholders and Annual Reports on Form 10-K (10-K/A) of Service 1st Bancorp,

  •
  Quarterly Reports on Form 10-Q of Central Valley Community Bancorp, and

  •
  Quarterly Reports on Form 10-Q of Service 1st Bancorp;

  •
  held discussions with members of senior management of Central Valley Community Bancorp regarding:

  •
  past and current business operations,

  •
  regulatory relationships,

  •
  financial condition, and

  •
  future prospects of both companies;

  •
  reviewed the market prices, valuation multiples, publicly reported financial conditions and results of operations for Central Valley Community Bancorp and, publicly reported financial conditions and results of operations of Service 1st Bancorp and compared them with those of certain publicly traded companies that KBW deemed to be relevant; and

  •
  compared the proposed financial terms of the merger with the financial terms of certain other transactions that KBW deemed to be relevant; and

  •
  performed other studies and analyses that it considered appropriate.

        In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to KBW or that was discussed with, or reviewed by or for KBW, or that was publicly available. KBW did not attempt or assume any responsibility to verify such information independently. KBW relied upon the management of Central Valley Community Bancorp as to the reasonableness and achievability of the financial and operating forecasts and projections, and assumptions and bases for those projections, provided to KBW. KBW assumed, without independent verification, that the aggregate allowances for loan and lease losses for Central Valley Community Bancorp and Service 1st Bancorp are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any assets or liabilities of Central Valley Community Bancorp or Service 1st Bancorp, and KBW did not examine any books and records or review individual credit files.

        The projections furnished to KBW and used by it in certain of its analyses were prepared by Central Valley Community Bancorp's senior management team. Central Valley Community Bancorp and Service 1st Bancorp do not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

        For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

  •
  the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

  •
  the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

  •
  each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

  •
  all conditions to the completion of the merger will be satisfied without any waivers; and

  •
  in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications that will be imposed, will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

        KBW further assumed that the merger will be accounted for as a purchase under generally accepted accounting principles, and that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. KBW's opinion is not an expression of an opinion as to the prices at which shares of Central Valley Community Bancorp common stock will trade following the announcement of the merger or the actual value of the Central Valley Community Bancorp common shares or Service 1st Bancorp common shares when issued pursuant to the merger, or the prices at which the Central Valley Community Bancorp common shares will trade following the completion of the merger.

        In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of KBW, Central Valley Community Bancorp and Service 1st Bancorp. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Central Valley Community Bancorp board in making its determination to adopt the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Central Valley Community Bancorp board or management of Central Valley Community Bancorp with respect to the fairness of the consideration offered in the merger.

Summary of Analyses by KBW

        The following is a summary of the material analyses presented by KBW to the Central Valley Community Bancorp board on May 28, 2008, in connection with its oral opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the Central Valley Community Bancorp board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly,

KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not complete description of the financial analyses.

        Calculation of Implied Value of Consideration.    KBW reviewed the terms of the merger. On May 28, 2008, the transaction was valued at $23.6 million. Under the terms of the merger agreement, Central Valley Community Bancorp will pay merger consideration to shareholders of Service 1st Bancorp consisting of 0.681818 of a share of Central Valley Community Bancorp common stock and a Per Share Cash Component aggregating $2.50 for each share of Service 1st Bancorp common stock. The amount of cash or Central Valley Community Bancorp common stock received is dependent on factors including payments for dissenting shares and changes in the stock price of Central Valley Community Bancorp common stock if that price varies materially from the performance of the NASDAQ Bank Index which could lead to adjustments to the merger consideration.

        Contribution Analysis.    KBW analyzed the relative contribution of each Central Valley Community Bancorp and Service 1st Bancorp to the pro forma balance sheet and income statement items of the combined entity as of March 31, 2008, including assets, tangible equity, equity, deposits, loans, and estimated 2008 & 2009 net income. KBW compared the relative contribution of balance sheet and income statement items with the estimated pro forma ownership for Central Valley Community Bancorp and Service 1st Bancorp assuming that Central Valley Community Bancorp were to issue 100% stock in the transaction. The results of KBW's analysis are set forth in the following table.

Category	Central Valley Community Bancorp Pro Forma	Service 1st Bancorp Pro Forma
2008 Estimated Net Income	87%	13%
Stockholder's Equity	76%	24%
Tangible Equity	72%	28%
Assets	67%	33%
Deposits	66%	34%
Loans	73%	27%
Ownership assuming 100% stock transaction	74%	26%
Ownership assuming 75% stock transaction	79%	21%

        Selected Transaction Analysis.    KBW reviewed certain financial data related to comparably sized Nationwide bank transactions announced between January 1, 2008 and May 28, 2008 with aggregate transaction values between $20 million and $100 million as well as California bank transactions announced between January 1, 2006 and May 27, 2008.

  Nationwide Bank Transactions—January 1, 2008 to May 28, 2008

Acquirer	Acquiree
First Place Financial Corp.	Camco Financial Corp.
First Clover Leaf Fin Corp.	Partners Financial Hldgs Inc
Northstar Financial Group Inc	4 Mich. banks
First State Bancorporation Inc	Lamoine Bancorp Inc.
Village Bank & Trust Finl Corp	River City Bk
First Citizens Bancorp.	Merchants & Farmers Bank
MainSource Financial Group	1st Independence Finl Group
F.N.B. Corp.	Iron & Glass Bancorp
Prosperity Bancshares Inc.	1st Choice Bancorp Inc.
Bank Iowa Corp.	Hansen Bancorporation
Jacksonville Bancorp Inc.	Heritage Bancshares Inc.
Hampton Roads Bankshares Inc.	Shore Financial Corp.

  California Bank Transactions—January 1, 2006 to May 27, 2008

Acquirer	Acquiree
CapitalSource Inc.	Retail deposits and assets of Fremont General
U.S. Bancorp	Mellon 1st Business Bank NA
PremierWest Bancorp	Stockmans Financial Group
Belvedere SoCal	Spectrum Bank
Heritage Oaks Bancorp	Business First National Bank
Wells Fargo & Co.	Greater Bay Bancorp
East West Bancorp Inc.	Desert Community Bank
1st Pacific Bancorp	Landmark National Bank
CVB Financial Corp.	First Coastal Bancshares
Heritage Commerce Corp	Diablo Valley Bank
Belvedere SoCal	Professional Bus. Bank
Merrill Lynch & Co.	First Republic Bank
Umpqua Holdings Corp.	North Bay Bancorp
Wells Fargo & Co.	Placer Sierra Bancshares
Rabobank Nederland	Mid-State Bancshares
United Security Bancshares	Legacy Bank
Sterling Financial Corp.	Northern Empire Bancshares
Industrial Bank of Taiwan	Evertrust Bank
National Mercantile Bancorp	FCB Bancorp
First Republic Bank	BWC Financial Corp.
First Community Bancorp	Community Bancorp Inc.
First Banks, Inc.	San Diego Community Bank
Vineyard National Bancorp	Rancho Bank
Placer Sierra Bancshares	Southwest Community Bancorp
Umpqua Holdings Corp.	Western Sierra Bancorp
Bank of East Asia Ltd.	National American Bancorp

        Transaction multiples from the merger were derived from the $9.52 per share deal price or $23.6 million in total and financial data as of March 31, 2008 for Service 1st Bancorp. KBW compared these results with announced multiples. The results of the analysis are set forth in the following table.

	Central Valley Community Bancorp / Service 1st Bancorp Transaction Multiples	Prior Nationwide Bank Deal Multiple Medians		Prior California Bank Deal Multiple Medians
Deal Price / Tangible Book Value	129%	184%		293%
Deal Price / Trailing 12 Months Earnings per Share	NM	19.8	x	21.3	x
Franchise Premium / Core Deposits Earnings	2.8%	14.5%		23.4%

        No company or transaction used as a comparison in the above analysis is identical to Central Valley Community Bancorp, Service 1st Bancorp or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

        Discounted Cash Flow Analysis. KBW estimated the present value of Service 1st Bancorp common stock based on a continued independence scenario by calculating the present value of the Service 1st Bancorp common stock as of December 2013. For purposes of this analysis, a discount rate was calculated based on a model assessing a risk-free interest rate plus a market-based risk adjustment. KBW relied on financial projections provided by Service 1st Bancorp management. The analysis resulted in a range of values from $21.5 million to $30.6 million. The range of values reflect the assumptions in the discounted cash flow analysis, which includes the range of annual earnings per share growth rates from 8% to 18%, expected cost savings of 24% of noninterest expense, enhancements to noninterest income by introducing overdraft protection, the range of discount rates from 10% to 15%, and a range of terminal multiples from 13.0x to 15.0x.

        KBW stated that the discounted cash flow present value analysis is widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Service 1st Bancorp common stock.

        Selected Peer Group Analysis. KBW compared the financial performance and market performance of Central Valley Community Bancorp and Service 1st Bancorp to those of a group of comparable United States banks. The group included:

    Premier Valley Bank
    Oak Valley Community Bank
    Plumas Bancorp
    Pacific State Bancorp
    1st Pacific Bancorp
    Premier Commercial Bancorp
    Citizens Bancorp
    Summit State Bank
    NCAL Bancorp
    Greater Sacramento Bancorp
    Sunwest Bank
    First Commerce Bancorp
    Canyon Bancorp
    Sonoma Valley Bancorp
    California United Bank
    Valley Commerce Bancorp

    NorCal Community Bancorp
    Commonwealth Business Bank
    Orange County Business Bank
    1st Century Bancshares, Inc.
    United American Bank
    Northern California Bancorp, Inc.
    CommerceWest Bank, N.A.

        To perform this analysis, KBW used the financial information as of and for the period ended March 31, 2008. Market price information was as of May 27, 2008 and earnings estimates were taken from a nationally recognized earnings estimate consolidator for comparable companies.

        KBW's analysis showed the following concerning Service 1st Bancorp's financial performance:

Performance Measure	Service 1st Bancorp	Peer Group Average	Peer Group Median
Return on Average Assets	0.27%	0.87%	0.66%
Return on Average Equity	3.6%	7.0%	7.0%
Net Interest Margin	3.36%	4.68%	4.64%
Efficiency Ratio	76.1%	71.0%	70.0%
Equity / Assets	7.2%	11.5%	10.2%
Tangible Equity / Tangible Assets	7.2%	9.6%	9.6%
Non Performing Assets / Assets	1.0%	0.7%	0.4%
Loan Loss Reserves / Total Loans	1.5%	1.3%	1.3%

        Other Analyses.    KBW reviewed the relative financial and market performance of Central Valley Community Bancorp and Service 1st Bancorp to a variety of relevant industry peer groups and indices. KBW also reviewed balance sheet composition, historical performance and other financial data for Service 1st Bancorp.

        KBW reviewed the assumptions on which the analyses described above were based and the factors considered in connection therewith. KBW did perform analyses in addition to those described above in updating its oral opinion dated May 28, 2008.

        The Central Valley Community Bancorp board has retained KBW as an independent contractor to act as financial advisor to Central Valley Community Bancorp regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Central Valley Community Bancorp. As a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Central Valley Community Bancorp for KBW's own account and for the accounts of its customers.

        Central Valley Community Bancorp and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger. Central Valley Community Bancorp has paid KBW $25,000 at the time of their engagement and will pay KBW a cash fee of $50,000 upon the mailing of this proxy statement-prospectus. Pursuant to the KBW engagement agreement, Central Valley Community Bancorp also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify it against certain liabilities, including liabilities under the federal securities laws.

Accounting Treatment

        Central Valley Community Bancorp must account for the merger under the purchase method of accounting for financial reporting purposes under accounting principles generally accepted in the United States of America. Under this method, Central Valley Community Bancorp's purchase price will be allocated to Service 1st Bancorp's assets acquired and liabilities assumed based upon their estimated fair values as of the completion of the merger. Deferred tax assets and liabilities will be adjusted for the difference between the tax basis of the assets and liabilities and their estimated values. The excess, if any, of the total acquisition cost over the sum of the assigned fair values of the tangible and identifiable intangible assets acquired, less liabilities assumed will be recorded as goodwill and periodically evaluated for impairment. Central Valley Community Bancorp's financial statements issued after completion of the merger will reflect these values, but historical data are not restated retroactively to reflect the combined historical financial position or results of operations of Central Valley Community Bancorp and Service 1st Bancorp.

The Merger Agreement

  The Merger

        Central Valley Community Bancorp, Central Valley Community Bank, Service 1st Bancorp and Service 1st Bank entered into the merger agreement on May 28, 2008, which is incorporated into this proxy statement-prospectus by reference to Appendix A attached hereto. Under the merger agreement's terms, Service 1st Bancorp will merge with and into Central Valley Community Bancorp and immediately thereafter Service 1st Bank will merge with and into Central Valley Community Bank. The separate corporate existence of Service 1st Bancorp and Service 1st Bank will cease, and Central Valley Community Bancorp and Central Valley Community Bank will be the survivors. Each share of Service 1st Bancorp common stock issued and outstanding (other than shares with respect to which dissenters' rights have been perfected) will be converted into the right to receive Central Valley Community Bancorp common stock and cash.

        Each share of Central Valley Community Bancorp common stock outstanding immediately before the merger closes will remain outstanding after the merger closes. Please read the sections entitled "The Merger—Calculation of Consideration to be Paid to Service 1st Bancorp Shareholders" and "The Merger—Dissenters' Rights of Central Valley Community Bancorp and Service 1st Bancorp Shareholders" for additional information.

        Central Valley Community Bancorp and Service 1st Bancorp have structured the merger to qualify as a tax-free reorganization from their perspectives. For more information, you are urged to read the section entitled "The Merger—Certain Federal Income Tax Consequences" for additional information.

  The Closing

        The merger agreement provides that the timing for the closing and the completion of the merger shall be on a date mutually agreeable to Central Valley Community Bancorp and Service 1st Bancorp and shall be held within ten (10) business days after the receipt of all regulatory approvals and the expiration of all applicable waiting periods in connection with the regulatory approvals.

        Based upon the timing for Service 1st Bancorp's shareholders' special meeting and the Central Valley Community Bancorp shareholder's special meeting, and the present and anticipated timing of the regulatory approvals, it is presently anticipated that the merger will be closed during the fourth quarter of 2008. None of Central Valley Community Bancorp, Central Valley Community Bank, Service 1st Bancorp and Service 1st Bank can assure you that the merger will close during that time, any later date, or at all.

  Common Stock Options

        Under the merger agreement, prior to the effective time of the merger, the vesting of common stock options granted by the Service 1st Bancorp to its directors and employees shall accelerate and become fully exercisable in accordance with the provisions of the applicable common stock option plan of Service 1st Bancorp. Immediately prior to the effective time of the merger, as contemplated by the merger agreement, Service 1st Bancorp shall purchase each outstanding and unexercised common stock option for an amount equal to the Per Share Merger Consideration less the exercise price in respect of each such common stock option; provided, however, that a portion of such purchase price shall be paid into and be subject to the Escrow Fund.

        Promptly following the execution of the merger agreement, Service 1st Bancorp is required to use its commercially reasonable efforts to enter into an agreement with holders of Service 1st Bancorp options (other than the officers and directors, who entered into shareholder agreements or nonsolicitation agreements restricting the exercise of their options), such that the holders agree to accept a cash payment in return for all of their rights in and to the Service 1st Bancorp options. Such agreements are unsigned as of the date of this proxy statement-prospectus.

  Exchange of Certificates; Letter of Transmittal

        As soon as reasonably practicable after the effective time of the merger, Central Valley Community Bancorp shall cause Computershare (the "Exchange Agent") to mail to each holder of a certificate formerly representing shares of Service 1st Bancorp common stock a letter of transmittal with instructions as to how to surrender their certificates in exchange for cash and certificates representing the shares of Central Valley Community Bancorp common stock, as provided in the merger agreement. Each holder of Service 1st Bancorp share certificates who surrenders a certificate, and duly submits executed transmittal materials to Computershare, as Exchange Agent, shall be entitled to a certificate representing Central Valley Community Bancorp common stock and cash as merger consideration. It is expected that a check representing the amount of cash and cash in lieu of a fractional share, if any, shall be mailed to each so entitled Service 1st Bancorp shareholder within 30 days following the Exchange Agent's receipt of the shareholder's Service 1st Bancorp share certificate or certificates and duly executed letter of transmittal.

  Representations and Warranties

        The merger agreement contains various customary representations and warranties that Central Valley Community Bancorp, Central Valley Community Bank, Service 1st Bancorp and Service 1st Bank make for each other's benefit. The representations and warranties relate to, among other things:

  •
  corporate organization and similar corporate matters;

  •
  capital structure;

  •
  authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

  •
  conflicts under charter documents, required consents or approvals, and violations of any agreements or law;

  •
  the accuracy of documents supplied under the merger agreement or filed with the Securities and Exchange Commission and bank regulatory agencies, including financial statements;

  •
  absence of certain material adverse events, changes, effects or undisclosed liabilities;

  •
  retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended;

  •
  subsidiaries and affiliates;

  •
  litigation;

  •
  compliance with laws, including environmental laws;

  •
  tax payments, tax liabilities, tax returns and audits;

  •
  ownership of real property; and

  •
  regulatory actions.

  Conduct of Business Before the Merger

        The merger agreement places restrictions on and requires commitments by Central Valley Community Bancorp, Central Valley Community Bank, Service 1st Bancorp and Service 1st Bank regarding the conduct of their respective businesses between the date of the merger agreement and the closing. Service 1st Bancorp and Service 1st Bank have agreed to make their books and records available to Central Valley Community Bancorp and Central Valley Community Bank for ongoing review. Additionally, Service 1st Bancorp and Service 1st Bank have agreed to allow a representative from Central Valley Community Bancorp to attend their Board of Director meetings. All information obtained from corporate books, records, and meetings shall be kept confidential. Both Central Valley Community Bancorp and Service 1st Bancorp have agreed to use their best efforts to prepare and file the necessary regulatory applications and to obtain the approvals from the various regulatory agencies, as well as to work together for the purpose of preparing this proxy statement-prospectus. In addition, both Central Valley Community Bancorp and Service 1st Bancorp have agreed to use their best efforts to prevent any material changes to their respective representations and warranties contained in the merger agreement.

        In addition, Service 1st Bancorp and Service 1st Bank have agreed that until the closing and subject to certain exceptions, including Central Valley Community Bancorp's prior approval, Service 1st Bancorp and Service 1st Bank will not, other than in the ordinary and usual course of business:

  •
  declare or pay any dividend, or issue, repurchase or split its common stock;

  •
  knowingly take any action that would cause a representation or warranty to become untrue in any material respect;

  •
  issue any options or convertible securities;

  •
  amend its Articles of Incorporation or Bylaws;

  •
  buy or sell, or contract to buy or sell, any material business or assets other than in the ordinary course of business consistent with prior practice;

  •
  incur or guarantee any debt in excess of $50,000 individually or $100,000 in the aggregate, other than in the ordinary course of business consistent with prior practice;

  •
  enter into, modify or extend any agreement, contract or commitment having a term in excess of one year and involving an expenditure in excess of $100,000, other than letters of credit, loan agreements, deposit agreements and other lending, credit and deposit documents made or incurred in the ordinary course of business and expenditures pursuant to projects consistent with the capital expenditure budget of Service 1st Bank, and not knowingly and willfully breach or come into default on any of such obligations;

  •
  raise employee salaries, except in the ordinary course of business consistent with prior practice or as required by an existing contract;

  •
  change its methods of accounting in effect at May 28, 2008, except as required by changes in GAAP or regulatory accounting principles as concurred to by Service 1st Bancorp's independent public accountants;

  •
  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization, or other reorganization;

  •
  authorize another acquisition proposal to acquire Service 1st Bancorp unless the Board of Directors of Service 1st Bancorp has determined that the proposal is more favorable to Service 1st Bancorp's shareholders and that the action is necessary for the Service 1st Bancorp Board of Directors to comply with its fiduciary duties to shareholders under applicable law;

  •
  fail to maintain an adequate amount of reserves to provide for all known and reasonably expected losses on loans, leases, and other extensions of credit; or

  •
  acquire any real property or become legally committed to any new capital expenditure requiring expenditures in excess of $100,000 in the aggregate, except for expenditures pursuant to projects consistent with the capital expenditure budget of Service 1st Bank.

        Until the closing, Service 1st Bancorp has agreed to take certain actions including to:

  •
  use its commercially reasonable efforts to provide information on all loans of $250,000 or more (on a cumulative basis);

  •
  advise Central Valley Community Bancorp promptly in writing of any change that would have a material adverse effect on its capital structure, financial condition, assets, results of operations, business or prospects;

  •
  use its commercially reasonable efforts to maintain insurance or bonding coverage on all material properties for which it is responsible and on its business operations;

  •
  perform and not amend its material contractual obligations and not breach or come into default on any of such obligations;

  •
  observe and conform to all legal requirements applicable to its business;

  •
  timely file as and when due all reports and returns required to be filed with any governmental entity;

  •
  provide Central Valley Community Bancorp with consolidated financial statements presenting the financial condition of Service 1st Bancorp and its subsidiaries and their results of operations;

  •
  use commercially reasonable efforts to either (a) completely dissolve Charter Services Group, Inc. or (b) completely divest itself of any direct or indirect ownership of Charter Services Group, Inc.; and

  •
  use commercially reasonable efforts to obtain from the landlord of each of the Service 1st Bancorp premises the landlord's consent to the assignment of the applicable lease from Service 1st Bancorp or Service 1st Bank to Central Valley Community Bank, including, without limitation, written confirmation from the landlord of Service 1st Bank's Lodi banking office that the extension options contemplated by the underlying lease for such premises may be exercised by Central Valley Community Bank following the merger of Service 1st Bank with and into Central Valley Community Bank; and

  •
  increase its allowance for loan and lease losses by no less than $4,500,000 prior to the effective date of the mergers.

        The foregoing is a summary of some of the negative and affirmative covenants of the merger agreement. You are encouraged to carefully read the terms of the merger agreement, as amended, attached as Appendix A, including the specific covenants contained in Articles 4 & 5.

  Discussions with Third Parties

        The merger agreement provides that Service 1st Bancorp and Service 1st Bank shall not solicit or encourage third party proposals which would result in a merger, exchange offer, or other form of combination and requires that if such a proposal is received, notification must be given to Central Valley Community Bancorp. In addition, Central Valley Community Bancorp has agreed not to solicit or accept any offer from any third party for acquisition or merger for Central Valley Community Bancorp or Central Valley Community Bank, unless such offer is expressly conditioned upon the performance by Central Valley Community Bancorp (or any successor in interest) to pay the shareholders of Service 1st Bancorp the merger consideration set out in the merger agreement. Notwithstanding the prohibition on soliciting or encouraging such proposals, the merger agreement recognizes that an unsolicited third party proposal might be received. Moreover, the merger agreement permits Service 1st Bancorp to engage in discussions or negotiations with the third party if the proposal is determined, after consultation with counsel and a financial advisor, to be superior, from the shareholders' perspective, to the merger with Central Valley Community Bancorp.

        The foregoing is a summary of the provisions of the merger agreement regarding discussions with third parties. You are encouraged to read the terms of the merger agreement, as amended, attached as Appendix A, including the specific provisions contained in Section 4.2 and Section 5.13 of the merger agreement.

  Indemnification and Insurance

        In the event of any threatened or actual claim, action, suit, proceeding or investigation in which any person who is or becomes prior to the effective time of the merger, a director or officer or employee of Service 1st Bancorp and Service 1st Bank (an "Indemnified Party") is, or is threatened to be, made a party based on (i) the fact that he is or was a director, officer or employee of Service 1st Bancorp and Service 1st Bank or (ii) the merger agreement or any of the transactions contemplated thereby, the parties will cooperate and use their best efforts to defend against and respond thereto.

        For a period of three years following the effective time of the merger, Central Valley Community Bancorp shall indemnify and hold harmless to the fullest extent permitted by applicable laws, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses including reasonable attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation (upon receipt of any undertaking required by applicable laws from such Indemnified Party to repay such advanced expenses if it is determined by a final and non-appealable judgment that such Indemnified Party was not entitled to indemnification hereunder).

        Central Valley Community Bancorp shall use commercially reasonable efforts to cause the persons serving as officers and directors of Service 1st Bancorp and Service 1st Bank immediately prior to the Effective Time to be covered by a directors' and officers' liability insurance tail policy for three years after the effective time of the merger, provided that the amount required to be paid by Central Valley Community Bancorp for such policy coverage shall not exceed 200% of the most recent annual premium paid by Service 1st Bancorp for directors' and officers' insurance coverage.

  Employee Benefits

        Central Valley Community Bank will honor in accordance with its terms all employee benefit obligations to current and former employees of Service 1st Bancorp and Service 1st Bank accrued, earned or otherwise available as of the date of the merger and all employment or severance agreements with any such employees entered into prior to the date of the merger.

        After the effective time of the merger, except with respect to severance benefits, Central Valley Community Bancorp and Central Valley Community Bank will provide or make available to the employees of Service 1st Bancorp and Service 1st Bank participation in employee benefit plans, on the same terms available to similarly situated employees of Central Valley Community Bancorp and Central Valley Community Bank.

        Immediately prior to the effective time of the merger, Service 1st Bancorp and Service 1st Bank will (i) cancel its vacation and sick leave policies, (ii) make all payments due to Service 1st Bancorp and Service 1st Bank employees as a result of such cancellation, and (iii) adopt the paid time off policy of Central Valley Community Bank, provided, however, that for purposes of the Central Valley Community Bank paid time off policy, all Service 1st Bancorp and Service 1st Bank employees shall have no accrued hours of paid time off at the effective time of the merger.

        Prior to the effective time of the merger, Service 1st Bancorp and Service 1st Bank shall:

  •
  Amend Salary Continuation Agreements with executives to provide that all benefits payable due to a change of control shall become vested upon consummation of the merger, regardless of whether the executive terminates employment at the effective time or thereafter. Such benefits will be payable as provided in the applicable agreements.

  •
  Amend endorsement split dollar insurance agreements with executives to reduce death benefits payable to the executives' beneficiaries in proportion to any reduction or cutback in benefits payable under the Salary Continuation Agreements; and

  •
  Amend all Salary Continuation Agreements and split dollar agreements with executives to coordinate benefits so that each executive (or his or her beneficiaries) may receive either death benefits under the split dollar agreements or benefits under the Salary Continuation Agreements, but not both.

        Please read the section entitled "The Merger—Interests of Certain Persons in the Merger."

  Conditions to the Parties' Obligations

        The obligations of Central Valley Community Bancorp and Service 1st Bancorp to complete the merger are subject to certain mutual conditions, including, but not limited to the following:

  •
  receipt of the regulatory approvals (without the imposition of non-standard or unduly burdensome conditions) required in connection with the merger;

  •
  absence of any statute, rule, regulation or order, being in effect and prohibiting completion of the merger;

  •
  the registration statement having become effective regarding the shares of Central Valley Community Bancorp common stock to be issued upon completion of the merger; and

  •
  receipt of the opinion of Downey Brand LLP stating, among other things, that the merger will qualify as a tax-free reorganization for federal income tax purposes.

        Please read the section entitled "The Merger—Interests of Certain Persons in the Merger."

        Central Valley Community Bancorp's and Central Valley Community Bank's obligation to complete the merger is also subject to the fulfillment of certain conditions (or waiver by Central Valley Community Bancorp/Central Valley Community Bank of those conditions), including but not limited to the following:

  •
  Service 1st Bancorp's representations and warranties being and remaining accurate as of the closing date or a specified date, except for inaccuracy that would not have a material adverse effect;

  •
  Service 1st Bancorp's performing, in all material respects, all of its required obligations contained in the merger agreement before the closing;

  •
  receipt of all required third party consents;

  •
  non-occurrence of an event or circumstance that would have a material adverse effect on Service 1st Bancorp or Service 1st Bank;

  •
  delivery by Service 1st Bancorp and Service 1st Bank of all of the executed shareholders agreements, nonsolicitation agreements and other agreements agreed to be delivered at or prior to closing;

  •
  Central Valley Community Bank shall have received CLTA/ALTA title insurance policies insuring Central Valley Community Bank with respect to each of the leasehold interests of Service 1st Bancorp and Service 1st Bank;

  •
  Central Valley Community Bancorp shall have received the written resignations from all of the directors of Service 1st Bancorp and Service 1st Bank;

  •
  Service 1st Bancorp must maintain a reserve for loan losses at a level which is no less than the greater of $1,675,000 or an amount that equals 1.3% of the total outstanding loans of Service 1st Bancorp, and charge off all loans deemed uncollectible; the shareholders' equity of Service 1st Bancorp shall not be less than $17,100,000 (provided that the impact of any actions, transactions or accounting adjustments taken or made solely as a result of the merger agreement or any additions to the loan loss reserve made voluntarily by Service 1st Bank related to loans identified as special mention, classified or impaired on the Service 1st Bank "April 30th ALLL Report," and the amount of $186,000 added to the loan loss reserve in March 2008 for the Regent Hotel, LLC participation loan shall be disregarded);

  •
  Service 1st Bank shall have exercised its option to extend the term of the lease on the Stockton banking premises for an additional five-year period and the landlord of the Lodi banking premises shall have agreed in writing that all options under its lease with Service 1st Bank may be exercised by Central Valley Community Bank following the merger of Service 1st Bank with and into Central Valley Community Bank; and

  •
  shareholders holding 5% or more in the aggregate of all issued and outstanding Central Valley Community Bancorp common stock shall not have exercised dissenters' rights.

        In addition, Service 1st Bancorp's and Service 1st Bank's obligation to complete the merger is also subject to the fulfillment or waiver by Service 1st Bancorp and Service 1st Bank of certain conditions, including but not limited to the following:

  •
  Central Valley Community Bancorp's representations and warranties being and remaining accurate as of the closing date or a specified date, except for inaccuracy that would not have a material adverse effect;

  •
  Central Valley Community Bancorp performing, in all material respects, all of its required obligations contained in the merger agreement before the closing;

  •
  receipt of all required third party consents;

  •
  non occurrence of an event or circumstance that would have a material adverse effect on Central Valley Community Bancorp or Central Valley Community Bank;

  •
  delivery by Central Valley Community Bancorp and Central Valley Community Bank of all of the executed shareholders agreements; and

  •
  the Board of Directors of Service 1st Bancorp shall have received a fairness opinion from Sandler O'Neill dated as of the date of the merger agreement and as of the date of mailing of the proxy statement-prospectus, to the effect that the Per Share Merger Consideration is fair, from a financial point of view, to the Service 1st Bancorp, and such opinion shall not have been withdrawn as of the effective time of the merger.

        The foregoing is a summary of the conditions of the merger agreement. You are encouraged to read the terms of the merger agreement, as amended, attached as Appendix A, including the specific provisions contained in Article 6 of the merger agreement.

  Termination and Remedies

        Central Valley Community Bancorp and Service 1st Bancorp can mutually agree to terminate the merger agreement and abandon the merger at any time.

        Under certain circumstances, Central Valley Community Bancorp and/or Service 1st Bancorp can terminate the merger agreement, including:

  •
  by mutual written consent of the boards of both of the above parties;

  •
  if the other party materially breaches any representation, warranty, covenant, or agreement contained in the merger agreement that would result in a failure to meet certain closing conditions, and such breach is not cured within 45 days of the notice of the breach;

  •
  by either of the above parties if there is a final judicial or regulatory determination (as to which all periods for appeal shall have expired and no appeal shall be pending) that any material provision of the merger agreement is illegal, invalid or unenforceable (unless the enforcement thereof is waived by the affected party) or denying any regulatory application the approval of which is a condition precedent to a party's obligations under the merger agreement;

  •
  by either of the above parties before December 31, 2008, in the event that any of the conditions precedent to the obligations of the other party to the merger are rendered impossible to be satisfied or fulfilled by said date (other than by reason of a breach by the party seeking to terminate); or

  •
  by either of the above parties if the shareholders of the respective company do not approve the merger and the merger agreement, as amended.

        If the merger agreement is terminated due to a party's breach, the non-breaching party shall be entitled to remedies at law or in equity, including specific enforcement of the terms of the merger agreement.

        The parties may also terminate the merger agreement if the merger has not been consummated by December 31, 2008.

        If the Service 1st Bancorp Board of Directors does not call and hold the shareholders' special meeting (regarding the merger), or does not unanimously recommend approval of the merger or merger agreement, as amended, or alters or modifies its favorable recommendation, and the merger and merger agreement, as amended, is not approved by the shareholders, then Service 1st Bancorp and Service 1st Bank shall, upon demand, jointly and severally pay Central Valley Community Bancorp a sum of $716,622 as liquidated damages.

        If the Central Valley Community Bancorp Board of Directors does not call and hold the shareholders' special meeting (regarding the merger), or does not unanimously recommend approval of the merger or merger agreement, as amended, or alters or modifies its favorable recommendation, and the merger and merger agreement, as amended, is not approved by the shareholders, then Central Valley Community Bancorp and Central Valley Community Bank shall, upon demand, jointly and severally pay Service 1st Bancorp a sum of $716,622 as liquidated damages.

        In the event the merger agreement is terminated because Service 1st Bancorp elects to proceed with a third party transaction that the Board of Directors of Service 1st Bancorp determines is superior to the merger, and enters into such transaction within 12 months after the termination of the merger agreement with Central Valley Community Bancorp, Service 1st Bancorp and Service 1st Bank will jointly and severally be obligated to pay a termination fee to Central Valley Community Bancorp in the amount of $716,622.

        Each of Service 1st Bancorp and Central Valley Community Bancorp shall have the right to terminate the merger agreement as a result of disproportionate stock price activity prior to the merger, subject to the conditions set forth below (in each case, a "Price Trigger Termination Right"). The existence of facts that would give rise to a Price Trigger Termination Right will be determined as of a date that is the later of (a) the date that is ten (10) business days before the Closing Date and (b) the date immediately following the date of approval of the merger by the respective shareholders (the "Determination Date").

        In the case of Central Valley Community Bancorp, a Price Trigger Termination Right shall exist if (a) Service 1st Bancorp does not have an unexercised right to terminate the merger agreement on the grounds of a material breach by Central Valley Community Bancorp, (b) the 20-day average trading price of Central Valley Community Bancorp stock at the Determination Date (the "Pre-Merger CVCY Average Price") is greater than $11.72; and (c) the ratio of the Pre-Merger CVCY Average Price to $10.19 is more than 1.15 times the Index Change Ratio (defined as the ratio of the average 20-day NASDAQ Bank Index trading price at the Determination Date, divided by the 20-day NASDAQ Bank Index trading price ending on May 23, 2008).

        In the case of Service 1st Bancorp, a Price Trigger Termination right shall exist if (a) Central Valley Community Bancorp does not have an unexercised right to terminate the merger agreement on the grounds of a material breach by Service 1st Bancorp, (b) the Pre-Merger CVCY Average Price is less than $8.66; and (c) the ratio of the Pre-Merger CVCY Average Price to $10.19 is less than 85% of the Index Change Ratio.

        Central Valley Community Bancorp may exercise a Price Trigger Termination Right within 2 days of the Determination Date by written termination notice to Service 1st Bancorp. Service 1st Bancorp shall have the right to nullify the Price Trigger Termination within 2 days of such notice by accepting the "Service 1st Adjusted Per Share Merger Consideration" which shall equal no more than the greater of (i) $10.49 or (ii) the sum of (a) the product of $6.95 multiplied by the Index Change Ratio, plus (b) the Per Share Cash Component. The Service 1st Adjusted Per Share Merger Consideration can be effected by a decrease in the Per Share Cash Component, the Per Share Stock Component or a combination of the Per Share Cash Component and the Per Share Stock Component, at Service 1st Bancorp's discretion; provided, however, that notwithstanding the foregoing, any such adjustment shall not result in an aggregate amount of cash that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        Service 1st Bancorp may exercise a Price Trigger Termination Right within 2 days of the Determination Date by written termination notice to Central Valley Community Bancorp. Central Valley Community Bancorp shall have the right to nullify the Price Trigger Termination within 2 days of such notice by accepting the obligation to pay to Service 1st Bancorp shareholders the "Central Valley Adjusted Per Share Merger Consideration" which shall equal no less than the lesser of (i) $8.41 or (ii) the sum of (a) the product of $6.95 multiplied by the Index Change Ratio, plus (b) the Per Share Cash Component. The Central Valley Adjusted Per Share Merger Consideration can be effected by an increase in the Per Share Cash Component, the Per Share Stock Component or a combination of the Per Share Cash Component and the Per Share Stock Component, at Central Valley Community Bancorp's discretion; provided, however, that notwithstanding the foregoing, any such adjustment shall not result in an aggregate amount of cash that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        The foregoing is a summary of the termination provisions of the merger agreement. You are encouraged to read the terms of the merger agreement, as amended, attached as Appendix A, including the specific provisions contained in Article 7 of the merger agreement.

  Expenses

        The merger agreement provides that Central Valley Community Bancorp, Central Valley Community Bank, Service 1st Bancorp and Service 1st Bank shall bear their own costs and expenses incurred in connection with the merger agreement and the merger; provided, however, that Central Valley Community Bancorp shall be solely responsible for all filing fees incurred in connection with the required regulatory approvals. The total estimated cost of the merger is approximately $1,170,000. Central Valley Community Bancorp will bear approximately $420,000 and Service 1st Bancorp will bear approximately $750,000.

Information Regarding Central Valley Community Bancorp

        Central Valley Community Bancorp was incorporated under the laws of the State of California on February 7, 2000 as a California corporation, for the purpose of becoming a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, also referred to as the BHCA and is subject to supervision and regulation by the Board of Governors of the Federal Reserve System. Central Valley Community Bancorp was organized under a plan of reorganization for the purpose of becoming the bank holding company of Clovis Community Bank. On February 7, 2000, the reorganization was completed and shares of Central Valley Community Bancorp common stock were issued to the shareholders of Clovis Community Bank for the common shares held by Clovis Community Bank's shareholders. Central Valley Community Bancorp's headquarters are located at 7100 N. Financial Drive, Suite 101, Fresno, California 93720.

        Clovis Community Bank, the sole subsidiary of Central Valley Community Bancorp, was organized in 1979 and commenced business as a California state chartered bank in 1980. In the second quarter of 2000, Clovis Community Bank changed its name to Central Valley Community Bank to garner broader name recognition and identity in the communities it serves. The deposits of Central Valley Community Bank are insured by the Federal Deposit Insurance Corporation up to applicable limits. Central Valley Community Bank is not a member of the Federal Reserve System and is supervised and regulated by Federal Deposit Insurance Corporation and the California Department of Financial Institutions. It operates 11 full-service banking offices in Clovis, Fresno, Kerman, Madera, Oakhurst, Sacramento, and Prather, one limited-service banking office in Fresno, and a loan production office in Modesto, California. The Oakhurst and Madera branches were added through the Bank of Madera County merger on January 1, 2005. Central Valley Community Bank has a Real Estate Division and an SBA Lending Division located at our corporate headquarters in Fresno. All real estate related transactions are conducted and processed through the Real Estate Division, including interim construction loans for single family residences and commercial buildings. All types of permanent single family residential loans are also offered. Our total market share of deposits in Fresno and Madera counties increased to 4.16% in 2007 compared to 3.94% in 2006 based on FDIC deposit market share information published as of June 30, 2007. Central Valley Community Bank established an interest in Central Valley Community Insurance Services, LLC (Insurance Services) at the end of 2006. The purpose of this new entity is to market health, commercial property and casualty insurance products and services primarily to business customers.

        Central Valley Community Bancorp's primary business is servicing the banking needs of the communities served by its subsidiary bank and its marketing strategy stresses its local ownership and commitment to serve the banking needs of individuals living and working in Central Valley Community Bancorp's primary service areas and local businesses, including retail, professional, agricultural and real estate-related activities, in those service areas.

        Central Valley Community Bancorp, through its sole banking subsidiary, offers a broad range of services to individuals and businesses with an emphasis upon small to medium sized businesses, efficiency and personalized attention. Central Valley Community Bank provides a full line of customer services and also offers specialized services, such as courier services to small businesses, middle market companies, agriculture and professional firms. Central Valley Community Bank offers personal and business checking and savings accounts (including individual interest-bearing negotiable orders of withdrawal, or NOW accounts), money market accounts, accounts combining checking and savings with automatic transfer, IRA accounts, time certificates of deposit and direct deposit of social security, pension and payroll checks, computer cash management and internet banking, including bill payment. Central Valley Community Bank also makes commercial, construction, accounts receivable, inventory, automobile, home improvement, real estate, commercial real estate, single family mortgage, agricultural, SBA, office equipment, leasehold improvement, installment, home equity and credit card loans. Other services include overdraft protection lines of credit, standby letters of credit, travelers' checks and ATM services. Most of Central Valley Community Bank's deposits are obtained from commercial businesses, professionals and individuals.

Information Regarding Service 1st Bancorp

        Service 1st Bancorp is a California corporation, incorporated on January 23, 2003 to act as a holding company for Service 1st Bank. Service 1st Bank became a subsidiary of Service 1st Bancorp effective June 26, 2003. Service 1st Bank is locally owned and operated and serves the individuals, small and medium-sized businesses, municipalities and professionals located in and adjacent to the cities of Stockton, Tracy, Lodi and adjacent communities in San Joaquin County. On May 23, 2006, Service 1st Bancorp incorporated Charter Services Group, Inc., a California corporation ("Charter"), as a wholly-owned subsidiary. Charter was organized to provide consulting services primarily related to start-up (de novo) bank formations. Charter conducts its operations from its headquarters office located at 1901 W. Kettleman Lane, Suite 102, Lodi, California 95242.

        Service 1st Bancorp's headquarters office is located at 60 West 10th Street, Tracy, California 95376.

        Service 1st Bank conducts operations at offices located at 2800 West March Lane, Suite 120, Stockton, California 95219, 60 West 10th Street, Tracy, California 95376, and 1901 W. Kettleman Lane, Suite 100, Lodi, California 95242. These offices are open from 9:00 a.m. to 5:00 p.m., Monday through Thursday and from 9:00 a.m. to 6:00 p.m. on Friday.

        Service 1st Bank offers a full range of commercial banking services including acceptance of demand, savings and time deposits, and the making of commercial, real estate (including residential mortgage, construction, agricultural and land development), leases, and consumer loans. Service 1st Bank sells cashier's checks, traveler's checks and money orders. Service 1st Bank also offers night depository, notary services, telephone and wire transfers, and federal tax depository services. Service 1st Bank does not offer trust or international banking services, but will arrange for such services through a correspondent bank.

        Service 1st Bank's data processing operations are provided through an outside vendor, Fiserv Solutions, Inc., 20660 Bahama Street, Chatsworth, California 91311, which provides processing of Service 1st Bank's deposits, loans and financial accounting.

        Service 1st Bank obtains market penetration from the services referred to above and by the personal solicitation of Service 1st Bank's officers, directors and shareholders. Service 1st Bank's deposits are attracted primarily from individuals, small and medium-sized businesses, municipalities and professionals in its market area. Service 1st Bank's deposits are not received from a single depositor or group of affiliated depositors, the loss of any one of which would have a materially adverse effect on the business of Service 1st Bank, nor is a material portion of Service 1st Bank's deposits concentrated within a single industry or group of related industries.

Comparison of Shareholder Rights

        Service 1st Bancorp and Central Valley Community Bancorp are both incorporated under California law. In the following comparison of the rights of the two companies, any differences between the rights of Service 1st Bancorp shareholders and the rights of Central Valley Community Bancorp shareholders result from differences in the companies' respective articles of incorporation and bylaws.

Authorized Capital

        Service 1st Bancorp and Central Valley Community Bancorp have authorized 30,000,000 shares and 40,000,000 shares, respectively, of common stock. The outstanding shares of common stock of both Service 1st Bancorp and Central Valley Community Bancorp are fully paid and non-assessable. Each of Service 1st Bancorp and Central Valley Community Bancorp also has 10,000,000 shares of preferred stock authorized, of which none are issued and outstanding.

Amendment to the Bylaws

        The bylaws of Service 1st Bancorp may be amended or repealed by the affirmative vote or written consent of a majority of the outstanding shares entitled to vote. An amendment reducing the number of directors on a fixed-number board or the minimum number of directors on a variable-number board to a number less than five cannot be adopted if the votes cast against its adoption are more than 16 2/3% of the outstanding shares entitled to vote. Only the shareholders can adopt or amend a bylaw which specifies or changes the number of directors on a fixed-number board, or the minimum or maximum number of directors on a variable-number board, or which changes a fixed-number board to a variable number board or vice versa, or which amends such amendment provision of the bylaws. Subject to the right of the shareholders to make amendments and the limitations set forth above, the board of directors may amend the bylaws.

        The bylaws of Central Valley Community Bancorp may be amended or repealed by the affirmative vote or written consent of a majority of the outstanding shares entitled to vote. Only the shareholders can adopt or amend a bylaw which specifies or changes the number of directors on a fixed-number board, or the minimum or maximum number of directors on a variable-number board, or which changes from a fixed-number board to a variable number board or vice versa. Subject to the right of the shareholders to make amendments and the limitations set forth above, the board of directors may amend the bylaws.

Annual Meeting of Shareholders

        The annual meeting of shareholders of Service 1st Bancorp is held on a date designated by the board of directors. The annual meeting of shareholders of Central Valley Community Bancorp is held on the 4th Thursday of May of each year, unless the day falls on a legal holiday, in which case it is held on the next succeeding business day.

Special Meetings of Shareholders

        The bylaws of both Service 1st Bancorp and Central Valley Community Bancorp provide that special meetings of the shareholders may be called for any purpose at any time by the board of directors, the chairman of the board of directors, the president or by holders of shares entitled to cast not less than 10% of the votes at the meeting.

Quorum

        Shareholders of Service 1st Bancorp present at a valid meeting of shareholders at which a quorum is initially present may continue to do business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than quorum, if any action taken (other than adjournment) is approved by persons voting more than 25% of the shares entitled to vote.

        Central Valley Community Bancorp shareholders present at a valid meeting of shareholders at which a quorum is initially present may continue to do business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum.

Business Combinations

        The articles of incorporation of Central Valley Community Bancorp provide that an affirmative vote in person or by proxy of at least 80% of the shares entitled to vote is required for approval of any Business Combination, which is a significant transaction with a corporation, person or other entity which is the beneficial owner, directly or indirectly, of 5% or more of the total voting power of the outstanding voting securities of Central Valley Community Bancorp prior to the transaction (the "Acquiring Entity"). If the Acquiring Entity has acquired voting securities directly or indirectly from Central Valley Community Bancorp; received the benefit, directly or indirectly, of any loans, advances, extensions of credit, guarantees, pledges or other financial assistance or tax benefits provided, directly or indirectly, by Central Valley Community Bancorp; or made or caused to be made any major change in Central Valley Community Bancorp's business or equity capital structure without the unanimous approval of the directors of Central Valley Community Bancorp then in office, the shareholder vote required to approve a transaction with an Acquiring Entity shall be 100% of the outstanding shares.

        The board of directors of Central Valley Community Bancorp has the right to make all determinations regarding (i) the amount of voting power beneficially owned, directly or indirectly, by any corporation, person or entity, and (ii) the status of any corporation, person or entity as an affiliate or associate of another. Any such determination reasonably made in good faith by the board of directors of Central Valley Community Bancorp on the basis of available information is conclusive and binding. The bylaws of Service 1st Bancorp contain no such provision.

Voting Rights

        Shareholders of Service 1st Bancorp and Central Valley Community Bancorp are entitled to one vote for each share of common stock held in their respective corporations, although each of Service 1st Bancorp and Central Valley Community Bancorp have cumulative voting in the election of directors.

        The bylaws of both Service 1st Bancorp and Central Valley Community Bancorp provide for actions to be taken without a meeting and without prior notice by written consent of the shareholders. The articles of incorporation of Central Valley Community Bancorp prohibit action by written consent when the approval of a Business Combination is at issue.

        Central Valley Community Bancorp's bylaws provide that shares or proxies standing in the names of two or more persons must be voted or represented in accordance with the provisions of Section 704 of the California Corporations Code, so that, if only one of such persons is present in person or by proxy, that person shall have the right to vote all such shares, and all of the shares standing in the names of such persons shall be deemed to be represented for the purpose of determining a quorum. The bylaws of Service 1st Bancorp contain no such provision.

        After completion of the merger, Service 1st Bancorp will cease to exist and will be merged into Central Valley Community Bancorp. Service 1st Bancorp's present shareholders who become shareholders of Central Valley Community Bancorp will be entitled to vote on matters pertaining to Central Valley Community Bancorp.

Dividends

        Under California General Corporation Law, both Service 1st Bancorp and Central Valley Community Bancorp are prohibited from paying dividends unless: (1) the company's retained earnings immediately prior to the dividend payment equals or exceeds the amount of the dividend; or (2) immediately after giving effect to the dividend, (i) the sum of the company's assets would be at least equal to 125% of the company's liabilities; and (ii) the company's current assets would be at least equal to its current liabilities, or, if the average of the company's earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of its interest expense for the two preceding fiscal years, its current assets would be at least equal to 125% of its current liabilities.

Record Date

        The bylaws of both Service 1st Bancorp and Central Valley Community Bancorp provide that the record date for determination of shareholders entitled to notice of and to vote at any shareholders' meeting, to receive any dividend, distribution, allotment of rights, or to exercise rights in respect of any other lawful action cannot be more than 60 nor less than 10 days prior to the date of the shareholders' meeting. If no record date is fixed, the record date shall be at the close of business on the business day next preceding the day on which notice is given, or if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held.

        The record date for determining shareholders entitled to give consent to corporation action by written consent, when no prior action by the board of directors has been taken, shall be the day on which the first written consent is given. The record date for determining shareholders for any other purpose shall be at the close of business on the day on which the board of directors adopts such a resolution, or the 60th day prior to the date of such other action, whichever is later.

Shareholder Proposals

        The bylaws of Service 1st Bancorp provide that notice of shareholder proposals must be received not less than 120 days prior to the date on which, during the previous year, management's proxy statement for the previous year's annual meeting was first distributed to shareholders. Under Rule 14a-8(d) of the Securities Exchange Act of 1934, the shareholder proposal, including any accompanying supporting statement, may not exceed 500 words. The proxy solicited by management for any annual meeting of shareholders must confer discretionary authority upon management's proxy holders to vote with respect to any shareholder proposal offered at such meeting, the proponent of which failed to notify the company within the specified time period of his or her intention to present such proposal at the annual meeting. Specific reference to such voting authority must be made in management's proxy statement for each annual meeting.

        Service 1st Bancorp will hold a 2008 annual meeting of shareholders only if the merger is terminated without being completed before October 31, 2008. For a shareholder proposal to be considered for inclusion in Service 1st Bancorp's proxy statement and form of proxy relating to the Service 1st Bancorp 2008 annual meeting of shareholders (in the event such meeting is held), the proposal must be received by the Corporate Secretary of Service 1st Bancorp not later than November 1, 2008. Any shareholder proposals will be subject to Rule 14a-8 under the Securities Exchange Act of 1934.

        Central Valley Community Bancorp's bylaws include no provision for shareholder proposals.

        Central Valley Community Bancorp will hold its 2009 annual meeting on or around May 20, 2009. For a shareholder proposal to be considered for inclusion in Central Valley Community Bancorp's proxy statement and form of proxy relating to the Central Valley Community Bancorp annual meeting of shareholders, the proposal must be received at Central Valley Community Bancorp's headquarters office not later than December 10, 2008. Notice(s) of a shareholder proposal(s) submitted after December 10, 2008 will be considered untimely. Any shareholder proposal will be subject to Rule 14a-8 under the Securities Exchange Act of 1934.

Corporate Records and Inspection by Shareholders

        The bylaws of both Service 1st Bancorp and Central Valley Community Bancorp and California General Corporation Law provide that the books and records of account and minutes of the proceedings of shareholders, the board of directors, and committees of the board of directors shall be kept available at the principal office for inspection by shareholders.

        California General Corporation Law also provides that a shareholder or shareholders holding at least 5% in the aggregate of the outstanding voting shares of a corporation or who hold at least 1% of those voting shares and have filed a Schedule 14A with the Securities and Exchange Commission ("SEC") or a Form F-6 with the appropriate bank regulatory agency, if applicable, shall have an absolute right to inspect and copy the record of shareholders' names and addresses and shareholdings during usual business hours upon 5 days' prior written notice, or obtain from the transfer agent of the corporation a copy of such record.

Number of Directors

        Service 1st Bancorp's bylaws provide for a range of 9 to 17 directors, with the exact number fixed by amendment to the bylaws or by resolution adopted by Service 1st Bancorp's Board of directors or shareholders. Service 1st Bancorp has currently fixed the number of its directors at 11. Central Valley Community Bancorp's bylaws provide for a range of 7 to 13 directors, with the exact number fixed by amendment to the bylaws or by resolution adopted by Central Valley Community Bancorp's Board of Directors or shareholders. Central Valley Community Bancorp has currently fixed the number of its directors at 9.

Nominations for Election to the Board of Directors

        Service 1st Bancorp's bylaws provide that nominations, other than those made by the board of directors, must be made in writing and shall be delivered or mailed to the president of the company by the later of: (i) the close of business 21 days prior to any meeting of shareholders called for the election of directors, or (ii) 7 days after the date of mailing of notice of the meeting of shareholders. Shareholder nominations must be signed by the nominating shareholder and by each nominee, and must be accompanied by a written consent from each proposed nominee agreeing to be named as a nominee for election as a director.

        Central Valley Community Bancorp's bylaws provide that notice of intention to make any nominations must be made in writing and delivered or mailed to the president of the company not less than 21 days nor more than 60 days prior to any meeting of shareholders called for the election of directors; provided however, that if less than 21 days' notice of the meeting is given to shareholders, such notice of intention to nominate must be mailed or delivered to the president of the company not later than the close of business on the 10th day following the day on which the notice of meeting was mailed; provided further, that if notice of such meeting is sent by third class mail, no notice of intention to make nominations is required.

Removal of Directors

        The bylaws of both Central Valley Community Bancorp and Service 1st Bancorp provide that shareholders may remove one or all of the company's directors without cause upon an affirmative vote of the holders of a majority of the voting stock, except that, unless the entire board is removed, an individual director shall not be removed if the votes cast against removal, or not consenting in writing to such removal, would be sufficient to elect such director if voted cumulatively at an election at which the same total number of votes were cast, or, if such action is taken by written consent, all shares entitled to vote were voted, and the entire number of directors authorized at the time of the director's most recent election were then being elected. A director may also be removed (i) if he or she is declared of unsound mind by order of court, (ii) if he or she is convicted of a felony, or (iii) by the

Superior Court of the county in which the principal office is located, at the suit of Shareholders holding at least 10% of the number of outstanding shares of any class, in case of fraudulent or dishonest acts or gross abuse of authority or discretion with reference to the company.

Indemnification of Directors and Officers

        Service 1st Bancorp, Service 1st Bank, Central Valley Community Bancorp and Central Valley Community Bank are subject to the California General Corporation Law (the "CGCL"), which provides a detailed statutory framework covering limitation of liability of directors in certain instances and indemnification of any officer, director or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her service on behalf of such corporation.

        With respect to limitation of liability, the CGCL permits a California corporation to adopt a provision in its articles of incorporation reducing or eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the fiduciary duty of care, provided that such liability does not arise from certain proscribed conduct (including intentional misconduct and breach of the duty of loyalty). The CGCL in this regard relates only to actions brought by shareholders on behalf of the corporation (i.e., "derivative actions") and does not apply to claims brought by outside parties.

        With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful "on the merits" in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

        The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation's articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

        The articles of incorporation and bylaws of Service 1st Bancorp and Service 1st Bank implement the applicable statutory framework by limiting the personal liability of directors for monetary damages for a breach of a directors' fiduciary duty of care and allowing Service 1st Bancorp and Service 1st Bank to expand the scope of their indemnification of directors, officers and other agents to the fullest extent permitted by California law. The articles of incorporation of Service 1st Bancorp and Service 1st Bank, under the applicable provisions of the CGCL, also include a provision allowing Service 1st Bancorp and Service 1st Bank to include in their bylaws, and in agreements between Service 1st Bancorp and Service 1st Bank and their directors, officers and other agents, provisions expanding the scope of indemnification beyond that specifically provided under California law. Service 1st Bancorp and Service 1st Bank have no such agreements in force; however, the bylaws of Service 1st Bancorp include provisions that expand certain aspects of the scope of indemnification regarding the presumptions affecting the obligation to indemnify in certain instances.

        Similarly, the articles of incorporation and bylaws of Central Valley Community Bancorp and Central Valley Community Bank implement the applicable statutory framework by limiting the personal liability of directors for monetary damages for a breach of a directors' fiduciary duty of care and allowing Central Valley Community Bancorp and Central Valley Community Bank to expand the scope of their indemnification of directors, officers and other agents to the fullest extent permitted by California law. The articles or incorporation of Central Valley Community Bancorp and Central Valley Community Bank, under the applicable provisions of the CGCL, also include a provision allowing Central Valley Community Bancorp and Central Valley Community Bank to include in their bylaws, and in agreements between Central Valley Community Bancorp and Central Valley Community Bank and their directors, officers and other agents, provisions expanding the scope of indemnification beyond that specifically provided under California law. Central Valley Community Bancorp and Central Valley Community Bank have no such agreements in force.

Directors' and Officers' Liability Insurance

        Service 1st Bancorp and Service 1st Bank presently maintain insurance coverage for their directors and officers through a policy of directors' and officers' liability insurance. Similarly, Central Valley Community Bancorp and Central Valley Community Bank maintain insurance coverage for their directors and officers through a policy of directors' and officers' liability insurance.

Shareholders Agreements

        Other than the shareholders' agreements signed by the directors of Service 1st Bancorp, Service 1st Bank, Central Valley Community Bancorp, and Central Valley Community Bank in connection with the merger agreement, Service 1st Bancorp and Central Valley Community Bancorp shareholders are not bound by any type of shareholders' agreement and their shares of Service 1st Bancorp and Central Valley Community Bancorp common stock are freely transferable subject to SEC rules. Affiliates owning shares must abide by SEC rules governing their transfers of shares of Service 1st Bancorp and Central Valley Community Bancorp stock.

Supervision and Regulation

Introduction

        Banking is a complex, highly regulated industry. The primary goals of the regulatory scheme are to maintain a safe and sound banking system, protect depositors and the Federal Deposit Insurance Corporation's insurance fund, and facilitate the conduct of sound monetary policy. In furtherance of these goals, Congress and the states have created several regulatory agencies and enacted numerous laws that govern banks, bank holding companies and the financial services industry. Consequently, the growth and earnings performance of Central Valley Community Bancorp, Central Valley Community Bank, Service 1st Bancorp and Service 1st Bank can be affected not only by management decisions and general economic conditions, but also by the requirements of applicable state and federal statutes, regulations and the policies of various governmental regulatory authorities, including:

  •
  the Board of Governors of the Federal Reserve System;

  •
  the Federal Deposit Insurance Corporation; and

  •
  the California Department of Financial Institutions.

        Central Valley Community Bancorp, Central Valley Community Bank, Service 1st Bancorp and Service 1st Bank are subject to significant regulation and restrictions by federal and state regulatory agencies. The following discussion of statutes and regulations is only a brief summary and does not purport to be complete. This discussion is qualified in its entirety by reference to the statutes and regulations referred to. No assurance can be given that these statutes and regulations will not change in the future.

Holding Company Regulation

        Central Valley Community Bancorp and Service 1st Bancorp are bank holding companies within the meaning of the Bank Holding Company Act and are registered as such with the Federal Reserve Board. A bank holding company is required to file with the Federal Reserve Board annual reports and other information regarding its business operations and those of its subsidiaries. It is also subject to examination by the Federal Reserve Board and is required to obtain Federal Reserve Board approval before acquiring, directly or indirectly, ownership or control of any voting shares of any bank if it would thereby directly or indirectly own or control more than 5% of the voting common stock of that bank, unless it already owns a majority of the voting common stock.

        In 1997, the Federal Reserve Board adopted a policy for risk-focused supervision of small bank holding companies that do not engage in significant non-banking activities. Under this policy, examinations focus on whether a bank holding company has systems in place to manage the risks inherent in its business. In analyzing risk, the Federal Reserve Board looks at the financial condition of the holding company and its subsidiary banks, management, compliance with laws and regulations, inter-company transactions and any new or contemplated activities. The Federal Reserve Board has by regulation determined certain activities in which a bank holding company may or may not engage. With certain exceptions, a bank holding company may engage only in the business of banking or managing or controlling banks or furnishing services to or performing services for its subsidiary banks or activities that are closely related to banking activities. The permissible activities and affiliations of certain bank holding companies have recently been expanded. See "Supervision and Regulation—Financial Modernization Act."

        A holding company for a bank and any subsidiary which it acquires or organizes are deemed to be affiliates of the bank within the meaning set forth in the Federal Reserve Act and are subject to the Federal Reserve Act. This means, for example, that there are limitations on loans by the bank to affiliates, on investments by the bank in any affiliate's common stock and on the bank's taking any affiliate's common stock as collateral for loans to any borrower. All affiliate transactions must satisfy certain limitations and otherwise be on terms and conditions that are consistent with safe and sound banking practices. In this regard, banks generally may not purchase from any affiliate a low-quality asset (as that term is defined in the Federal Reserve Act). Also, transactions by the bank with an affiliate must be on substantially the same terms as would be available for non-affiliates. Central Valley Community Bancorp, Central Valley Community Bank, Service 1st Bancorp and Service 1st Bank are currently subject to these restrictions. Central Valley Community Bancorp, Central Valley Community Bank, Service 1st Bancorp and Service 1st Bank are also subject to certain restrictions with respect to underwriting, public sale and distribution of securities. They are also prohibited from engaging in certain tie-in arrangements in connection with the extension of credit. For example, generally neither bank may extend credit on the condition that the customer obtain some additional service from the bank or its parent company, or refrain from obtaining such service from a competitor.

Bank Regulation

        Federal law mandates frequent examinations of all banks, with the costs of examinations to be assessed against the bank. In the case of both Central Valley Community Bank and Service 1st Bank, their primary federal regulator is the Federal Deposit Insurance Corporation, or the FDIC. The federal banking regulatory agencies have substantial enforcement powers over the depository institutions that they regulate. Civil and criminal penalties may be imposed on such institutions and persons associated with those institutions for violations of laws or regulation.

        As California state-chartered banks whose accounts are insured by the FDIC up to a maximum of $100,000 per depositor, Central Valley Community Bank and Service 1st Bank are subject to regulation, supervision and regular examination by the California Department of Financial Institutions, or the California Commissioner, and the FDIC, and must comply with certain regulations of the Federal Reserve Board. The regulations of these agencies govern most aspects of the banks' businesses, including the making of periodic reports, their activities relating to dividends, investments, loans, borrowings, capital requirements, certain check-clearing activities, branching, mergers and acquisitions, reserves against deposits and numerous other areas. Supervision, legal action and examination by these agencies is generally intended to protect depositors, creditors, borrowers and the deposit insurance fund and generally is not intended for the protection of shareholders.

        The activities of Central Valley Community Bank and Service 1st Bank are also regulated by state law. State law, for example, regulates certain loans to any officer of Central Valley Community Bank or Service 1st Bank, directly or indirectly, or to any related corporation in which such officer is a shareholder, director, officer or employee.

        Subject to certain limitations, California law permits California state-chartered banks to invest in the common stock and equity securities of other corporations, to engage directly in, or invest directly in subsidiaries which conduct, real estate related activities (including property management and real estate appraisal), and to participate in management consulting and data processing services for third parties. The Federal Deposit Insurance Corporation Improvement Act of 1991, or FDICIA, limits the powers, including investment authority, of state banks to those activities that are either permitted to national banks, or activities that the FDIC finds do not pose a significant risk to the deposit insurance fund. In November 1998, the FDIC announced it would make it easier for well-run state banks to engage in real estate and securities underwriting, if permitted by state law. State banks are now required to file notice of intention to engage in such activities.

        FDICIA places limits on brokered deposits and extends the limits to any bank that is not "well capitalized" or has been notified that it is in "troubled condition." A well-capitalized institution (which generally includes an institution that is considered well capitalized for purposes of the prompt corrective action regulations discussed below) may still accept brokered deposits without restriction, unless it has been informed by its appropriate Federal regulatory agency that it is in "troubled condition." All other insured depository institutions are prohibited from accepting brokered deposits unless a waiver is obtained from the FDIC. If a waiver is obtained, the interest paid on deposits may not exceed the rate paid for deposits in the bank's normal market area, or the national rate as determined in the FDIC's regulation.

Capital Adequacy Requirements

        Each of Central Valley Community Bancorp and Service 1st Bancorp is subject to the capital adequacy regulations of the Federal Reserve Board. Central Valley Community Bank and Service 1st Bank are subject to the capital adequacy regulations of FDICIA. Those regulations incorporate both risk-based and leverage capital requirements. Each of the federal regulators has established risk-based and leverage capital guidelines for banks or bank holding companies it regulates, which set total capital requirements and define capital in terms of "core capital elements," or Tier 1 capital; and "supplemental capital elements," or Tier 2 capital. Tier 1 capital is generally defined as the sum of the core capital elements less goodwill and certain other deductions, notably the unrealized net gains or losses (after tax adjustments) on available for sale investment securities carried at fair market value. The following items are defined as core capital elements: (i) common shareholders' equity;

(ii) qualifying noncumulative perpetual preferred common stock and related surplus; and (iii) minority interests in the equity accounts of consolidated subsidiaries. Trust preferred securities may also constitute up to 25% of Tier 1 capital. Supplementary capital elements include: (i) allowance for loan and lease losses (but not more than 1.25% of an institution's risk-weighted assets); (ii) perpetual preferred common stock and related surplus not qualifying as core capital; (iii) hybrid capital instruments, perpetual debt and mandatory convertible debt instruments; and (iv) term subordinated debt and intermediate-term preferred common stock and related surplus. The maximum amount of supplemental capital elements which qualifies as Tier 2 capital is limited to 100% of Tier 1 capital, net of goodwill.

        The minimum required ratio of qualifying total capital to total risk-weighted assets, or the total risk-based capital ratio, is 8.0%, at least one-half of which must be in the form of Tier 1 capital, and the minimum required ratio of Tier 1 capital to total risk-weighted assets, or the Tier 1 risk-based capital ratio, is 4.0%. Risk-based capital ratios are calculated to provide a measure of capital that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets, and transactions, such as letters of credit and recourse arrangements, which are recorded as off-balance sheet items. Under the risk-based capital guidelines, the nominal dollar amounts of assets and credit-equivalent amounts of off-balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as business loans.

        As of June 30, 2008 and December 31, 2007, Central Valley Community Bank's total risk-based capital ratios were 12.10% and 12.14%, and its Tier 1 risk-based capital ratios were 11.07% and 11.12%. As of June 30, 2008 and December 31, 2007, Central Valley Community Bancorp's Total Risk-Based Capital ratios were 12.63% and 12.67%, and its Tier 1 risk-based capital ratios were 11.61% and 11.65%. As of June 30, 2008 and December 31, 2007, Service 1st Bank's total risk-based capital ratios were 13.1% and 13.5%, and its Tier 1 risk-based capital ratios were 11.9% and 12.5%. As of June 30, 2008 and December 31, 2007, Service 1st Bancorp's Total Risk-Based Capital ratios were 14.1% and 14.7%, and its Tier 1 risk-based capital ratios were 12.9% and 13.8%.

        The risk-based capital requirements also take into account concentrations of credit (i.e., relatively large proportions of loans involving one borrower, industry, location, collateral or loan type) and the risks of "non-traditional" activities (those that have not customarily been part of the banking business). The regulations require institutions with high or inordinate levels of risk to operate with higher minimum capital standards, and authorize the regulators to review an institution's management of such risks in assessing an institution's capital adequacy.

        The risk-based capital regulations also include exposure to interest rate risk as a factor that the regulators will consider in evaluating a bank's capital adequacy. Interest rate risk is the exposure of a bank's current and future earnings and equity capital arising from adverse movements in interest rates. While interest risk is inherent in a bank's role as financial intermediary, it introduces volatility to bank earnings and to the economic value of the institution.

        The FDIC and the Federal Reserve Board also require the maintenance of a leverage capital ratio designed to supplement the risk-based capital guidelines. Banks and bank holding companies that have received the highest rating of the five categories used by regulators to rate banks and are not anticipating or experiencing any significant growth must maintain a ratio of Tier 1 capital (net of all intangibles) to adjusted total assets of at least 3%. All other institutions are required to maintain a leverage ratio of at least 100 to 200 basis points above the 3% minimum, for a minimum of 4% to 5%. Pursuant to federal regulations, banks must maintain capital levels commensurate with the level of risk to which they are exposed, including the volume and severity of problem loans, and federal regulators may, however, set higher capital requirements when a bank's particular circumstances warrant.

        As of June 30, 2008 and December 31, 2007, Central Valley Community Bank's leverage capital ratios were 8.89% and 9.00%. As of June 30, 2008 and December 31, 2007, Central Valley Community Bancorp's leverage capital ratios were 9.32% and 9.43%, exceeding regulatory minimums. As of June 30, 2008 and December 31, 2007, Service 1st Bank's leverage capital ratios were 9.0% and 8.9%. As of June 30, 2008 and December 31, 2007, Service 1st Bancorp's leverage capital ratios were 9.7% and 9.8%.

Prompt Corrective Action Provisions

        Federal law requires each federal banking agency to take prompt corrective action to resolve the problems of insured financial institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. The federal banking agencies have by regulation defined the following five capital categories: "well capitalized" (total risk-based capital ratio of 10%; Tier 1 risk-based capital ratio of 6%; and leverage capital ratio of 5%); "adequately capitalized" (total risk-based capital ratio of 8%; Tier 1 risk-based capital ratio of 4%; and leverage capital ratio of 4%) (or 3% if the institution receives the highest rating from its primary regulator); "undercapitalized" (total risk-based capital ratio of less than 8%; Tier 1 risk-based capital ratio of less than 4%; or leverage capital ratio of less than 4%) (or 3% if the institution receives the highest rating from its primary regulator); "significantly undercapitalized" (total risk-based capital ratio of less than 6%; Tier 1 risk-based capital ratio of less than 3%; or leverage capital ratio less than 3%); and "critically undercapitalized" (tangible equity to total assets less than 2%). A bank may be treated as though it were in the next lower capital category if after notice and the opportunity for a hearing, the appropriate federal agency finds an unsafe or unsound condition or practice so warrants, but no bank may be treated as "critically undercapitalized" unless its actual capital ratio warrants such treatment.

        At each successively lower capital category, an insured bank is subject to increased restrictions on its operations. For example, a bank is generally prohibited from paying management fees to any controlling persons or from making capital distributions if to do so would make the bank "undercapitalized." Asset growth and branching restrictions apply to undercapitalized banks, which are required to submit written capital restoration plans special meeting specified requirements (including a guarantee by the parent holding company, if any).

        "Significantly undercapitalized" banks are subject to broad regulatory authority, including among other things, capital directives, forced mergers, restrictions on the rates of interest they may pay on deposits, restrictions on asset growth and activities, and prohibitions on paying certain bonuses without FDIC approval. Even more severe restrictions apply to critically undercapitalized banks. Most importantly, except under limited circumstances, not later than 90 days after an insured bank becomes critically undercapitalized, the appropriate federal banking agency is required to appoint a conservator or receiver for it.

        In addition to measures taken under the prompt corrective action provisions, insured banks may be subject to potential actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the issuance of cease and desist orders, termination of insurance of deposits (in the case of a bank), the imposition of civil money penalties, the issuance of directives to increase capital, formal and informal agreements, or removal and prohibition orders against "institution-affiliated" parties.

Safety and Soundness Standards

        The federal banking agencies have also adopted guidelines establishing safety and soundness standards for all insured depository institutions. Those guidelines relate to internal controls, information systems, internal audit systems, loan underwriting and documentation, compensation and interest rate exposure. In general, the standards are designed to assist the federal banking agencies in identifying and addressing problems at insured depository institutions before capital becomes impaired. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan and institute enforcement proceedings if an acceptable compliance plan is not submitted.

Deposit Insurance

        The Federal Deposit Insurance Reform Act of 2005 (the "Reform Act") had the effect of merging the Bank Insurance Fund and the Savings Association Insurance Fund into a new Deposit Insurance Fund ("DIF"). This change was made effective on March 31, 2006. The FDIC released final regulations under the Reform Act on November 2, 2006 that establish a revised risk-based deposit insurance assessment rate system for members of the DIF to insure, among other matters, that there will be sufficient assessment income for repayment of DIF obligations and to further refine the differentiation of risk profiles among institutions as a basis for assessments. Under the new assessment rate system, the FDIC set the assessment rates (effective January 1, 2007) for most institutions from $0.05 to $0.07 per $100 of insured deposits and established a Designated Reserve Ratio ("DRR") for the DIF during 2007 of 1.25% of insured deposits.

        The new assessment rate system consolidates the nine categories of the prior assessment system into four categories (Risk Categories I, II, III and IV) and three Supervisory Groups (A, B and C) based upon the institution's capital levels and supervisory ratings. Risk Category I includes all well capitalized institutions with the highest supervisory ratings. Risk Category II includes adequately capitalized institutions that are assigned to Supervisory Groups A and B. Risk Category III includes all undercapitalized institutions that are assigned to Supervisory Groups A and B and institutions assigned to Supervisory Group C that are not undercapitalized but have a low supervisory rating. Risk Category IV includes all undercapitalized institutions that are assigned to Supervisory Group C.

Dividends

        Holders of stock in Central Valley Community Bancorp and Service 1st Bancorp are entitled to receive dividends as and when declared by the board of directors out of funds legally available therefor under California law.

        California corporations such as Central Valley Community Bancorp and Service 1st Bancorp may make distributions to their shareholders if the corporations' retained earnings equal at least the amount of the proposed distribution. In the event sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if, after giving effect to the distribution, the corporation's assets equal at least 125% of its liabilities and certain other conditions are met. Since the 125% ratio translates into a minimum capital ratio of 25%, most bank holding companies, including Central Valley Community Bancorp and Service 1st Bancorp, based on their current capital ratios, are unable to meet this last test and so must have sufficient retained earnings to fund the proposed distribution.

        The Federal Reserve Board has advised bank holding companies that it believes that payment of cash dividends in excess of current earnings from operations is inappropriate and may be cause for supervisory action. As a result of this policy, banks and their holding companies may find it difficult to pay dividends out of retained earnings from historical periods prior to the most recent fiscal year or to take advantage of earnings generated by extraordinary items such as sales of buildings or other large assets in order to generate profits to enable payment of future dividends. Further, the Federal Reserve

Board's position that holding companies are expected to provide a source of managerial and financial strength to their subsidiary banks potentially restricts a bank holding company's ability to pay dividends.

        Central Valley Community Bank is a legal entity which is separate and distinct from its holding company. Central Valley Community Bancorp receives income through dividends paid by Central Valley Community Bank. Likewise, Service 1st Bancorp receives income though dividends paid by Service 1st Bank. Subject to the regulatory restrictions described below, future cash dividends by Central Valley Community Bank after the merger will depend upon management's assessment of future capital requirements, contractual restrictions and other factors.

        The powers of the respective boards of directors of Central Valley Community Bank and Service 1st Bank to declare a cash dividend to their holding companies are subject to California law, which restricts the amount available for cash dividends to the lesser of the retained earnings or the respective bank's net income for its last three fiscal years (less any distributions to shareholders made during such period). Where the above test is not met, cash dividends may still be paid, with the prior approval of the California Commissioner in an amount not exceeding the greatest of (1) retained earnings of the bank; (2) the net income of the bank for its last fiscal year; or (3) the net income of the bank for its current fiscal year.

        See the Notes to Consolidated Financial Statements in the Annual Reports on Form 10-K for the year ended December 31, 2007 of Central Valley Community Bancorp, incorporated herein by reference, for the payment of dividends at December 31, 2007.

        Under the Federal Deposit Insurance Act, bank regulators also have authority to prohibit a bank from engaging in business practices which are considered to be unsafe or unsound. It is possible, depending upon the financial condition of the banks and other factors, that such regulators could assert that the payment of dividends or other payments might, under certain circumstances, be an unsafe or unsound practice, even if technically permissible.

Community Reinvestment Act

        Central Valley Community Bank and Service 1st Bank are subject to certain requirements and reporting obligations involving Community Reinvestment Act, or CRA, activities. The CRA generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of its local communities, including low- and moderate-income neighborhoods. The CRA further requires the agencies to take into account a financial institution's record of meeting its community credit needs when evaluating applications for, among other things, domestic branches, consummating mergers or acquisitions, or holding company formations. In measuring a bank's compliance with its CRA obligations, the regulators utilize a performance-based evaluation system which bases CRA ratings on the bank's actual lending service and investment performance, rather than on the extent to which the institution conducts needs assessments, documents community outreach activities or complies with other procedural requirements. In connection with its assessment of CRA performance, the FDIC assigns a rating of "outstanding," "satisfactory," "needs to improve" or "substantial noncompliance."

Based on the most recently released public reports (October 2006 for Central Valley Community Bank and for Service 1st Bank), both Central Valley Community Bank and Service 1st Bank received at least "satisfactory" ratings.

Other Consumer Protection Laws and Regulations

        Examination and enforcement have become intense, and banks have been advised to monitor carefully compliance with various consumer protection laws and their implementing regulations. The federal Interagency Task Force on Fair Lending issued a policy statement on discrimination in home mortgage lending describing three methods that federal agencies will use to prove discrimination: overt evidence of discrimination, evidence of disparate treatment, and evidence of disparate impact. Due to heightened regulatory concern related to compliance with consumer protection laws and regulations generally, Central Valley Community Bank and Service 1st Bancorp may incur additional compliance costs or be required to expend additional funds for investments in the local communities they serve.

        In addition to the other laws and regulations discussed herein, Central Valley Community Bank and Service 1st Bank are subject to certain consumer and public interest laws and regulations that are designed to protect customers in transactions with banks. While the list set forth below is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Real Estate Settlement Procedures Act, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and the Right to Financial Privacy Act. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits, making loans, collecting loans and providing other services. The banks must comply with the applicable provisions of these laws and regulations as part of their ongoing customer relations. Failure to comply with these laws and regulations can subject them to various penalties, including but not limited to enforcement actions, injunctions, fines or criminal penalties, punitive damages to consumers and the loss of certain contractual rights.

        The Americans with Disabilities Act, in conjunction with similar California legislation, has increased the cost of doing business for banks. The legislation requires employers with 15 or more employees and all businesses operating "commercial facilities" or "public accommodations" to accommodate disabled employees and customers. The Americans with Disabilities Act has two major objectives: (i) to prevent discrimination against disabled job applicants, job candidates and employees, and (ii) to provide disabled persons with ready access to commercial facilities and public accommodations. Commercial facilities, such as Central Valley Community Bank and Service 1st Bank, must ensure that all new facilities are accessible to disabled persons, and in some instances may be required to adapt existing facilities to make them accessible.

Interstate Banking and Branching

        The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, or the Interstate Banking Act, regulates the interstate activities of banks and bank holding companies and establishes a framework for nationwide interstate banking and branching. Since June 1, 1997, a bank in one state has generally been permitted to merge with a bank in another state without the need for explicit state law authorization. However, states were given the ability to prohibit interstate mergers with banks in their own state by "opting-out" (enacting state legislation applying equality to all out-of-state banks prohibiting such mergers) prior to June 1, 1997.

        Since 1995, adequately capitalized and managed bank holding companies have been permitted to acquire banks located in any state, subject to two exceptions: first, any state may still prohibit bank holding companies from acquiring a bank which is less than five years old; and second, no interstate acquisition can be completed by a bank holding company if the acquiror would control more than 10% of the deposits held by insured depository institutions nationwide or 30% or more of the deposits held by insured depository institutions in any state in which the target bank has branches.

        A bank may establish and operate de novo branches in any state in which that bank does not maintain a branch if that state has enacted legislation to expressly permit all out-of-state banks to establish branches in that state.

        In 1995, California enacted legislation to implement important provisions of the Interstate Banking Act and to repeal California's previous interstate banking laws, which were largely preempted by the Interstate Banking Act.

        The changes effected by Interstate Banking Act and California laws have increased competition in the environment in which Central Valley Community Bank and Service 1st Bank operate to the extent that out-of-state financial institutions directly or indirectly enter the banks' respective market areas. It appears that the Interstate Banking Act has contributed to the accelerated consolidation of the banking industry. While many large out-of-state banks have already entered the California market as a result of this legislation, it is not possible to predict the precise impact of this legislation on Central Valley Community Bancorp, Central Valley Community Bank, Service 1st Bancorp, and Service 1st Bank and the competitive environment in which they operate.

Financial Modernization Act

        The Gramm-Leach-Bliley Financial Modernization Act became effective March 11, 2000. It repealed two provisions of the Glass-Steagall Act: Section 20, which restricted the affiliation of Federal Reserve Member Banks with firms "engaged principally" in specified securities activities; and Section 32, which restricted officer, director, or employee interlocks between a member bank and any company or person "primarily engaged" in specified securities activities. In addition, it also contains provisions that expressly preempt any state law restricting the establishment of financial affiliations, primarily related to insurance. The general effect of the law is to establish a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms, and other financial service providers by revising and expanding the Bank Holding Company Act framework to permit a holding company system to engage in a full range of financial activities through a new entity known as a financial holding company. "Financial activities" is broadly defined to include not only banking, insurance, and securities activities, but also merchant banking and additional activities that the Federal Reserve, in consultation with the Secretary of the Treasury, determines to be financial in nature, incidental to such financial activities, or complementary activities that do not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally.

        Generally, the Financial Modernization Act repeals historical restrictions on, and eliminates many federal and state law barriers to, affiliations among banks, securities firms, insurance companies, and other financial service providers; provides a uniform framework for the functional regulation of the activities of banks, savings institutions, and their holding companies; broadens the activities that may be conducted by national banks, banking subsidiaries of bank holding companies, and their financial subsidiaries; provides an enhanced framework for protecting the privacy of consumer information; adopts a number of provisions related to the capitalization, membership, corporate governance, and other measures designed to modernize the Federal Home Loan Bank system; modifies the laws governing the implementation of the CRA; and addresses a variety of other legal and regulatory issues affecting both day-to-day operations and long-term activities of financial institutions.

        In order for Central Valley Community Bancorp or Service 1st Bancorp to take advantage of the ability to affiliate with other financial services providers, it must become a "financial holding company" as permitted under an amendment to the Bank Holding Company Act effected by the Financial Modernization Act. To do so, Central Valley Community Bancorp or Service 1st Bancorp would file a declaration with the Federal Reserve Board electing to engage in activities permissible for financial holding companies and certifying that it is eligible to do so because all of its insured depository institution subsidiaries are well-capitalized and well-managed. In addition, the Federal Reserve must also determine that the insured depository institution subsidiary has at least a "satisfactory" CRA rating. Central Valley Community Bancorp and Service 1st Bancorp currently meet the requirements to make an election to become a financial holding company but neither has determined to become financial holding company. In addition, Central Valley Community Bancorp is examining its strategic business plan to determine whether, based on market conditions, the relative financial conditions of Central Valley Community Bancorp and its subsidiaries, regulatory capital requirements, general economic conditions, the effect of the pending merger and other factors, Central Valley Community

Bancorp desires to utilize any of its expanded powers provided in the Financial Modernization Act after the merger is completed.

        The Financial Modernization Act required that designated federal regulatory agencies, including the FDIC, the Federal Reserve Board, the Comptroller of the Currency and the Securities and Exchange Commission, publish regulations to implement certain provisions of the Act. These agencies have cooperated in the release of rules that establish minimum requirements to be followed by financial institutions for protecting the privacy of financial information provided by consumers. The agencies' rules, which establish privacy standards to be followed by state banks such as Central Valley Community Bank and Service 1st Bank, requires a financial institution to (i) provide notice to customers about its privacy policies and practices, (ii) describe the conditions under which the institution may disclose nonpublic personal information about consumers to nonaffiliated third parties, and (iii) provide a method for consumers to prevent the financial institution from disclosing that information to nonaffiliated third parties by "opting out" of that disclosure.

        The Financial Modernization Act also includes a new section of the Federal Deposit Insurance Act governing subsidiaries of state banks that engage in "activities as principal that would only be permissible" for a national bank to conduct in a financial subsidiary. It expressly preserves the ability of a state bank to retain all existing subsidiaries. Because California permits commercial banks chartered by the state to engage in any activity permissible for national banks, Central Valley Community Bank and Service 1st Bank are permitted to form subsidiaries to engage in the activities authorized by the Financial Modernization Act to the same extent as a national bank. In order to form a financial subsidiary, a bank must be well-capitalized and would be subject to the same capital deduction, risk management and affiliate transaction rules as applicable to national banks.

        Central Valley Community Bancorp does not believe that the Financial Modernization Act will have a material adverse effect on Central Valley Community Bancorp's operations in the near-term after the merger. However, to the extent that it permits banks, securities firms, and insurance companies to affiliate, the financial services industry may experience further consolidation. The Financial Modernization Act is intended to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, this act may have the result of increasing the amount of competition that Central Valley Community Bancorp and its bank subsidiaries face from larger institutions and other types of companies offering financial products, many of which may have substantially more financial resources.

Sarbanes-Oxley Act

        The Sarbanes-Oxley Act of 2002 implemented legislative reforms applicable to companies with securities traded publicly in the United States of America. The Sarbanes-Oxley Act is intended to address corporate and accounting fraud and contains provisions dealing with corporate governance and management, disclosure, oversight of the accounting profession and auditor independence. Central Valley Community Bancorp and Service 1st Bancorp have each incurred certain new expenses in complying with the provisions of the Sarbanes-Oxley Act, but neither expects that compliance will have a material impact on financial conditions or results of operations.

Source of Strength Policy

        According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary.

USA Patriot Act

        The terrorist attacks in September 2001 affected the financial services industry and led to the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct

Terrorism Act of 2001, or the USA Patriot Act. Part of the USA Patriot Act is the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, or IMLAFATA. IMLAFATA authorizes the Secretary of the Treasury, in consultation with the heads of other government agencies, to adopt special measures applicable to banks, bank holding companies, and/or other financial institutions. These measures may include enhanced recordkeeping and reporting requirements for certain financial transactions that are of primary money laundering concern, due diligence requirements concerning the beneficial ownership of certain types of accounts, and restrictions or prohibitions on certain types of accounts with foreign financial institutions.

        Among its other provisions, IMLAFATA requires each financial institution to: (i) establish an anti-money laundering program; (ii) establish due diligence policies, procedures and controls with respect to its private banking accounts and correspondent banking accounts involving foreign individuals and certain foreign banks; and (iii) avoid establishing, maintaining, administering, or managing correspondent accounts in the United States of America for, or on behalf of, a foreign bank that does not have a physical presence in any country. In addition, IMLAFATA contains a provision encouraging cooperation among financial institutions, regulatory authorities and law enforcement authorities with respect to individuals, entities and organizations engaged in, or reasonably suspected of engaging in, terrorist acts or money laundering activities. IMLAFATA expands the circumstances under which funds in a bank account may be forfeited and requires covered financial institutions to respond under certain circumstances to requests for information from federal banking agencies within 120 hours. IMLAFATA also amends the Bank Holding Company Act and the Bank Merger Act to require the federal banking agencies to consider the effectiveness of a financial institution's anti-money laundering activities when reviewing an application under these acts.

        IMLAFATA became effective July 23, 2002. Additional regulations were adopted during 2002 and 2003 to implement minimum standards to verify customer identity, to encourage cooperation among financial institutions, federal banking agencies, and law enforcement authorities regarding possible money laundering or terrorist activities, to prohibit the anonymous use of "concentration accounts," and to require all covered financial institutions to have in place a Bank Secrecy Act compliance program.

Cross-Institution Assessments

        Any insured depository institution owned by a bank holding company can be assessed for losses incurred by the FDIC in connection with assistance provided to, or the failure of, any other depository institution owned by the bank holding company.

Impact of Monetary Policies

        The earnings and growth of Central Valley Community Bank and Service 1st Bank are largely dependent on their ability to maintain a favorable differential or spread between the yield on their interest-earning assets and the rates paid on their deposits and other interest-bearing liabilities. As a result, each bank's performance is influenced by general economic conditions, both domestic and foreign, the monetary and fiscal policies of the federal government, and the policies of the regulatory agencies. The Federal Reserve Board implements national monetary policies (such as seeking to curb inflation and combat recession) by its open-market operations in U.S. Government securities, by adjusting the required level of reserves for financial institutions subject to its reserve requirements and by varying the discount rate applicable to borrowings by banks from the Federal Reserve Banks. The actions of the Federal Reserve Board in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and deposits. The nature and impact of any future changes in monetary policies cannot be predicted.

Environmental Regulation

        Federal, state and local regulations regarding the discharge of materials into the environment may have an impact on banks and their holding companies. Under federal law, liability for environmental damage and the cost of cleanup may be imposed upon any person or entity who owns or operates contaminated property. State law provisions, which were modeled after Federal law, impose substantially similar requirements. Both federal and state laws were amended in 1996 to provide generally that a lender who is not actively involved in operating the contaminated property will not be liable to clean up the property, even if the lender has a security interest in the property or becomes an owner of the property through foreclosure.

        The Economic Growth Act includes protection for lenders from liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 by adding a new section which specifies the actions a lender may take with respect to lending and foreclosure activities without incurring environmental clean-up liability or responsibility. Under this section, typical contractual provisions regarding environmental issues in the loan documentation and due diligence inspections conducted in connection with lending transactions will not lead to lender liability for clean-up, and a lender may foreclose on contaminated property, so long as the lender merely maintains the property and moves to divest it at the earliest possible time.

        Under California law, a lender generally will not be liable to the State for the cost associated with cleaning up contaminated property unless the lender realized some benefit from the property, failed to divest the property promptly, caused or contributed to the release of the hazardous materials, or made the loan primarily for investment purposes.

        The extent of the protection provided by both the federal and state lender protection statutes will depend on the interpretation of those statutes by administrative agencies and courts, and Central Valley Community Bancorp cannot predict whether it will be adequately protected for the types of loans made by its subsidiary banks.

        In addition, Central Valley Community Bank and Service 1st Bank remain subject to the risk that a borrower's financial position will be impaired by liability under the environmental laws and that property securing a loan made by Central Valley Community Bank or Service 1st Bank may be environmentally impaired and therefore not provide adequate security for the loan. California law provides some protection against the second risk by establishing certain additional, alternative remedies for a lender in circumstances where the property securing a loan is later found to be environmentally impaired, permitting the lender to pursue remedies against the borrower other than foreclosure under the deed of trust.

        Central Valley Community Bank and Service 1st Bank attempt to protect their positions against the remaining environmental risks by performing due diligence. Environmental questionnaires and information on use of toxic substances are requested as part of the banks' underwriting procedures. The banks make lending decisions based upon their evaluation of the collateral, the net worth of the borrower and the borrower's capacity for unforeseen business interruptions or risks.

Validity of Central Valley Community Bancorp's Common Stock

        The validity of the shares of Central Valley Community Bancorp common stock to be issued in the merger has been reviewed by the firm of Downey Brand LLP. Such review should not be construed as constituting an opinion as to the merits of the offering made hereby, the accuracy or adequacy of the disclosures contained herein, or the suitability of Central Valley Community Bancorp common stock for any of Service 1st Bancorp's shareholders.

Experts

        The consolidated financial statements of Central Valley Community Bancorp as of December 31, 2007 and 2006, and for each of the years in the three year period ended December 31, 2007 incorporated by reference in this proxy statement-prospectus from Central Valley Community Bancorp's Annual Report on Form 10-K for the year ended December 31, 2007 have been audited by Perry-Smith LLP, an independent registered public accounting firm, as indicated in their report, which is incorporated by reference herein and are included in reliance upon such report and upon the authority of said firm as experts in accounting and auditing.

        The audited consolidated financial statements of Service 1st Bancorp as of December 31, 2007 and 2006, and for each of the years in the three year period ended December 31, 2007 have been incorporated by reference in this proxy statement-prospectus from Service 1st Bancorp's Annual Report on Form 10-K for the year ended December 31, 2007 in reliance on the report from Vavrinek, Trine, Day & Co., LLP independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

Where You Can Find More Information

        Central Valley Community Bancorp is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. In accordance with the Exchange Act, Central Valley Community Bancorp files reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these documents and other information at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You may also retrieve these materials at the SEC's Internet website at http://www.sec.gov. In addition, Central Valley Community Bancorp has a website containing additional information about the company at http://www.cvcb.com. The information on that website is not a part of this proxy statement-prospectus.

        Central Valley Community Bancorp has filed a registration statement on Form S-4, including exhibits, with the SEC pursuant to the Securities Act of 1933, as amended covering the shares of Central Valley Community Bancorp common stock issuable in the merger. This proxy statement-prospectus does not contain all the information contained in the registration statement. Any additional information may be obtained from the SEC's principal office in Washington, D.C. or through the SEC's Internet website. Statements contained in this proxy statement-prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

        The SEC allows Central Valley Community Bancorp to "incorporate by reference" into this document, which means that Central Valley Community Bancorp can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information superseded by information contained in later filed documents incorporated by reference in this document. Central Valley Community Bancorp incorporates by reference the respective documents filed by it with the SEC listed below and any future filings made by it with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

Central Valley Community Bancorp SEC Filings (File No. 000-31977)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2007.
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2008; June 30, 2008.
Current Reports on Form 8-K	Filed: January 22, 2008; January 23, 2008; February 22, 2008; March 7, 2008; March 21, 2008; April 16, 2008; June 3, 2008; June 3, 2008; July 14, 2008; August 26, 2008.

        Accompanying this proxy statement-prospectus is Central Valley Community Bancorp's Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008. You may request a copy of documents incorporated by reference in this document but not otherwise accompanying this document, at no cost, by writing or telephoning Central Valley Community Bancorp at the following address and telephone number:

Central Valley Community Bancorp
7100 N. Financial Drive, Suite 101
Fresno, California 93720
Attention: Cathy Ponte
(559) 298-1775

        Service 1st Bancorp is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. In accordance with the Exchange Act, Service 1st Bancorp files reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these documents and other information at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You may also retrieve these materials at the SEC's Internet website at http://www.sec.gov. In addition, Service 1st Bancorp has a website containing additional information about the company at http://www.service1stbank.com. The information on that website is not a part of this proxy statement-prospectus.

        Central Valley Community Bancorp has filed a registration statement on Form S-4, including exhibits, with the SEC pursuant to the Securities Act of 1933, as amended covering the shares of Central Valley Community Bancorp common stock exchangeable in the merger. This proxy statement-prospectus does not contain all the information contained in the registration statement. Any additional information may be obtained from the SEC's principal office in Washington, D.C. or through the SEC's Internet website. Statements contained in this proxy statement-prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

        The SEC allows Service 1st Bancorp to "incorporate by reference" into this document, which means that Service 1st Bancorp can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information superseded by information contained in later filed documents incorporated by reference in this document. Service 1st Bancorp incorporates by reference the respective documents filed by it with the SEC listed below and any future filings made by it with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

Service 1st Bancorp SEC Filings (File No. 000-50323)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2007.
Amendment No. 1 to Annual Report on Form 10-K/A	Year ended December 31, 2007.
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2008; June 30, 2008.
Current Reports on Form 8-K	Filed: March 31, 2008; May 6, 2008; May 9, 2008; May 15, 2008; May 20, 2008; June 3, 2008; June 10, 2008; August 14, 2008; August 28, 2008.

        Accompanying this proxy statement-prospectus is Service 1st Bancorp's Annual Report on Form 10-K and Amendment No. 1 thereto for the year ended December 31, 2007 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008. You may request a copy of documents incorporated by reference in this document but not otherwise accompanying this document, at no cost, by writing or telephoning Service 1st Bancorp at the following address and telephone number:

Service 1st Bancorp
60 W. 10th Street
Tracy, CA 95376
Attn: Bryan Hyzdu
(209) 333-5018

        You should rely only on the information contained or incorporated by reference in this document. Neither Central Valley Community Bancorp nor Service 1st Bancorp has authorized anyone else to provide you with information that is different from that which is contained in this document. Moreover, Central Valley Community Bancorp is not making an offer to sell or soliciting an offer to buy any securities other than the Central Valley Community Bancorp common stock to be issued by Central Valley Community Bancorp in the merger, and neither Central Valley Community Bancorp nor Service 1st Bancorp is making an offer of such securities in any state where the offer is not permitted. The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Appendix A

REORGANIZATION AGREEMENT
AND PLAN OF MERGER

BY AND AMONG

CENTRAL VALLEY COMMUNITY BANCORP,

CENTRAL VALLEY COMMUNITY BANK,

SERVICE 1ST BANCORP,

AND

SERVICE 1ST BANK

DATED AS OF

MAY 28, 2008

AS AMENDED AS OF

AUGUST 21, 2008

[EXHIBITS OMITTED]

REORGANIZATION AGREEMENT
AND PLAN OF MERGER

        THIS REORGANIZATION AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of May 28, 2008, is by and among Central Valley Community Bancorp, a California corporation and a registered bank holding company under the Federal Bank Holding Company Act ("Parent"), Central Valley Community Bank, a California banking corporation ("Parent Bank"), Service 1st Bancorp, a California corporation and a registered bank holding company under the Federal Bank Holding Company Act ("Company") and Service 1st Bank, a California banking corporation ("Company Bank").

        A.    Parent and Company wish to provide for the terms and conditions of a business combination in which Company will merge (the "Merger") with and into Parent in a transaction treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Immediately following the Merger, Parent Bank and Company Bank wish to provide for the terms and conditions of a business combination in which Company Bank will be merged (the "Bank Merger") with and into Parent Bank with Parent Bank as the surviving institution.

        B.    The parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

        Accordingly, and in consideration of the representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:

ARTICLE I
THE MERGER AND RELATED MATTERS

        1.1    Merger.    Subject to the terms and conditions of this Agreement, and pursuant to the provisions of the California General Corporation Law ("CGCL"), the California Financial Code, and the rules and regulations promulgated by the Board of Governors of the Federal Reserve System under the Federal Reserve Act and the Federal Bank Holding Company Act, the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act, and the California Department of Financial Institutions under the California Financial Code, at the Effective Time (as defined in Section 1.2 hereof), Company shall be merged with and into Parent pursuant to the terms and conditions set forth herein. Upon the consummation of the Merger, the separate corporate existence of Company shall cease and Parent shall continue as the surviving corporation under the laws of the State of California. The name of Parent as the surviving corporation of the Merger shall remain "Central Valley Community Bancorp." From and after the Effective Time, Parent, as the surviving corporation of the Merger, shall possess all of the properties and rights and be subject to all of the liabilities and obligations of Parent and Company, all as more fully described in the CGCL.

        1.2    Effective Time of the Merger.    As soon as practicable after each of the conditions set forth in Article VI hereof have been satisfied or waived, the parties will file, or cause to be filed, with the California Secretary of State, the Merger Agreement (the "Merger Agreement") in substantially the form attached hereto as Exhibit A, and such certificates and other documents as Parent may deem necessary or appropriate for the Merger, which Merger Agreement and certificates and other documents shall in each case be in the form required by and executed in accordance with the applicable provisions of the CGCL. The Merger shall become effective at the time the Merger Agreement is filed with the California Secretary of State ("Effective Time"). The filing of the Merger Agreement shall take place on such date as Parent shall notify Company in writing. At the Effective Time, the rights and obligations of Company shall be consummated hereunder.

        1.3    Merger Consideration.

        (a)    Merger Consideration; Conversion of Company Common Stock.

          (i)    Subject to the terms and conditions of this Agreement (including, without limitation, the Escrow contemplated by Section 4.10 of this Agreement), at the Effective Time, each share of Company no par value common stock ("Company Common Stock") issued and outstanding immediately prior to the Effective Time other than (A) shares held as treasury stock of Company, (B) shares held directly or indirectly by Parent, except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, if any, and (C) shares of holders who dissent from the Merger and perfect dissenters rights pursuant to Chapter 13 of the CGCL ("Perfected Dissenting Shares"), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $2.50 as the cash consideration (the "Per Share Cash Component") and 0.681818 shares of Parent no par value common stock ("Parent Common Stock") as the stock consideration (the "Per Share Stock Component"); provided, however, that the Per Share Cash Component and the Per Share Stock Component shall be reduced proportionately for any stock dividend, reclassification, recapitalization, stock split, or similar transaction by Company between the date of this Agreement and the Effective Time. The Per Share Cash Component and the Per Share Stock Component are sometimes referred to herein collectively as the "Per Share Merger Consideration," the Per Share Cash Component multiplied by the total number of issued and outstanding shares of Company Common Stock at the Effective Time is referred to as the "Total Cash Consideration," the Per Share Stock Component multiplied by the total number of issued and outstanding shares of Company Common Stock at the Effective Time is referred to as the "Total Stock Consideration," and the Total Cash Consideration and the Total Stock Consideration shall be collectively referred to as the "Merger Consideration." The "Aggregate Value of the Merger Consideration at Closing" shall equal the Total Cash Consideration plus the product of the Total Stock Consideration and the closing price of Parent Common Stock immediately prior to the Effective Time.

          (ii)   Parent shall set aside cash out of the Total Cash Consideration for Perfected Dissenting Shares ("Dissenters' Cash"). Payments for Perfected Dissenting Shares shall be deducted from the Total Cash Consideration and the Per Share Cash Component and the Per Share Stock Component shall be adjusted proportionately (provided, however, that such adjustment shall not increase the Total Stock Consideration in any event). The amount remaining in the Total Cash Consideration after the deduction for Perfected Dissenting Shares is sometimes hereinafter referred to as the "Remaining Cash Consideration." All or a portion of the Remaining Cash Consideration in an amount up to the Initial Escrow Fund Amount (as defined in Section 4.10 of this Agreement) shall be placed into the Escrow contemplated by Section 4.10 of this Agreement; provided, however, that in the event that the amount of the Remaining Cash Consideration is less than the Initial Escrow Fund Amount, then a portion of the Total Stock Consideration with a value (determined using the Parent Determination Price) equal to the amount by which the Initial Escrow Fund Amount exceeds the Remaining Cash Consideration shall be deposited in the Escrow. In addition, in the event that the Dissenters' Cash exceeds the Cash Component ("Cash Deficiency"), then the Total Stock Consideration shall be reduced by a number of shares of Parent Common Stock equal to the Cash Deficiency divided by the Parent Determination Price, and the Per Share Stock Component shall be adjusted (prior to any adjustment contemplated by subsection (iv) below) to equal the adjusted Total Stock Consideration divided by the total number of shares of Company Common Stock issued and outstanding at the Effective Time.

          (iii)  The holders of certificates formerly representing shares of Company Common Stock shall cease to have any rights as shareholders of Company, except such rights, if any, as they may have pursuant to the California Corporations Code. Except as provided above, until certificates representing shares of Company Common Stock are surrendered for exchange, the certificates of each holder shall, after the Effective Time, represent for all purposes only the right to receive the Per Share Merger Consideration.

          (iv)  In the event that the real property owned by Company and Company Bank and identified on Schedule 1.3(a)(iv) (the "OREO Property") is sold for less than $1,114,000 prior to the Effective Time or in the event that the OREO Property is not sold prior to the Effective Time, then (A) the Per Share Cash Component shall be reduced by the amount determined by multiplying $500,000 by a fraction in which the numerator is the Total Cash Consideration and the denominator is the Aggregate Value of the Merger Consideration at Closing and then dividing the amount obtained by the total number of shares of Company Common Stock outstanding on the Closing Date and (B) the Per Share Stock Component shall be reduced by the portion of a share of Parent Common Stock determined by multiplying 0.681818 by a fraction in which the numerator is $500,000 and the denominator is the Aggregate Value of the Merger Consideration at Closing; or, in the event that the OREO Property is sold for more than $1,114,000, but less than $1,364,000, prior to the Effective Time, then (A) the Per Share Cash Component shall be reduced by the amount determined by multiplying $250,000 by a fraction in which the numerator is the Total Cash Consideration and the denominator is the Aggregate Value of the Merger Consideration at Closing and then dividing the amount obtained by the total number of shares of Company Common Stock outstanding on the Closing Date and (B) the Per Share Stock Component shall be reduced by the portion of a share of Parent Common Stock determined by multiplying 0.681818 by a fraction in which the numerator is $250,000 and the denominator is the Aggregate Value of the Merger Consideration at Closing.

        (b)    Exchange of Company Common Stock.

          (i)    As soon as reasonably practicable, Parent shall mail or cause to be delivered a letter of transmittal to holders of record of Company Common Stock instructing such holders to tender the certificates for Company Common Stock (the "Certificate" or "Certificates") to Computershare (the "Exchange Agent"). Such letter of transmittal shall specify that risk of loss and title to Certificates shall pass only upon acceptance of such Certificates by the Exchange Agent.

          (ii)   After the Effective Time, each holder of a Certificate that surrenders such Certificate to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to the Per Share Merger Consideration payable in respect of the shares represented thereby as determined under Section1.3(a).

          (iii)  The Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof and in accordance with customary exchange practices. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as the Exchange Agent may reasonably require.

          (iv)  Each outstanding Certificate, other than those representing Perfected Dissenting Shares, shall until duly surrendered to the Exchange Agent be deemed to evidence the right to receive the Per Share Merger Consideration payable in respect of the shares represented thereby.

          (v)   After the Effective Time, holders of Certificates shall cease to have rights with respect to the Company Common Stock previously represented by such Certificates, and their sole rights (other than the holders of Certificates representing Perfected Dissenting Shares) shall be to exchange such Certificates for the Per Share Merger Consideration. At the Effective Time, Company shall deliver a certified copy of a list of its shareholders to the Exchange Agent. After the Effective Time, there shall be no further transfer of Certificates on the records of Company, and if such Certificates are presented to Company for transfer, they shall be canceled against delivery of the Per Share Merger Consideration. Parent shall not be obligated to deliver any Per Share Merger Consideration to any holder of Company Common Stock until such holder surrenders the Certificates as provided herein. No dividends declared will be remitted, nor any voting rights granted, to any person entitled to receive Parent Common Stock under this Agreement until such person surrenders the Certificate representing the right to receive such Parent Common Stock, at which time such dividends on whole shares of Parent Common Stock with a record date on or after the Effective Time shall be remitted to such person, without interest and less any taxes that may have been imposed thereon, and voting rights will be restored. Certificates surrendered for exchange by any person constituting an "affiliate" of Company for purposes of Rule 144 under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act") shall not be exchanged for certificates representing Parent Common Stock until Parent has received a written agreement from such person as specified in Section 6.2(e). Neither the Exchange Agent nor any party to this Agreement nor any affiliate thereof shall be liable to any holder of Company Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Parent and the Exchange Agent shall be entitled to rely upon the stock transfer books of Company to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, the Exchange Agent shall be entitled to deposit any consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

          (vi)  If any Per Share Merger Consideration is to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any required transfer or other taxes or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

          (vii) In the event any Certificate shall have been lost, stolen or destroyed, the owner of such lost, stolen or destroyed Certificate shall deliver to the Exchange Agent an affidavit stating such fact, in form satisfactory to Parent, and, at Parent's discretion, a bond in such reasonable sum as the Exchange Agent may direct as indemnity against any claim that may be made against Parent or Company or its successor or any other party with respect to the Certificate alleged to have been lost, stolen or destroyed. Upon such delivery, the owner shall have the right to receive the Per Share Merger Consideration with respect to the shares represented by the lost, stolen or destroyed Certificate.

        (c)    No Fractional Shares.    Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Parent Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of Parent Common Stock (after taking into account all Certificates of such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Parent Determination Price (as hereinafter defined). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share interest.

        (d)    Reservation of Shares.    Prior to the Effective Time, the Board of Directors of Parent shall reserve for issuance a sufficient number of shares of Parent Common Stock for the purpose of issuing its shares to the shareholders of Company in accordance with Section 1.3(a) of this Agreement.

        (e)    Dissenting Shares.    Notwithstanding any other provision of this Agreement, any Perfected Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to the CGCL.

        (f)    Stock Options.    Prior to the Effective Time, the vesting of stock options granted by the Company to its directors and employees shall accelerate and become fully exercisable in accordance with the provisions of the applicable stock option plan of the Company. Immediately prior to the Effective Time, the Company shall purchase each outstanding and unexercised stock option ("Company Stock Option") for an amount equal to the value of the Per Share Merger Consideration (using the Parent Determination Price to value the Per Share Stock Component) less the exercise price in respect of each such stock option; provided, however, that a portion of such purchase price shall be paid into and subject to the Escrow contemplated by Section 4.10 of this Agreement. For purposes of this Agreement, each Company Stock Option in which the value of the Per Share Merger Consideration (using the Parent Determination Price to value the Per Share Stock Component) exceeds the exercise price in respect to such Company Stock Option shall sometimes hereinafter be referred to as an "In-the-Money Company Stock Option". Promptly following the execution of this Agreement, Company shall use commercially reasonable efforts to enter into an agreement, in form and substance reasonably satisfactory to Parent, with holders of Company options who are not parties to a Company Shareholder Agreement or Nonsolicitation Agreement, such that such Persons agree to accept such cash payment in return for all of their rights in and to such Company options. For purposes of this Agreement, persons holding vested Company Stock Options at the Effective Time are sometimes hereinafter referred to as "Company Option Holders."

        (g)    Articles of Incorporation and Bylaws of the Surviving Corporation.    The Articles of Incorporation and Bylaws of Parent, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of Parent, as the surviving corporation of the Merger, until either is thereafter amended in accordance with applicable law.

        (h)    Directors and Officers of the Surviving Corporation.    The directors and officers of Parent immediately prior to the Effective Time shall be the directors and officers of Parent, as the surviving corporation of the Merger, until their respective successors shall be duly elected and qualified or otherwise duly selected.

        (i)    Principal Office.    The location of the principal office of Parent, as the surviving corporation of the Merger, shall be 7100 North Financial Drive, Suite 101, Fresno, California 93720.

        1.4    Bank Merger.

        (a)    Cancellation of Company Bank Common Stock.    Immediately following the Merger, Company Bank shall be merged with and into Parent Bank with Parent Bank as the surviving entity. The Bank Merger shall become effective at the time an Agreement of Merger, in substantially the form attached hereto as Exhibit B ("Bank Merger Agreement") is filed with the California Department of Financial Institutions and the California Secretary of State ("Bank Merger Effective Time"). At the Bank Merger Effective Time, each share of common stock of Company Bank ("Company Bank Common Stock") issued and outstanding immediately prior thereto shall, by virtue of the Bank Merger, be canceled. No new shares of capital stock or other securities or obligations of Parent Bank shall be issued with respect to or in exchange for such canceled shares, and such canceled shares of Company Bank Common Stock shall not be converted into capital stock or other securities or obligations of Parent Bank.

        (b)    Articles and Bylaws of the Resulting Institution.    The Articles of Incorporation and Bylaws of Parent Bank, as in effect immediately prior to the Bank Merger Effective Time, shall, without any change, be the Articles of Incorporation and Bylaws of Parent Bank, as the resulting institution of the Bank Merger, until either is thereafter amended in accordance with applicable law.

        (c)    Directors and Officers of the Resulting Institution.    The directors and officers of Parent Bank immediately prior to the Effective Time shall be the directors and officers of Parent Bank, as the surviving entity of the Bank Merger, until their respective successors shall be duly elected and qualified or otherwise duly selected.

        (d)    Offices of the Resulting Institution.    The home and other offices of Parent Bank, as the resulting institution of the Bank Merger, shall be the home and other offices of Parent Bank immediately prior to the Bank Merger Effective Time plus the banking offices of Company Bank.

        1.5    Closing.    The consummation of the transactions contemplated by this Agreement ("Closing") shall take place on a date mutually agreeable to the Parent and Company and if no date is specified, on the tenth (10th) Business Day following receipt of all approvals that are required to be obtained from regulatory authorities having approval authority in connection with the transactions contemplated by this Agreement ("Required Regulatory Approvals") and satisfaction of all conditions to closing contained in Article VI, at the Sacramento offices of Downey Brand LLP or in such other manner as the parties may agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

        1.6    Revision of Transaction.    Parent shall have the right to change the method of effecting the Merger and/or the Bank Merger (including, without limitation, the provisions of this Article I), to the extent permitted by applicable law and to the extent it deems such change to be desirable; provided, however, that no such change shall (a) alter or change the amount or kind of the Merger Consideration, (b) diminish the benefits to be received by directors, officers or employees of Company or Company Bank as set forth in this Agreement or in any agreements involving the parties made in connection with this Agreement, (c) materially impede or delay the consummation of the Merger or Bank Merger, or increase the risk that it will be consummated or diminish the likelihood that the Required Regulatory Approvals will be received, or (d) adversely affect the tax treatment of Company shareholders as a result of receiving the Per Share Merger Consideration. Parent may exercise this right of revision (after consulting with Company and obtaining Company's consent) by giving written notice thereof in the manner provided in Section 8.2 of this Agreement.

        1.7    Additional Actions.    If, at any time after the Effective Time, Parent or Parent Bank shall consider or be advised that any further deeds, assignments or assurances or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Parent or Parent Bank its right, title or interest in, to or under any of the rights, properties or assets of Company or Company Bank, as the case may be, or (b) otherwise carry out the purposes of this Agreement, Company and Company Bank shall be deemed to have granted to Parent and Parent Bank, jointly and severally, an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances and to do all acts necessary or desirable to vest, perfect or confirm title and possession to such rights, properties or assets in Parent or Parent Bank, as the case may be, and otherwise carry out the purposes of this Agreement, and the officers and directors of Parent are authorized in the name of Company to take any and all such action.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF PARENT AND PARENT BANK

        Except as set forth in the Disclosure Schedule delivered by Parent and Parent Bank to Company and Company Bank prior to the date of execution hereof ("Parent Disclosure Schedule"), Parent and Parent Bank represent and warrant to Company and Company Bank that all of the statements contained in this Article II are true as of the date of this Agreement (or, if made as of a specified date, as of such date). For purposes of the representations and warranties of Parent and Parent Bank contained herein, disclosure in any section of the Parent Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by Parent and Parent Bank calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more of such representations or warranties, if it is reasonably apparent on the face of the Parent Disclosure Schedule that such disclosure is applicable. The inclusion of any information in any section of the Parent Disclosure Schedule or other document delivered by Parent and Parent Bank pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

        2.1    Organization.    Each of Parent, Parent Bank and their respective Subsidiaries (a) is a corporation duly organized (and in the case of Parent Bank duly chartered), validly existing and in good standing under the laws of the State of California; (b) has all requisite corporate or other legal entity power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (c) is duly qualified or licensed to do business and is in good standing in every jurisdiction in which such qualification and, if applicable, good standing is required.

        2.2    Authorization and Enforceability.    Parent and Parent Bank have the requisite corporate power or the other legal entity power and authority to execute, deliver and perform its obligations pursuant to this Agreement and the transactions contemplated thereby. The execution, delivery and performance by Parent and Parent Bank of this Agreement and the transactions contemplated thereby have been duly approved and authorized by the Boards of Directors of Parent and Parent Bank, and no other corporate action on the part of Parent and Parent Bank is necessary to authorize the execution, delivery and performance by Parent and Parent Bank of this Agreement and the transactions contemplated thereby. This Agreement has been duly executed and delivered by Parent and Parent Bank and assuming due authorization, execution and delivery by Company and Company Bank, this Agreement constitutes the valid and binding obligation of each of them and is enforceable against each of them, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines.

        2.3    Articles of Incorporation and Bylaws.    Parent has previously furnished, or otherwise made available, to Company a complete and correct copy of the Articles of Incorporation and Bylaws, each as amended to the date hereof, of Parent, Parent Bank and their respective Subsidiaries. Such Articles of Incorporation and Bylaws are in full force and effect as of the date hereof. Neither Parent, Parent Bank or their respective Subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws in any material respect.

        2.4    Consents and Approvals; No Violations.

        (a)   None of the execution, delivery or performance of this Agreement by Parent and Parent Bank or the consummation by Parent and Parent Bank of the transactions contemplated by this Agreement require or will require any filing with, or notification, authorization, consent, order or approval of, or action by, any federal, state or local governmental agency, commission, or other entity ("Governmental Entity") except (i) filing of reports by Parent or its Affiliates under the Securities Exchange Act of 1934, as amended ("Exchange Act"), (ii) filings, permits, authorizations, consents and approvals as may be required under other applicable requirements of state securities or blue sky laws, (iii) the Required

Regulatory Approvals, (iv) where failure to obtain such authorization, consent, order, approval or action or to make such filings or notification would not, individually or in the aggregate, either (A) have a Material Adverse Effect on Parent or Parent Bank or upon their ability to consummate the transactions contemplated or perform their obligations under this Agreement or (B) impede in any material respect or delay the consummation of the Closing, (v) as may be necessary as a result of the business or activities in which Parent or Parent Bank is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining specifically to, Parent or any of its Affiliates, or (vi) as set forth in this Agreement regarding the amendment, merger or termination of any Parent Benefit Plan prior or subsequent to the Effective Time.

        (b)   Assuming that all consents, approvals, authorizations and other actions described in Section 2.2 and all Required Regulatory Approvals have been obtained, none of the execution, delivery or performance of this Agreement by Parent and Parent Bank or the consummation by Parent and Parent Bank of the transactions contemplated by this Agreement will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws or similar organizational document of Parent or Parent Bank, and (ii) result in a material violation or material breach of, or constitute (with or without notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent, Parent Bank or any of their Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate in any material respect any federal, state, local or foreign law, rule, regulation, judgment, injunction, decree or other requirement of any Governmental Entity ("Law") applicable to Parent, Parent Bank or any of their Subsidiaries or any of their respective properties or assets.

        2.5    Ownership and Possession of Shares.    Parent is the record and beneficial owner of all the issued and outstanding shares of Parent Bank, free and clear of all Encumbrances whatsoever, except for any Encumbrances created by this Agreement and Encumbrances arising under the Securities Act or any applicable state securities laws.

        2.6    Capitalization and Shareholders.

        (a)   As of the date hereof, the authorized capital stock of Parent consists of (i) 20,000,000 shares of Parent Common Stock, of which 6,002,819 shares are issued and outstanding as of the date hereof, (ii) 10,000,000 shares of preferred stock, no par value per share, of which none are issued and outstanding. All of the issued and outstanding shares of Parent Common Stock have been duly and validly authorized and issued, and are fully paid and non-assessable. None of the outstanding shares of Parent Common Stock has been issued in violation of any preemptive rights of current or past shareholders or are subject to any preemptive rights of the current or past shareholders of Parent. All of the issued and outstanding shares of Parent Common Stock will be entitled to vote to approve this Agreement and the Merger.

        (b)   Parent has shares of Parent Common Stock reserved for issuance under the Parent stock option plans identified in Section 2.6(b) of the Parent Disclosure Schedule (collectively, the "Parent Stock Option Plan") for the benefit of employees and directors of Parent and the Parent Subsidiaries, pursuant to which options covering shares of Parent Common Stock are outstanding (the "Parent Stock Options"). Except as set forth on Section 2.6(b) of the Parent Disclosure Schedule, there are no other shares of capital stock or other equity securities of Parent outstanding and no other outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Parent, or contracts, commitments, understandings, or arrangements by which Parent is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. There are no outstanding phantom stock rights or awards.

        2.7    Subsidiaries and Affiliates.    Section 2.7 of the Parent Disclosure Schedule sets forth a complete list of all Parent or Parent Bank Subsidiaries. All the outstanding capital stock of each Parent or Parent Bank Subsidiary is owned directly by Parent or Parent Bank, in each case free and clear of all Encumbrances and is duly authorized, validly issued, fully paid and nonassessable. Except as set forth on Section 2.7 of the Parent Disclosure Schedule, neither Parent nor Parent Bank owns, directly or indirectly, any capital stock or other ownership interests, or has any obligations to acquire any capital stock or other ownership interest, in any corporation, partnership, joint venture or other entity that is not a Subsidiary of Parent or Parent Bank.

        2.8    Parent Financial Statements; Material Changes.

        (a)   True and complete copies of Parent's and Parent Bank's consolidated audited financial statements as of December 31, 2007 (the "Balance Sheet Date") and their subsequent quarter end unaudited interim financial statements have been made available to Company. The audited financial statements and unaudited interim financial statements ("Parent Financial Statements") (i) have been prepared in accordance with the books of account and other financial records of Parent and Parent Bank, (ii) have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as stated in the notes thereto) and (iii) on that basis, fairly presented, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of Parent and Parent Bank as of the dates and for the periods referred to therein, subject, in the case of the unaudited interim financial statements, to normal recurring year-end adjustments. Other than as set forth in the audited financial statements or the notes thereto, there are no entities, including any special purpose entities, limited purpose entities or qualified special purpose entities, in which Parent or Parent Bank has an economic or management interest.

        (b)   All of the liabilities of a nature that are required to be included in a consolidated balance sheet prepared in accordance with GAAP or in the notes thereto have, in the case of Parent and Parent Bank, been reflected or disclosed in the audited financial statements as of the Balance Sheet Date, except for liabilities (contingent or otherwise) (a) incurred since the Balance Sheet Date in the ordinary course of business including pursuant to contracts entered into in the ordinary course of business, (b) in connection with the transactions contemplated hereby including with respect to expenses of Parent's accountants, attorneys or investment bankers or (c) as would not reasonably be likely to be, individually or in the aggregate, material to Parent and Parent Bank, taken as a whole.

        2.9    Parent Reports.

        (a)   Parent and Parent Bank have filed, and will continue to file, all reports and statements, together with any amendment required to be made with respect thereto, that it has, or will be, required to file with the SEC, the Bank Regulators and other applicable regulatory authorities (except filings which are not material to Parent and Parent Bank considered as a whole). As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied or will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the authority with which they were filed and, in the case of documents filed with the SEC, did not or will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Other than normal examinations conducted by the IRS, state and local taxing authorities, or the Bank Regulators in the regular course of the business of Parent and Parent Bank, no Governmental Entity has initiated any proceeding or, to the Knowledge of Parent or Parent Bank, investigation into the business or operations of Parent, or Parent Bank since January 1, 2003. There is no unresolved violation or exception by the Bank Regulators, the SEC or other Governmental Entity that would reasonably be expected to result in a Material Adverse Effect on Parent or Parent Bank. In addition, Parent has delivered or made available to Company copies of all management or other letters delivered to Parent or Parent Bank by their independent accountants in connection with the audit of any of the Parent's financial statements or by such accountants or any consultant regarding the internal controls or internal compliance procedures and systems of Parent or Parent Bank issued at any time since January 1, 2003, and will request that their independent accountants make available for inspection by Company or its representatives, at such times and places as Company may reasonably request, reports and working papers produced or developed by such accountants or consultants. Parent and Parent Bank have no liabilities (whether accrued, contingent, or otherwise) that are not disclosed on the Parent Financial Statements, other than liabilities which would not have a Material Adverse Effect, and there have been no problems with Parent's or Parent Bank's internal controls or internal compliance procedures and systems known to Parent or Parent Bank or identified by accountants or consultants that as of the date hereof remain uncorrected.

        (b)   Parent has filed through the public EDGAR database of the SEC, each report, schedule, registration statement and definitive proxy statement that it was or will be required to file with the SEC pursuant to the Securities Act or the Exchange Act (other than reports filed pursuant to Section 13(g) of the Exchange Act), since January 1, 2003 (as such documents have since the time of their filing been amended, the "Parent SEC Reports"). As of their respective dates of filing with the SEC, the Parent SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (c)   None of the information supplied or to be supplied by Parent or Parent Bank, or relating to Parent or Parent Bank and approved by Parent or Parent Bank, which is included or incorporated by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the Joint Proxy Statement of Parent and Company and the Prospectus of Parent ("Joint Proxy Statement/Prospectus") constituting a part thereof, the "Registration Statement") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) the Joint Proxy Statement/Prospectus and any amendment or supplement thereto will, at all times from the date of mailing to shareholders of Parent through the date of the meeting of shareholders of Parent to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the applications and forms to be filed with securities or "blue sky" authorities, self regulatory authorities, or any Governmental Entity in connection with the Merger, the issuance of any shares of Parent Common Stock in connection with the Merger, or any Requisite Regulatory Approvals will, at the time filed or at the time they become effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/Prospectus (except that Parent makes no representations or warranties relating to such portions thereof that relate only to Company and its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

        (d)   Neither Parent nor any Parent Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register any of its securities under the Securities Act.

        2.10    Absence of Certain Changes.    Since the Balance Sheet Date, to the Knowledge of Parent and Parent Bank, no event, change or circumstance has occurred that would (i) have a Material Adverse Effect on Parent or Parent Bank or (ii) be likely to materially impede or delay the ability of Parent or Parent Bank to perform its obligations under this Agreement or to consummate the transactions contemplated thereby.

        2.11    Litigation.    There is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the Knowledge of Parent and Parent Bank, threatened, against Parent, Parent Bank, any other Subsidiary of Parent, or any of their respective officers, directors, employees or agents (in their capacities as such), nor is there any judgment, decree, injunction or order of any Governmental Entity outstanding against Parent, Parent Bank or any other Subsidiary of Parent.

        2.12    Legal and Regulatory Compliance.

        (a)   The businesses of Parent Bank, Parent and their Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, including any laws affecting financial institutions (including those pertaining to the investment of funds, the lending of money, the collection of interest and the extension of credit), federal and state securities laws, laws and regulations relating to financial statements and reports, anti-money laundering, bank secrecy, truth-in-lending, truth-in-savings, usury, fair credit reporting, consumer protection, occupational safety, fair employment practices, fair labor standards and all other laws and regulations relating to employees and employee benefits, and any statutes or ordinances or other laws or regulations relating to the respective businesses conducted or the properties occupied or used by Parent Bank, Parent or any Subsidiary of Parent and Parent Bank, except (i) that the representations in this section with respect to employee benefits shall be limited to the Knowledge of Parent and Parent Bank, and (ii) for possible violations which either individually or in the aggregate do not and would not reasonably be likely to materially impede or delay the ability of Parent or Parent Bank to perform its obligations under the Agreement or consummate the transactions contemplated thereby, and (iii) for possible violations which either individually or in the aggregate do not and would not reasonably be likely to have a Material Adverse Effect on Parent, Parent Bank or any of their Subsidiaries.

        (b)   No investigation or review by any Bank Regulator or Governmental Entity with respect to Parent Bank, Parent or any Subsidiary of Parent and Parent Bank is pending or, to the Knowledge of Parent Bank and Parent, threatened, nor have any Bank Regulator or Governmental Entity indicated to Parent Bank, Parent or any Subsidiary of Parent and Parent Bank an intention to conduct the same, other than normal regulatory examinations and other investigations or reviews the outcome of which would not reasonably be likely to materially impede or delay the ability of Parent or Parent Bank to perform its obligations under the Agreement or consummate the transactions contemplated thereby.

        (c)   Neither Parent nor Parent Bank has any formal or informal agreements, arrangements or understanding with any Bank Regulator or Governmental Entity that would materially impede or delay the ability of Parent or Parent Bank to obtain any Required Regulatory Approvals or to consummate the transactions contemplated thereby.

        (d)   Neither Parent nor Parent Bank is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by any Bank Regulator that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, a "Parent Bank Regulatory Agreement"), nor has Parent or Parent Bank been advised in writing by any Bank Regulator that such Bank Regulator is considering issuing or requesting any such Parent Bank Regulatory Agreement.

        (e)   Parent Bank and Parent are in substantial compliance with the applicable provisions of the Community Reinvestment Act of 1977 (the "CRA") and the regulations promulgated thereunder. As of the date of this Agreement, neither Parent Bank nor Parent has been advised of the existence of any fact or circumstance or set of facts or circumstances which, if true, would cause Parent Bank or any of its Subsidiaries to fail to be in substantial compliance with such provisions. Parent Bank's most recent CRA rating is "satisfactory" or better.

        2.13    Licenses.    Parent and the Parent Subsidiaries hold all licenses, certificates, permits, franchises and all patents, trademarks, service marks, trade names, copyrights or right thereto, and required authorizations, approvals, consents, licenses, clearances and orders or registrations with all appropriate federal, state or other authorities that are material to the conduct of their respective businesses as now conducted and as presently proposed to be conducted.

        2.14    Taxes.

        (a)   Parent and the Parent Subsidiaries have each timely filed all tax and information returns required to be filed and have paid (or Parent has paid on behalf of its Subsidiaries), or have accrued on their respective books and set up an adequate reserve for the payment of, all taxes reflected on such returns as required to be paid in respect of the periods covered by such returns and have accrued on their respective books and set up an adequate reserve for the payment of all income and other taxes anticipated to be payable in respect of periods through the end of the calendar month next preceding the date hereof. Neither Parent nor any Parent Subsidiary is delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any taxes have been proposed, asserted or assessed against Parent or any Parent Subsidiary that have not been resolved or settled and no requests for waivers of the time to assess any such tax are pending or have been agreed to. Neither Parent nor any Parent Subsidiary is a party to any action or proceeding by any Governmental Entity for the assessment or the collection of taxes. Deferred taxes of Parent and the Parent Subsidiaries have been accounted for in accordance with GAAP.

        (b)   Parent has not filed any consolidated federal income tax return with an "affiliated group" within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code") where Parent was not the common parent of the group. Neither Parent nor any Parent Subsidiary is, or has been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone other than Parent or any Parent Subsidiary. Neither Parent nor any Parent Subsidiary is required to include in income any adjustment pursuant to Section 481(a) of the Code and no such adjustment has been proposed by the IRS.

        (c)   Parent and the Parent Subsidiaries have each withheld amounts from its employees, shareholders, or holders of public deposit accounts in compliance with the tax withholding provisions of applicable federal, state and local laws, have filed all federal, state and local returns and reports for all periods for which such returns or reports would be due with respect to income tax withholding, social security, unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been timely made.

        (d)   Neither Parent, Parent Bank nor any of their respective Subsidiaries or any affiliates thereof has taken or agreed to take any action, and it has no Knowledge of any fact or circumstance, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        2.15    Insurance.    Parent and Parent Bank maintain insurance with insurers which in the judgment of management of Parent are sound and reputable on their respective assets and upon their respective businesses and operations against loss or damage, risks, hazards and liabilities as in their judgment they deem appropriate. All material claims under all policies of insurance maintained by Parent and Parent Bank have been filed in due and timely fashion. Each of Parent and Parent Bank has taken all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Agreement and the transactions contemplated hereby) occurring prior to the Effective Time.

        2.16    Loans; Investments.

        (a)   The outstanding loans, including guarantees thereon, originated by Parent Bank have been documented in all material respects in accordance with the policies of Parent Bank and all loans purchased by or participated in by Parent Bank are documented in a manner in all material respects consistent with such policies except in each case for deviations in such policies that would not adversely affect Parent Bank's ability to collect such loans.

        (b)   All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which Parent or any Parent Subsidiary is a party or by which any of their properties or assets may be bound were entered into in the ordinary course of business and, to the Knowledge of Parent and Parent Bank, in accordance with then-customary practice and applicable rules, regulations and policies of bank regulatory authorities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations and are in full force and effect.

        (c)   Except for pledges to secure public and trust deposits, none of the investments reflected in the Parent audited financial statements dated as of Balance Sheet Date under the heading "Investment Securities," and none of the investments made by Parent and Parent Bank since Balance Sheet Date, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of Parent or Parent Bank to freely dispose of such investment at any time, other than those restrictions imposed on securities held for investment under GAAP. With respect to all material repurchase agreements to which Parent or Parent Bank is a party, Parent or Parent Bank has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement. Except for a transaction involving less than $50,000, neither Parent nor Parent Bank has sold or otherwise disposed of any assets in a transaction in which the acquiror of such assets or other person has the right, either conditionally or absolutely, to require Parent or Parent Bank to repurchase or otherwise reacquire any such assets. Set forth in Section 2.16 of the Parent Disclosure Schedule is a complete and accurate list of each investment and debt security, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell owned by Parent or Parent Bank.

        (d)   As of the Balance Sheet Date, Parent Bank is not a party to any loan agreement, note or borrowing arrangement, which, to the Knowledge of Parent and Parent Bank, violates in any material respect any applicable Law.

        2.17    Allowance for Possible Loan Losses.

        (a)   Parent Bank's allowance for loan losses ("ALLL"), as reflected on the Parent Financial Statements, has been calculated in compliance with GAAP and Parent Bank's existing methodology for determining the adequacy of its ALLL, applied consistently.

        (b)   Section 2.17(b) of the Parent Disclosure Schedule includes a list of all Nonperforming Assets (as defined below) and all troubled debt restructurings (as defined under GAAP) as reflected on the books of Parent Bank. "Nonperforming Assets" means (i) all loans and leases that have been classified "Special Mention," "Substandard," "Doubtful," "Loss" or the equivalent thereof by Parent Bank, Parent Bank's outside auditors or any regulatory authority, and (ii) all assets classified as OREO and other assets acquired through foreclosure or repossession.

        2.18    Personnel and Benefits.    Parent has disclosed on Disclosure Schedule 2.18 each and every Benefit Plan of Parent and Parent Bank. For each Parent Benefit Plan, fund or arrangement disclosed or required to be disclosed on Disclosure Schedule 2.18, each of the following is true:

        (a)   All material obligations of Parent and Parent Bank for payment to trusts or other funds or to any governmental entity or to any individual, director, officer, employee or agent (or his or her heirs, legatees or legal representatives) with respect to compensation, vacation, holiday pay, bonuses and other forms of compensation, unemployment compensation benefits, Parent Benefit Plans or social security benefits have been paid when due or properly accrued for the periods covered thereby on the Parent Financial Statements.

        (b)   Parent and Parent Bank have materially complied with all applicable federal and state statutes and regulations which govern workers' compensation, equal employment opportunity and equal pay, including, but not limited to, all civil rights laws, Presidential Executive Order 1124, the Fair Labor Standards Act of 1938, as amended, and the Americans with Disabilities Act.

        (c)   There are no unfair labor practice complaints, strikes, slowdowns, stoppages or other controversies pending or, to the Knowledge of Parent or Parent Bank, any attempts to unionize or controversies threatened between Parent or Parent Bank and any of their employees that are likely to have a Material Adverse Effect on Parent, Parent Bank or its Affiliates taken as a whole.

        (d)   Parent and Parent Bank are not now nor in the past were a party to any collective bargaining agreement with respect to any of their employees.

        (e)   Except as disclosed on Parent Disclosure Schedule Section 2.18, Parent and Parent Bank are not parties to any oral or written employment contracts, supplemental employment retirement agreements, or change in control benefits with any of its officers or employees, and there are no understandings with respect to the employment of any officer or employee of Parent or Parent Bank which are not terminable by Parent without liability on not more than thirty (30) days' notice.

        (f)    Except as set forth in the Parent Benefit Plans, Parent and Parent Bank are under no obligation to provide health or welfare benefits to present or future retirees or other former employees, directors or their dependents (other than rights under Section 4980B of the Code or section 601 of ERISA or similar state laws). As to each such obligation, if any, Parent shall provide to Company information as to the number of current and vested future retirees, other former employees or directors and dependents entitled to such coverage and their ages, and the present value of any benefits to be provided thereto on Parent Disclosure Schedule Section 2.18.

        (g)   True and complete copies of each Parent Benefit Plan, or similar benefit arrangement, including amendments thereto, have been previously delivered or made available to Company, together with (i) all trust agreements regarding plan assets with respect to each Parent Benefit Plan, (ii) a true and complete copy of the annual reports for the most recent three years (Form 5500 Series including applicable schedules) prepared in connection with each Parent Benefit Plan, if applicable, (iii) a copy of the most recent summary plan description of each Parent Benefit Plan, together with any modifications thereto if applicable, and (iv) a copy of the most recent favorable determination letter or opinion, notification or advisory letter from the Internal Revenue Service for each Parent Benefit Plan which is intended to be qualified under Section 401(a) of the Code.

        (h)   Except as would not have an Adverse Material Effect on Parent or Parent Bank, all required notices, reports and descriptions (including Form 5500 annual reports, summary annual reports, summary plan descriptions, and amendments thereof) have been timely filed and distributed as required by ERISA and the Code to each employee, participant or beneficiary entitled thereto for each Parent Benefit Plan. To the Knowledge of Parent and Parent Bank, all such filings, as amended, were complete and accurate in all material respects as of the dates of such filings.

        (i)    For each Parent Benefit Plan which is an employee welfare benefit plan (within the meaning of ERISA section 3(1)), the following is true:

    (i)
    Each that is a group health plan as such term is defined in Code section 5000(b)(l) complies and has complied in all material respects with any applicable requirements of sections 601 through 608 of ERISA or section 4980B of the Code governing continuation coverage requirements for employee-provided group health plans.

    (ii)
    No such plan is a voluntary employees' beneficiary association within the meaning of Code Section 501(c)(9).

        (j)    No Parent Benefit Plan is a "multiemployer plan" as defined in section 3(37) of ERISA or a "multiple employer plan" as provided for in Code section 413(c).

        (k)   No Parent Benefit Plan is subject to Title IV of ERISA.

        (l)    Each Parent Benefit Plan that is intended to be qualified under Code section 401(a) has received a determination letter or has reliance on an opinion, notification or advisory letter from the Internal Revenue Service and has been timely amended as required to maintain its tax qualified status since the date of the most recent determination letter or opinion, notification or advisory letter.

        (m)  There is no pending or, to the Knowledge of Parent or Parent Bank, threatened litigation, audit by governmental agency or pending claim (other than routine benefit claims) with respect to any Parent Benefit Plan or any fiduciary thereof in relation to such Benefit Plan.

        (n)   To the Knowledge of Parent and Parent Bank, no action, whether formal or informal, is necessary or has been taken within the last five (5) years by the Parent or Parent Bank under any voluntary compliance programs sponsored by the Internal Revenue Service or the Department of Labor to correct any failure to comply with applicable tax Code qualification rules or with ERISA or applicable DOL regulations with respect to any Parent Benefit Plan.

        (o)   To the Knowledge of Parent and Parent Bank, all Parent Benefit Plans (and their related trusts, insurance contracts or funds) are maintained, administered and operated in material compliance with their terms and with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, including but not limited to ERISA and the Code, applicable to such plans or arrangements.

        2.19    Compliance with Environmental Laws.

        (a)   The operations of Parent and Parent Bank comply in all material respects with all applicable Environmental Laws, and neither Parent nor Parent Bank is subject to any judicial or administrative proceedings alleging the violation of any Environmental Law. Neither Parent nor Parent Bank has received written notice of any potential liability with respect to any federal, state, local or private investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substance into the environment. Neither Parent nor Parent Bank is currently subject to any order, agreement or written directive of a Governmental Entity to conduct such investigation or remedial action, nor has Parent or Parent Bank agreed with a private party to conduct any such investigation or remediation. "Hazardous Substance" means any pollutant, contaminant, petroleum or any fraction thereof, by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, urea formaldehyde foam, or any solid, hazardous or infectious waste, or any other material identified or regulated pursuant to any Environmental Law.

        (b)   With respect to the real property currently or formerly owned or currently leased by Parent or Parent Bank ("Parent Entities Premises") to the Knowledge of Parent and Parent Bank: (x) no part of the Parent Entities Premises has been used for the generation, manufacture, handling, storage or disposal of Hazardous Substances except in compliance in all material respects with all applicable Environmental Laws; (y) the Parent Entities Premises do not contain any underground storage tanks; and (z) there are no conditions known to be present at any of the Parent Entities Premises that are reasonably expected to give rise under any Environmental Law to any material liability on the part of Parent or any Parent Bank that individually or in the aggregate would or could be reasonably be expected to result in a Material Adverse Effect on Parent or Parent Bank.

        2.20    Contracts and Commitments.

        (a)   Section 2.20 of the Parent Disclosure Schedule contains true, correct and complete lists of each of the following contracts and agreements of Parent and Parent Bank (such contracts and agreements being "Parent Material Contracts"):

          (i)    all Parent or Parent Bank Regulatory Agreements; and

          (ii)   all contracts and agreements that materially limit or purport to materially limit the ability of Parent or Parent Bank to compete in any line of business or with any Person or in any geographic area or during any period of time.

        (b)   There is not and, to the Knowledge of Parent and Parent Bank, there has not been claimed or alleged by any Person, with respect to any Parent Material Contract, any existing default or event that, with notice or lapse of time or both, would constitute a default or event of default on the part of the Parent or Parent Bank, except such defaults, events of default and other events that would not have, individually or in the aggregate, a Material Adverse Effect on Parent or Parent Bank

        2.21    Property and Assets.

        (a)   Parent and Parent Bank have good title to, or a valid lease, license or right to use, all assets, properties and rights used by them except as would not have, individually or in the aggregate, a Material Adverse Effect on Parent or Parent Bank. Those real and other tangible properties purported to be owned by any of Parent or Parent Bank are held free and clear of all Encumbrances other than (i) Encumbrances for Taxes not yet due and payable, (ii) mechanics', materialmen's, carriers', workers', repairers', landlords' and similar Encumbrances arising or incurred in the ordinary course of business, (iii) zoning, entitlement, building and other land use regulations that are not violated in any material respects by current occupancy or use, (iv) customary covenants, conditions, restrictions, easements and similar restrictions of record affecting title that do not materially impair current occupancy or use and (v) other liens which do not materially interfere with Parent's or Parent Bank's use of the applicable property or materially detract from or diminish the value thereof (clauses (i) through (v) being "Parent Permitted Encumbrances"). All material tangible assets owned or leased by Parent Bank or any Parent Bank Subsidiary are in satisfactory operating condition for the uses to which they are being put, subject to ordinary wear and tear and ordinary maintenance requirements.

        (b)   Parent and Parent Bank beneficially hold all assets, properties and rights used by Parent and Parent Bank in the conduct of the business of Parent and Parent Bank.

        2.22    Insider Interests.    All outstanding loans and other contractual arrangements (including deposit relationships) between Parent or Parent Bank and any officer, director or employee of Parent or Parent Bank conform to the applicable rules and regulations and requirements of all applicable regulatory agencies which were in effect when such loans and other contractual arrangements were entered into. No officer, director or employee of Parent or Parent Bank has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Parent or Parent Bank.

        2.23    Regulatory Approvals and Other Conditions.    To the Knowledge of Parent and Parent Bank, there is no reason relating specifically to Parent or any Parent Subsidiary why (a) the Required Regulatory Approvals should not be granted, (b) the Required Regulatory Approvals should be subject to a condition which would differ from conditions customarily imposed by such regulatory authorities in orders approving acquisitions of the type contemplated hereby or (c) any of the conditions precedent as specified in Article VI hereof to the obligations of any of the parties under this Agreement or to consummate the transactions contemplated thereby are unlikely to be fulfilled within the applicable time period or periods required for satisfaction of such condition or conditions.

        2.24    Material Adverse Effect.    Since the Balance Sheet Date, Parent has not experienced a Material Adverse Effect which would be likely to materially impede or delay the ability of Parent or Parent Bank to consummate the transactions contemplated hereby.

        2.25    Brokers or Finders.    Neither Parent, Parent Bank nor any of their Subsidiaries or Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

        2.25    Corporate Records.    The corporate record books, transfer books and stock ledgers of Parent and Parent Bank are complete and accurate in all material respects and reflect all meetings, consents and other material actions of the organizers, incorporators, shareholders, Boards of Directors and committees of the Boards of Directors of each, and all transactions in their respective capital stocks, since their respective inceptions.

        2.26    Undisclosed Liabilities.    Except for liabilities incurred in the ordinary course of business, liabilities reflected in the Parent's Annual Report on Form 10-K for the year ended December 31, 2007, and liabilities that would not be reasonably expected to have a Material Adverse Effect on Parent or Parent Bank, since the Balance Sheet Date, neither Parent nor any Parent Subsidiary has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise that, if incurred prior to the Balance Sheet Date, would have been required by GAAP to be recognized or disclosed on the Parent Financial Statements on such date.

        2.27    Impediments to Performance.    Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, or has Knowledge of any fact or circumstance not known to Company, that would materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of the parties to obtain any Regulatory Approval or to perform their covenants and agreements under this Agreement.

        2.28    Trust Business.    Neither Parent nor any of its Subsidiaries is licensed to engage in the trust business or serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor for any fiduciary accounts.

        2.29    Anti-takeover Provisions Inapplicable.    To the Knowledge of Parent and Parent Bank, no "business combination," "moratorium," "control share" or other state anti-takeover statute or regulation, (a) applies to the Merger or the Bank Merger, (b) prohibits or restricts the ability of Parent or Parent Bank to perform their obligations under this Agreement or their ability to consummate the Merger or the Bank Merger, (c) would have the effect of invalidating or voiding this Agreement or any provisions hereof, or (d) would subject Company or Company Bank to any material impediment or condition in connection with the exercise of any of its rights with respect to the Merger. Neither Parent or Parent Bank has adopted a shareholders rights or similar plan.

        2.30    Disclosure.    No representation or warranty by the Parent or Parent Bank in this Agreement and no statement by the Parent, Parent Bank or their respective Subsidiaries by any executive officer thereof or other person contained in any document, certificate or other writing furnished by or on behalf of Parent to Company in connection with this Agreement or the Merger contains or will contain any untrue statement of material fact, or omits or will omit to state any material fact necessary to make it not misleading or to fully provide the information required to be provided in the document, certificate or other writing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY AND COMPANY BANK

Except as set forth in the Disclosure Schedule delivered by Company and Company Bank to Parent and Parent Bank prior to the date of execution hereof ("Company Disclosure Schedule"), Company and Company Bank represent and warrant to Parent and Parent Bank that all of the statements contained in this Article III are true as of the date of this Agreement (or, if made as of a specified date, as of such date). For purposes of the representations and warranties of Company and Company Bank contained herein, disclosure in any section of the Company Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by Company and Company Bank calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more of such representations or warranties, if it is reasonably apparent on the face of the Company Disclosure Schedule that such disclosure is applicable. The inclusion of any information in any section of the Company Disclosure Schedule or other document delivered by Company and Company Bank pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

        3.1    Organization.    Each of Company, Company Bank and their respective Subsidiaries (a) is a corporation duly organized (and in the case of Company Bank duly chartered), validly existing and in good standing under the laws of the State of California; (b) has all requisite corporate or other legal entity power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (c) is duly qualified or licensed to do business and is in good standing in every jurisdiction in which such qualification and, if applicable, good standing is required.

        3.2    Authorization and Enforceability.    Company and Company Bank have the requisite corporate power or the other legal entity power and authority to execute, deliver and perform its obligations pursuant to this Agreement and the transactions contemplated thereby. The execution, delivery and performance by Company and Company Bank of this Agreement and the transactions contemplated thereby have been duly approved and authorized by the Boards of Directors of Company and Company Bank, and no other corporate action on the part of Company and Company Bank is necessary to authorize the execution, delivery and performance by Company and Company Bank of this Agreement and the transactions contemplated thereby. This Agreement has been duly executed and delivered by Company and Company Bank and assuming due authorization, execution and delivery by Parent and Parent Bank, this Agreement constitutes the valid and binding obligation of each of them and is enforceable against each of them, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines.

        3.3    Articles of Incorporation and Bylaws.    Company has previously furnished, or otherwise made available, to Parent a complete and correct copy of the Articles of Incorporation and Bylaws, each as amended to the date hereof, of Company, Company Bank and their respective Subsidiaries. Such Articles of Incorporation and Bylaws are in full force and effect as of the date hereof. Neither Company, Company Bank or their respective Subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws in any material respect.

        3.4    Consents and Approvals; No Violations.

        (a)   None of the execution, delivery or performance of this Agreement by Company and Company Bank or the consummation by Company and Company Bank of the transactions contemplated by this Agreement require or will require any filing with, or notification, authorization, consent, order or approval of, or action by, any Governmental Entity except (i) the filing of reports by Company or its Affiliates under the Exchange Act, (ii) filings, permits, authorizations, consents and approvals as may be required under other applicable requirements of state securities or blue sky laws, (iii) the Required Regulatory Approvals, (iv) where failure to obtain such authorization, consent, order, approval or action or to make such filings or notification would not, individually or in the aggregate, either (A) have a Material Adverse Effect on Company or Company Bank or upon their ability to consummate the transactions contemplated or perform their obligations under this Agreement or (B) impede in any material respect or delay the consummation of the Closing, (v) as may be necessary as a result of the business or activities in which Company or Company Bank is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining specifically to, Company or any of its Affiliates, or (vi) as set forth in this Agreement regarding the amendment, merger or termination, as determined pursuant to the terms of this Agreement in Parent's sole discretion, of any Company Benefit Plan prior or subsequent to the Effective Time.

        (b)   Assuming that all consents, approvals, authorizations and other actions described in Section 3.2 and all Required Regulatory Approvals have been obtained, none of the execution, delivery or performance of this Agreement by Company and Company Bank or the consummation by Company and Company Bank of the transactions contemplated by this Agreement will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws or similar organizational document of Company or Company Bank, (ii) result in a material violation or material breach of, or constitute (with or without notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Company, Company Bank or any of their Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate in any material respect any Law applicable to Company, Company Bank or any of their Subsidiaries or any of their respective properties or assets.

        3.5    Ownership and Possession of Shares.    Company is the record and beneficial owner of all the issued and outstanding shares of Company Bank and all other Subsidiaries of Company, free and clear of all Encumbrances whatsoever, except for any Encumbrances created by this Agreement and Encumbrances arising under the Securities Act or any applicable state securities laws.

        3.6    Capitalization and Shareholders.

        (a)   As of the date hereof, the authorized capital stock of Company consists of (i) 30,000,000 shares of Company Common Stock, of which 2,388,739 shares are issued and outstanding as of the date hereof, and (ii) 10,000,000 shares of preferred stock, no par value per share, of which none are issued and outstanding. All of the issued and outstanding shares of Company Common Stock have been duly and validly authorized and issued, and are fully paid and non-assessable. None of the outstanding shares of Company Common Stock has been issued in violation of any preemptive rights of current or past shareholders or are subject to any preemptive rights of the current or past shareholders of Company. All of the issued and outstanding shares of Company Common Stock will be entitled to vote to approve this Agreement and the Merger.

        (b)   Company has shares of Company Common Stock reserved for issuance under the Company stock option plans identified in Section 3.6(b) of the Company Disclosure Schedule (collectively, the "Company Stock Option Plan") for the benefit of employees and directors of Company and the Company Subsidiaries, pursuant to which options covering shares of Company Common Stock are outstanding (the "Company Stock Options"). Except as set forth on Section 3.6(b) of the Company Disclosure Schedule, there are no other shares of capital stock or other equity securities of Company or Company Bank outstanding and no other outstanding options warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Company or Company Bank, or contracts, commitments, understandings, or arrangements by which Company or Company Bank is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. There are no outstanding phantom stock rights or awards. Section 3.6(b) of the Company Disclosure Schedule sets forth the name of the holder of each Company Stock Option and the date of grant of, number of shares represented by, exercise price, vesting schedule, and expiration of, each Company Stock Option.

        3.7    Subsidiaries and Affiliates.    Section 3.7 of the Company Disclosure Schedule sets forth a complete list of all Company or Company Bank Subsidiaries. All the outstanding capital stock of each Company or Company Bank Subsidiary is owned directly by Company or Company Bank, in each case free and clear of all Encumbrances and is duly authorized, validly issued, fully paid and nonassessable. Except as set forth on Section 3.7 of the Company Disclosure Schedule and except for ownership of 9,716 shares of capital stock of the Federal Home Loan Bank of San Francisco, 400 shares of capital stock of Pacific Coast Bankers' Bancshares, $580,000 par value and $450,000 par value preferred shares of Federal National Mortgage Association, and $500,000 par value preferred shares of the Federal Home Loan Mortgage Corporation, neither Company nor Company Bank owns, directly or indirectly, any capital stock or other ownership interests, or has any obligations to acquire any capital stock or other ownership interest, in any corporation, partnership, joint venture or other entity that is not a Subsidiary of Company or Company Bank.

        3.8    Company Financial Statements; Material Changes.

        (a)   True and complete copies of Company's consolidated audited financial statements as of the Balance Sheet Date and its subsequent quarter end unaudited interim financial statements have been made available to Parent. The audited financial statements and unaudited interim financial statements ("Company Financial Statements") (i) have been prepared in accordance with the books of account and other financial records of Company and Company Bank, (ii) have been prepared in accordance with GAAP applied on a consistent basis (except as stated in the notes thereto) and (iii) on that basis, fairly presented, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of Company and Company Bank as of the dates and for the periods referred to therein, subject, in the case of the unaudited interim financial statements, to normal recurring year-end adjustments. Other than as set forth in the audited financial statements or the notes thereto, there are no entities, including any special purpose entities, limited purpose entities or qualified special purpose entities, in which Company or Company Bank has an economic or management interest.

        (b)   All of the liabilities of a nature that are required to be included in a consolidated balance sheet prepared in accordance with GAAP or in the notes thereto have, in the case of Company and Company Bank, been reflected or disclosed in the audited financial statements as of the Balance Sheet Date, except for liabilities (contingent or otherwise) (a) incurred since the Balance Sheet Date in the ordinary course of business including pursuant to contracts entered into in the ordinary course of business, (b) in connection with the transactions contemplated hereby including with respect to expenses of Company's accountants, attorneys or investment bankers or (c) as would not reasonably be likely to be, individually or in the aggregate, material to Company and Company Bank, taken as a whole.

        3.9    Company Reports.

        (a)   Company and Company Bank have filed, and will continue to file, all reports and statements, together with any amendment required to be made with respect thereto, that it has, or will be, required to file with the SEC, the Bank Regulators and other applicable regulatory authorities (except filings which are not material to Company and Company Bank considered as a whole). As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied or will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the authority with which they were filed and, in the case of documents filed with the SEC, did not or will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Other than normal examinations conducted by the IRS, state and local taxing authorities, or the Bank Regulators in the regular course of the business of Company and Company Bank, no Governmental Entity has initiated any proceeding or, to the Knowledge of Company or Company Bank, investigation into the business or operations of Company, or Company Bank since January 1, 2003. There is no unresolved violation or exception by the Bank Regulators, the SEC or other Governmental Entity that would reasonably be expected to result in a Material Adverse Effect on Company or Company Bank. In addition, Company has delivered or made available to Parent copies of all management or other letters delivered to Company or Company Bank by their independent accountants in connection with the audit of any of the Company's financial statements or by such accountants or any consultant regarding the internal controls or internal compliance procedures and systems of Company or Company Bank issued at any time since January 1, 2003, and will request that their independent accountants make available for inspection by Parent or its representatives, at such times and places as Parent may reasonably request, reports and working papers produced or developed by such accountants or consultants. Company and Company Bank have no liabilities (whether accrued, contingent, or otherwise) that are not disclosed on the Company Financial Statements, other than liabilities which would not have a Material Adverse Effect, and there have been no problems with Company's or Company Bank's internal controls or internal compliance procedures and systems known to Company or Company Bank or identified by accountants or consultants that as of the date hereof remain uncorrected.

        (b)   Company has filed through the public EDGAR database of the SEC, each report, schedule, registration statement and definitive proxy statement that it was or will be required to file with the SEC pursuant to the Securities Act or the Exchange Act (other than reports filed pursuant to Section 13(g) of the Exchange Act), since January 1, 2003 (as such documents have since the time of their filing been amended, the "Company SEC Reports"). As of their respective dates of filing with the SEC, the Company SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (c)   None of the information supplied or to be supplied by Company or Company Bank, or relating to Company or Company Bank and approved by Company or Company Bank, which is included or incorporated by reference in (i) the Registration Statement to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the Joint Proxy Statement/Prospectus) will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) the Joint Proxy Statement/Prospectus and any

amendment or supplement thereto will, at all times from the date of mailing to shareholders of Company through the date of the meeting of shareholders of Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the applications and forms to be filed with securities or "blue sky" authorities, self regulatory authorities, or any Governmental Entity in connection with the Merger, the issuance of any shares of Parent Common Stock in connection with the Merger, or any Requisite Regulatory Approvals will, at the time filed or at the time they become effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/Prospectus (except that Company makes no representations or warranties relating to such portions thereof that relate only to Parent and its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

        (d)   Neither Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register any of its securities under the Securities Act.

        3.10    Absence of Certain Changes.    Since the Balance Sheet Date, to the Knowledge of Company and Company Bank, no event, change or circumstance has occurred that would (i) have a Material Adverse Effect on Company or Company Bank or (ii) be likely to materially impede or delay the ability of Company or Company Bank to perform its obligations under this Agreement or to consummate the transactions contemplated thereby.

        3.11    Litigation.    Except as set forth in Section 3.11 of the Company Disclosure Schedule, there is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the Knowledge of Company and Company Bank, threatened, against Company, Company Bank, any other Subsidiary of Company, or any of their respective officers, directors, employees or agents (in their capacities as such), nor is there any judgment, decree, injunction or order of any Governmental Entity outstanding against Company, Company Bank or any other Subsidiary of Company.

        3.12    Licenses.    Company and the Company Subsidiaries hold all licenses, certificates, permits, franchises and all patents, trademarks, service marks, trade names, copyrights or right thereto, and required authorizations, approvals, consents, licenses, clearances and orders or registrations with all appropriate federal, state or other authorities that are material to the conduct of their respective businesses as now conducted and as presently proposed to be conducted.

        3.13    Taxes.

        (a)   Company and the Company Subsidiaries have each timely filed all tax and information returns required to be filed and have paid (or Company has paid on behalf of its Subsidiaries), or have accrued on their respective books and set up an adequate reserve for the payment of, all taxes reflected on such returns as required to be paid in respect of the periods covered by such returns and have accrued on their respective books and set up an adequate reserve for the payment of all income and other taxes anticipated to be payable in respect of periods through the end of the calendar month next preceding the date hereof. Neither Company nor any Company Subsidiary is delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any taxes have been proposed, asserted or assessed against Company or any Company Subsidiary that have not been resolved or settled and no requests for waivers of the time to assess any such tax are pending or have been agreed to. Neither Company nor any Company Subsidiary is a party to any action or proceeding by any Governmental Entity for the assessment or the collection of taxes. Deferred taxes of Company and the Company Subsidiaries have been accounted for in accordance with GAAP.

        (b)   Company has not filed any consolidated federal income tax return with an "affiliated group" within the meaning of Section 1504 of the Code where Company was not the common parent of the group. Neither Company nor any Company Subsidiary is, or has been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone other than Company or any Company Subsidiary. Neither Company nor any Company Subsidiary is required to include in income any adjustment pursuant to Section 481(a) of the Code and no such adjustment has been proposed by the IRS.

        (c)   Company and the Company Subsidiaries have each withheld amounts from its employees, shareholders, or holders of public deposit accounts in compliance with the tax withholding provisions of applicable federal, state and local laws, have filed all federal, state and local returns and reports for all periods for which such returns or reports would be due with respect to income tax withholding, social security, unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been timely made.

        (d)   Neither Company, Company Bank nor any of their respective Subsidiaries or any affiliates thereof has taken or agreed to take any action, and it has no Knowledge of any fact or circumstance, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        (e)   Neither Company, Company Bank nor any of their respective Subsidiaries has been a party to any distribution occurring during the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

        3.14    Insurance.    Company and Company Bank maintain insurance with insurers which in the judgment of management of Company are sound and reputable on their respective assets and upon their respective businesses and operations against loss or damage, risks, hazards and liabilities as in their judgment they deem appropriate. All material claims under all policies of insurance maintained by Company and Company Bank have been filed in due and timely fashion. Each of Company and Company Bank has taken all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Agreement and the transactions contemplated hereby) occurring prior to the Effective Time. Section 3.14 of the Company Disclosure Schedule includes a complete list of each policy of insurance maintained by Company or Company Bank.

        3.15    Loans; Investments.

        (a)   The outstanding loans, including guarantees thereon, originated by Company Bank have been documented in all material respects in accordance with the policies of Company Bank and all loans purchased by or participated in by Company Bank are documented in a manner in all material respects consistent with such policies except in each case for deviations in such policies that would not adversely affect Company Bank's ability to collect such loans.

        (b)   All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which Company or any Company Subsidiary is a party or by which any of their properties or assets may be bound were entered into in the ordinary course of business and, to the Knowledge of Company and Company Bank, in accordance with then-customary practice and applicable rules, regulations and policies of bank regulatory authorities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations and are in full force and effect.

        (c)   Except for pledges to secure public and trust deposits, none of the investments reflected in the Company audited financial statements dated as of the Balance Sheet Date under the heading "Investment Securities," and none of the investments made by Company and Company Bank since the Balance Sheet Date, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of Company or Company Bank to freely dispose of such investment at any time, other than those restrictions imposed on securities held for investment under GAAP. With respect to all material repurchase agreements to which Company or Company Bank is a party, Company or Company Bank has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement. Except for a transaction involving less than $50,000, neither Company nor Company Bank has sold or otherwise disposed of any assets in a transaction in which the acquiror of such assets or other person has the right, either conditionally or absolutely, to require Company or Company Bank to repurchase or otherwise reacquire any such assets. Set forth in Section 3.15 of the Company Disclosure Schedule is a complete and accurate list of each investment and debt security, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell owned by Company or Company Bank.

        (d)   As of the Balance Sheet Date, Company Bank is not a party to any loan agreement, note or borrowing arrangement, which, to the Knowledge of Company and Company Bank, violates in any material respect any applicable Law.

        3.16    Allowance for Possible Loan Losses.

        (a)   Company Bank's ALLL, as reflected on the Company Financial Statements, has been calculated in compliance with GAAP and Company Bank's existing methodology for determining the adequacy of its ALLL, applied consistently.

        (b)   Section 3.16(b) of the Company Disclosure Schedule includes a list of all Nonperforming Assets (as defined below) and all troubled debt restructurings (as defined under GAAP) as reflected on the books of Company Bank. "Nonperforming Assets" means (i) all loans and leases that have been classified "Special Mention," "Substandard," "Doubtful," "Loss" or the equivalent thereof by Company Bank, Company Bank's outside auditors or any regulatory authority, and (ii) all assets classified as OREO and other assets acquired through foreclosure or repossession.

        3.17    Personnel and Benefits.    Company has disclosed on the Company Disclosure Schedule each and every Benefit Plan of Company and Company Bank. For each Company Benefit Plan, fund or arrangement disclosed or required to be disclosed on Company Disclosure Schedule Section 3.17, each of the following is true.

        (a)   All material obligations of Company and Company Bank for payment to trusts or other funds or to any governmental entity or to any individual, director, officer, employee or agent (or his or her heirs, legatees or legal representatives) with respect to compensation, vacation, holiday pay, bonuses and other forms of compensation, unemployment compensation benefits, Company Benefit Plans or social security benefits have been paid when due or properly accrued for the periods covered thereby on the Company Financial Statements.

        (b)   Company and Company Bank have materially complied with all applicable federal and state statutes and regulations which govern workers' compensation, equal employment opportunity and equal pay, including, but not limited to, all civil rights laws, Presidential Executive Order 1124, the Fair Labor Standards Act of 1938, as amended, and the Americans with Disabilities Act.

        (c)   There are no unfair labor practice complaints, strikes, slowdowns, stoppages or other controversies pending or, to the Knowledge of Company or Company Bank, any attempts to unionize or controversies threatened between Company or Company Bank and any of their employees that are likely to have a Material Adverse Effect on Company, Company Bank or its Affiliates taken as a whole.

        (d)   Company and Company Bank are not now nor in the past were a party to any collective bargaining agreement with respect to any of their employees.

        (e)   Except as identified on Company Disclosure Schedule 3.17, Company and Company Bank are not parties to any oral or written employment contracts, salary continuation agreements, supplemental employment retirement agreements, or other change in control benefits with any of its officers or employees, and there are no understandings with respect to the employment of any officer or employee of Company or Company Bank which are not terminable by Company without liability on not more than thirty (30) days' notice. No payments required to be made by Company or Company Bank under any employment contracts, salary continuation agreements, supplemental employment retirement agreements, or other change in control benefits with any of its officers or employees shall be an "excess parachute payment" under Section 280G of the Code. All agreements or Benefit Plans listed on Company Disclosure Schedule 3.17 that are nonqualified deferred compensation plans within the meaning of or otherwise subject to the requirements of Code Section 409A have been operated in compliance with and have been timely amended or will be amended prior to the Closing to comply with Section 409A and applicable regulations.

        (f)    Except as set forth in the Company Benefit Plans, Company and Company Bank are under no obligation to provide health or welfare benefits to present or future retirees or other former employees, directors or their dependents (other than rights under Section 4980B of the Code or section 601 of ERISA or similar state laws). As to each such obligation, if any, Company shall provide to Parent information as to the number of current and vested future retirees, other former employees or directors and dependents entitled to such coverage and their ages, and the present value of any benefits to be provided thereto on Company Disclosure Schedule Section 3.17.

        (g)   True and complete copies of each Company Benefit Plan, or similar benefit arrangement, including amendments thereto, have been previously delivered or made available to Parent, together with (i) all trust agreements regarding plan assets with respect to each Company Benefit Plan, (ii) a true and complete copy of the annual reports for the most recent three years (Form 5500 Series including applicable schedules) prepared in connection with each Company Benefit Plan, if applicable, (iii) if applicable, a copy of the most recent summary plan description of each Company Benefit Plan, together with any modifications thereto if applicable, and (iv) a copy of the most recent favorable determination letter or opinion, notification or advisory letter from the Internal Revenue Service for each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code.

        (h)   Except as would not have an Adverse Material Effect on Company or Company Bank, all required notices, reports and descriptions (including Form 5500 annual reports, summary annual reports, summary plan descriptions, and amendments thereof) have been timely filed and distributed as required by ERISA and the Code to each employee, participant or beneficiary entitled thereto for each Company Benefit Plan. To the Knowledge of Company and Company Bank, all such filings, as amended, were complete and accurate in all material respects as of the dates of such filings.

        (i)    For each Company Benefit Plan which is an employee welfare benefit plan (within the meaning of ERISA section 3(1)), the following is true:

    (i)
    Each that is a group health plan as such term is defined in Code section 5000(b)(l) complies and has complied in all material respects with any applicable requirements of sections 601 through 608 of ERISA or section 4980B of the Code governing continuation coverage requirements for employee-provided group health plans.

    (ii)
    No such plan is a voluntary employees' beneficiary association within the meaning of Code Section 501(c)(9).

        (j)    No Company Benefit Plan is a "multiemployer plan" as defined in section 3(37) of ERISA or a "multiple employer plan" as provided for in Code section 413(c).

        (k)   No Company Benefit Plan is subject to Title IV of ERISA.

        (l)    Each Company Benefit Plan that is intended to be qualified under Code section 401(a) has received a determination letter or has reliance on an opinion, notification or advisory letter from the Internal Revenue Service and has been timely amended as required to maintain its tax qualified status since the date of the most recent determination letter or opinion, notification or advisory letter.

        (m)  There is no pending or, to the Knowledge of Company or Company Bank, threatened litigation, audit by governmental agency or pending claim (other than routine benefit claims) with respect to any Company Benefit Plan or any fiduciary thereof in relation to such Benefit Plan.

        (n)   To the Knowledge of Company and Company Bank, no action, whether formal or informal, is necessary or has been taken within the last five (5) years by the Company or Company Bank under any voluntary compliance programs sponsored by the Internal Revenue Service or the Department of Labor to correct any failure to comply with applicable tax Code qualification rules or with ERISA or applicable DOL regulations with respect to any Company Benefit Plan.

        (o)   To the Knowledge of Company and Company Bank, except as disclosed in Section 3.17(o) of the Company Disclosure Schedule, all Company Benefit Plans (and their related trusts, insurance contracts or funds) are maintained, administered and operated in material compliance with their terms and with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, including but not limited to ERISA and the Code, applicable to such plans or arrangements.

        3.18    Compliance with Environmental Laws.

        (a)   The operations of Company and Company Bank comply in all material respects with all applicable Environmental Laws, and neither Company nor Company Bank is subject to any judicial or administrative proceedings alleging the violation of any Environmental Law. Neither Company nor Company Bank has received written notice of any potential liability with respect to any federal, state, local or private investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substance into the environment. Neither Company nor Company Bank is currently subject to any order, agreement or written directive of a Governmental Entity to conduct such investigation or remedial action, nor has Company or Company Bank agreed with a private party to conduct any such investigation or remediation. "Hazardous Substance" means any pollutant, contaminant, petroleum or any fraction thereof, by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, urea formaldehyde foam, or any solid, hazardous or infectious waste, or any other material identified or regulated pursuant to any Environmental Law.

        (b)   With respect to the real property currently or formerly owned or currently leased by Company or Company Bank ("Company Entities Premises") to the Knowledge of Company and Company Bank: (x) no part of the Company Entities Premises has been used for the generation, manufacture, handling, storage or disposal of Hazardous Substances except in compliance in all material respects with all applicable Environmental Laws; (y) the Company Entities Premises do not contain any underground storage tanks; and (z) there are no conditions known to be present at any of the Company Entities Premises that are reasonably expected to give rise under any Environmental Law to any material liability on the part of Company or any Company Bank that individually or in the aggregate would or could be reasonably be expected to result in a Material Adverse Effect on Company or Company Bank.

        3.19    Contracts and Commitments.

        (a)   Section 3.19 of the Company Disclosure Schedule contains true, correct and complete lists of each of the following contracts and agreements of Company and Company Bank (such contracts and agreements being "Company Material Contracts"):

          (i)    all contracts and agreements relating to indebtedness for borrowed money of Company or Company Bank to a third party that are in excess of $100,000, other than Derivative Instruments and contracts relating to the creation of deposit liabilities, repurchase agreements, purchase or sale of federal funds, and certificates of deposit entered into in the ordinary course of business consistent with past practice;

          (ii)   all Company or Company Bank Regulatory Agreements;

          (iii)  all contracts and agreements that materially limit or purport to materially limit the ability of Company or Company Bank to compete in any line of business or with any Person or in any geographic area or during any period of time;

          (iv)  all contracts and agreements between or among Company or Company Bank, on the one hand, and Company or any Affiliate of Company (other than the Company and Company Bank), on the other hand; and

          (v)   all contracts and agreements relating to equipment leases, information technology and hardware and software, that require or could be expected to require the payment, or the rendering of services, by Company Bank or any Company Bank Subsidiary, subsequent to the date of this Agreement, of more than $100,000 per annum, that have an unexpired term exceeding one year and that may not be canceled without liability or penalty upon 60 days' notice.

        (b)   Section 3.19(b) of the Company Disclosure Schedule contains a list of fees, salaries, bonuses and other forms of compensation including country club memberships, automobiles available for personal use and credit cards available for personal use, provided by Company or any Company Bank to any employee of Company or Company Bank employed by Company or Company Bank as of the date hereof, and any bonuses or commissions paid to such employees by Company or Company Bank in the immediately preceding fiscal year.

        (c)   Section 3.19(c) of the Company Disclosure Schedule contains a list of all consulting, financial advisory, investment banking and professional services contracts to which Company or Company Bank is a party.

        (d)   Section 3.19(d) of the Company Disclosure Schedule contains a list of each outstanding letter of credit and each commitment to issue a letter of credit in excess of $100,000 to which Company Bank is a party.

        (e)   Section 3.19(e) of the Company Disclosure Schedule contains a list of each contract or agreement (not otherwise included in the Company Disclosure Schedule or specifically excluded therefrom in accordance with the terms of this Agreement) involving goods, services or occupancy and which has a term of one year or more and an annual value of at least $100,000 with any other Person for the purpose of marketing products or services other than products or services sold by Company Bank, including but not limited to:

          (i)    each agreement of guaranty or indemnification running to any person;

          (ii)   each agreement with respect to any license, permit and similar matter that is necessary to the operations of Company Bank or Company Bank Subsidiary;

          (iii)  each mortgage forward commitment and similar agreement pursuant to which Company or Company Bank sells to others mortgages which it originates;

          (iv)  as of March 31, 2008, each contract relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities and each interest rate swap agreement or other agreement relating to the hedging of interest rate risks (the "Derivative Instruments"); and

          (v)   each contract or agreement (with the exception of the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation's Company's Guide), including each contract or agreement pursuant to which Company or Company Bank has sold, transferred, assigned or agreed to service any loan, which provides for any recourse or indemnification obligation on the part of Company or Company Bank.

        (f)    Section 3.19(f) of the Company Disclosure Schedule contains a list of all bank-owned life insurance policies insuring the life of any current or former officer, employee or director of Company Bank and naming Company or Company Bank as the beneficiary in the event of the death of the insured officer, employee or director.

        (g)   There is not and, to the Knowledge of Company and Company Bank, there has not been claimed or alleged by any Person, with respect to any Material Contract, any existing default or event that, with notice or lapse of time or both, would constitute a default or event of default on the part of the Company or Company Bank, except such defaults, events of default and other events that would not have, individually or in the aggregate, a Material Adverse Effect on Company or Company Bank.

        3.20    Property and Assets.

        (a)   Company and Company Bank have good title to, or a valid lease, license or right to use, all assets, properties and rights used by them except as would not have, individually or in the aggregate, a Material Adverse Effect on Company or Company Bank. Those real and other tangible properties purported to be owned by any of Company or Company Bank are held free and clear of all Encumbrances other than (i) Encumbrances for Taxes not yet due and payable, (ii) mechanics', materialmen's, carriers', workers', repairers', landlords' and similar Encumbrances arising or incurred in the ordinary course of business, (iii) zoning, entitlement, building and other land use regulations that are not violated by current occupancy or use, (iv) customary covenants, conditions, restrictions, easements and similar restrictions of record affecting title that do not impair current occupancy or use and (v) other liens which do not materially interfere with Company's or Company Bank's use of the applicable property or materially detract from or diminish the value thereof (clauses (i) through (v) being "Company Permitted Encumbrances"). All material tangible assets owned or leased by Company Bank or any Company Bank Subsidiary are in satisfactory operating condition for the uses to which they are being put, subject to ordinary wear and tear and ordinary maintenance requirements.

        (b)   Company and Company Bank beneficially hold all assets, properties and rights used by Company and Company Bank in the conduct of the business of Company and Company Bank.

        (c)   Set forth on Section 3.20(c) of the Company Disclosure Schedule is an accurate list and general description of all real property owned ("Company Real Property") or leased by Company or Company Bank, including Other Real Estate Owned ("OREO").

        3.21    Insider Interests.    All outstanding loans and other contractual arrangements (including deposit relationships) between Company or Company Bank and any officer, director or employee of Company or Company Bank conform to the applicable rules and regulations and requirements of all applicable regulatory agencies which were in effect when such loans and other contractual arrangements were entered into. No officer, director or employee of Company or Company Bank has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Company or Company Bank.

        3.22    Legal and Regulatory Compliance.

        (a)   The businesses of Company Bank, Company and their Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, including any laws affecting financial institutions (including those pertaining to the investment of funds, the lending of money, the collection of interest and the extension of credit), federal and state securities laws, laws and regulations relating to financial statements and reports, anti-money laundering, bank secrecy, truth-in-lending, truth-in-savings, usury, fair credit reporting, consumer protection, occupational safety, fair employment practices, fair labor standards and all other laws and regulations relating to employees and employee benefits, and any statutes or ordinances or other laws or regulations relating to the respective businesses conducted or the properties occupied or used by Company Bank, Company or any Subsidiary of Company and Company Bank, except (i) that the representations in this section with respect to employee benefits shall be limited to the Knowledge of Company and Company Bank, (ii) for possible violations which either individually or in the aggregate do not and would not reasonably be likely to materially impede or delay the ability of Company or Company Bank to perform its obligations under the Agreement or consummate the transactions contemplated thereby, and (iii) for possible violations which either individually or in the aggregate do not and would not reasonably be likely to have a Material Adverse Effect on Company, Company Bank or any of their Subsidiaries.

        (b)   No investigation or review by any Bank Regulator or Governmental Entity with respect to Company Bank, Company or any Subsidiary of Company and Company Bank is pending or, to the Knowledge of Company Bank and Company, threatened, nor have any Bank Regulator or Governmental Entity indicated to Company Bank, Company or any Subsidiary of Company and Company Bank an intention to conduct the same, other than normal regulatory examinations and other investigations or reviews the outcome of which would not reasonably be likely to materially impede or delay the ability of Company or Company Bank to perform its obligations under the Agreement or consummate the transactions contemplated thereby.

        (c)   Neither Company nor Company Bank has any formal or informal agreements, arrangements or understanding with any Bank Regulator or Governmental Entity that would materially impede or delay the ability of Company or Company Bank to obtain any Required Regulatory Approvals or to consummate the transactions contemplated thereby.

        (d)   Neither Company nor Company Bank is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by any Bank Regulator that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, a "Company Bank Regulatory Agreement"), nor has Company or Company Bank been advised in writing by any Bank Regulator that such Bank Regulator is considering issuing or requesting any such Company Bank Regulatory Agreement.

        (e)   Company Bank and Company are in substantial compliance with the applicable provisions of the CRA and the regulations promulgated thereunder. As of the date of this Agreement, neither Company Bank nor Company has been advised of the existence of any fact or circumstance or set of facts or circumstances which, if true, would cause Company Bank or any of its Subsidiaries to fail to be in substantial compliance with such provisions. Company Bank's most recent CRA rating is "satisfactory" or better.

        3.23    Brokers and Finders.    Except as set forth in the agreement with Sandler O'Neill + Partners, L.P. dated December 4, 2007 (which agreement has not been amended since such date), a copy of which has previously been provided to Parent, neither Company nor Company Bank has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders' fees, and no other broker or finder has acted directly or indirectly for Company or Company Bank in connection with this Agreement or the transactions contemplated hereby.

        3.24    Fairness Opinion.    Company has received from Sandler O'Neill + Partners, L.P., dated as of the date of this Agreement, a fairness opinion to the effect that the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

        3.25    Regulatory Approvals and Other Conditions.    To the Knowledge of Company and Company Bank, there is no reason relating specifically to Company or any Company Subsidiary why (a) the Required Regulatory Approvals should not be granted, (b) the Required Regulatory Approvals should be subject to a condition which would differ from conditions customarily imposed by such regulatory authorities in orders approving acquisitions of the type contemplated hereby or (c) any of the conditions precedent as specified in Article VI hereof to the obligations of any of the parties under this Agreement to consummate the transactions contemplated thereby are unlikely to be fulfilled within the applicable time period or periods required for satisfaction of such condition or conditions.

        3.26    Corporate Records.    The corporate record books, transfer books and stock ledgers of Company and Company Bank are complete and accurate in all material respects and reflect all meetings, consents and other material actions of the organizers, incorporators, shareholders, Boards of Directors and committees of the Boards of Directors of each, and all transactions in their respective capital stocks, since their respective inceptions.

        3.27    Undisclosed Liabilities.    Except for liabilities incurred in the ordinary course of business, liabilities reflected in the Company's Annual Report on Form 10-K for the year ended December 31, 2007, and liabilities that would not be reasonably expected to have a Material Adverse Effect on Company or Company Bank, since the Balance Sheet Date, neither Company nor any Company Subsidiary has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise that, if incurred prior to the Balance Sheet Date, would have been required by GAAP to be recognized or disclosed on the Company Financial Statements on such date.

        3.28    Impediments to Performance.    Neither Company nor any of its Subsidiaries has taken or agreed to take any action, or has Knowledge of any fact or circumstance not known to Parent, that would materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of the parties to obtain any Regulatory Approval or to perform their covenants and agreements under this Agreement.

        3.29    Trust Business.    Neither Company nor any of its Subsidiaries is licensed to engage in the trust business or serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor for any fiduciary accounts.

        3.30    Anti-takeover Provisions Inapplicable.    To the Knowledge of Company and Company Bank, no "business combination," "moratorium," "control share" or other state anti-takeover statute or regulation, (a) applies to the Merger, the Bank Merger or the Company Shareholder Agreements, (b) prohibits or restricts the ability of Company or Company Bank to perform their obligations under this Agreement or the ability of them to consummate the Merger or the Bank Merger, (c) would have the effect of invalidating or voiding this Agreement, any of the Company Shareholder Agreements or any provisions hereof or thereof, or (d) would subject Parent or Parent Bank to any material impediment or condition in connection with the exercise of any of its rights with respect to the Merger or any Company Shareholder Agreement. Neither Company nor Company Bank has adopted a shareholders rights or similar plan.

        3.31    Disclosure.    No representation or warranty by the Company or Company Bank in this Agreement and no statement by the Company, Company Bank or their respective Subsidiaries by any executive officer thereof or other person contained in any document, certificate or other writing furnished by or on behalf of Company to Parent in connection with this Agreement or the Merger contains or will contain any untrue statement of material fact, or omits or will omit to state any material fact necessary to make it not misleading or to fully provide the information required to be provided in the document, certificate or other writing.

ARTICLE IV
COVENANTS OF COMPANY AND COMPANY BANK

        4.1    Conduct of Business in Ordinary Course.    Except as contemplated by this Agreement, except as set forth in the Company Disclosure Schedule, except as required by applicable Law and except as may be consented to in writing by Parent Bank, Company and Company Bank shall use commercially reasonable efforts to provide that, after the date hereof and prior to the Closing Date:

        (a)   the business of the Company and Company Bank shall be conducted in the same manner as heretofore conducted and only in the ordinary course;

        (b)   (i) neither the Company nor Company Bank shall amend its Articles of Incorporation or Bylaws or similar organizational documents and (ii) neither the Company nor Company Bank shall (A) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock, (B) declare, set aside or pay any cash or non-cash dividend or any other distribution payable in stock or property with respect to any shares of any class or series of its capital stock, (C) split, combine or reclassify any shares of any class or series of its stock or (D) except with respect to securities of wholly owned Subsidiaries of the Company, redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares;

        (c)   neither Company nor Company Bank shall (i) grant any increase in the salary or wages payable or to become payable to directors, officers or employees (except (A) as required by law, (B) to the extent required under any Company Benefit Plan or (C) for ordinary and normal increases consistent with past practices); or (ii) pay or agree to pay or accrue any bonus (except (A) as required by law, (B) to the extent required under any Company Benefit Plan, or (C) in the ordinary course of business, consistent with past practices); or (iii) enter into or adopt any Benefit Plan or modify or make any change in any Company Benefit Plan that would materially increase the obligations to Company Bank Employees thereunder except as required by law;

        (d)   neither the Company nor Company Bank shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other corporate reorganization of the Company or Company Bank or, outside of the ordinary course of business, shall acquire an interest in any Person or a substantial portion of the assets or business of any Person or any division or line of business thereof (other than in connection with foreclosures), or, outside of the ordinary course of business, otherwise acquire any material assets (other than in connection with foreclosures);

        (e)   neither the Company nor Company Bank shall change in any material respect any of the accounting methods used by it unless required or permitted by applicable GAAP or any Bank Regulators;

        (f)    neither the Company nor Company Bank shall acquire any real property or become legally committed to any new capital expenditure requiring expenditures after the execution of this Agreement in excess of $100,000 in the aggregate, except for expenditures pursuant to projects consistent with the capital expenditure budget of the Company Bank;

        (g)   except in the ordinary course of business, neither the Company nor Company Bank shall transfer, sell, lease, license, mortgage or create an Encumbrance upon (other than Company Permitted

Encumbrances) any of their respective assets or properties with a book value in excess of $100,000 in the aggregate or in a transaction that is not arms-length;

        (h)   neither Company nor Company Bank shall knowingly take, or knowingly agree to or commit to take, any action that would result in any of the conditions to the Closing set forth in Article VI not being satisfied;

        (i)    neither Company nor Company Bank shall, except by way of (i) creation of deposit liabilities, (ii) entering into repurchase agreements with a term of less than one year, (iii) purchases or sales of federal funds with a term of less than one year, and (iv) sales of certificates of deposit or otherwise in the ordinary course of business consistent with past practice, (A) incur any indebtedness for borrowed money, except Federal Home Loan Bank borrowings, in an amount in excess of $50,000 individually or $100,000 in the aggregate, (B) assume, or guarantee the obligations of any other Person in an amount in excess of $50,000 individually or $100,000 in the aggregate or (C) except in the ordinary course of business, cancel, release, assign, or modify any indebtedness of any other Person owed to the Company Bank or any Subsidiary in an amount of such cancellation, release, assignment or modification in excess of $50,000 individually or $100,000 in the aggregate; and

        (j)    neither Company nor Company Bank shall enter into, modify or extend any agreement, contract or commitment outside of the ordinary course of business or having a term in excess of one year and involving an expenditure in excess of $100,000, other than letters of credit, loan agreements, deposit agreements and other lending, credit and deposit documents made or incurred in the ordinary course of business and expenditures pursuant to projects consistent with the capital expenditure budget of Company Bank, and neither Company nor Company Bank shall knowingly and willfully commit any act or knowingly and willfully fail to commit any act which will cause a material breach of any Material Contract. Notwithstanding anything in this Section 4.1 or anywhere else in this Agreement to the contrary, but provided that such actions comply with applicable laws, rules and regulations, in the event that the OREO Property is sold prior to the Effective Time and the net proceeds of sale (including, without limitation, deductions for all related costs such as broker fees, legal fees, and title and transfer fees and costs) is greater than $1,600,000, Company Bank may use such excess amount as it deems appropriate.

        4.2    Certain Actions.

        (a)   Neither Company nor any of its Subsidiaries (i) shall solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate (including by way of the disclosing or furnishing of any information that it is not legally obligated to disclose or furnish) any inquiry or the making of any proposal relating to any Acquisition Proposal (as defined below) with respect to itself or any of its Subsidiaries or (ii) shall (A) solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate any inquiry or proposal, or (B) enter into any agreement, arrangement, or understanding (whether written or oral) regarding any proposal or transaction providing for or requiring it to abandon, terminate or fail to consummate the transactions contemplated by this Agreement, or any of its Subsidiaries under any of the instances described in this clause. Company and Company Bank shall immediately instruct and otherwise use their best efforts to cause their directors, officers, employees, agents, advisors (including, without limitation, any investment banker, attorney, or accountant retained by it or any of its Subsidiaries), consultants and other representatives to comply with such prohibitions. Company and Company Bank shall immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties conducted heretofore with respect to such activities. Notwithstanding the foregoing, in the event Company receives an unsolicited bona fide Acquisition Proposal (as defined below) and Company's Board of Directors concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined below), Company may, and may permit its Subsidiaries and its and their representatives to, take any action described in this Section 4.2 to the extent that the Board of

Directors of Company concludes in good faith (after receipt of advice from its legal counsel) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law. Prior to providing any nonpublic information permitted to be provided pursuant to this Section 4.2, Company shall have entered into a confidentiality agreement with such third party on terms no less favorable to Company than the Confidentiality Agreement dated March 14, 2008 entered into between Company and Parent. Company will promptly advise Parent following receipt of any Acquisition Proposal of the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep Parent apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis.

        (b)   "Acquisition Proposal" means, with respect to Company, any of the following (other than the Merger): (i) a merger or consolidation, or any similar transaction of any company with either Company or any Subsidiary of Company, (ii) a purchase, lease or other acquisition of substantially all of the assets of either Company or Company Bank, (iii) a purchase or other acquisition of "beneficial ownership" by any "person" or "group" (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange, or otherwise) which would cause such person or group to become the beneficial owner of securities representing 25% or more of the voting power of either Company or any Subsidiary of Company, (iv) a tender or exchange offer to acquire securities representing 25% or more of the voting power of Company, (v) a public proxy or consent solicitation made to shareholders of Company seeking proxies in opposition to any proposal relating to any of the transactions contemplated by this Agreement, (vi) the filing of an application or notice with the Federal Deposit Insurance Corporation or any other Bank Regulators (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced in clauses (i) through (iv) above, or (vii) the making of a bona fide offer to the Board of Directors of Company or Company Bank by written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (v) above.

        (c)   "Superior Proposal" means any bona fide written Acquisition Proposal which the Board of Directors of Company concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated by this Agreement, (i) after receiving the advice of its financial advisor (who shall be a regionally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (iii) after taking into account all legal (after receipt of advice from its legal counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Laws.

        4.3    Loan Loss Reserve.    After the date of this Agreement through the Effective Time, Company shall maintain an ALLL which is adequate to provide for all known and reasonably expected losses on loans, leases and other extensions of credit outstanding and other inherent risks in Company's portfolio of loans and leases in accordance with GAAP and applicable regulatory accounting principles and banking laws and regulations. Prior to the Effective Time, Company Bank shall increase its ALLL by no less than $4,500,000 or as otherwise reasonably requested by Parent Bank; provided, however, that any additions to the ALLL made voluntarily by Company Bank prior to the time the addition contemplated hereby is made shall be deducted from the $4,500,000 required hereby to the extent that such interim addition or additions are related to loans identified as special mention, classified or impaired on the April 30, 2008 Allowance for Loan Loss Report delivered by Company to Parent as Company Disclosure Schedule 4.3 ("Company Bank April 30th ALLL Report").

        4.4    Additional Accruals/Appraisals.    After all of the conditions set forth in Article VI hereof have been fulfilled to the satisfaction of Parent and Company or waived, Company and Company Bank shall, at the direction of Parent consistent with GAAP and applicable banking regulations, establish such additional accruals and reserves as may be requested by Parent, including, without limitation, those necessary or appropriate (a) in connection with any severance benefits payable as a result of the Merger or the Bank Merger, or (b) to conform Company's accounting and credit and OREO loss reserve practices and methods to those of Parent, provided, however, that no accrual or reserve made by Company pursuant to this Section 4.4, or any litigation or regulatory proceeding arising out of any such accrual or reserve, or any other effect on Company resulting from Company's compliance with this Section 4.4, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. Such accruals shall be made as of the last day of the month immediately preceding the Closing Date.

        4.5    Loan Charge Off.    Immediately before the Effective Time, Company shall charge off all loans, receivables and other assets, or portions thereof, deemed uncollectible in accordance with GAAP, regulatory accounting principles, applicable law or regulation and as otherwise directed by Parent, or which have been classified as "loss" or "impaired" or as directed by any regulatory authority, unless such classification or direction has been disregarded in good faith by Company, Company has submitted in writing to such regulatory authority the basis upon which it has so disregarded such classification or direction, and such regulatory authority retracts its direction requiring such charge-off.

        4.6    Closing Financial Statement.    At least four business days prior to the Closing, Company shall provide Parent with Company's consolidated financial statements presenting the financial condition of Company and its Subsidiaries as of the close of business on the last day of the last month ended prior to the Effective Time and their results of operations for the period January 1, 2008 through the close of business on the last day of the last month ended prior to the Effective Time (the "Closing Financial Statements"); provided, however, that if the Effective Time occurs on or before the tenth Business Day of the month, Company shall have provided financial statements as of and through the second month preceding the Effective Time (the date that such Closing Financial Statements are prepared as of shall sometimes be referred to herein as the "Determination Date"). Such financial statements shall have been prepared in all material respects in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments. The Closing Financial Statements shall be accompanied by a certificate of Company's Chief Executive Officer and Chief Financial Officer, dated as of the Effective Time, to the foregoing effect and to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of Company.

        4.7    Dissolution or Divestiture of Non-Banking Subsidiary.    Prior to the Effective Time, Company shall use commercially reasonable efforts to either (a) completely dissolve Charter Services Group, Inc., a California corporation or (b) completely divest itself of any direct or indirect ownership of Charter Services Group, Inc., each on terms and conditions reasonably satisfactory to Parent.

        4.8    Company Premises.    Company shall use commercially reasonable efforts to obtain from the landlord of each of the Company Entities Premises such landlord's consent to the assignment of the applicable lease from Company or Company Bank, as the case may be, to Parent Bank on terms and conditions satisfactory to Parent Bank, including, without limitation, written confirmation from the landlord of Company Bank's Lodi banking office that the extension options contemplated by the underlying lease for such premises may be exercised by Parent Bank following the Bank Merger.

        4.9    Amendment, Merger or Termination of Company 401(k) Profit Sharing Plan (401(k) Plan).    Prior to the Effective Time, Company shall adopt corporate resolutions terminating the 401(k) Plan and fully vesting all Company 401(k) Plan participants. Nothing in this section shall obligate the Parent or Parent Bank to contribute to the 401(k) Plan or prevent the Parent or Parent Bank from amending or merging the 401(k) Plan with a plan of Parent or Parent Bank after the Closing

        4.10    Indemnity and Escrow.

        (a)   The shareholders of Company and the Company Option Holders shall indemnify, defend, and hold Parent and Parent Bank harmless, to the maximum extent of (but limited to) the Escrow Fund (as defined in subsection (b) below), from and against all losses (including, without limitation, any reduction in the book value or principal and interest owing and any interest not recognized due to non-accrual status), liabilities, costs, expenses, judgments, assessments, penalties, damages, deficiencies, suits, actions, claims, proceedings, demands, and causes of action, including but not limited to reasonable attorney fees, court costs, and related expenses (collectively, "Damages"), that were caused by, arose as a result of, or arose in connection with that certain Loan Participation Agreement dated as of January 3, 2006, by and between First Bank, a Missouri corporation, and Company Bank ("Participation Agreement"), including, without limitation, any and all matters arising from, relating to or in connection with the Loan (as defined in the Participation Agreement), any and all actions or omissions in connection with the Participation Agreement or the Loan, and the Complaint entitled Regent Hotel, LLC v. First Bank et al. filed in Superior Court of California, Sacramento, Case Number 34-2008-00009879 ("Regent Litigation").

        (b)   Upon Closing, the parties will forthwith enter into an escrow ("Escrow") on substantially the same terms as contained in the Escrow Agreement attached hereto as Exhibit G ("Escrow Agreement") to carry out the terms of this Agreement, and an escrow fund (the "Escrow Fund") will be created consisting of cash (and, if necessary, Parent Common Stock) in the amount of Three Million Five Hundred Thousand Dollars ($3,500,000) ("Initial Escrow Fund Amount") by Parent's deposit of said amount into Escrow with a mutually acceptable escrow agent ("Escrow Agent") from the Total Cash Consideration (and, if necessary, from the Total Stock Consideration). The responsibility for funding the Initial Escrow Fund Amount shall be allocated between the shareholders of Company and Company Option Holders as follows: (i) the shareholders of Company who do not exercise dissenters' rights in connection with the Merger shall be responsible for an amount determined by multiplying $3,500,000 by a fraction, the numerator of which shall equal (A) the total number of issued and outstanding shares of Company Common Stock immediately prior to the Effective Time minus (B) the total number of Perfected Dissenting Shares ("Non-Dissenting Shares"), and the denominator of which shall equal the sum of the Non-Dissenting Shares plus the total number of In-the-Money Company Stock Options; and (ii) the Company Option Holders shall be responsible for an amount determined by multiplying $3,500,000 by a fraction, the numerator of which shall equal the total number of In-the-Money Company Stock Options, and the denominator of which shall equal the sum of the Non-Dissenting Shares plus the total number of In-the-Money Company Stock Options; provided, however, under no circumstances shall the Initial Escrow Fund Amount be less than $3,500,000.

        (c)   Prior to the Effective Time, the Board of Directors of Company shall appoint a person to execute the Escrow Agreement on behalf of the shareholders of Company and the Company Option Holders and to represent their interests in connection therewith ("Former Stakeholder Representative"). Escrow Agent will hold and dispose of the Escrow Fund in accordance with the Escrow Agreement. The parties to this Agreement understand and agree to the terms of the Escrow Agreement, which when duly executed will be incorporated as part of this Agreement.

        (d)   The Escrow Fund will remain in existence until the later of (a) the date upon which the Regent Litigation is resolved completely by written settlement agreement or judgment, and all appeals have been made, heard and finally decided and/or all applicable time periods for appeals have expired, and (b) either (i) the date upon which all amounts owed under the Participation Agreement are irrevocably received by Parent Bank (as successor to Company Bank by virtue of the Bank Merger) or (ii) the date that is six (6) months immediately following any revision to the Loan by written agreement between the parties thereto provided that all required payments are made by the borrower during such six (6)-month period. Upon termination of the Escrow, all remaining Escrow Funds shall be distributed to the former holders of Non-Dissenting Shares and the former holders of In-the-Money Company Stock Options in an amount for each share of Company Common Stock or In-the-Money Company Stock Option, as the case may be, held by such person at the Effective Time equal to such remaining Escrow Funds divided by the sum of (y) the total number of Non-Dissenting Shares and (z) the total number of In-the-Money Company Stock Options at the Effective Time; provided, however, that under no circumstances shall the total amount paid to a Company Option Holder relative to a Company Stock Option under Section 1.3(f) and this 4.10(d) exceed the amount by which the value of the Per Share Merger Consideration (using the Parent Determination Price to value the Per Share Stock Component) exceeds the exercise price in respect to such Company Stock Option.

ARTICLE V
ADDITIONAL AGREEMENTS AND COVENANTS OF PARTIES

        5.1    Inspection of Records; Attendance at Board Meetings; Confidentiality.

        (a)   Company and Company Bank shall afford Parent, Parent Bank and their accountants, counsel and other representatives (and their Subsidiaries) full access during normal business hours during the period prior to the Effective Time to all of their respective properties, books, contracts, commitments and records, including all attorneys' responses to auditors' requests for information, and accountants' work papers, developed by either of them or their respective Subsidiaries or their respective accountants or attorneys, but excluding any attorney-client privileged communications or attorney work-product, and will permit each other and their respective representatives to discuss such information directly with each other's officers, directors, employees, attorneys and accountants. Company and Company Bank shall each use their best efforts to furnish to Parent and Parent Bank all other information concerning its business, properties and personnel as such other party may reasonably request; however, such access may be limited by the party from whom access is sought so as to avoid unreasonable disruption or interference with such party's business operations, as such party may reasonably determine. Any failure to comply with this covenant shall be disregarded if promptly corrected without material adverse consequences to the other party. The availability or actual delivery of information shall not affect the representations, warranties, covenants, and agreements of the party providing such information that are contained in this Agreement or in any certificates or other documents delivered pursuant hereto.

        (b)   Until the Effective Time, a representative of Parent shall be entitled and shall be invited to attend meetings of the Board of Directors of Company, Company Bank and all committees thereof. At least five (5) days' prior to written notice of the dates, times and places of such meetings shall be given to Parent except that in the case of special meetings Parent shall receive the same number of days' prior notice as the directors of Company or Company Bank, as the case may be, receive for such meetings; provided, however, that such representative shall excuse himself or herself from any portion of any such meetings that (i) relate to this Agreement or the transactions contemplated thereby, or the exercise of any rights thereunder, by Company or Company Bank, (ii) involve discussions between such Board of Directors or such Loan Committees and legal counsel for Company or Company Bank that are entitled to be protected from disclosure under an attorney-client privilege which would be lost due to the presence of such representative of Parent, or (iii) constitute the Executive Session of any Board of Directors meeting. Company and Company Bank shall furnish Parent, as soon as practicable, and in any event within five days after it is prepared, or concurrent with distribution to the Board of Directors or any committees thereof if prepared for such purpose, a copy of any report or agenda submitted to the Board of Directors of Company, Company Bank or any of their committees and access to the working papers and materials related thereto prepared for and distributed to the Board of Directors, whether prior to, at or subsequent to a meeting, provided, however, that Company and Company Bank need not furnish Parent any materials relating to deliberations of the Board of Directors of Company or Company Bank, as the case may be, with respect to (i) this Agreement, or the transactions contemplated thereby, or the exercise of any rights thereunder, by Company or Company Bank, (ii) communications of legal counsel of Company or Company Bank with the Board of Directors or officers of Company or Company Bank regarding Company's or Company Bank's rights against or obligations to Parent or its Subsidiaries under this Agreement, or (iii) books, records and documents covered by the attorney-client privilege or which are attorneys' work product. Without limiting the generality of the foregoing, Company Bank shall provide to Parent Bank a list of all loans, which when aggregated with all other loans outstanding or committed to each customer and its affiliates would exceed $250,000 for such customer and its affiliates, scheduled to be considered by the Company Bank Loan Committee and, within five (5) days following such meetings, a copy of the related credit authorization documentation. The Board or committee materials to be distributed to Parent pursuant to this Section 5.1(b) shall be delivered to Daniel J. Doyle at the address listed in Section 8.2 hereof.

        (c)   All information disclosed by any party to any other party to this Agreement, whether prior or subsequent to the date of this Agreement including, without limitation, any information obtained pursuant to this Section 5.1, shall be kept confidential by such other party and shall not be used by such other party otherwise than as herein contemplated. In the event that this Agreement is terminated, each party shall return all documents furnished hereunder, shall destroy all documents or portions thereof prepared by such other party that contain information furnished by another party pursuant hereto and, in any event, shall hold all information in accordance with the provisions of the Confidentiality Agreement between the parties dated March 14, 2008.

        5.2    Registration Statement and Applications.

        (a)   Parent, with the cooperation of Company and Company Bank, will prepare and file as promptly as practicable the Registration Statement, the statements, exhibits, applications, correspondence or forms to be filed with appropriate state securities law regulatory authorities, and the statements, exhibits, correspondence or applications to be filed to obtain the Requisite Regulatory Approvals to consummate the transactions contemplated by this Agreement. Parent, with the cooperation of Company and Company Bank, shall use all reasonable efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Thereafter, Company and Parent shall mail the Joint Proxy Statement/Prospectus to the shareholders of Company and Parent, respectively. If at any time prior to the effectiveness of the Registration Statement, a party discovers that information contained in the Registration Statement relating to either party or the transactions contemplated hereby should be amended so that such information does not omit or misstate a material fact, the discovering party shall immediately notify the other party, and the parties shall cooperate in the preparation of any amendments to the Registration Statement that may be required. Each party will furnish all material financial or other information, including certificates, consents and opinions of counsel concerning it and its Subsidiaries received by such party to the other for purposes of facilitating the preparation of the Registration Statement.

        (b)   Each party shall provide to the other at the request of the other party: (i) immediately prior to the filing thereof, copies of all material statements, exhibits, applications, correspondence or forms to be filed with state securities law regulatory authorities, the SEC and other appropriate regulatory authorities to obtain the Requisite Regulatory Approvals to consummate the transactions contemplated by this Agreement; provided, however, that no approval need be obtained from any party to which such materials are provided; and (ii) promptly after delivery to, or receipt from, such regulatory authorities all written communications, letters, reports or other documents relating to the transactions contemplated by this Agreement.

        5.3    Shareholder Approvals.

        (a)   Company shall call a Company Shareholders' Meeting as soon as reasonably practicable for the purpose of voting upon the transactions contemplated in this Agreement. In connection with the Company Shareholders' Meeting, (i) Company shall mail a proxy statement to its shareholders and (ii) subject to the fiduciary duties of the directors as set forth in Section 4.2(a) hereof, the Board of Directors of Company shall unanimously recommend to its shareholders the approval of this Agreement and the Merger.

        (b)   Parent shall call a meeting of its shareholders (the "Parent Shareholders' Meeting") as soon as reasonably practicable for the purpose of voting upon the transactions contemplated in this Agreement. In connection with the Parent Shareholders' Meeting, (i) Parent shall mail a proxy statement to its shareholders and (ii) the Board of Directors of Parent shall unanimously recommend to its shareholders the approval of this Agreement and the Merger.

        (c)   Company and Parent shall cooperate with each other to schedule and hold the Company Shareholders' Meeting and the Parent Shareholders' Meeting contemporaneously with one another.

        5.4    Expenses.    Each party hereto shall bear its own expenses including, but not limited to, expenses for (i) preparing, entering into and approving this Agreement, (ii) soliciting the approvals of Parent and Company shareholders, (iii) obtaining Required Regulatory Approvals, and (iv) consummating the transactions contemplated by this Agreement including the Merger; provided, however, that Parent shall be solely be responsible for all filing fees incurred in connection with the Required Regulatory Approvals.

        5.5    Efforts to Cause Closing to Occur; Cooperation.

        (a)   Prior to the consummation of the Merger, upon the terms and subject to the conditions of this Agreement, Parent, Parent Bank, Company Bank and Company shall in good faith use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the taking of such actions as are necessary to obtain any Required Regulatory Approvals, (ii) defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the Merger, and (iii) causing to be lifted or rescinded any injunction, decree, ruling, order or other action of any Governmental Entity adversely affecting the ability of the parties to consummate the Merger. Parent and Parent Bank shall use commercially reasonable efforts to make, or cause to be made, all appropriate applications, filings, notifications and reports required to obtain the Required Regulatory Approvals as soon as reasonably practicable following the date of this Agreement. In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any Required Regulatory Approvals.

        (b)   Prior to the consummation of the Merger, no Party shall take any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        (c)   If any party hereto or Affiliate thereof receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or any of the transactions contemplated hereby in respect of a Required Regulatory Approval, or otherwise, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

        (d)   The parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining the Required Regulatory Approvals, including:

          (i)    cooperating with each other in connection with filings required to obtain the Required Regulatory Approvals;

          (ii)   furnishing to the other party all responsive documents within its possession that are required for any application or other filing to be made by the other party in connection with obtaining the Required Regulatory Approvals;

          (iii)  promptly notifying each other of any communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement;

          (iv)  in the case of Parent Bank, effecting the sale or disposition of, or arranging to hold separate, assets or businesses, or categories of assets or businesses, or taking such other steps as necessary to avoid or eliminate each and every impediment under any Law that may be asserted by any Bank Regulators in connection with the Required Regulatory Approvals, in each case to the extent necessary or required to consummate the Closing; provided, that (A) any such sale, disposition or other steps with respect to any assets or business of Company Bank would not have, in the aggregate, a Material Adverse Effect on Company Bank or (B) any such sale, disposition or other steps with respect to any assets or business of Parent or Parent Bank would not have, in the aggregate, a Material Adverse Effect on Company Bank if taken with respect to a comparable amount of assets or business of Company Bank; and

          (v)   consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings relating to the Required Regulatory Approvals.

        5.6    Notice.    At all times prior to the Effective Time, each party shall promptly notify the other in writing of the occurrence of any event known to it which will or may result in the failure to satisfy any of the conditions specified in Sections 6.1 or 6.2 hereof. In the event that any party becomes aware of the occurrence or impending occurrence of any event which would constitute or cause a breach by it of any of its representations and warranties, covenants or agreements herein in any material respect, or would have constituted or caused a breach by it of its representations and warranties, covenants or agreements herein in any material respect, had such an event occurred or been known prior to the date hereof, said party shall immediately give detailed and written notice thereof to the other parties, and shall, unless the same has been waived in writing by the other parties, use its reasonable efforts to remedy the same within 30 days, provided that such efforts, if not successful, shall not be deemed to satisfy any condition precedent to the Merger.

        5.7    Press Release.    Except as otherwise reasonably determined by a party to be necessary to comply with its legal obligations, at all times prior to the Effective Time, the parties shall mutually agree to the issuance of any press release or other information to the press or any third party for general circulation with respect to this Agreement or the transactions contemplated hereby.

        5.8    Delivery of Supplements to Disclosure Schedules.    Five business days prior to the Closing, each party will supplement or amend its Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule or in any representation and warranty made by the disclosing party which has been rendered inaccurate thereby.

        5.9    Trade Name Rights.    From and after the Effective Time, Parent shall possess all rights with respect to any and all trade names used by Company or any Company Subsidiary including, without limitation, "Service 1st Bank" or any variant thereof.

        5.10    Real Property.    Company hereby grants to Parent and to its agents, engineers, contractors, consultants, representatives and employees ("Parent's Agents"), during the term of this Agreement, a license to enter upon the Company Entities Premises during normal business hours for purposes of performing, at Parent's expense, environmental reviews and studies (including, without limitation, phase I and phase II environmental studies). Parent and Parent Bank agree to repair any damage to the Company Real Property, caused by Parent, Parent Bank or Parents' Agents and reasonably restore the Company Real Property to substantially the same condition that it was in immediately before such studies. Parent shall indemnify, defend and hold Company harmless from all loss or liability (including, without limitation, attorneys fees) to the extent and arising out of such activities of Parent and Parent's Agents upon the Company Real Property from all mechanics', materialmen's and other liens resulting from any such conduct of Parent and Parent's Agents; provided, however, that Parent shall have no liability for that portion of any loss or damage attributable to (i) the acts or omissions of Company or Company Bank or their agents, employees, invitees or licensees, or (ii) resulting from latent defects or hazardous materials within, on or adjacent to the Company Real Property which were present before Parent's entry on the Company Real Property. Company will use commercially reasonable efforts to assist Parent in obtaining extended coverage ALTA policy of title insurance, or if Parent or Parent Bank elects, a CLTA/ALTA standard coverage, showing title to the leasehold interests being conveyed to Parent or Parent Bank upon consummation of the Merger and the Bank Merger, subject only to Company Permitted Encumbrances.

        5.11    Knowledge of Breach.    If prior to the Closing, any party to this Agreement shall have actual Knowledge of any breach of a representation, warranty or covenant of another party to this Agreement, the party with such actual Knowledge shall promptly notify the other parties of its Knowledge, in reasonable detail.

        5.12    Indemnification.

        (a)   In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Company or Company Bank (individually an "Indemnified Party" and collectively the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Company or Company Bank or (ii) this Agreement or any of the transactions contemplated thereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that, after the Effective Time, Parent shall indemnify and hold harmless, as and to the fullest extent permitted by applicable laws, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable laws (upon receipt of any undertaking required by applicable laws from such Indemnified Party to repay such advanced expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to Parent provided, however, that (i) Parent shall have the right to assume the defense thereof and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to Parent, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (ii) Parent shall be obligated pursuant to this paragraph to pay for only one firm of counsel reasonably required in each applicable jurisdiction for such Indemnified Parties, and (iii) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed). Any Indemnified Party wishing to claim indemnification under this Section 5.12, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent thereof; provided, however, that the failure to so notify shall not affect the obligations of Parent under this Section 5.12 except to the extent such failure to notify Parent is materially prejudicial to the rights and remedies of Parent. Parent's obligations under this Section 5.12 shall continue in full force and effect for a period of three (3) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

        (b)   Parent shall use commercially reasonable efforts to cause the persons serving as officers and directors of Company and Company Bank immediately prior to the Effective Time to be covered by a directors' and officers' liability insurance tail policy (the "Tail Insurance Policy") of substantially the same coverage and amounts containing terms and conditions which are generally not less advantageous than the current insurance policy of Company and Company Bank with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such for a period of three (3) years; provided, however, that the amount required to be paid by Parent for such Tail Insurance Policy shall not exceed two hundred percent (200%) of the most recent annual premium paid by Company for directors' and officers' insurance coverage.

        (c)   This Section 5.12 shall survive the Effective Time and is intended to benefit each indemnified person (each of whom shall be entitled to enforce this Section against Parent) and shall be binding on all successors and assigns of Parent.

        (d)   In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other Persons, then, and in each case, proper provision shall be made so that the successors and assigns of Parent maintain the coverages under the Tail Insurance Policy and otherwise assume the obligations set forth in this Section 5.12.

        (e)   The term "Parent" as used in this Section 5.12 means Parent and Parent Bank, acting together, jointly and severally.

        5.13    Parent and Parent Bank Acquisition Proposals.    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, Parent undertakes and agrees with Company that it shall not solicit or accept any offer from any third party in the nature of an Acquisition Proposal involving Parent or Parent Bank in a business combination with such third party or any other entity, unless such offer is expressly conditioned upon the performance by Parent (or the successor in interest of Parent) of all of its obligations under this Agreement in a manner such that the total value of the consideration to be paid to the Company shareholders under this Agreement is not thereby reduced.

        5.14    Parent and Parent Bank Conduct of Business in Ordinary Course.

        (a)   During the period from the date of execution of this Agreement through the Effective Time, Parent shall carry on its business, and shall cause each of its respective Subsidiaries to carry on its business, in the ordinary course in substantially the manner in which heretofore conducted, subject to changes in law applicable to all California-chartered, non-member banks or all banks insured by the FDIC and directives from regulators (except to the extent Company shall otherwise consent in writing), and use all commercially reasonable efforts to preserve intact its business organization, keep available the services of its officers and employees, (other than terminations in the ordinary course of business) and preserve its relationships with customers, depositors, suppliers and others having business dealings with it; and, to these ends, shall fulfill each of the following:

          (i)    Use its commercially reasonable efforts, or cooperate with others, to expeditiously bring about the satisfaction of the conditions specified in Article 6 hereof;

          (ii)   Advise Company promptly in writing of any change that would have a Material Adverse Effect on its capital structure, consolidated financial condition, consolidated assets, consolidated results of operations, business or prospects or of any matter which would make the representations and warranties set forth in Article 2 hereof not true and correct in any material respect as of the effective date of the Registration Statement and at the Effective Time;

          (iii)  Observe and conform to all legal requirements applicable to its business, except for any failure to so observe and conform that would not, individually or in the aggregate, and, in the future will not, have a Material Adverse Effect on Parent;

          (iv)  Timely file as and when due all reports and Returns required to be filed with any Governmental Entity;

          (v)   If Parent or Parent Bank receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or any of the transactions contemplated hereby in respect of a Required Regulatory Approval, or otherwise, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable, an appropriate response in compliance with such request.

          (vi)  Parent and Parent Bank shall keep Company apprised of the status of material matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining the requisite approvals, consents or orders of each applicable Governmental Entity, including:

            (A)  furnish to Company all responsive documents within its possession that are required for any application or other filing to be made by a party in connection with obtaining the Required Regulatory Approvals;

            (B)  promptly notifying Company of any material communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement.

        (b)   During the period from the date of execution of this Agreement through the Effective Time, Parent agrees that without Company's prior written consent (which shall not be unreasonably withheld), it shall not and its Subsidiaries shall not:

          (i)    Split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or

          (ii)   Take any action that would or might result in any of the representations and warranties of Parent set forth in the Agreement becoming untrue in any material respect or any of the conditions to the Merger set forth in Article 6 not being satisfied, except to the extent such actions are required to be undertaken by applicable law, regulation or at the direction of any Regulatory Authority.

        5.15    Employees and Employee Benefits.

        (a)   Parent Bank will honor in accordance with their terms (i) all employee benefit obligations to current and former employees of Company and Company Bank accrued, earned or otherwise available as of the Effective Time and identified in Schedule 3.17 hereof, and (ii) all employment or severance agreements with any such employees entered into prior to the date hereof and identified in Schedule 3.17 hereof, including but not limited to benefits to current and former employees of Company and Company Bank under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and California Continuation Benefits Replacement Act (Cal-COBRA).

        (b)   Following the Effective Time, except with respect to severance benefits (which are addressed in subsection (d) below), Parent and Parent Bank shall provide or make available to the employees of Company and Company Bank participation in employee benefit plans, on the same terms available to similarly situated employees of Parent and Parent Bank.

        (c)   Immediately prior to the Effective Time, Company and Company Bank shall (i) cancel its vacation and sick leave policies, (ii) make all payments due to Company and Company Bank employees as a result of such cancellation, and (iii) adopt the paid time off policy of Parent Bank (provided, however, that for purposes of the Parent Bank paid time off policy, all Company or Company Bank employees shall have no accrued hours of paid time off at the Effective Time, notwithstanding anything in this Agreement or otherwise to the contrary).

        (d)   Company shall cooperate with Parent Bank in the event that Parent Bank elects to offer incentives to certain Company employees to retain their services in connection with the transition resulting from the Merger. Unless otherwise agreed in writing, Company employees who are terminated following the Effective Time other than for cause by Parent Bank shall be eligible to participate in Parent Bank's severance plans and programs on the same terms available to similarly situated employees, with full credit for prior service to the extent it would have been credited by Company; provided, however, that any amounts payable by Parent or Parent Bank under such severance plans and programs shall be offset by any amounts paid or payable by Company or Company Bank (or by Parent or Parent Bank, respectively, as their successors) under any employment agreement, severance agreement or other arrangement.

        (e)   Prior to the Effective Time, Company and Company Bank shall:

          (i)    Amend all Salary Continuation Agreements with Executives to provide that all Change of Control (as defined in the Salary Continuation Agreements) benefits shall become vested upon a Change of Control that will occur upon consummation of the Merger, regardless of whether the Executive terminates employment at the time of the Change of Control or thereafter. Change of Control benefits shall be payable as provided in the Salary Continuation Agreements. Notwithstanding the foregoing, the Salary Continuation Agreement between Company Bank and Bryan R. Hyzdu shall be amended to provide for payment of the Accrual Balance (determined as of the Merger Date) in a lump sum payment on or after January 1, 2009. The Agreement with Mr. Hyzdu shall terminate upon payment of the Accrual Balance and no further benefits shall be due;

          (ii)   Amend all Endorsement Split Dollar Agreements with Executives to reduce death benefits payable to the Executive's beneficiaries in proportion to any reduction or cutback in benefits payable under the Salary Continuation Agreements resulting from a Change of Control that will occur upon consummation of the Merger; and

          (iii)  Amend all Salary Continuation Agreements and Endorsement Split Dollar Agreements with Executives to coordinate benefits so that each Executive (or his or her Beneficiaries) may receive either death benefits under the Endorsement Split Dollar Agreements or benefits under the Salary Continuation Agreements, but not both. In the case of Bryan R. Hyzdu, his

  Endorsement Split Dollar Agreement shall be amended to provide for its termination upon payment of benefits under the Salary Continuation Agreement described in (i) above.

ARTICLE VI
CONDITIONS

        6.1    Mutual Conditions to Each Party's Obligations to Effect the Closing.    The obligation of each party to consummate the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

        (a)   No Law shall have been enacted or promulgated by any Governmental Entity in the United States which prohibits the consummation of the transactions contemplated by this Agreement including the Merger; and there shall be no order or injunction of a court of competent jurisdiction in the United States in effect precluding consummation of the transactions contemplated by this Agreement including the Merger.

        (b)   The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and shall remain in effect. No legal, administrative, arbitration, investigatory or other proceeding by any Governmental Entity or any other Person shall have been instituted and, at what otherwise would have been the Effective Time, remain pending by or before any Governmental Entity to restrain or prohibit the transactions contemplated hereby.

        (c)   Parent and Company shall have received an opinion from Downey Brand LLP, dated the Effective Time, subject to assumptions and exceptions normally included, and in form and substance reasonably satisfactory to Parent and Company and to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Parent and Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent, Parent Bank, Company and Company Bank satisfactory in form and substance to such counsel.

        (d)   The Required Regulatory Approvals shall have been obtained without the imposition of any non-standard or unduly burdensome condition relating to the Merger or the Bank Merger that would materially adversely affect the economic benefits of the Merger to Parent or Company.

        6.2    Conditions to the Obligations of Parent and Parent Bank.    The obligation of Parent and Parent Bank to consummate the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

        (a)   Except for any inaccuracy that would not have a Material Adverse Effect on Company or Company Bank or a Material Adverse Effect on the ability of Company or Company Bank to perform obligations under this Agreement or to consummate the transactions contemplated thereby including the Merger, each representation and warranty in Article III either (i) shall be accurate as of the Closing Date as though restated on and as of such date or (ii) if such representation and warranty, by its terms, is made as of a date specified therein, shall be accurate as of such date.

        (b)   Company and Company Bank shall have performed and complied with, in all material respects, all material agreements, covenants and obligations required by this Agreement to be performed or complied with by them prior to or at the Closing.

        (c)   Since the Balance Sheet Date, neither Company nor Company Bank shall have experienced a Material Adverse Effect.

        (d)   Parent or Parent Bank shall have received all third-party consents deemed necessary or appropriate in connection with the Merger or the Bank Merger, including, without limitation, the consents of all landlords under all leases to which Company or Company Bank are subject, in form and substance satisfactory to Parent.

        (e)   All directors of Company and Company Bank shall have delivered to Parent on the date of this Agreement, fully-executed Shareholder Agreements in the form attached hereto as Exhibit C ("Company Shareholder Agreement") and all officers of Company and Company Bank identified on Exhibit D shall have delivered to Parent on the date of this Agreement, fully-executed Nonsolicitation Agreements in the form attached hereto as Exhibit E ("Nonsolicitation Agreement").

        (f)    The Shareholders' equity of the Company contained in the Closing Financial Statements shall not be less than $17,100,000 and the ALLL of the Company shall not be less than $1,675,000 or 1.3% of the total outstanding loans of Company as of the Determination Date; provided, however, that the impact of any actions, transactions, or accounting adjustments taken or made solely as a result of this Agreement or any additions to the ALLL made voluntarily by Company Bank related to loans identified as special mention, classified or impaired on the Company Bank April 30th ALLL Report, and the amount of $186,000 added to the ALLL in March 2008 for the Regent Hotel, LLC participation loan, shall be disregarded for purposes of this Section 6.2(f).

        (g)   Parent shall have received Supplemental Disclosure Schedules from Company and Company Bank on the day immediately preceding the Effective Time and none of such Supplemental Disclosure Schedules shall reflect any item that was not on the original Company Disclosure Schedule delivered on the date of execution of this Agreement that has had, would have, or could be reasonably likely to have a Material Adverse Effect on Company or Company Bank at or after the Effective Time, or on consummation of the transactions contemplated by this Agreement.

        (h)   Parent Bank shall have received CLTA/ALTA title insurance policies insuring Parent Bank with respect to each of the leasehold interests of Company and Company Bank subject only to the Permitted Exceptions.

        (i)    Company Bank shall have duly exercised its option to extend the term of the lease on the Stockton banking premises for an additional five-year period and the landlord of the Lodi banking premises shall have agreed in writing that all options under its lease with Company Bank may be exercised by Parent Bank following the Bank Merger.

        (j)    Persons holding five percent (5%) or more in the aggregate of all of the issued and outstanding shares of Parent Common Stock shall not have exercised dissenters' rights under Chapter 13 of the California Corporations Code in connection with the Merger.

        (k)   Parent shall have received the written resignations from all of the directors of Company and Company Bank.

        (l)    Parent shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of Company and Company Bank, dated as of the Closing, that based upon his knowledge, the conditions set forth in Sections 6.2(a)—(k) inclusive have been satisfied.

        6.3    Conditions to the Obligations of Company and Company Bank.    The obligations of Company and Company Bank to consummate the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

        (a)   Except for any inaccuracy that would not have a Material Adverse Effect on Parent or a material adverse effect on the ability of Parent or Parent Bank to perform obligations under this Agreement or to consummate the transactions contemplated thereby including the Merger, each representation and warranty in Article II either (i) shall be accurate as of the Closing Date as though restated on and as of such date or (ii) if such representation and warranty, by its terms, is made as of a date specified therein, shall be accurate as of such date.

        (b)   Parent and Parent Bank shall have performed and complied with, in all material respects, all material agreements, covenants and obligations required by this Agreement to be performed or complied with by them prior to or at the Closing.

        (c)   Since the Balance Sheet Date, neither Parent nor Parent Bank shall have experienced a Material Adverse Effect.

        (d)   Parent or Parent Bank shall have received all third-party consents deemed necessary or appropriate in connection with the Merger or the Bank Merger, including, without limitation, the consents of all landlords under all leases to which Company or Company Bank are subject, in form and substance satisfactory to Parent.

        (e)   All directors of Parent and Parent Bank shall have delivered to Company on the date of this Agreement, fully-executed Shareholder Agreements in the form attached hereto as Exhibit F ("Parent Shareholder Agreement").

        (f)    Company shall have received Supplemental Disclosure Schedules from Parent and Parent Bank on the day immediately preceding the Effective Time and none of such Supplemental Disclosure Schedules shall reflect any item that was not on the original Parent Disclosure Schedule delivered on the date of execution of this Agreement that has had, would have, or could be reasonably likely to have a Material Adverse Effect on Parent or Parent Bank at or after the Effective Time, or on consummation of the transactions contemplated by this Agreement.

        (g)   The Board of Directors of Company shall have received an opinion from Sandler O'Neill + Partners, L.P. dated (i) the date of this Agreement and (ii) the date of mailing, or a date within three (3) days prior to the date of mailing, the Joint Proxy Statement/Prospectus, to the effect that the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock, and such opinion shall not have been withdrawn as of the Effective Time.

        (h)   Company shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of Parent and Parent Bank, dated as of the Closing, that based upon his knowledge, the conditions set forth in Sections 6.3(a) through (g) inclusive have been satisfied.

ARTICLE VII
TERMINATION; AMENDMENT; WAIVER

        7.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time:

        (a)   By the mutual written consent of the Boards of Directors of Parent and Company;

        (b)   By Parent or Company if there shall have been a final judicial or regulatory determination (as to which all periods for appeal shall have expired and no appeal shall be pending) that any material provision of this Agreement is illegal, invalid or unenforceable (unless the enforcement thereof is waived by the affected party) or denying any regulatory application the approval of which is a condition precedent to a party's obligations hereunder;

        (c)   By Parent or Company before the date specified in 7.1(h) hereof, in the event that any of the conditions precedent to the obligations of the other party to the Merger are rendered impossible to be satisfied or fulfilled by said date (other than by reason of a breach by the party seeking to terminate);

        (d)   By Parent or Company at any time after the shareholders of Company or Parent fail to approve this Agreement and the Merger by the necessary vote at the Company Shareholders' Meeting or the Parent Shareholders' Meeting;

        (e)   By Parent or Company, in the event of a material breach by the other party of any representation, warranty, covenant or agreement contained herein or in any schedule or document delivered pursuant hereto, which breach would result in the failure to satisfy the closing condition set forth in Section 6.2(a), (b), or (d)—(l) in the case of Parent, or Section 6.3(a), (b) or (d)—(h) in the case of Company, and which breach cannot be or is not cured within 45 days after written notice of such breach is given by the non-breaching party to the party committing such breach; or

        (f)    By Company, upon its written notice to Parent within the two (2) business days following the Determination Date (as defined below), in the event of all of the following:

          (1)   Parent does not have the right to terminate this Agreement pursuant to Section 7.1(e) of this Agreement, or Parent has the right to terminate this Agreement pursuant to Section 7.1(e) of this Agreement and does not exercise such right;

          (2)   The Parent Determination Price (as defined below) on the Determination Date is less than $8.66; and

          (3)   (a) the number obtained by dividing the Parent Determination Price by $10.19 (the "Parent Change Ratio") is less than (b) the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and then multiplying the quotient in this clause 3(b) by 0.85 (the "Negative Index Change Ratio").

        For purposes of Sections 7.1(f) and (g), the following terms have the meanings indicated below:

        "Trading Day" means a day that Parent Common Stock is traded on the NASDAQ Capital Market as reported on the website of www.nasdaq.com.

        "Determination Date" shall mean the later of (a) the date that is ten (10) business days before the Closing Date and (b) the date immediately following the date of approval of the Merger by Company shareholders at the Company Shareholders' Meeting.

        "Daily Sales Price" for any Trading Day means the daily closing price per share of Parent Common Stock on the NASDAQ Capital Market.

        "Parent Determination Price" shall mean the average of the Daily Sales Prices of Parent Common Stock on the twenty (20) consecutive Trading Days ending on and including the Determination Date.

        "Final Index Price" means the average of the daily closing amounts of the Index on the twenty (20) consecutive Trading Days ending on and including the Determination Date.

        "Index" means the NASDAQ Bank Index.

        "Initial Index Price" means the average of the daily closing amounts of the Index on the twenty (20) consecutive Trading Days ending on May 23, 2008.

        "Index Change Ratio" means the ratio determined by dividing the Final Index Price by the Initial Index Price.

        "Value" as used in reference to the Per Share Cash Component shall mean a dollar amount and as used in reference to the Per Share Stock Component shall mean the value calculated using the Parent Determination Price.

        If Parent declares or effects a stock dividend, reclassification, recapitalization, forward or reverse stock split, or similar transaction between the date of this Agreement and the Determination Date, the prices for the Parent Common Stock shall be appropriately adjusted for the purposes of applying Sections 7.1(f) and (g).

        If Company elects to exercise its termination right pursuant to this Section 7.1(f), it shall give written notice to Parent within two (2) business days after the Determination Date, and such termination will be effective on the third business day after the giving of such notice (the "Company Effective Termination Date"); provided that within two (2) business days after Parent's receipt of such notice, Parent shall have the option to increase the consideration to be received by holders of Company

Common Stock hereunder by increasing the Per Share Merger Consideration such that the Value of the Per Share Merger Consideration (such increased Per Share Merger Consideration, the "Parent Adjusted Per Share Merger Consideration") is equal to a Value no less than the lesser of (i) $8.41 or (ii) the sum of (a) the product of $6.95 multiplied by the Index Change Ratio, plus (b) the Per Share Cash Component. Such adjustment, if any, to the Per Share Merger Consideration can be effected by an increase in the Per Share Cash Component, the Per Share Stock Component or a combination of the Per Share Cash Component and the Per Share Stock Component, at Parent's discretion; provided, however, that notwithstanding the foregoing, any such adjustment shall not result in an aggregate amount of cash that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. If Parent so elects, it shall timely give written notice to Company of such election and of the adjusted Per Share Merger Consideration, whereupon no termination shall be deemed to have occurred pursuant to Section 7.1(f) and this Agreement shall remain in full force and effect in accordance with its terms (except as the Per Share Merger Consideration shall have been so modified).

        (g)   By Parent, upon its written notice to Company within the two (2) business days following the Determination Date, in the event of all of the following:

          (1)   Company does not have the right to terminate this Agreement pursuant to Section 7.1(e) of this Agreement, or Company has the right to terminate this Agreement pursuant to Section 7.1(e) of this Agreement and does not exercise such right;

          (2)   The Parent Determination Price on the Determination Date is greater than $11.72; and

          (3)   (a) the Parent Change Ratio is greater than (b) the number obtained by dividing the Final Index Price by the Initial Index Price and then multiplying the quotient in this clause 3(b) by 1.15 (the "Positive Index Change Ratio").

        If Parent declares or effects a stock dividend, reclassification, recapitalization, forward or reverse stock split, or similar transaction between the date of this Agreement and the Determination Date, the prices for the Parent Common Stock shall be appropriately adjusted for the purposes of applying this Section 7.1(g).

If Parent elects to exercise its termination right pursuant to this Section 7.1(g), it shall give written notice to Company within two (2) business days after the Determination Date, and such termination will be effective on the third business day after the giving of such notice (the "Parent Effective Termination Date"); provided that within two (2) business days after Company's receipt of such notice, Company shall have the option to adjust the consideration to be received by holders of Company Common Stock hereunder by decreasing the Per Share Merger Consideration such that the Value of the Per Share Merger Consideration (such increased Per Share Merger Consideration, the "Company Adjusted Per Share Merger Consideration") is equal to a Value no more than the greater of (i) $10.49 or (ii) the sum of (a) the product of $6.95 multiplied by the Index Change Ratio, plus (b) the Per Share Cash Component. Such adjustment, if any, to the Per Share Merger Consideration can be effected by a decrease in the Per Share Cash Component, the Per Share Stock Component or a combination of the Per Share Cash Component and the Per Share Stock Component, at Company's discretion; provided, however, that notwithstanding the foregoing, any such adjustment shall not result in an aggregate amount of cash that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. If Parent so elects, it shall timely give written notice to Company of such election and of the adjusted Per Share Merger Consideration, whereupon no termination shall be deemed to have occurred pursuant to Section 7.1(g) and this Agreement shall remain in full force and effect in accordance with its terms (except as the Per Share Merger Consideration shall have been so modified).

        (h)   By Parent or Company on or after December 31, 2008, in the event the Merger has not been consummated by such date (provided, however, that the right to terminate under this Section 7.1(h) shall not be available to any party whose failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Merger to occur on or before such date).

In the event a party elects to effect any termination pursuant to Section 7.1(b) through 7.1(h) above, it shall give written notice to the other party hereto specifying the basis for such termination and certifying that such termination has been approved by the vote of a majority of the members of its Board of Directors.

        7.2    Liabilities and Remedies.

        (a)   In the event that this Agreement is terminated by a party (the "Aggrieved Party") solely by reason of the material breach by the other party ("Breaching Party") of any of its representations, warranties, covenants or agreements contained herein, then the Aggrieved Party shall be entitled to such remedies and relief against the Breaching Party as are available at law or in equity. Moreover, the Aggrieved Party without terminating this Agreement shall be entitled to specifically enforce the terms hereof against the Breaching Party in order to cause the Merger to be consummated. Each party acknowledges that there is not an adequate remedy at law to compensate the other parties relating to the non-consummation of the Merger. To this end, each party, to the extent permitted by law, irrevocably waives any defense it might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief or other equitable relief.

        (b)   If the Board of Directors of Company does not call and hold the Company Shareholders' Meeting, or the Board of Directors of Company fails to unanimously recommend approval of this Agreement and the Merger to the shareholders of Company, or the Board of Directors of Company shall adversely alter or modify its favorable recommendation of this Agreement and the Merger to the shareholders of Company, and this Agreement and the Merger is not approved by the shareholders of Company by the necessary vote, and neither Parent nor Parent Bank is, as of the date of such event, in material breach of this Agreement and the shareholders of Parent approve this Agreement and the Merger at the Parent Shareholders' Meeting if such meeting has occured, then, upon termination of this Agreement by Parent, at the election and in the sole discretion of Parent, Company and Company Bank shall jointly and severally pay Parent, in immediately available funds, promptly upon written demand of Parent, the sum of $716,622 as agreed upon liquidated damages or Parent may elect to pursue its available remedies at law or in equity including specific performance of the obligations of Company and Company Bank under this Agreement. If the Board of Directors of Parent does not call and hold the Parent Shareholders' Meeting, or the Board of Directors of Parent fails to unanimously recommend approval of this Agreement and the Merger to the shareholders of Parent, or the Board of Directors of Parent shall adversely alter or modify its favorable recommendation of this Agreement and the Merger to the shareholders of Parent, and this Agreement and the Merger is not approved by the shareholders of Parent by the necessary vote, and neither Company nor Company Bank is, as of the date of such event, in material breach of this Agreement and the shareholders of Company approve this Agreement and the Merger at the Company Shareholders' Meeting if such meeting has occurred, then, upon termination of this Agreement by Company, at the election and in the sole discretion of Company, Parent and Parent Bank shall jointly and severally pay Company, in immediately available funds, promptly upon written demand of Company, the sum of $716,622 as agreed upon liquidated damages or Company may elect to pursue its available remedies at law or in equity including specific performance of the obligations of Parent and Parent Bank under this Agreement.

        (c)   In the event that an Acquisition Proposal occurs between the date of this Agreement and the time of the Company Shareholders' Meeting and the shareholders of Company fail to approve this Agreement and the Merger under circumstances where the Board of Directors of Company has concluded in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a

Superior Proposal, and neither Parent nor Parent Bank was, as of the date of the Company Shareholders' Meeting, in material breach of this Agreement and the shareholders of Parent approve this Agreement and the Merger at the Parent Shareholders' Meeting if such meeting has occurred, then if a definitive agreement relating to such Acquisition Proposal is executed by Company or any Company Subsidiary, or such Acquisition Proposal is consummated, in either case within 12 months after the termination of this Agreement by Parent, then upon the happening of such event, and provided that Parent is not paid the sum of $716,622 under paragraph (b) of this Section 7.2, Company and Company Bank shall become jointly and severally obligated to pay Parent, in immediately available funds, the sum of $716,622 as an agreed upon break up fee and as the sole and exclusive remedy of Parent and Parent Bank.

        7.3    Survival of Agreements.    In the event of termination of this Agreement by either Parent or Company as provided in Section 7.1, this Agreement shall forthwith become void and have no effect except that the agreements contained in Sections 5.4 and 7.2 hereof shall survive the termination hereof.

        7.4    Amendment.    This Agreement may be amended by the parties hereto by action taken by their respective Boards of Directors at any time before or after approval hereof by the shareholders of Company but, after such approval, no amendment shall be made which changes the form of consideration or the value of the consideration to be received by the shareholders of Company without the approval of the shareholders of Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. The parties may, without approval of their respective Boards of Directors, make such technical changes to this Agreement, not inconsistent with the purposes hereof as may be required to effect or facilitate any regulatory approval or acceptance of the Merger or of this Agreement or to effect or facilitate any regulatory or governmental filing or recording required for the consummation of any of the transactions contemplated hereby.

        7.5    Waiver.    Any term, provision or condition of this Agreement (other than the requirement of Company shareholder approval) may be waived in writing at any time by the party which is entitled to the benefits hereof. Each and every right granted to any party hereunder, or under any other document delivered in connection herewith or therewith, and each and every right allowed it by law or equity, shall be cumulative and may be exercised from time to time. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same. No waiver by any party of a condition or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation or warranty of this Agreement. No investigation, review or audit by a party of another party prior to or after the date hereof shall stop or prevent such party from exercising any right hereunder or be deemed to be a waiver of any such right.

ARTICLE VIII
GENERAL PROVISIONS

        8.1    Survival.    All representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement (other than the agreements, covenants and obligations set forth herein which are contemplated to be performed after the Effective Time) shall not survive the Effective Time.

        8.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile transmission or by registered or certified mail to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be deemed to be delivered on the date so delivered: if to Parent or Parent Bank:

  (a)
  if to Parent or Parent Bank:

  Central Valley Community Bancorp

  7100 North Financial Drive, Suite 101
  Fresno, California 93720
  Attention: Daniel J. Doyle, CEO

  copy to:

  Downey Brand LLP
  3425 Brookside Road, Suite A
  Stockton, California 95219
  Attention: James K. Dyer, Jr., Esq.

  (b)
  if to Company or Company Bank:

  Service 1st Bancorp
  60 W. 10th Street
  Tracy, California 95376
  Attention: John O. Brooks, CEO

  copy to:

  Dodd    •    Mason    •    George LLP
  1740 Technology Drive, Suite 205
  San Jose, CA 95110
  Attention: Glenn T. Dodd, Esq.

        8.3    Applicable Law.    This Agreement shall be construed and interpreted according to the laws of the State of California without regard to conflicts of laws principles thereof, except to the extent that the federal laws of the United States apply.

        8.4    Headings, Etc.    The article headings and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

        8.5    Severability.    If any term, provision, covenant, or restriction contained in this Agreement is held by a final and unappealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated unless the effect would be to cause this Agreement to not achieve its essential purposes.

        8.6    Entire Agreement; Binding Effect; Non-Assignment; Counterparts.    Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement between the parties hereto and supersedes all other prior agreements and undertakings, both written and oral, between the parties, with respect to the subject matter hereof; and (b) is not intended to confer upon any other person any rights or remedies hereunder except as specifically provided herein. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party hereto. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

Article IX
Definitions

        9.1    Terms Defined in this Article 9.    As used in this Agreement, the following terms have the respective meanings set forth below:

        Affiliate means a Person (1) that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, another Person, or (2) that beneficially owns or holds 5% or more of any class of the voting stock of another Person, or (3) 5% or more of the voting stock (or in the case of a Person that is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by another Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        Bank Regulators means the Board of Governors of the Federal Reserve System or any applicable Reserve Bank, the Federal Deposit Insurance Corporation, the California Department of Financial Institutions.

        Benefit Plan means any benefit plan, fund or arrangement, whether qualified or nonqualified under the applicable provisions of the Code, any consulting, employment, termination or collective bargaining agreement, each stock option, stock purchase, stock appreciation right, restricted stock, employee stock ownership plan, life, health, accident or other insurance or welfare benefit or program, bonus, deferred or incentive compensation, director emeritus, severance or separation agreement, agreement providing any payment or benefit resulting from a change in control, profit sharing, retirement or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, including, but not limited to, any employee benefit plan within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), covering any employee, former employee, consultant director or former director of the respective entities or their spouses, dependents or beneficiaries. As used in this Agreement, "Company Benefit Plan" refers to any Benefit Plan established, sponsored, maintained or to which contributions are made by Company, Company Bank or Subsidiaries of Company or Company Bank. As used in this Agreement, "Parent Benefit Plan" refers to any Benefit Plan established, sponsored, maintained or to which contributions are made by Parent, Parent Bank or Subsidiaries of Parent or Parent Bank.

        Business Day means any day, other than a Saturday, Sunday or any other day, such as a legal holiday, on which California state banks in California are not open for substantially all their banking business.

        Encumbrance means any mortgage, deed of trust, lien, security interest, retention of title or lease for security purposes, pledge, charge, encumbrance, equity, claim, easement, right of way, covenant, condition or restriction, leasehold interest or any right of any kind of any other Person in or with respect to any asset.

        Environmental Laws means any common law or federal, state, local or foreign statute, treaty, ordinance, rule, regulation, policy, guidelines, standards, permit or order, and all amendments thereto, relating to the protection of human health, safety, wildlife or the environment, including, without limitation, all requirements pertaining to: (i) the manufacture, processing, distribution, use, handling, treatment, storage and disposal of Hazardous Substances; (ii) the reporting, investigation and remediation of releases of Hazardous Substances into any media, including soil, groundwater, surface water and air; (iii) the health and safety of employees in the workplace or of any member of the public; (iv) natural resources; (v) wetlands; and (vi) endangered or threatened species or habitats.

        Federal Bank Holding Company Act means the Bank Holding Company Act of 1956, as amended.

        Knowledge means with respect to any representation or warranty contained in this Agreement, the actual knowledge, after reasonable inquiry, of any executive officer of Parent, Parent Bank, Company or Company Bank.

        Material Adverse Effect with respect to Parent and Company, as the case may be, means a condition, event, change or occurrence that has had or is reasonably likely to have a material adverse effect upon the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, or materially impairs the ability of such party to perform its obligations under, or to consummate the transactions contemplated by, this Agreement; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereto by courts or governmental authorities, (ii) any change in GAAP or regulatory accounting requirements applicable to banks or their holding companies generally, (iii) any action or omission of Parent, Company or any Subsidiary of either of them taken with the prior written consent of Parent or Company, as applicable, or as otherwise expressly contemplated by this Agreement, (iv) any changes in general economic, market or political conditions affecting banks or their holding companies generally, (v) the impact of the announcement of this Agreement and the transactions contemplated hereby, (vi) the payment of any amounts due to, or the provision of any benefits to, any directors, officers, or employees under contracts, arrangements, plans or programs currently in effect, (vii) the payment or provision for payment of expenses incurred relating to this Agreement and the transactions contemplated hereby, (viii) any adjustments pursuant to FAS 115, (ix) changes in national or international political or social conditions including the engagement by the United States in hostilities whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties, or (x) any change in the value of the securities or loan portfolio, or any change in value of the deposits or borrowings, from a change in interest rates generally, provided that the effect of such changes described in clauses (iv), (ix) and (x) hereof shall not be excluded to the extent of any materially disproportionate impact (if any) they have on such party.

        Person means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a Governmental Agency.

        Subsidiary means any Person in which the applicable Person holds directly or indirectly a majority of the voting power or the ability directly or indirectly to designate, appoint or elect a majority of the directors or Persons performing similar functions, or that the applicable Person effectively controls directly or indirectly by any means or that is or under GAAP should be treated as a subsidiary in the applicable Person's financial statements.

        [signature page follows]

        The undersigned have caused this Agreement to be executed as of the day and year first above written.

CENTRAL VALLEY COMMUNITY BANCORP
By	/s/ DANIEL J. DOYLE Daniel J. Doyle, Chief Executive Officer
CENTRAL VALLEY COMMUNITY BANK
By	/s/ DANIEL J. DOYLE Daniel J. Doyle, Chief Executive Officer
SERVICE 1ST BANCORP
By	/s/ JOHN O. BROOKS John O. Brooks, Chief Executive Officer
SERVICE 1ST BANK
By	/s/ JOHN O. BROOKS John O. Brooks, Chief Executive Officer

FIRST AMENDMENT TO
REORGANIZATION AGREEMENT AND PLAN OF MERGER

        THIS FIRST AMENDMENT TO REORGANIZATION AGREEMENT AND PLAN OF MERGER ("Amendment") is made as of the date set forth below, by and among Central Valley Community Bancorp, a California corporation and a registered bank holding company under the Federal Bank Holding Company Act ("Parent"), Central Valley Community Bank, a California banking corporation ("Parent Bank"), Service 1st Bancorp, a California corporation and a registered bank holding company under the Federal Bank Holding Company Act ("Company") and Service 1st Bank, a California banking Corporation ("Company Bank"). Capitalized terms used in this Amendment and not otherwise defined shall have the meanings given them in this Agreement (as hereinafter defined).

RECITALS

        A.    WHEREAS, Parent, Parent Bank, Company and Company Bank are parties to that certain Reorganization Agreement and Plan of Merger dated May 28, 2008 (the "Agreement"); and

        B.    WHEREAS, the parties desire to amend the Agreement as reflected in this Amendment.

        NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the Agreement is hereby amended as follows:

AGREEMENT

        1.    Employees and Employee Benefits.    The last two sentences set forth in Section 5.15(e)(i) and the last sentence set forth in Section 5.15(e)(iii) are hereby deleted.

        2.    Termination.    The last sentence set forth in Section 7.1(g) is hereby revised and restated in its entirety to read as follows: "If Company so elects, it shall timely give written notice to Parent of such election and of the adjusted Per Share Merger Consideration, whereupon no termination shall be deemed to have occurred pursuant to Section 7.1(g) and this Agreement shall remain in full force and effect in accordance with its terms (except as the Per Share Merger Consideration shall have been so modified)."

        3.    Ratification.    Except as hereby amended, the Agreement shall remain unmodified and in full force and effect and, as hereby amended, is ratified and confirmed.

        4.    Conflict.    In the event of any conflict between the original terms of the Agreement and this Agreement, the terms of this Agreement shall prevail.

        5.    Authority.    Each party executing this Amendment represents and warrants that it is duly authorized to cause this Amendment to be executed and delivered.

        IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the day and year set forth below.

Dated as of August 21, 2008	CENTRAL VALLEY COMMUNITY BANCORP
	By	/s/ DANIEL J. DOYLE Daniel J. Doyle, Chief Executive Officer
CENTRAL VALLEY COMMUNITY BANK
	By	/s/ DANIEL J. DOYLE Daniel J. Doyle, Chief Executive Officer
SERVICE 1ST BANCORP
	By	/s/ BRYAN R. HYZDU Bryan R. Hyzdu, President
SERVICE 1ST BANK
	By	/s/ PATRICK J. CARMAN Patrick J. Carman, President

Appendix B

CALIFORNIA CORPORATIONS CODE
TITLE 1. CORPORATIONS
DIVISION 1. GENERAL CORPORATION LAW
CHAPTER 13. Dissenters' Rights

§ 1300. Reorganization or short form merger; dissenting shares; corporate purchase at the fair market value; definitions

        (a)   If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any common stock split, reverse common stock split, or share dividend which becomes effective thereafter.

        (b)   As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1)   Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of special meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2)   Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a special meeting.

          (3)   Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4)   Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

        (c)   As used in this chapter, "dissenting shareholder" means the record holder of dissenting shares and includes a transferee of record.

§ 1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

        (a)   If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

        (b)   Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' special meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

        (c)   The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

§ 1302. Submission of share certificates for endorsement; uncertificated securities

        Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

        (a)   If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

        (b)   Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

        (a)   If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

        (b)   Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

        (c)   On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§ 1305. Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs

        (a)   If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

        (b)   If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

        (c)   Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

        (d)   Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

        (e)   The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§ 1306. Prevention of immediate payment; status as creditors; interest

        To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§ 1307. Dividends on dissenting shares

        Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§ 1308. Rights of dissenting shareholders pending valuation; withdrawal and demand for payment

        Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§ 1309. Termination of dissenting shareholder status

        Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

        (a)   The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

        (b)   The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

        (c)   The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

        (d)   The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

§ 1310. Suspension of right to compensation or valuation proceedings; litigation of shareholders' approval

        If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§ 1311. Exempt shares

        This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§ 1312. Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

        (a)   No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

        (b)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

        (c)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

§ 1313. Conversion deemed to constitute reorganization for purposes of chapter

        A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

Appendix C

September 9, 2008

Board of Directors
Service 1st Bancorp
60 W. 10th Street
Tracy, CA 95376

Ladies and Gentlemen:

        Service 1st Bancorp ("Service 1st"), Service 1st Bank, Central Valley Community Bancorp ("Central Valley") and Central Valley Bank have entered into a Reorganization Agreement and Plan of Merger, dated as of May 28, 2008 (the "Agreement"), pursuant to which Service 1st will merge with and into Central Valley, with Central Valley as the surviving entity (the "Merger"). Under the terms of the Agreement, upon consummation of the Merger, each share of Service 1st common stock issued and outstanding immediately prior to the Merger (the "Service 1st Common Stock"), other than certain shares specified in the Agreement, will be converted into the right to receive (i) cash in the amount of $2.50 without interest (the "Per Share Cash Consideration") and (ii) an amount of Central Valley common stock based on a conversion ratio of 0.681818 (the "Per Share Stock Consideration" and together with the Per Share Cash Consideration, the "Merger Consideration") subject to certain adjustments that will be finalized prior to completion of the Merger, and subject to a cash holdback of $3,500,000, approximately $1.33 per share of Service 1st Common Stock, to be deposited into an escrow account pending the outcome of certain litigation matters related to Service 1st. The terms of the Merger are more fully described in the Agreement. Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Service 1st Common Stock.

        Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Service 1st that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Central Valley that we deemed relevant; (iv) an internal budget for the year ending December 31, 2008 and an estimated earnings per share and balance sheet growth rate for the years ending December 31, 2009 through 2012 for Service 1st as provided by and discussed with senior management of Service 1st; (v) an internal budget for the year ending December 31, 2008 and an estimated earnings per share and balance sheet growth rate for the years ending December 31, 2009 through 2012 for Central Valley as provided by and discussed with senior management of Central Valley; (vi) the pro forma financial impact of the Merger on Central

Valley based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior managements of Service 1st and Central Valley; (vii) the publicly reported historical price and trading activity for the common stock of Service 1st and Central Valley respectively, including a comparison of certain financial and stock market information for Service 1st and Central Valley with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Service 1st the business, financial condition, results of operations and prospects of Service 1st and held similar discussions with certain members of senior management of Central Valley regarding the business, financial condition, results of operations and prospects of Central Valley.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Service 1st and Central Valley or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of the respective managements of Service 1st and Central Valley that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Service 1st and Central Valley or any of their respective subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Service 1st and Central Valley nor have we reviewed any individual credit files relating to Service 1st and Central Valley. We have assumed, with your consent, that the respective allowances for loan losses for both Service 1st and Central Valley are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        With respect to the internal budgets and estimated growth rates for Service 1st and Central Valley and as provided by the respective managements Service 1st and Central Valley and estimates of transaction costs, purchase accounting adjustments and expected cost savings provided by and discussed with the managements of Service 1st and Central Valley and used by Sandler O'Neill in its analyses, Service 1st and Central Valley confirmed to us that they reflected the best currently available estimates and judgments of management of the future financial performance of Service 1st and Central Valley and we assumed that such performance would be achieved. We express no opinion as to such growth and other estimates or the assumptions on which they are based. We have also assumed that there has been no material change in Service 1st's and Central Valley's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Service 1st and Central Valley would remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes and we render no opinion and make no statement herein as to the tax liabilities of individual shareholders of Service 1st as a result of the Merger. Finally, with your consent, we have relied upon the advice Service 1st has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

        Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Central Valley's common stock will be when issued to Service 1st shareholders pursuant to the Agreement or the prices at which the common stock of Service 1st and Central Valley may trade at any time.

        We have acted as financial advisor to Service 1st in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. Service 1st has also agreed to indemnify us against certain liabilities arising out of our engagement. This Opinion has been approved by Sandler O'Neill's fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by the company's officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of the company.

        In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Service 1st and Central Valley and their affiliates. We may also actively trade the equity or debt securities of Service 1st and Central Valley or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

        Our opinion is directed to the Board of Directors of Service 1st in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Service 1st as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger or the form of consideration such shareholder should elect in the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of Service 1st Common Stock and does not address the underlying business decision of Service 1st to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Service 1st or the effect of any other transaction in which Service 1st might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Service 1st Common Stock from a financial point of view.

Very truly yours,

Appendix D

September 9, 2008

The Board of Directors
Central Valley Community Bancorp
7100 North Financial Drive, Suite 101
Fresno, CA 93720

Members of the Board:

        You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to Central Valley Community Bancorp ("Acquiror") of the consideration offered in the proposed merger (the "Merger") of Service 1st Bancorp ("Target") with and into Acquiror, pursuant to the Agreement and Plan of Merger, dated as of May 28, 2008, between Target and Acquiror (the "Agreement"). Pursuant to the terms of the Agreement, each outstanding share of no par value Common Stock of Target will be converted into 0.681818 shares of no par value common stock of Acquiror and $2.50 in cash, subject to adjustment as more fully described in the Agreement.

        Keefe, Bruyette & Woods, Inc., has been engaged to provide a fairness opinion to the Acquiror. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, Target and Acquiror, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Target and Acquiror for our own account and for the accounts of our customers. To the extent we have any such positions as of the date of this opinion it has been disclosed to Acquiror. We have acted exclusively for the Board of Directors of Acquiror in rendering this fairness opinion and will receive a fee from Acquiror for our services.

        In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Target and Acquiror and the Merger, including among other things, the following: (I) the Agreement; (ii) the Registration Statement on Form S-4 (including the joint proxy statement/prospectus for the special meetings of stockholders of Target and Acquiror to be held in connection with the Merger) dated September 9, 2008; (iii) the Annual reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2007 of Target and Acquiror; (iv) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Target and Acquiror and certain other communications from Target and Acquiror to their respective stockholders; (v) other financial information concerning the businesses and operations of Target and Acquiror furnished to us by Acquiror for purposes of our analysis. We have also held discussions with senior management of Acquiror regarding the past and current business operations, regulatory relations, financial condition and future prospects of both Target and Acquiror and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for Target and Acquiror with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

        In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility for such verification or accuracy. We have relied upon the management of Acquiror as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent that the aggregate allowances for loan and lease losses for Target and Acquiror are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Target or Acquiror, nor have we examined any individual credit files.

        We have assumed that, in all respects material to our analyses, the following: (i) the Merger will be completed substantially in accordance with the terms set forth in the Agreement; (ii) the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) all conditions to the completion of the Merger will be satisfied without any waivers; and (v) in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the cost savings, revenue enhancements and related expenses expected to result from the Merger.

        We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Target and Acquiror; (ii) the assets and liabilities of Target and Acquiror; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Our opinion does not address the underlying business decision of the Acquiror to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Acquiror.

        We are not expressing any opinion about the fairness of the amount or nature of the compensation to any of the Acquiror or Target's officers, directors or employees, or any class of such persons, relative to the compensation to the public shareholders of the Target.

        This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 2290 of the NASD Rules of the Financial Institutions Regulatory Authority.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration offered in the Merger is fair, from a financial point of view, to Acquiror.

Very truly yours,
Keefe, Bruyette & Woods, Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        The Bylaws of Central Valley Community Bancorp provide that Central Valley Community Bancorp shall, to the maximum extent and in the manner permitted by the California Corporations Code (the "Code"), indemnify each of its directors against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was a director of Central Valley Community Bancorp. Furthermore, pursuant to Central Valley Community Bancorp's Articles of Incorporation and Bylaws, Central Valley Community Bancorp has power, to the maximum extent and in the manner permitted by the Code, to indemnify its employees, officers and agents (other than directors) against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an employee, officer or agent of Central Valley Community Bancorp.

        Under Section 317 of the Code, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made: (1) in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper, (2) of amounts paid in settling or otherwise disposing of a pending action without court approval, and (3) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

        Central Valley Community Bancorp's Bylaws also provide that Central Valley Community Bancorp shall have the power to purchase and maintain insurance covering its directors, officers and employees against any liability asserted against any of them, whether or not Central Valley Community Bancorp would have the power to indemnify them against such liability under provisions of applicable law or the provisions of Central Valley Community Bancorp's Bylaws. Each of the directors and executive officers of Central Valley Community Bancorp has an indemnification agreement with Central Valley Community Bancorp that provides that Central Valley Community Bancorp shall indemnify such person to the full extent authorized by the applicable provisions of the Code and further provide advances to pay for any expenses which would be subject to reimbursement. Central Valley Community Bancorp is insured against liabilities which it may incur by reason of its indemnification of officers and directors in accordance with its Bylaws.

        The foregoing summaries are necessarily subject to the complete text of the statute, Articles of Incorporation, Bylaws and agreements referred to above and are qualified in their entirety by reference thereto.

Item 21.    Exhibits and Financial Statement Schedules

        a.     Exhibits

        The exhibits list required by this Item is incorporated by reference to the Exhibit Index included with this registration statement.

        b.     Financial Statement Schedules

        None

Item 22.    Undertakings

        The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus with is part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (5)   That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

          (7)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (8)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

Signatures

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 3 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Fresno, State of California, on September 9, 2008.

Central Valley Community Bancorp
By:	/s/ DANIEL J. DOYLE President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature and Title	Date

* Daniel N. Cunningham, Chairman of the Board	September 9, 2008
Sidney B. Cox, Director	September 9, 2008
Edwin S. Darden, Jr., Director	September 9, 2008
* Steven D. Mc Donald, Director	September 9, 2008
* Louis Mc Murray, Director	September 9, 2008
Wanda L. Rogers, Director	September 9, 2008
* William Smithcamp, Director	September 9, 2008
Joseph B. Weirick	September 9, 2008
/s/ DANIEL J. DOYLE Daniel J. Doyle, Director, President and Chief Executive Officer	September 9, 2008
/s/ DAVID A. KINROSS David A. Kinross, Chief Financial Officer (Principal Accounting Officer)	September 9, 2008

*
Signed as attorney-in-fact.

Exhibit Index

Exhibit No.	Description of Exhibit
2	Reorganization Agreement and Plan of Merger by and between Central Valley Community Bancorp, Central Valley Community Bank, Service 1st Bancorp and Service 1st Bank dated as of May 28, 2008, as amended, is attached as Appendix A to the proxy statement-prospectus contained in Part I of this Registration Statement. (included in Part I as Appendix A)*
5	Opinion of Downey Brand LLP as to validity of shares being registered*
8	Opinion of Downey Brand LLP as to certain tax matters
23.1	Consent of Downey Brand LLP (included in Exhibit 5 and Exhibit 8)*
23.2	Consent of Perry-Smith LLP
23.3	Consent of Vavrinek, Trine, Day & Co., LLP
23.4	Consent of Sandler O'Neill & Partners, L.P.
23.5	Consent of Keefe, Bruyette & Woods, Inc.
24	Power of Attorney of directors and certain officers of the Registrant*
99.1	Proxy card of Service 1st Bancorp
99.2	Proxy card of Central Valley Community Bancorp

*
Previously filed.